As filed with the Securities and Exchange Commission on March 30, 2020

Registration No. 333-236340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVINT SMART HOME, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-1380306
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(404) 504-7474

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Shawn J. Lindquist

Chief Legal Officer

4931 North 300 West

Provo, Utah 84604

(404) 504-7474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Igor Fert

Mark Brod

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	185,928,067(2)	$12.48(3)	$2,320,382,276.16	$301,185.62(4)

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Consists of (i) 168,494,733 shares of Class A common stock registered for sale by the selling securityholders named in this registration statement and (ii) 17,433,334 shares of Class A common stock issuable upon the exercise of 5,933,334 Private Warrants (as defined below) and 11,500,000 Public Warrants (as defined below).

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $12.48, which is the average of the high and low prices of the Class A common stock on March 17, 2020 on the New York Stock Exchange.

(4)	Previously paid.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED MARCH 30, 2020

PROSPECTUS

VIVINT SMART HOME, INC.

168,494,733 Shares of Class A Common Stock

Up to 17,433,334 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 168,494,733 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

In addition, this prospectus relates to the issuance by us of up to an aggregate of 17,433,334 shares of our Class A common stock which consists of (i) 5,933,334 shares of Class A common stock that are issuable upon the exercise of 5,933,334 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Mosaic and (ii) 11,500,000 shares of Class A common stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Mosaic. We will receive the proceeds from any exercise of any Warrants for cash.

Our Class A common stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbols “VVNT” and “VVNT WS,” respectively. On March 27, 2020, the closing price of our Class A common stock was $12.32 and the closing price for our Public Warrants was $1.39.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2020.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) and its consolidated subsidiaries (including Legacy Vivint Smart Home). References to “Mosaic” refer to the Company prior to the consummation of the Merger.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

•	the risk that the recently consummated Merger disrupts the Company’s plans and operations;

•

the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Merger;

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by the Company’s competitors;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new Smart Home Services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•

the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Company’s ability to successfully compete in retail sales channels; and

•	risks relating to the Company’s exposure to variable rates of interest with respect to the Company’s revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and the Company’s ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We are a leading smart home company in North America. We deliver an integrated smart home system with in-home consultation, professional installation and support delivered by our Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, we serve more than 1.5 million customers throughout the United States and Canada. We manage over 20 million in-home devices, processing over 1.5 billion home activity events per day.

Background

Vivint Smart Home, Inc., a Delaware corporation (the “Company”), was originally known as Mosaic Acquisition Corp., (“Mosaic”) a special purpose acquisition company, which completed its initial public offering in October 2017. On January 17, 2020, Mosaic consummated the merger (the “Merger”) of its wholly-owned subsidiary with and into Vivint Smart Home, Inc. (“Legacy Vivint Smart Home”), pursuant to an Agreement and Plan of Merger dated as of September 16, 2019, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 19, 2019 (as amended, the “Merger Agreement”), among Mosaic, Legacy Vivint Smart Home and certain other parties thereto. In connection with the closing of the Merger, Mosaic changed its name to Vivint Smart Home, Inc. Legacy Vivint Smart Home is considered the Company’s accounting predecessor.

In connection with the closing of the Merger (the “Closing”), each share of Class F common stock of Mosaic issued and outstanding immediately prior to the Closing converted into approximately 1.20 shares of Class A common stock of the Company, par value $0.0001 per share (“Class A common stock”). Immediately prior to the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Legacy Vivint Smart Home preferred stock (other than shares owned by Legacy Vivint Smart Home as treasury stock) converted into approximately 1.43 shares of Legacy Vivint Smart Home common stock in accordance with the certificate of designations of the Legacy Vivint Smart Home preferred stock. At the Effective Time, each share of Legacy Vivint Smart Home common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Legacy Vivint Smart Home as treasury stock or dissenting shares), including the Legacy Vivint Smart Home preferred stock converted above, converted into the right to receive 84.5320916792 shares of Class A common stock of the Company.

Our Class A common stock and our warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “VVNT” and “VVNT WS,” respectively.

The rights of holders of our Class A common stock and Warrants are governed by our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”), and in the case of the Warrants, the Warrant Agreement, dated September 26, 2017, between Mosaic and the Continental Stock Transfer & Trust Company. See the sections entitled “Description of Securities” and “Selling Securityholders—Material Relationships with Selling Securityholders.”

Additional Information

Our principal executive offices are located at 4931 North 300 West, Provo, Utah 84604. Our telephone number is (801) 377-9111. Our website address is www.vivint.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Vivint Smart Home, Inc.

Shares of Class A Common Stock Offered by us	17,433,334 shares of Class A Common Stock issuable upon exercise of the Warrants.

Shares of Class A Common Stock Offered by the Selling Securityholders	Up to 168,494,733 shares.

Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants	177,901,232 shares (as of March 16, 2020). We may issue up to an estimated 12,500,000 shares of Class A common stock as an additional earnout payment to various stockholders in connection with the Merger if a certain volume-weighted average stock price threshold is met.

Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants	195,334,566 (based on total shares outstanding as of March 16, 2020).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders. We will receive up to an aggregate of approximately $200.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. See “Use of Proceeds.”

Market for Common Stock and Warrants	Our common stock and Warrants are currently traded on the NYSE under the symbols “VVNT” and “VVNT WS,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering see “Plan of Distribution”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Relating to the Company’s Business and Industry

The Company’s industry is highly competitive.

The Company operates in a highly competitive industry. The Company faces, and may in the future face, competition from other providers of information and communication products and services, including cable and telecommunications companies, Internet service providers, large technology companies, singular experience companies, industrial and smart hardware companies, and others that may have greater capital and resources than the Company does. The Company also faces competition from large residential security companies that have or may have greater capital and other resources than the Company. Competitors that are larger in scale and have greater resources may benefit from greater economies of scale and other lower costs that permit them to offer more favorable terms to consumers (including lower service costs) than the Company offers, causing such consumers to choose to enter into contracts with such competitors. For instance, cable and telecommunications companies are expanding into the smart home and security industries and are bundling their existing offerings with automation and monitored security services. In some instances, it appears that certain components of such bundled offerings are significantly underpriced and, in effect, subsidized by the rates charged for the other product or services offered by these companies. These bundled pricing alternatives may influence subscribers’ desire to subscribe to the Company’s services at rates and fees the Company considers appropriate. These competitors may also benefit from greater name recognition and superior advertising, marketing, promotional and other resources. To the extent that such competitors utilize any competitive advantages in markets where the Company’s business is more highly concentrated, the negative impact on the Company’s business may increase over time. In addition to potentially reducing the number of new subscribers the Company is able to originate, increased competition could also result in increased subscriber acquisition costs and higher attrition rates that would negatively impact the Company over time. The benefit offered to larger competitors from economies of scale and other lower costs may be magnified by an economic downturn in which subscribers put a greater emphasis on lower cost products or services. In addition, the Company faces competition from regional competitors that concentrate their capital and other resources in targeting local markets.

The Company also faces potential competition from do-it-yourself, or DIY, systems, which enable consumers to install their own systems and monitor and control their home over the Internet without the need for a subscription agreement with a service provider. Improvements in these systems may result in more subscribers choosing to take on the responsibility for installation, maintenance, and management of connected home systems themselves. In addition, consumers may prefer individual device solutions that provide more narrowly targeted functionality instead of a more comprehensive integrated smart home solution. Pricing pressure or improvements in technology and shifts in consumer preferences towards DIY and/or individual solutions could adversely impact the Company’s subscriber base or pricing structure and have a material and adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Cable and telecommunications companies actively targeting the smart home market and expanding into the monitored security space, and large technology companies expanding into the smart home market could result in pricing pressure, a shift in subscriber preferences towards the services of these companies and a reduction in the Company’s market share. Continued pricing pressure from these competitors or failure to achieve pricing based on the competitive advantages previously identified above could prevent the Company from maintaining competitive price points for the Company’s products and services, resulting in lost subscribers or in the Company’s inability to attract new subscribers, and have an adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The Company relies on long-term retention of subscribers, and subscriber attrition can have a material adverse effect on the Company’s results.

The Company incurs significant upfront costs to originate new subscribers. Accordingly, the Company’s long-term performance is dependent on the Company’s subscribers remaining with the Company for several years after the initial term of their contracts. One reason for attrition occurs when subscribers move and do not reconnect. Subscriber moves are impacted by changes in the housing market. See “—The Company’s business is subject to macroeconomic, microeconomic and demographic factors that may negatively impact the Company’s results of operations”. Some other factors that can increase subscriber attrition include problems experienced with the quality of the Company’s products or services, unfavorable general economic conditions, adverse publicity and the preference for lower pricing of competitors’ products and services. In addition, the Company generally experiences an increased level of subscriber cancellations in the months surrounding the expiration of such subscribers’ initial contract term. If the Company fails to retain the Company’s subscribers for a sufficient period of time, the Company’s profitability, business, financial condition, results of operations and cash flows could be materially and adversely affected. The Company’s inability to retain subscribers for a long term could materially and adversely affect the Company’s business, financial condition, cash flows or results of operations.

Litigation, complaints or adverse publicity or unauthorized use of the Company’s brand name could negatively impact the Company’s business, financial condition and results of operations.

From time to time, the Company engages in the defense of, and may in the future be subject to, certain investigations, claims and lawsuits arising in the ordinary course of the Company’s business. For example, the Company has been named as a defendant in putative class actions alleging violations of wage and hour laws, the Telephone Consumer Protection Act, common law privacy and consumer protection laws. From time to time the Company’s subscribers have communicated and may in the future communicate complaints to organizations such as the Better Business Bureau, regulators, law enforcement or the media. Any resulting actions or negative subscriber sentiment or publicity could reduce the volume of the Company’s new subscriber originations or increase attrition of existing subscribers. Any of the foregoing may materially and adversely affect the Company’s business, financial condition, cash flows or results of operations.

Given the Company’s relationship with Vivint Solar, Inc. (“Vivint Solar”) and the fact that Vivint Solar uses the Company’s registered trademark, “Vivint”, in its name pursuant to a licensing agreement, the Company’s subscribers and potential subscribers may associate the Company with any problems experienced with Vivint Solar or adverse publicity related to Vivint Solar’s business. The Company may not be able to take remedial action to cure any issues Vivint Solar has with its subscribers, and the Company’s trademark, brand and reputation may be adversely affected.

Unauthorized use of the Company’s brand name by third parties may also adversely affect the Company’s business and reputation, including the perceived quality and reliability of the Company’s products and services. The Company relies on trademark law, internal policies and agreements with the Company’s employees, subscribers, business partners and others to protect the value of the Company’s brand name. Despite the Company’s precautions, the Company cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of the Company’s brand name. The Company may not be successful in investigating, preventing or prosecuting all unauthorized third-party use of the Company’s brand name. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of the

Company’s resources. These factors could adversely affect the Company’s reputation, business, financial condition, results of operations and cash flows.

The Company is highly dependent on the Company’s ability to attract, train and retain an effective sales force and other key personnel.

The Company’s business is highly dependent on the Company’s ability to attract, train and retain an effective sales force, especially for the Company’s peak April through August sales season. In addition, because sales representatives become more productive as they gain experience, retaining those individuals is very important for the Company’s success. If the Company is unable to attract, train and retain an effective sales force, the Company’s business, financial condition, cash flows or results of operations could be adversely affected. In addition, the Company’s business is dependent on the Company’s ability to attract and retain other key personnel in other critical areas of the Company’s business. If the Company is unable to attract and retain key personnel in the Company’s business, it could adversely affect the Company’s business, financial condition, cash flows and results of operations.

The Company’s operations depend upon third-party providers of telecommunication technologies and services.

The Company’s operations depend upon third-party cellular and other telecommunications providers to communicate signals to and from the Company’s subscribers in a timely, cost-efficient and consistent manner. The failure of one or more of these providers to transmit and communicate signals in a timely manner could affect the Company’s ability to provide services to the Company’s subscribers. There can be no assurance that third-party telecommunications providers and signal-processing centers will continue to transmit and communicate signals to or from the Company’s third-party providers and the monitoring stations without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on the Company’s business. In addition, failure to renew contracts with existing providers or to contract with other providers on commercially acceptable terms or at all may adversely impact the Company’s business.

Certain elements of the Company’s operating model have historically relied on the Company’s subscribers’ continued selection and use of traditional landline telecommunications to transmit signals to and from the Company’s subscribers. There is a growing trend for consumers to switch to the exclusive use of cellular, satellite or internet communication technology in their homes, and telecommunication providers may discontinue their landline services in the future. In addition, many of the Company’s subscribers who use cellular communication technology for their systems use products that rely on older 2G and 3G technologies, and certain telecommunication providers have discontinued 2G services in certain markets, and these and other telecommunication providers are expected to discontinue 2G and 3G services in other markets in the future. The discontinuation of landline, 2G, 3G and any other services by telecommunications providers in the future would require the Company’s subscriber’s system to be upgraded to alternative, and potentially more expensive, technologies. This could increase the Company’s subscriber attrition rates and slow the Company’s new subscriber originations. To maintain the Company’s subscriber base that uses components that are or could become obsolete, the Company may be required to upgrade or implement new technologies, including by offering to subsidize the replacement of subscribers’ outdated systems at the Company’s expense. Any such upgrades or implementations could require significant capital expenditures and also divert management’s attention and other important resources away from the Company’s customer service and new subscriber origination efforts.

The Company depends on third-party providers of internet access services that may impair, degrade or otherwise block the Company’s services that could lead to additional expenses or loss of users.

The Company’s interactive services are accessed through the internet and the Company’s security monitoring services are increasingly delivered using internet-based technologies. In addition, the Company’s distributed cloud storage solution, including the Vivint Smart Drive, is dependent upon internet services for shared storage. Some providers of broadband access may take measures that affect their subscribers’ ability to use these products and services, such as degrading the quality of the data packets the Company transmits over their lines, giving those packets low priority, giving other packets higher priority than the Company’s, blocking the Company’s packets entirely or attempting to charge their subscribers more for using the Company’s services or terminating the subscriber’s contract.

The Federal Communications Commission (“FCC”) released an order that became effective on June 11, 2018, that repeals most of the rules that the agency previously had in place that prevented providers of broadband internet access services from impairing, degrading or blocking services provided by third parties to the Company. The prior rules prohibiting impairment, degradation and blocking are commonly referred to as “network neutrality” rules. Numerous parties have appealed the FCC order which is before the U.S. Court of Appeals for the District of Columbia. The Company cannot predict whether the FCC order will be upheld, reversed or remanded, nor the timing of the appellate court’s resolution of the appeal.

Following the adoption of the FCC’s order reversing the network neutrality rules, a number of states have passed network neutrality laws. The laws vary by state both in substance and in scope. There is legal uncertainty as to whether states have authority to pass laws that would conflict with the recent FCC order due to the interstate nature of internet communications and for other reasons. The Company cannot predict whether state laws that are interpreted to conflict with the FCC’s order will survive judicial scrutiny if challenged.

The largest providers of broadband internet access services have publicly stated that network neutrality rules are not required as they would not engage in some of the practices that the rules prohibit. While it is difficult to predict what would occur in the absence of such rules, it is possible that as a result of the lack of network neutrality rules, the Company could incur greater operating expenses which could harm the Company’s results of operations. While the Company thinks it is unlikely and that other laws may be implicated should broadband internet access providers affirmatively interfere with the delivery of the Company’s services that rely on broadband internet connections, interference with the Company’s services by broadband internet access service providers for using the Company’s products and services could cause the Company to lose existing subscribers, impair the Company’s ability to attract new subscribers and materially and adversely affect the Company’s business, financial condition, results of operations and cash flows.

Changes in laws or regulations that impact the Company’s underlying providers of telecommunications services could adversely impact the Company’s business.

Telecommunications service providers are subject to extensive regulation in the markets where the Company operates or may expand in the future. Changes in the applicable laws or regulations affecting telecommunication services could require the Company to change the way the Company operates, which could increase costs or otherwise disrupt the Company’s operations, which in turn could adversely affect the Company’s business, financial condition, cash flows or results of operations.

The Company must successfully upgrade and maintain the Company’s information technology systems.

The Company relies on various information technology systems to manage its operations. As necessary, the Company implements modifications and upgrades to these systems, and replaces certain of its legacy systems with successor systems with new functionality.

There are inherent costs and risks associated with modifying or changing these systems and implementing new systems, including potential disruption of the Company’s internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into the Company’s current systems.

For example, Legacy Vivint Smart Home encountered issues associated with the implementation of the Company’s integrated customer resource management system (“CRM”) in 2014, which resulted in an immaterial error in the Company’s financial statements for the quarter ended June 30, 2014. This error was corrected during the quarter ended September 30, 2014. As a result of the issues encountered associated with the CRM implementation, Legacy Vivint Smart Home also issued a significant number of billing-related subscriber credits during the year ended December 31, 2014, which reduced the Company’s revenue. While management seeks to identify and remediate issues, the Company can provide no assurance that its identification and remediation efforts will be successful or that the Company will not encounter additional issues as it completes the implementation of these and other systems. In addition, the Company’s information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in the Company’s business operations and have an adverse effect on the Company’s business, cash flows and operations.

Privacy and data protection concerns, laws, and regulations relating to privacy and data protection and information security could have a material adverse effect on the Company’s business.

In the course of the Company’s operations, the Company gathers, processes, transmits and stores subscriber information, including personal, payment, credit and other confidential and private information. The Company may use this information for operational and marketing purposes in the course of operating the Company’s business.

The Company’s collection, retention, transfer and use of this information are governed by U.S. and foreign laws and regulations relating to privacy, data protection and information security, industry standards and protocols, or it may be asserted that such industry standards or protocols apply to the Company. The regulatory framework for privacy and information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. In North America, federal and various state and provincial governmental bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding the collection, distribution, use, disclosure, storage, and security of certain categories of information. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from exploitation of a vulnerability in the Company’s systems or services or breaches experienced by the Company’s service providers and/or partners. For example, the State of California recently enacted the California Consumer Privacy ACT (“CCPA”), which became effective as of January 1, 2020. The CCPA expands the scope of what is considered “personal information” and creates new data access and opt-out rights for consumers, which may create new requirements for the Company and other companies that operate in California. The Company is also subject to state and federal laws and regulations regarding telemarketing and other telephonic communications and state and federal laws regarding unsolicited commercial emails, as well as regulations relating to automated telemarketing calls, texts or SMS messages.

Many jurisdictions have established their own data security and privacy legal and regulatory frameworks with which the Company or the Company’s vendors or partners must comply to the extent the Company’s operations expand into these geographies or the laws and regulations in these frameworks otherwise may be interpreted to apply to the Company. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses. The Company is also bound by contractual requirements relating to privacy, data protection and information security, and may agree to additional contractual requirements addressing these matters from time to time.

The Company’s compliance with these various requirements increases the Company’s operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase the Company’s operating costs and adversely affect the Company’s ability to effectively market the Company’s products and services. In view of new or modified legal obligations relating to privacy, data protection or information security, or any changes in their interpretation, the Company may find it necessary or desirable to fundamentally change the Company’s business activities and practices or to expend significant resources to modify the Company’s products and services and otherwise adapt to these changes. The Company may be unable to make such changes and modifications in a commercially reasonable manner or at all, and the Company’s ability to develop new services and features could be limited.

Further, the Company’s failure or perceived failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a loss of subscriber data, fines, sanctions and other liabilities and additional restrictions on the Company’s collection, transfer or use of subscriber data. In addition, the Company’s failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a material adverse effect on the Company’s reputation, subscriber attrition, new subscriber origination, financial condition, cash flows or results of operations.

If the Company’s security controls are breached or unauthorized or inadvertent access to subscriber information or other data are otherwise obtained, the Company’s services may be perceived as insecure, the Company may lose existing subscribers or fail to attract new subscribers, the Company’s business may be harmed, and the Company may incur significant liabilities.

Use of the Company’s solutions involves the storage, transmission and processing of personal, payment, credit and other confidential and private information of the Company’s subscribers, and may in certain cases permit access to the Company’s subscribers’ homes or property or help secure them. The Company also maintains and processes other confidential and proprietary information in the Company’s business, including the Company’s employees’ and contractors’ personal information and confidential business information. The Company relies on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information the Company processes and maintains. The Company’s services and the networks and information systems the Company utilizes in the Company’s business are at risk for breaches as a result of third-party action, employee, vendor or partner error, malfeasance, or other factors. For example, Legacy Vivint Smart Home has experienced instances of its employees, contractors and other third parties improperly accessing its and/or its subscribers’ systems and information in violation of Legacy Vivint Smart Home’s internal policies and procedures.

Criminals and other nefarious actors are using increasingly sophisticated methods, including cyberattacks, phishing, social engineering and other illicit acts to capture, access or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of the Company’s systems and networks and data storage devices that process and store subscriber confidential and private information, the loss of such information or the deployment of malware or other harmful code to the Company’s services or the Company’s networks or systems may result in negative consequences, including the actual or alleged malfunction of the Company’s products or services. In addition, third parties, including the Company’s partners and vendors, could also be sources of security risks to the Company in the event of a failure of their own security systems and infrastructure. The threats the Company and the Company’s partners and vendors face continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals. There can be no assurances that the Company’s defensive measures will prevent cyber-attacks or that the Company will discover network or system intrusions or other breaches on a timely basis or at all. The Company cannot be certain that the Company will not suffer a compromise or breach of the technology protecting the systems or networks that house or access the Company’s products and services or on which the Company or the Company’s partners or vendors process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred. Any such actual or perceived compromises or breaches to systems, or unauthorized access to the Company’s subscribers’ data, products or systems, or acquisition or loss of, data, whether suffered by the Company, the Company’s partners or vendors or other third parties, whether as a result of employee error or malfeasance or otherwise, could harm the Company’s business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in the Company’s services and products and damage to the Company’s reputation, and could limit the adoption of the Company’s services and products. They could also subject the Company to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands and other liabilities and materially and adversely affect the Company’s subscriber base, sales, revenues and profits. Any of these could, in turn, have a material adverse impact on the Company’s business, financial condition, cash flows or results of operations.

Further, if a high profile security breach occurs with respect to another provider of smart home solutions, the Company’s subscribers and potential subscribers may lose trust in the security of the Company’s services or in the smart home space generally, which could adversely impact the Company’s ability to retain existing subscribers or attract new ones. Even in the absence of any security breach, subscriber concerns about security, privacy or data protection may deter them from using the Company’s service. The Company’s insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although the Company maintains cyber liability insurance, the Company cannot be certain that the Company’s coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to the Company on economically reasonable terms, or at all.

The Company’s Vivint Flex Pay plan is a new business model that may subject the Company to additional risks.

In 2017, Legacy Vivint Smart Home introduced a new program (“Vivint Flex Pay”) that allowed subscribers to finance the purchase of their products and related installation through Legacy Vivint Smart Home’s Vivint Flex Pay plan. Under Vivint Flex Pay, the Company offers to the Company’s qualified U.S. subscribers an opportunity to finance through a third party the purchase of products and related installation used in connection with the Company’s services. The Company offers certain of its subscribers who do not qualify for third-party financing and all Canadian subscribers the opportunity to finance their purchase of products and related installation under a retail installment contract program (an “RIC”), which is financed by the Company. Under Vivint Flex Pay, subscribers pay separately for the products and the Company’s services. As an alternative to the financing offered under these programs, subscribers are able to purchase the products by check, ACH, credit or debit card, and pay in full at the time of installation.

There can be no assurance that the Vivint Flex Pay plan will be successful. If this plan is not favorably received by subscribers or is otherwise not performing as intended by the Company, it could have an adverse effect on the Company’s business, subscriber growth rate, financial condition and results of operations. In addition, reductions in consumer lending and/or the availability of consumer credit under the Vivint Flex Pay plan could limit the number of subscribers with the financial means to purchase the products and thus limit the number of subscribers who are able to subscribe to the Company’s Smart Home Services. There is no assurance that the Company’s current providers of consumer financing, or any other companies that may in the future offer financing to the Company’s subscribers will continue to provide subscribers with access to credit or that credit limits under such arrangements will be sufficient. In addition, a severe disruption in the global financial markets could impact the providers of installment loans under the Vivint Flex Pay plan, and such instability could also affect the ability of subscribers to access financing under the Vivint Flex Pay plan or otherwise. Such restrictions or limitations on the availability of consumer credit or unfavorable reception of the Vivint Flex Pay plan by potential subscribers could have a material adverse impact on the Company’s business, results of operations, financial condition and cash flows.

In addition, the Vivint Flex Pay plan subjects the Company to additional regulatory requirements and compliance obligations. In particular, the Vivint Flex Pay plan may require that the Company be licensed as a lender in certain jurisdictions in which the Company operates. The Company faces the risk of increased consumer complaints, potential supervision, examinations or enforcement actions by federal and state licensing and regulatory agencies and/or penalties for violation of financial services, consumer protections and other applicable laws and regulations. For example, in 2019, Legacy Vivint Smart Home received a subpoena in connection with an investigation by the U.S. Department of Justice (“DOJ”) concerning potential violations of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Legacy Vivint Smart Home also has received a civil investigative demand from the staff of the Federal Trade Commission (“FTC”) concerning potential violations of the Fair Credit Reporting Act (“FCRA”) and the “Red Flags Rule” thereunder, and the Federal Trade Commission Act (“FTC Act”). Legacy Vivint Smart Home has cooperated, and the Company intends to continue to cooperate, with any government requests or inquiries. The outcome of these proceedings cannot be predicted at this time. If any proceedings or investigations were to be determined adversely against us or resulted in legal actions, claims, regulatory proceedings, enforcement actions, or judgments, fines, or settlements involving a payment of material amounts, or if injunctive relief were issued against us, our business, financial condition and results of operations could be materially adversely affected.

The Company currently offers RICs in all of the jurisdictions in which the Company operates and therefore is subject to regulation by state and local authorities for the use of RICs. The Company provides intensive training to the Company’s employees regarding sales practices and the content of the Company’s RICs and strives to comply in all material respects with these laws; however, the Company cannot be certain that its employees will abide by the Company’s policies and applicable laws, which violations could have a material and adverse impact on the Company’s business. The Company also offers RICs to the Company’s Canadian subscribers, and as a result is subject to additional regulatory requirements in Canada. In the future, the Company may elect to offer installment loans and other financial services products similar to the Consumer Financing Program directly to qualified subscribers. If the Company elects to offer such financial services directly, this may further expand the Company’s regulatory and compliance obligations. In addition, as Vivint Flex Pay evolves, the Company may become subject to additional regulatory requirements and compliance obligations.

The Company is subject to payment-related risks.

The Company accepts payments using a variety of methods, including check, credit card, debit card, direct debit from a subscriber’s bank account and consumer invoicing. For existing and future payment options that the Company offers to the Company’s subscribers, the Company may become subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, the Company pays interchange and other fees, which may increase over time and raise the Company’s operating costs and lower profitability. The Company relies on third parties to provide payment-processing services, including the processing of credit cards, debit cards and electronic checks, and it could disrupt the Company’s business if these companies become unwilling or unable to provide these services to the Company. The Company is also subject to payment card association operating rules, including data security rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for the Company to comply. If the Company fails to comply with these rules or requirements, or if the Company’s data security systems are breached or compromised, the Company may be liable for card-issuing banks’ costs, subject to fines and higher transaction fees, and lose the Company’s ability to accept credit and debit card payments from the Company’s subscribers, process electronic funds transfers, or facilitate other types of online payments, and the Company’s business and operating results could be adversely affected. See “—Privacy and data protection concerns, and laws and regulations relating to privacy, data protection and information security, could have a material adverse effect on the Company’s business” and “—If the Company’s security controls are breached or unauthorized or inadvertent access to subscriber information or other data is otherwise obtained, the Company’s services may be perceived as insecure, the Company may lose existing subscribers or fail to attract new subscribers, the Company’s business may be harmed, and the Company may incur significant liabilities”.

The Company may fail to obtain or maintain necessary licenses or otherwise fail to comply with applicable laws and regulations.

The Company’s business focuses on contracts and transactions with residential subscribers and therefore is subject to a variety of laws, regulations and licensing requirements that govern the Company’s interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvements, warranties and door-to-door solicitation. The Company is a licensed service provider in each market where such licensure is required, and the Company is responsible for every subscriber installation. The Company’s business may become subject to additional such requirements in the future. In certain jurisdictions, the Company is also required to obtain licenses or permits to comply with standards governing marketing and sales efforts, installation of equipment or servicing of subscribers, monitoring station employee selection and training and to meet certain standards in the conduct of the Company’s business. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. The Company strives to comply with all applicable laws and regulations relating to the Company’s interactions with residential subscribers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or the Company’s practices. The Company’s non-compliance with any such law or regulations could also expose the Company to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect the Company’s business. Legacy Vivint Smart Home has incurred, and the Company will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to the Company’s interactions with residential consumers could require the Company to modify the Company’s operations and incur significant additional expenses, which could have an adverse effect on the Company’s business, financial condition and results of operations. If the Company expands the scope of the Company’s products or services or the Company’s operations in new markets, the Company may be required to obtain additional licenses and otherwise maintain compliance with additional laws, regulations or licensing requirements.

Changes in these laws or regulations or their interpretation, as well as new laws, regulations or licensing requirements which may be enacted, could dramatically affect how the Company does business, acquire subscribers, and manage and use information the Company collects from and about current and prospective subscribers and the costs associated therewith. For example, certain U.S. municipalities have adopted, or are considering adopting, laws, regulations or policies aimed at reducing the number of false alarms, including: (1) subjecting companies to fines or penalties for transmitting false alarms, (2) imposing fines on subscribers for false alarms or (3) imposing limitations on law enforcement response. These measures could adversely affect the Company’s future operations and business by increasing the Company’s costs, reducing subscriber satisfaction or affecting the public perception of the effectiveness of the Company’s products and services. In addition, federal, state and local governmental authorities have considered, and may in the future consider, implementing consumer protection rules and regulations, which could impose significant constraints on the Company’s sales channels.

Regulations have been issued by the FTC, the Federal Communications Commission (the “FCC”) and the Canadian Radio-Television and Telecommunications Commission (the “CRTC”) that place restrictions on direct-to-home marketing, telemarketing, email marketing and general sales practices. These restrictions include, but are not limited to, limitations on methods of communication, requirements to maintain a “do not call” list, cancellation rights and required training for personnel to comply with these restrictions.

The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices”. The CRTC has enforcement authority under the Canadian Anti-Spam Law (“CASL”), which prohibits the sending of commercial emails without prior consent of the recipient or an existing business relationship and sets forth rules governing the sending of commercial emails. CASL allows for a private right of action for the recovery of damages or provides for enforcement by CRTC, permitting the recovery of significant civil penalties, costs and attorneys’ fees in the event that regulations are violated. Similarly, most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the FTC, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees in the event that regulations are violated. Any new or changed laws, regulations or licensing requirements, or the interpretation of such laws, regulations or licensing requirements could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. The Company strives to comply with all such applicable regulations but cannot assure you that the Company or third parties that the Company may rely on for telemarketing, email marketing and other lead generation activities will be in compliance with all applicable regulations at all times. Although the Company’s contractual arrangements with such third parties expressly require them to comply with all such regulations and to indemnify the Company for their failure to do so, the Company cannot assure you that the FTC, FCC, CRTC, private litigants or others will not attempt to hold the Company responsible for any unlawful acts conducted by such third parties or that the Company could successfully enforce or collect upon such indemnities. Additionally, certain FCC rulings and/or FTC enforcement actions may support the legal position that the Company may be held vicariously liable for the actions of third parties, including any telemarketing violations by the Company’s independent, third-party, authorized dealers that are performed without the Company’s authorization or that are otherwise prohibited by the Company’s policies. Both the FCC and the FTC have relied on certain actions to support the notion of vicarious liability, including but not limited to, the use of the company brand or trademark, the authorization or approval of telemarketing scripts or the sharing of consumer prospect lists. Changes in such regulations or the interpretation thereof that further restricts such activities could result in a material reduction in the number of leads for the Company’s business and could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The Company may fail to comply with import and export, bribery and money laundering laws, regulations and controls.

The Company conducts its business in the U.S. and Canada and sources its products in Thailand, Vietnam, Mexico, Taiwan, China, Malaysia and the United States. The Company is subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, agencies and regulatory bodies or authorities responsible for monitoring and enforcing product safety and consumer protection laws, data privacy and security laws and regulations, employment and labor laws, workplace safety laws and regulations, environmental laws and regulations, antitrust laws, federal securities laws and tax laws and regulations.

The Company is subject to the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, and possibly other anti-bribery laws, including those that comply with the Organization for Economic Cooperation and Development, Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other international conventions. Anti-corruption laws are interpreted broadly and prohibit the Company from authorizing, offering, or providing directly or indirectly improper payments or benefits to recipients in the public or private-sector. Certain laws could also prohibit the Company from soliciting or accepting bribes or kickbacks. The Company can be held liable for the corrupt activities of its employees, representatives, contractors, partners and agents, even if it did not explicitly authorize such activity. Although the Company has implemented policies and procedures designed to ensure compliance with anti-corruption laws, there can be no assurance that all of its employees, representatives, contractors, partners, and agents will comply with these laws and policies.

The Company’s operations require it to import from Thailand, Vietnam, Mexico, Taiwan, China and Malaysia and export to Canada, which geographically stretches its compliance obligations. The Company is also subject to anti-money laundering laws such as the USA PATRIOT Act and may be subject to similar laws in other jurisdictions. The Company’s products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. The Company may also be subject to import/export laws and regulations in other jurisdictions in which it conducts business or source our products. If the Company fails to comply with these laws and regulations, the Company and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on the Company and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

Changes in laws that apply to the Company could result in increased regulatory requirements and compliance costs which could harm our business, financial condition, cash flows and results of operations. In certain jurisdictions, regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject the Company to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with certain governments or other customers, the loss of export privileges, multi-jurisdictional liability, reputational harm, and other collateral consequences. If any governmental or other sanctions are imposed, or if the Company does not prevail in any possible civil or criminal litigation, its business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees.

The policies of the U.S. government may adversely impact the Company’s business, financial condition and results of operations.

Certain changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could adversely affect the Company’s business. General trade tensions between the U.S. and China escalated in 2018, with three rounds of U.S. tariffs on Chinese goods taking effect in July, August and September 2018, each followed by a round of retaliatory Chinese tariffs on U.S. goods. If duties on existing tariffs are raised or if additional tariffs are announced, many of the Company’s inbound products to the United States would be subject to tariffs assessed in the cost of goods as imported. If these duties are imposed on such products, the Company may be required to raise the Company’s prices, which may result in the loss of subscribers and harm the Company’s operating performance. Alternatively, the Company may seek to shift production outside of China, resulting in additional costs and disruption to the Company’s operations. Additionally, the current administration continues to signal that it may alter trade agreements and terms between China and the United States, including limiting trade with China, and may impose additional tariffs on imports from China.

On December 22, 2017, the U.S. President signed into law the “Tax Cuts and Jobs Act” (the “Act”). Among other changes, the Act imposes limitations on the deductibility of interest. Moreover, the effects of the Act are not yet entirely clear and will depend on, among other things, additional regulatory and administrative guidance, as well as any statutory technical corrections that are subsequently enacted, which could have an adverse effect on the U.S. federal income taxation of the Company and the Company’s subsidiaries’ operations.

While there is currently a substantial lack of clarity and uncertainty around the likelihood, timing and details of any such policies and reforms, such policies and reforms may materially and adversely affect the Company’s business, financial condition and results of operations and the value of the Company’s securities.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in certain U.S. and Canadian jurisdictions do not respond to calls from monitored security service companies unless certain conditions are met, such as video or other verification or eyewitness accounts of suspicious activities, either as a matter of policy or by local ordinance. In most cases this is accomplished through contracts with private guard companies, which increases the overall cost of monitoring. If more police departments were to refuse to respond or be prohibited from responding to calls from monitored security service companies unless certain conditions are met, such as video or other verification or eyewitness accounts of suspicious activities, the Company’s ability to attract and retain customers could be negatively impacted and its business, financial condition, results of operations, and cash flows could be materially adversely affected.

Increased adoption of laws purporting to characterize certain charges in the Company’s subscriber contracts as unlawful, may adversely affect the Company’s operations.

If a subscriber cancels prior to the end of the initial term of the contract, other than in accordance with the contract, the Company may, under the terms of the subscriber contract, charge the subscriber the amount that would have been paid over the remaining term of the contract. Several states have adopted, or are considering adopting, laws restricting the charges that can be imposed upon contract cancellation prior to the end of the initial contract term. Such initiatives could negatively impact the Company’s business and have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. Adverse rulings regarding these matters could increase legal exposure to subscribers against whom such charges have been imposed and increase the risk that certain subscribers may seek to recover such charges from the Company through litigation or otherwise. In addition, the costs of defending such litigation and enforcement actions could have an adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company’s new products and services may not be successful.

Legacy Vivint Smart Home launched its first smart home products and services beginning in 2010. Since that time Legacy Vivint Smart Home has launched a number of other offerings. The Company anticipates launching additional products and services in the future. These products and services and the new products and services the Company may launch in the future may not be well received by the Company’s subscribers, may not help the Company to generate new subscribers, may adversely affect the attrition rate of existing subscribers, may increase the Company’s subscriber acquisition costs and may increase the costs to service the Company’s subscribers. For example, during the year ended December 31, 2015 Legacy Vivint Smart Home recorded restructuring and asset impairment charges for its wireless internet business totaling $52.5 million, which resulted in $53.2 million of asset impairment charges related to write-downs of Legacy Vivint Smart Home’s network assets, subscriber acquisition costs, certain intellectual property and goodwill and $5.1 million in net restructuring charges related to employee severance and termination benefits, as well as write-offs of certain vendor contracts. Any profits the Company may generate from these or other new products or services may be lower than profits generated from the Company’s other products and services and may not be sufficient for the Company to recoup the Company’s development or subscriber acquisition costs incurred. New products and services may also have lower gross margins, particularly to the extent that they do not fully utilize the Company’s existing infrastructure. In addition, new products and services may require increased operational expenses or subscriber acquisition costs and present new and difficult technological and intellectual property challenges that may subject the Company to claims or complaints if subscribers experience service disruptions or failures or other quality issues. To the extent the Company’s new products and services are not successful, it could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company’s new retail strategy may subject the Company to additional risks.

Historically, Legacy Vivint Smart Home has primarily originated subscribers through its direct-to-home and inside sales channels. However, in 2017 Legacy Vivint Smart Home developed a new strategy to enter into the retail channel in order to expand Legacy Vivint Smart Home’s reach to the broad consumer market. For example, on May 4, 2017, Legacy Vivint Smart Home announced an agreement with Best Buy, pursuant to which the parties had agreed to jointly market and sell smart home products and services. In July 2018, as part of certain cost reduction initiatives, the goal of which was to reduce certain of Legacy Vivint Smart Home’s general and administrative, subscriber service, and sales support fixed costs, Legacy Vivint Smart Home agreed in principle to end the co-branded Best Buy Smart Home by Legacy Vivint Smart Home arrangement and in December 2018 Legacy Vivint Smart Home formally terminated its relationship with Best Buy. The Company continues to explore other retail strategy opportunities and may devote significant management attention, substantial capital and other resources in connection with such efforts. However, despite these efforts and expenses, the Company may not be able to establish retail distribution channels for the Company’s products and services.

The technology the Company employs may become obsolete, which could require significant capital expenditures.

The Company’s industry is subject to continual technological innovation. The Company’s products and services interact with the hardware and software technology of systems and devices located at the Company’s subscribers’ property. The Company may be required to implement new technologies or adapt existing technologies in response to changing market conditions, subscriber preferences, industry standards or inability to secure necessary intellectual property licenses, which could require significant capital expenditures. It is also possible that one or more of the Company’s competitors could develop a significant technological advantage that allows them to provide additional or superior products or services, or to lower their price for similar products or services, that could put the Company at a competitive disadvantage. The Company’s inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company’s future operating and financial results are uncertain.

Prior growth rates in revenues and other operating and financial results of Legacy Vivint Smart Home should not be considered indicative of the Company’s future performance. The Company’s future performance and operating results depend on, among other things: (1) the Company’s ability to renew and/or upgrade contracts with existing subscribers and maintain subscriber satisfaction with existing subscribers; (2) the Company’s ability to generate new subscribers, including the Company’s ability to scale the number of new subscribers generated through inside sales and other channels; (3) the Company’s ability to increase the density of the Company’s subscriber base for existing service locations or continue to expand into new geographic markets; (4) the Company’s ability to successfully develop and market new and innovative products and services; (5) the level of product, service and price competition; (6) the degree of saturation in, and the Company’s ability to further penetrate, existing markets; (7) the Company’s ability to manage growth, revenues, origination or acquisition costs of new subscribers and attrition rates, the cost of servicing the Company’s existing subscribers and general and administrative costs; and (8) the Company’s ability to attract, train and retain qualified employees. If the Company’s future operating and financial results suffer as a result of any of the other reasons mentioned above, or any other reasons, there could be a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

There can be no assurance that the Company will be able to achieve or maintain profitability or positive cash flow from operations.

The Company’s ability to generate future positive operating results and cash flows depends, in part, on the Company’s ability to generate new subscribers in a cost-effective manner, while minimizing attrition of existing subscribers. New subscriber acquisitions play a particularly important role in the Company’s financial model as they not only increase the Company’s future operating cash flows, but also help to replace the cash flows lost as a result of subscriber attrition. If the Company is unable to cost-effectively generate new subscribers or retain the Company’s existing subscribers, the Company’s business, operating results and financial condition would be materially adversely affected. In addition, to drive the Company’s growth, Legacy Vivint Smart Home made significant upfront investments in subscriber acquisition costs, as well as technology and infrastructure to support the Company’s growing subscriber base. As a result of these investments, Legacy Vivint Smart Home has incurred losses and used significant amounts of cash to fund operations. As the Company’s business scales, the Company expects recurring revenue to increase due to growth in the Company’s total subscribers. If such increase occurs, a greater percentage of the Company’s net acquisition costs for new subscribers may be funded through revenues generated by the Company’s existing subscriber base. The Company also expects the number of new subscribers to decrease as a percentage of the Company’s total subscribers as the Company’s business scales, which the Company believes, along with the expected growth in recurring revenue, will improve operating results and operating cash flows over time. The Company’s ability to improve the Company’s operating results and cash flows, however, is subject to a number of risks and uncertainties and there can be no assurance that the Company will achieve such improvements. To the extent the number of new subscribers does not decrease as a percentage of the Company’s total subscribers or the Company does not reduce the percentage of the Company’s revenue used to support new investments, the Company will continue to incur losses and require a significant amount of cash to fund the Company’s operations, which in turn could have a material adverse effect on the Company’s business, cash flows, operating results and financial condition.

The Company’s business is subject to economic and demographic factors that may negatively impact the Company’s results of operations.

The Company’s business is generally dependent on national, regional and local economic conditions. Historically, both the U.S. and worldwide economies have experienced cyclical economic downturns, some of which have been prolonged and severe. These economic downturns have generally coincided with, and contributed to, increased energy costs, concerns about inflation, slower economic activity, decreased consumer confidence and spending, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns. These conditions and concerns result in a decline in business and consumer confidence and increased unemployment.

Where disposable income available for discretionary spending is reduced (due to, for example, higher housing, energy, interest or other costs or where the perceived wealth of subscribers has decreased) and disruptions in the financial markets adversely impact the availability and cost of credit, the Company’s business may experience increased attrition rates, a reduced ability to originate new subscribers and reduced consumer demand.

For instance, recoveries in the housing market increase the occurrence of relocations, which may lead to subscribers disconnecting service and not contracting with the Company in their new homes. The Company cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery, worldwide or in the specific markets where the Company’s subscribers are located.

Furthermore, any deterioration in new construction and sales of existing single-family homes could reduce opportunities to originate new subscribers and increase attrition among the Company’s existing subscribers. Such downturns in the economy in general, and the housing market in particular, may negatively affect the Company’s business.

In addition, unfavorable shifts in population and other demographic factors may cause the Company to lose subscribers as people migrate to markets where the Company has little or no presence, or if the general population shifts into a less desirable age, geographic or other demographic group from the Company’s business perspective.

The Company’s inside sales and retail channels depend on third parties and other sources that the Company does not control to generate leads that the Company then converts into subscribers. If the Company’s third-party partners and lead generators are not successful in generating leads for the Company’s inside sales and retail sales channels, if the quality of those leads deteriorates, or if the Company is unable to generate leads through other sources that are cost effective and can be successfully converted into subscribers, it could have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

Also, the Company’s subscribers consist largely of homeowners, who are subject to economic, credit, financial and other risks, as applicable. These risks could materially and adversely affect a subscriber’s ability to make required payments to the Company on a timely basis. Any such decrease or delay in subscriber payments may have a material adverse effect on the Company. As a result of financial distress, subscribers may apply for relief under bankruptcy and other laws relating to creditors’ rights. In addition, subscribers may be subject to involuntary application of such bankruptcy and other laws relating to creditors’ rights. The bankruptcy of a subscriber could adversely affect the Company’s ability to collect payments, to protect the Company’s rights and otherwise realize the value of the Company’s contract with the subscriber. This may occur as a result of, among other things, application of the automatic stay, delays and uncertainty in the bankruptcy process and potential rejection of such subscriber contracts. the Company’s subscribers’ inability to pay, whether as a result of economic or credit issues, bankruptcy or otherwise, could have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company depends on a limited number of suppliers to provide the Company’s products and services. The Company’s product suppliers, in turn, rely on a limited number of suppliers to provide significant components and materials used in the Company’s products. A change in the Company’s existing preferred supply arrangements or a material interruption in supply of products or third-party services could increase the Company’s costs or prevent or limit the Company’s ability to accept and fill orders for the Company’s products and services.

The Company obtains important components of the Company’s systems from several suppliers. Should such suppliers cease to manufacture the products the Company purchase from them or become unable to timely deliver these products in accordance with the Company’s requirements, or should such other suppliers choose not to do business with the Company, the Company may be required to locate alternative suppliers. The Company also relies on a number of sole or limited source suppliers for critical components of the Company’s solution. Replacing this sole source supplier or the Company’s limited source suppliers could require the expenditure of significant resources and time to redesign and resource these products. In addition, any financial or other difficulties the Company’s suppliers face may have negative effects on the Company’s business. The Company may be unable to locate alternate suppliers on a timely basis or to negotiate the purchase of control panels or other equipment on favorable terms, if at all. In addition, the Company’s equipment suppliers, in turn, depend upon a limited number of outside unaffiliated suppliers for key components and materials used in the Company’s control panels and other equipment. If any of these suppliers cease to or are unable to provide components and materials in sufficient quantity and of the requisite quality, especially during the Company’s summer selling season when a large percentage of the Company’s new subscriber originations occur, and if there are not adequate alternative sources of supply, the Company could experience significant delays in the supply of equipment. Any such delay in the supply of equipment of the requisite quality could adversely affect the Company’s ability to originate subscribers and cause the Company’s subscribers not to continue, renew or upgrade their contracts or to choose not to purchase such products or services from the Company. This would result in delays in or loss of future revenues and could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. Also, if previously installed components and materials were found to be defective, the Company might not be able to recover the costs associated with the recall, repair or replacement of such products, across the Company’s installed subscriber base, and the diversion of personnel and other resources to address such issues could have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

Currency fluctuations could materially and adversely affect the Company, and the Company has not hedged this risk.

Historically, a small portion of Legacy Vivint Smart Home’s revenue has been denominated in Canadian Dollars. For the year ended December 31, 2019, before intercompany eliminations, approximately $72.2 million of Legacy Vivint Smart Home’s revenues were denominated in Canadian Dollars. As of December 31, 2019, $290.5 million of Legacy Vivint Smart Home’s total assets and $259.9 million of Legacy Vivint Smart Home’s total liabilities were denominated in Canadian Dollars. In the future, the Company expects to continue generating revenue denominated in Canadian Dollars and other foreign currencies. Accordingly, the Company may be materially and adversely affected by currency fluctuations in the U.S. Dollar versus these currencies. Weaker foreign currencies relative to the U.S. Dollar may result in lower levels of reported revenues with respect to foreign currency-denominated subscriber contracts, net income, assets, liabilities and accumulated other comprehensive income on the Company’s U.S. Dollar-denominated financial statements. The Company has not historically hedged against this exposure. Foreign exchange rates are influenced by many factors outside of the Company’s control, including but not limited to: changing supply and demand for a particular currency, monetary policies of governments (including exchange-control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or an investment by residents of a country in other countries), changes in balances of payments and trade, trade restrictions and currency devaluations and revaluations. Also, governments may from time to time intervene in the currency markets, directly and by regulation, to influence prices directly. As such, these events and actions are unpredictable. The resulting volatility in the exchange rates for the other currencies could have a material adverse effect on the Company’s financial condition and results of operations.

The Company relies on certain third-party providers of licensed software and services integral to the operations of the Company’s business.

Certain aspects of the operation of the Company’s business depend on third-party software and service providers. The Company relies on certain software technology that the Company licenses from third parties and uses in the Company’s products and services to perform key functions and provide critical functionality. For example, the Company’s subscribers with Go! Control panels utilize technology hosted by Alarm.com to access their systems remotely through a smart phone application or through a web interface. With regard to licensed software technology, the Company is, to a certain extent, dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to the Company on commercially reasonable terms or at all.

If the Company’s agreements with third-party software or services vendors are not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of the Company’s products or services, are defective or otherwise fail to address the Company’s needs, there is no assurance that the Company would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers. Furthermore, even if the Company obtains licenses to alternative software or services that provide the functionality the Company needs, the Company may be required to replace hardware installed at the Company’s monitoring stations and at the Company’s subscribers’ homes, including security system control panels and peripherals, to affect the Company’s integration of or migration to alternative software products. Any of these factors could have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company is highly dependent on the proper and efficient functioning of the Company’s computer, data backup, information technology, telecom and processing systems, platform and the Company’s redundant monitoring stations.

The Company’s ability to keep the Company’s business operating is highly dependent on the proper and efficient operation of the Company’s computer systems, information technology systems, telecom systems, data-processing systems and subscriber software platform. Although the Company has redundant central monitoring facilities, backup computer and power systems and disaster recovery tests, if there is a catastrophic event, natural disaster, security breach, negligent or intentional act by an employee or other extraordinary event, the Company may be unable to provide the Company’s subscribers with uninterrupted services.

Furthermore, because computer and data backup and processing systems are susceptible to malfunctions and interruptions, the Company cannot guarantee that the Company will not experience service failures in the future. A significant or large-scale malfunction or interruption of any computer or data backup and processing system could adversely affect the Company’s ability to keep the Company’s operations running efficiently and respond to alarm system signals. The Company does not have a backup system for the Company’s subscriber software platform. If a malfunction results in a wider or sustained disruption, it could have a material adverse effect on the Company’s reputation, business, financial condition, cash flows or results of operations.

The Company is subject to unionization and labor and employment laws and regulations, which could increase the Company’s costs and restrict the Company’s operations in the future.

Currently, a very small minority of the Company’s employees are represented by a union. As the Company continues to grow and enter different regions, unions may make further attempts to organize all or part of the Company’s employee base. If more or all of the Company’s workforce were to become unionized, and the terms of the collective bargaining agreement were significantly different from the Company’s current compensation arrangements, it could increase the Company’s costs and adversely impact the Company’s profitability. Additionally, responding to such organization attempts distracts the Company’s management and results in increased legal and other professional fees; and, labor union contracts could put the Company at increased risk of labor strikes and disruption of the Company’s operations.

The Company’s business is subject to a variety of employment laws and regulations and may become subject to additional such requirements in the future. Although the Company believes the Company is in material compliance with applicable employment laws and regulations, in the event of a change in requirements, the Company may be required to modify the Company’s operations or to utilize resources to maintain compliance with such laws and regulations. Moreover, the Company may be subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour disputes, labor standards or healthcare and benefit issues. The Company’s failure to comply with applicable employment laws and regulations and related legal actions against the Company may affect the Company’s ability to compete or have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The loss of the Company’s senior management could disrupt the Company’s business.

The success of the Company’s business depends upon the skills, experience and efforts of its key executive personnel and employees. The Company’s Chief Executive Officer Todd Pedersen and other members of the Company’s senior management have been and will continue to be integral to the continuing evolution of the Company’s business. There is significant competition for executive personnel with experience in the smart home and security industry and the Company’s sales channels. As a result of this need and the competition for a limited pool of industry-based executive experience, the Company may not be able to retain the Company’s existing senior management. For example, in 2019, the Company’s then Chief Financial Officer left the Company to pursue another opportunity. In addition, the Company may not be able to fill new positions or vacancies created by expansion or turnover. The Company does not and does not currently expect to have in the future, “key person” insurance on the lives of any member of the Company’s senior management. The loss of any member of the Company’s senior management team without retaining a suitable replacement could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

If the Company is unable to acquire necessary intellectual property or adequately protect the Company’s intellectual property, the Company could be competitively disadvantaged.

The Company’s intellectual property, including the Company’s patents, trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of the Company’s value. The Company’s success depends, in part, on the Company’s ability to protect the Company’s proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure by defending the Company’s intellectual property rights. To protect the Company’s intellectual property rights, the Company relies on a combination of patent, trademark, copyright and trade secret laws of the United States, Canada and other countries and a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. In addition, the Company makes efforts to acquire rights to intellectual property necessary for the Company’s operations. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect the Company’s proprietary rights as fully as in the United States.

The Company owns a portfolio of issued U.S. patents and pending U.S. and foreign patent applications that relate to a variety of smart home, security and wireless Internet technologies utilized in the Company’s business. The Company may file additional patent applications in the future in the United States and internationally. The process of obtaining patent protection is expensive and time-consuming, and the Company may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. The Company may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that the Company has an absolute right to practice the patented invention.

If the Company fails to acquire the necessary intellectual property rights or adequately protect or assert the Company’s intellectual property rights, competitors may dilute the Company’s brands or manufacture and market similar products and services or convert the Company’s subscribers, which could adversely affect the Company’s market share and results of operations. The Company may not receive patents or trademarks for all the Company’s pending patent and trademark applications, and existing or future patents or licenses may not provide competitive advantages for the Company’s products and services. Furthermore, it is possible that the Company’s patent applications may not issue as granted patents, that the scope of the Company’s issued patents will be insufficient or not have the coverage originally sought, or that the Company’s issued patents will not provide the Company with any competitive advantages. The Company’s competitors may challenge, invalidate or avoid the application of the Company’s existing or future intellectual property rights that the Company obtains or licenses. In addition, patent rights may not prevent the Company’s competitors from developing, using or selling products or services that are similar to or address the same market as the Company’s products and services. The loss of protection for the Company’s intellectual property rights could reduce the market value of the Company’s brands and the Company’s products and services, reduce new subscriber originations or upgrade sales to existing subscribers, lower the Company’s profits, and could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company’s policy is to require the Company’s employees that were hired to develop material intellectual property included in the Company’s products to execute written agreements in which they assign to the Company their rights in potential inventions and other intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but the Company cannot assure you that the Company has adequately protected the Company’s rights in every such agreement or that the Company has executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, the Company must monitor and detect infringement, misappropriation or other violations of the Company’s intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions, all of which are costly and time-consuming. As a result, the Company may not be able to obtain adequate protection or to effectively enforce the Company’s issued patents or other intellectual property rights.

In addition to patents and registered trademarks, the Company relies on trade secret rights, copyrights and other rights to protect the Company’s unpatented proprietary intellectual property and technology. Despite the Company’s efforts to protect the Company’s proprietary technologies and the Company’s intellectual property rights, unauthorized parties, including the Company’s employees, consultants, service providers or subscribers, may attempt to copy aspects of the Company’s products or obtain and use the Company’s trade secrets or other confidential information. The Company generally enters into confidentiality agreements with the Company’s employees and third parties that have access to the Company’s material confidential information, and generally limits access to and distribution of the Company’s proprietary information and proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of the Company’s intellectual property or technology, could be breached or otherwise may not provide meaningful protection for the Company’s trade secrets and know-how related to the design, manufacture or operation of the Company’s products and may not provide an adequate remedy in the event of unauthorized use or disclosure. The Company cannot assure you that the steps taken by the Company will prevent misappropriation of the Company’s intellectual property or technology or infringement of the Company’s intellectual property rights.

Competitors may independently develop technologies or products that are substantially equivalent or superior to the Company’s solutions or that inappropriately incorporate the Company’s proprietary technology into their products or they may hire the Company’s former employees who may misappropriate the Company’s proprietary technology or misuse the Company’s confidential information. In addition, if the Company expands the geography of the Company’s service offerings, the laws of some foreign countries where the Company may do business in the future do not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States.

From time to time, legal action by the Company may be necessary to enforce the Company’s patents and other intellectual property rights, to protect the Company’s trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement, misappropriation or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect the Company’s business, operating results and financial condition. If the Company is unable to protect the Company’s intellectual property and technology, the Company may find itself at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled the Company to be successful to date.

From time to time, the Company is subject to claims for infringing, misappropriating or otherwise violating the intellectual property rights of others, and will be subject to such claims in the future, which could have an adverse effect on the Company’s business and operations.

The Company cannot be certain that the Company’s products and services or those of third parties that the Company incorporates into the Company’s offerings do not and will not infringe the intellectual property rights of others. Many of the Company’s competitors and others may now and in the future have significantly larger and more mature patent portfolios than the Company has. From time to time, the Company is subject to claims based on allegations of infringement, misappropriation or other violations of the intellectual property rights of others, including litigation brought by special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing intellectual property rights and against whom the Company’s patents may therefore provide little or no deterrence or protection. Regardless of their merits, intellectual property claims divert the attention of the Company’s personnel and are often time-consuming and expensive. In addition, to the extent claims against the Company are successful, the Company may have to pay substantial monetary damages (including, for example, treble damages if the Company is found to have willfully infringed patents and increased statutory damages if the Company is found to have willfully infringed copyrights) or discontinue or modify certain products or services that are found to infringe another party’s rights or enter into licensing agreements with costly royalty payments. Defending against claims of infringement, misappropriation or other violations or being deemed to be infringing, misappropriating or otherwise violating the intellectual property rights of others could impair the Company’s ability to innovate, develop, distribute and sell the Company’s current and planned products and services. The Company has in the past and will continue in the future to seek one or more licenses to continue offering certain products or services, which could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. For example, the Company is one of several respondents in a patent matter pending before the U.S. International Trade Commission seeking an injunction against the continued importation of certain of our hardware. Legacy Vivint Smart Home has also been named as a defendant in related U.S. District Court cases alleging patent infringement and in which the plaintiff seeks unspecified money damages. The Company believes that the allegations in each of these matters are without merit and intend to vigorously defend against the claims; however, there can be no assurance regarding the ultimate outcome of these matters.

In some cases, the Company indemnifies the Company’s channel partners against claims that the Company’s products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Such claims could arise out of the Company’s indemnification obligation with the Company’s channel partners and end-subscribers, whom the Company typically indemnifies against such claims. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential information could be compromised by the discovery process. Although claims of this kind have not materially affected the Company’s business to date, there can be no assurance material claims will not arise in the future.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause the Company’s business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore the Company’s competitors may have access to the same technology licensed to the Company. If a third party does not offer the Company a license to its technology or other intellectual property on reasonable terms, or at all, the Company could be enjoined from continued use of such intellectual property. As a result, the Company may be required to develop alternative, non-infringing technology, which could require significant time (during which the Company could be unable to continue to offer the Company’s affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or the Company may agree to a settlement that prevents the Company from distributing certain products, providing certain subscriptions or performing certain services or that requires the Company to pay substantial damages, royalties or other fees. Any of these events could harm the Company’s business, financial condition and results of operations.

The Company’s solutions contain third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict the Company’s ability to sell the Company’s products and subscriptions.

Certain of the Company’s solutions contain software modules licensed to the Company by third-party authors under “open-source” licenses. The use and distribution of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code.

Some open-source licenses contain requirements that the Company make available the source code for modifications or derivative works the Company creates based upon the type of open-source software the Company uses. If the Company combines the Company’s proprietary software with open-source software in a certain manner, the Company could, under certain open-source licenses, be required to release the source code of the Company’s proprietary software to the public. This would allow the Company’s competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for the Company.

Although the Company monitors the Company’s use of open-source software and tries to ensure that none is used in a manner that would require the Company to disclose the Company’s proprietary source code or that would otherwise breach the terms of an open-source agreement, the terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on the Company’s ability to commercialize solutions incorporating such software. Moreover, the Company cannot assure you that the Company’s processes for controlling the Company’s use of open-source software in the Company’s solutions will be effective. From time to time, the Company may face claims from third parties asserting ownership of, or demanding release of, the open-source software or derivative works that the Company developed using such software (which could include the Company’s proprietary source code), or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation. If the Company is held to have breached the terms of an open-source software license, the Company could be required to seek licenses from third parties to continue offering the Company’s products on terms that are not economically feasible, to re-engineer the Company’s products, to discontinue the sale of the Company’s products if re-engineering could not be accomplished on a timely or cost-effective basis, or to make generally available, in source-code form, the Company’s proprietary code, any of which could adversely affect the Company’s business, results of operations and financial condition.

If the Company fails to maintain effective internal control over financial reporting at a reasonable assurance level, the Company may not be able to accurately report the Company’s financial results, which could have a material adverse effect on the Company’s operations, investor confidence in the Company’s business and the trading prices of the Company’s securities.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. If material weaknesses in the Company’s internal controls are discovered, they may adversely affect the Company’s ability to record, process, summarize and accurately report timely financial information and, as a result, the Company’s financial statements may contain material misstatements or omissions.

In addition, it is possible that control deficiencies could be identified by the Company’s management or by the Company’s independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in the Company’s reported financial condition, lead to a default under the Company’s indebtedness and otherwise have a material adverse effect on the Company’s business, financial condition, cash flow or results of operations.

Product or service defects or shortfalls in subscriber service could have an adverse effect on the Company.

The Company’s inability to provide products or services in a timely manner or defects in the Company’s products or services, including products and services of third parties that the Company incorporates into the Company’s offerings, could adversely affect the Company’s reputation and subject the Company to claims or litigation. In addition, the Company’s inability to meet subscribers’ expectations with respect to the Company’s products or services could increase attrition rates or affect the Company’s ability to generate new subscribers and thereby have a material adverse effect on the Company’s business, financial condition, cash flow or results of operations.

The Company is exposed to greater risk of liability for employee acts or omissions or system failure than may be inherent in other businesses.

The nature of the products and services the Company provides potentially exposes the Company to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses. If subscribers believe that they incurred losses as a result of the Company’s action or inaction, the subscribers (or their insurers) have and could in the future bring claims against the Company. Although the Company’s service contracts contain provisions limiting the Company’s liability for such claims, no assurance can be given that these limitations will be enforced, and the costs of such litigation or the related settlements or judgments could have a material adverse effect on the Company’s financial condition. In addition, there can be no assurance that the Company is adequately insured for these risks. Certain of the Company’s insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages or liability arising from gross negligence. If significant uninsured damages are assessed against the Company, the resulting liability could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

Future transactions could pose risks.

The Company frequently evaluates strategic opportunities both within and outside the Company’s existing lines of business. The Company expects from time to time to pursue additional business opportunities and may decide to eliminate or acquire certain businesses, products or services or expand into new channels or industries. Such acquisitions or dispositions could be material. For example, in August 2014, Legacy Vivint Smart Home acquired Space Monkey, a distributed cloud storage technology solution company, in 2019 Legacy Vivint Smart Home completed a spin-off of its wireless internet business and in 2020 the Company consummated the Merger. There are various risks and uncertainties associated with potential acquisitions and divestitures, including: (1) availability of financing; (2) difficulties related to integrating previously separate businesses into a single unit, including product and service offerings, distribution and operational capabilities and business cultures; (3) general business disruption; (4) managing the integration process; (5) diversion of management’s attention from day-to-day operations, (6) assumption of costs and liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated; (7) failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements; (8) potentially substantial costs and expenses associated with acquisitions and dispositions; (9) potential increases in compliance costs; (10) failure to retain and motivate key employees; and (11) difficulties in applying the Company’s internal control over financial reporting and disclosure controls and procedures to an acquired business. Any or all of these risks and uncertainties, individually or collectively, could have a material adverse effect on the Company’s business, financial condition, cash flow or results of operations. The Company can offer no assurance that any such strategic opportunities will prove to be successful. Among other negative effects, the Company’s pursuit of such opportunities could cause the Company’s cost of investment in new subscribers to grow at a faster rate than the Company’s recurring revenue and fees collected at the time of installation. Additionally, any new product or service offerings could require developmental investments or have higher cost structures than the Company’s current arrangements, which could reduce operating margins and require more working capital. Moreover, expansion into any new industry or channel could result in higher compliance costs as the Company may become subject to laws and regulations to which it is not currently subject.

Goodwill and other identifiable intangible assets represent a significant portion of the Company’s total assets, and the Company may never realize the full value of the Company’s intangible assets.

As of December 31, Legacy Vivint Smart Home had approximately $1.0 billion of goodwill and identifiable intangible assets. Goodwill and other identifiable intangible assets are recorded at fair value on the date of acquisition. In addition, as of December 31, 2019, Legacy Vivint Smart Home had $1.2 billion of capitalized contract costs, net. The Company reviews such assets for impairment at least annually. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services the Company offers, challenges to the validity of certain intellectual property, reduced sales of certain products or services incorporating intellectual property, increased attrition and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that the Company may never realize the full value of the Company’s intangible assets. Any future determination of impairment of goodwill or other identifiable intangible assets could have a material adverse effect on the Company’s financial position and results of operations.

Insurance policies may not cover all of the Company’s operating risks and a casualty loss beyond the limits of the Company’s coverage could negatively impact the Company’s business.

The Company is subject to all of the operating hazards and risks normally incidental to the provision of the Company’s products and services and business operations. In addition to contractual provisions limiting the Company’s liability to subscribers and third parties, the Company maintains insurance policies in such amounts and with such coverage and deductibles as required by law and that the Company believe are reasonable and prudent. See “—the Company is exposed to greater risk of liability for employee acts or omissions or system failure than may be inherent in other businesses”. Nevertheless, such insurance may not be adequate to protect the Company from all the liabilities and expenses that may arise from claims for personal injury, death or property damage arising in the ordinary course of the Company’s business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against the Company that is not covered by insurance, then the Company may have to pay the claim with the Company’s own funds, which could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company’s business is concentrated in certain markets.

The Company’s business is concentrated in certain markets. As of December 31, 2019, Legacy Vivint Smart Home’s subscribers in Texas and California represented approximately 19% and 9%, respectively, of its total subscriber base. Accordingly, the Company’s business and results of operations are particularly susceptible to adverse economic, weather and other conditions in such markets and in other markets that may become similarly concentrated.

Catastrophic events may disrupt the Company’s business.

Unforeseen events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent emergence of a novel coronavirus (COVID-19), and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States, Canada or elsewhere, could disrupt the Company’s operations, disrupt the operations of suppliers or subscribers or result in political or economic instability. These events could reduce demand for the Company’s products and services, make it difficult or impossible to receive equipment from suppliers or impair the Company’s ability to market its products and services and/or deliver products and services to subscribers on a timely basis. Any such disruption could also damage the Company’s reputation and cause subscriber attrition. The Company could be subject to claims or litigation with respect to losses caused by such disruptions. The Company’s property and business interruption insurance may not cover a particular event at all or be sufficient to fully cover the Company’s losses. With respect to COVID-19, the Company cannot presently estimate the overall operational and financial impact to its business that may result from the recent global outbreak of COVID-19, which could be material to its 2020 results, and which is highly dependent on the breadth and duration of the outbreak and could be affected by other factors it is not currently able to predict, including new information which may emerge concerning the severity of COVID-19, the success of actions taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets. Any widespread growth in infections, or travel restrictions, quarantines or site closures imposed as a result of COVID-19, could, among other things, require the Company to implement mandatory work-from-home protocols resulting in additional expenses and strain on the business as well as adversely impact the ability of its employees to staff call centers, or enter homes to sell or install new systems or repair existing systems.

If the insurance industry changes its practice of providing incentives to homeowners for the use of residential electronic security services, the Company may experience a reduction in new subscriber growth or an increase in the Company’s subscriber attrition rate.

Some insurers provide a reduction in premium rates for insurance policies written on homes that have monitored electronic security systems. There can be no assurance that insurance companies will continue to offer these rate reductions. If these incentives were reduced or eliminated, homeowners who otherwise may not feel the need for the Company’s products or services would be removed from the Company’s potential subscriber pool, which could hinder the growth of the Company’s business, and existing subscribers may choose to cancel or not renew their contracts, which could increase the Company’s attrition rates. In either case, the Company’s results of operations and growth prospects could be adversely affected.

The Company has recorded net losses in the past and the Company may experience net losses in the future.

Legacy Vivint Smart Home recorded consolidated net losses of $395.9 million, $472.6 million and $410.2 million in the years ended December 31, 2019, 2018 and 2017, respectively. The Company may likely continue to record net losses in future periods.

The nature of the Company’s business requires the application of complex revenue and expense recognition rules, and the current legislative and regulatory environment affecting generally accepted accounting principles is uncertain. Significant changes in current principles could affect the Company’s financial statements going forward and changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm the Company’s operating results.

The accounting rules and regulations that the Company must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could materially impact Legacy Vivint Smart Home’s financial statements. For example, in May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which superseded nearly all existing revenue recognition guidance. Legacy Vivint Smart Home adopted the new standard effective January 1, 2018, utilizing a modified retrospective approach with the cumulative effect of initially applying the new standard recognized at the date of initial application and providing certain additional disclosures.

Risks Relating to the Company’s Indebtedness

Legacy Vivint Smart Home’s substantial indebtedness could adversely affect the Company’s financial condition.

Legacy Vivint Smart Home has substantial indebtedness. Net cash interest paid by Legacy Vivint Smart Home for the years ended December 31, 2019 and 2018 related to Legacy Vivint Smart Home’s indebtedness (excluding finance leases) totaled $250.4 million and $236.7 million, respectively. Legacy Vivint Smart Home’s net cash from operating activities for the years ended December 31, 2019 and 2018, before these interest payments, was an outflow of $28.8 million and an inflow of $16.2 million, respectively. Accordingly, Legacy Vivint Smart Home’s net cash from operating activities for the years ended December 31, 2019 and 2018 and was insufficient to cover these interest payments.

As of December 31, 2019, Legacy Vivint Smart Home had approximately $3.3 billion in aggregate principal amount of total debt outstanding, all of which was issued or borrowed by APX Group, Inc. (“APX”), a wholly owned subsidiary of the Company and guaranteed by APX’s parent company, APX Group Holdings, Inc. (“APX Group Holdings”) and by substantially all of APX’s domestic subsidiaries, $2.4 billion of which was secured debt, which requires significant interest and principal payments. Subject to the limits contained in the agreements governing the Company’s existing indebtedness, the Company may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If the Company does so, the risks related to the Company’s high level of debt could increase. Specifically, the Company’s high level of debt could have important consequences, including the following:

•	making it more difficult for the Company to satisfy the Company’s obligations with respect to the Company’s debt;

•	limiting the Company’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of the Company’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows and future borrowings available for working capital, capital expenditures (including subscriber acquisition costs), acquisitions and other general corporate purposes;

•	increasing the Company’s vulnerability to general adverse economic and industry conditions;

•	exposing the Company to the risk of increased interest rates as certain of the Company’s borrowings are at variable rates of interest;

•	limiting the Company’s flexibility in planning for and reacting to changes in the industry in which the Company competes;

•	placing the Company at a disadvantage compared to other, less leveraged competitors; and

•	increasing the Company’s cost of borrowing.

The Company may be able to incur significant additional indebtedness in the future.

Despite the Company’s current level of indebtedness, the Company may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to the Company’s financial condition described above. As of December 31, 2019, Legacy Vivint Smart Home had $32.1 million of availability under the revolving credit facility (after giving effect to $11.1 million of letters of credit outstanding and $245.0 million of borrowings). The Company is still permitted to add, in addition to the revolving credit facility, incremental facilities of up to $225 million, subject to certain conditions being satisfied. Under both the Term Loan Agreement and revolving credit facility, up to $60 million may be incurred on the same “superpriority” basis as the revolving credit facility. Moreover, although the debt agreements governing the Company’s existing indebtedness contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent the Company from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under the Company’s debt instruments. To the extent new debt is added to the Company’s current debt levels, the substantial leverage risks described in the previous risk factor would increase. In addition, the exceptions to the restrictive covenants permit the Company to enter into certain other transactions.

Accordingly, subject to market conditions, the Company opportunistically seeks to access the credit and capital markets from time to time, whether to refinance or retire the Company’s existing indebtedness, for the investment in and operation of the Company’s business, or for other general corporate purposes. Such transactions may take the form of new or amended senior secured credit facilities, including term or revolving loans, secured or unsecured notes and/or other instruments or indebtedness. These transactions may result in an increase in the Company’s total indebtedness, secured indebtedness and/or debt service costs.

The Company’s variable rate indebtedness subjects the Company to interest rate risk, which could cause the Company’s indebtedness service obligations to increase significantly.

Borrowings under the Company’s revolving credit facility are at variable rates of interest and expose the Company to interest rate risk. If interest rates increase, the Company’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and the Company’s net income and cash flows, including cash available for servicing the Company’s indebtedness, would correspondingly decrease.

The Company may be unable to service the Company’s indebtedness.

The Company’s ability to make scheduled payments on and to refinance the Company’s indebtedness depends on and is subject to the Company’s financial and operating performance, which, in turn, is affected by general and regional economic, financial, competitive, business and other factors beyond the Company’s control, including the availability of financing in the international banking and capital markets. the Company cannot assure you that the Company’s business will generate sufficient cash flow from operations or that future borrowings will be available to the Company in an amount sufficient to enable the Company to service the Company’s debt, to refinance the Company’s debt or to fund the Company’s other liquidity needs (including funding subscriber acquisition costs).

If the Company is unable to meet the Company’s debt service obligations or to fund the Company’s other liquidity needs, the Company will need to restructure or refinance all or a portion of the Company’s debt, which could cause the Company to default on the Company’s debt obligations and impair the Company’s liquidity. Any refinancing of the Company’s indebtedness could be at higher interest rates and may require the Company to comply with more onerous covenants that could further restrict the Company’s business operations.

Moreover, in the event of a default, the holders of the Company’s indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. The lenders under the

Company’s revolving credit facility could also elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against their collateral, and the Company could be forced into bankruptcy or liquidation. If the Company breach the Company’s covenants under the Company’s revolving credit facility, the Company would be in default under the Company’s revolving credit facility. The lenders could exercise their rights, as described above, and the Company could be forced into bankruptcy or liquidation.

The debt agreements governing the Company’s existing indebtedness impose significant operating and financial restrictions on the Company and the Company’s subsidiaries, which may prevent the Company from capitalizing on business opportunities.

The debt agreements governing the Company’s existing indebtedness impose significant operating and financial restrictions on the subsidiaries of the Company party thereto. The Company expects to guarantee the obligations under the credit agreement governing the revolving credit facility, the credit agreement governing the 2024 Term Loan and the debt agreements governing the notes. These restrictions limit the Company’s ability to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	materially change the nature of the Company’s business;

•	amend, prepay, redeem or purchase certain subordinated debt;

•	enter into agreements that restrict the ability of certain subsidiaries to make dividends or other payments to the Company; and

•	transfer or sell assets.

In addition, the Company’s revolving credit facility requires that the Company maintain a consolidated first lien net leverage ratio of not more than 5.95 to 1.0 on the last day of each applicable test period.

As a result of these restrictions, the Company is limited as to how the Company conducts the Company’s business and the Company may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness the Company may incur could include more restrictive covenants. the Company cannot assure you that the Company will be able to maintain compliance with these covenants in the future and, if the Company fails to do so, that the Company will be able to obtain waivers from the lenders and/or amend the covenants.

The Company’s failure to comply with the restrictive covenants described above as well as other terms of the Company’s existing indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in the Company’s being required to repay these borrowings before their due date. If the Company is forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, the Company’s results of operations and financial condition could be adversely affected.

The Company’s failure to comply with the agreements relating to the Company’s outstanding indebtedness, including as a result of events beyond the Company’s control, could result in an event of default that could materially and adversely affect the Company’s results of operations and the Company’s financial condition.

If there were an event of default under any of the agreements relating to the Company’s outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. the Company cannot assure you that the Company’s assets or cash flows would be sufficient to fully repay borrowings under the Company’s outstanding debt instruments if accelerated upon an event of default. Further, if the Company is unable to repay, refinance or restructure the Company’s indebtedness under the Company’s secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company’s other debt instruments.

Risks Relating to Ownership of the Company’s Class A Common Stock

If the Merger’s benefits do not meet the expectations of financial analysts, the market price of the Company’s Class A common stock may decline.

The market price of the Class A common stock may decline as a result of the Merger if the Company does not achieve the perceived benefits of the Merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the Merger on the Company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Class A common stock may experience a loss as a result of a decline in the market price of the Class A common stock. In addition, a decline in the market price of the Class A common stock could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future.

The Company’s results of operations may differ significantly from the unaudited pro forma condensed combined financial information included in this prospectus.

Mosaic and Legacy Vivint Smart Home have had no prior history as a combined entity, and Mosaic’s and Legacy Vivint Smart Home’s operations have not previously been managed on a combined basis. The unaudited pro forma financial information included in this prospectus was presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations would have been had the Merger been completed on the date(s) indicated, nor is it indicative of the future operating results or financial position of the Company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The Company’s stock price may change significantly and you could lose all or part of your investment as a result.

The trading price of the Company’s Class A common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—Risks Relating to the Company’s Business and Industry” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of the Company’s competitors;

•	changes in expectations as to the Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by the Company or its competitors;

•	announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in the Company’s management;

•	changes in general economic or market conditions or trends in the Company’s industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Company’s business;

•	future sales of the Company’s common stock or other securities;

•	investor perceptions or the investment opportunity associated with the Company’s common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by the Company or third parties, including the Company’s filings with the SEC;

•	litigation involving the Company, the Company’s industry, or both, or investigations by regulators into the Company’s operations or those of the Company’s competitors;

•	guidance, if any, that the Company provides to the public, any changes in this guidance or the Company’s failure to meet this guidance;

•	the development and sustainability of an active trading market for the Company’s stock;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Company’s Class A common stock, regardless of the Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company’s Class A common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the Company’s Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Company’s Class A common stock will be at the sole discretion of the Company’s board of directors. the Company’s board of directors may take into account general and economic conditions, the Company’s financial condition and results of operations, the Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by the Company’s subsidiaries to it and such other factors as the Company’s board of directors may deem relevant. In addition, the Company’s ability to pay dividends is limited by covenants of the Company’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness the Company incurs. As a result, you may not receive any return on an investment in the Company’s Class A common stock unless you sell the Company’s Class A common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about the Company’s business, or if they downgrade the Company’s stock or the Company’s sector, stock price and trading volume could decline.

The trading market for the Company’s Class A common stock depends in part on the research and reports that industry or financial analysts publish about the Company or the Company’s business. The Company does not control these analysts. In addition, some financial analysts may have limited expertise with the Company’s model and operations. Furthermore, if one or more of the analysts who does cover the Company downgrades the Company’s stock or industry, or the stock of any of its competitors, or publishes inaccurate or unfavorable research about the Company’s business, the price of the Company’s stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, the Company could lose visibility in the market, which in turn could cause the Company’s stock price or trading volume to decline.

Future sales, or the perception of future sales, by the Company or the Company’s stockholders in the public market following the Merger could cause the market price for the Company’s Class A common stock to decline.

The sale of shares of the Company’s Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate.

All shares issued in the Merger are freely tradable without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than the Company’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including the Company’s directors, executive officers and other affiliates (including affiliates of Blackstone).

Holders of substantially all of the Company’s Class A common stock and Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (collectively, the “SPAC sponsors”) have each agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of the Company’s Class A common stock during the period from the date of the Closing of the Merger (the “Closing Date”) continuing through the date (i) in the case of 313 Acquisition, six months after the Closing Date, (ii) in the case of the Pedersen Holders, Dunn Holders, Summit Holders and Black Horse Holders (each as defined in the Stockholders Agreement (defined herein)), two years after the Closing Date and (iii) for all other Stockholder Parties (as defined in the Stockholders Agreement), one year after the Closing Date.

Upon the expiration or waiver of the lock-ups, shares held by 313 Acquisition LLC (“313 Acquisition”), certain stockholders of 313 Acquisition, Legacy Vivint Smart Home and the SPAC sponsors (collectively, the “Investors”) will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to a registration rights agreement, the Investors and certain other stockholders named therein have the right, subject to certain conditions, to require the Company to register the sale of their shares of the Company’s Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the Company’s Class A common stock to decline. The shares covered by registration rights represent a substantial majority of the Company’s outstanding Class A common stock.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of the Company’s Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for the Company to raise additional funds through future offerings of the Company’s shares of Class A common stock or other securities.

The Company also intends to register all shares of Class A common stock that the Company may issue under the Company’s 2020 Omnibus Incentive Plan, as well as any shares of Class A common stock underlying restricted shares of Class A common stock, stock appreciation rights and restricted stock units that have been granted to directors, executive officers and other employees of the Company as “substitute awards” pursuant to such 2020 Omnibus Incentive Plan, all of which are subject to time-based vesting conditions. In addition, the Company intends to register all shares of Class A common stock underlying the hypothetical stock appreciation rights subject to each of the Company’s (i) Second Amended and Restated 2013 Long-Term Incentive Pool Plan for Lead Technicians, (ii) Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Technicians, (iii) Second Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers and (iv) Second Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers. Following registration of such shares and subject to the expiration of applicable lock-up and vesting restrictions, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

In the future, the Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Company’s Class A common stock issued in connection with an investment or acquisition could constitute a material portion of the Company’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Company’s stockholders.

Anti-takeover provisions in the Company’s organizational documents could delay or prevent a change of control.

Certain provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws (“Bylaws”) may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in the Company’s best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions provide for, among other things:

•	the ability of the Board to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Company’s annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the ability of stockholders to act by written consent;

•	providing that the Board is expressly authorized to make, alter or repeal the Bylaws;

•

the removal of directors only for cause and only upon the affirmative vote of holders of at least 66 2⁄3% of the shares of common stock entitled to vote generally in the election of directors if the Stockholder Parties and their affiliates hold less than 30% of the Company’s outstanding shares of Class A common stock; and

•

that certain provisions may be amended only by the affirmative vote of at least 30% of the shares of Class A common stock entitled to vote generally in the election of directors if the Stockholder Parties and their affiliates hold less than 30% of the Company’s outstanding shares of Class A common stock.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers, employees or stockholders.

The Certificate of Incorporation provides that, subject to limited exceptions, any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to the Company or the Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (iv) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage such lawsuits against the Company and the Company’s directors, officers and employees. Alternatively, if a court were to find these provisions of the Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

Certain significant Company stockholders whose interests may differ from those of Company public stockholders will have the ability to significantly influence the Company’s business and management.

Pursuant to the stockholders agreement (the “Stockholders Agreement”) that the Company entered into with the SPAC sponsors, certain investment funds managed by the affiliates of The Blackstone Group Inc. (such investment funds, collectively, “Blackstone”) and certain other parties thereto (collectively, the “Stockholder Parties”) that became effective at the Closing, Blackstone has the right to designate nominees for election to the Company’s Board at any meeting of its stockholders. The number of Blackstone Designees (as defined in the Stockholders Agreement) will be equal to (i) a majority of the total number of directors in the event that 313 Acquisition, Blackstone and their respective affiliates (collectively, the “313 Acquisition Entities”) beneficially own in the aggregate 50% or more of the outstanding shares of Class A common stock, (ii) 40% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 40%, but not 50% or more, of the outstanding shares of Class A common stock, (iii) 30% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 30%, but not more than 40%, of the outstanding shares of Class A common stock, (iv) 20% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 20%, but not more than 30%, of the outstanding shares of Class A common stock and (v) 10% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 5%, but not more than 20% of the outstanding shares of Class A common stock.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by Fortress Mosaic Investor LLC to the Company’s Board (the “Fortress Designee”) so long as the Fortress Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A common stock the Fortress Holders own immediately following the consummation of the Merger; provided that the Fortress Designee must be an employee or principal of The SoftBank Vision Fund unless otherwise agreed in writing by the Blackstone Designator (as defined in the Stockholders Agreement) and the Company.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by the Summit Designator (as defined in the Stockholders Agreement) to the Company’s Board so long as the Summit Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A Common Stock they own immediately following the consummation of the Merger.

Accordingly, the persons party to the Stockholders Agreement will be able to significantly influence the approval of actions requiring Board approval through their voting power. Such stockholders will retain significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of its officers. In particular, the persons party to the Stockholder Agreement could influence whether acquisitions, dispositions and other change of control transactions are approved.

Affiliates of Blackstone control the Company, and their interests may conflict with the Company’s or yours in the future.

Affiliates of Blackstone beneficially own approximately 60.6% of the Company’s Class A common stock. For so long as Blackstone continues to own a significant percentage of the Company’s Class A common stock, Blackstone will still be able to significantly influence the composition of the Company’s board of directors and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Blackstone will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of the Company’s officers. In particular, for so long as affiliates of Blackstone continues to own a significant percentage of the Company’s Class A common stock, Blackstone will be able to cause or prevent a change of control of the Company or a change in the composition of the Company’s board of directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the Company and ultimately might affect the market price of the Company’s Class A common stock. In addition, Blackstone may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, Blackstone could cause the Company to make acquisitions that increase the Company’s indebtedness or cause the Company to sell revenue-generating assets. In certain circumstances, acquisitions of debt at a discount by purchasers that are related to a debtor can give rise to cancellation of indebtedness income to such debtor for U.S. federal income tax purposes. So long as affiliates of Blackstone continues to own a significant amount of the Company’s combined voting power, even if such amount is less than 50%, Blackstone will continue to be able to strongly influence or effectively control the Company’s decisions.

Notwithstanding Blackstone’s control of or substantial influence over the Company, the Company may from time to time enter into transactions with Blackstone and its affiliates, or enter into transactions in which Blackstone or its affiliates otherwise have a direct or indirect material interest. In connection with the Merger, the Company adopted a formal written policy for the review and approval of transactions with related persons.

Certain of the Company’s stockholders, including Blackstone, the SPAC sponsors and affiliates of Summit Partners, L.P., may engage in business activities which compete with the Company or otherwise conflict with the Company’s interests.

Blackstone, the SPAC sponsors, affiliates of Summit Partners, L.P. and certain other Stockholder Parties and their respective affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the Company. The Company’s amended and restated certificate of incorporation provides that none of the Stockholder Parties, any of their respective affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of the Company’s officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Stockholder Parties also may pursue acquisition opportunities that may be complementary to the Company’s business and, as a result, those acquisition opportunities may not be available to the Company.

The Company is a “controlled company” within the meaning of the rules of the NYSE and the rules of the SEC. As a result, the Company qualifies for, and intends to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

Blackstone controls a majority of the voting power of the Company’s outstanding Class A common stock. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Company’s board of directors consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that the Company have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

The Company intends to utilize some or all of these exemptions. As a result, the Company’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, on June 20, 2012, the SEC passed final rules implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The SEC’s rules direct each of the national securities exchanges (including the NYSE on which the Company lists its common stock) to develop listing standards requiring, among other things, that:

•	compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and

•

compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and the Company.

As a “controlled company,” the Company is not subject to these compensation committee independence requirements.

Transformation of the Company into a listed public company will increase its costs and may disrupt the regular operations of its business.

Prior to the Merger, Legacy Vivint Smart Home operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, while the Company is currently in compliance with portions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company is required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the NYSE, to implement specified corporate governance practices that did not apply to Legacy Vivint Smart Home as a private company.

The Company is required to ensure that it has the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.

The additional demands associated with being a public company may disrupt regular operations of the Company’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting the Company’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing the Company’s businesses. In addition, failure to comply with any laws or regulations applicable to the Company as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm the Company’s business, financial condition and results of operations.

USE OF PROCEEDS

All of the Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $200.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A common stock. Pursuant to a registration rights agreement entered into by the Company, the Investors and certain other stockholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Class A common stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Warrants are listed on the NYSE under the symbol “VVNT WS.”

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “VVNT” and “VVNT WS”, respectively. Prior to the consummation of the Merger, our Class A common stock and warrants were listed on the NYSE under the symbols “MOSC.U”, “MOSC” and “MOSC.WS”, respectively. As of March 16, 2020, there were 483 holders of record of our Class A common stock and 4 holders of record of our Warrants.

Dividend Policy

We have not paid any cash dividends on our common stock or the Warrants to date. Our Board may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate the Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Merger, our shareholders approved the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan.

SELECTED FINANCIAL INFORMATION

The following selected historical consolidated financial information and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy Vivint Smart Home’s historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

Legacy Vivint Smart Home is considered the Company’s accounting predecessor.

The selected historical consolidated financial information and other data presented below for the years ended December 31, 2019, 2018 and 2017 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from Legacy Vivint Smart Home’s audited consolidated financial statements included in this prospectus. The selected historical consolidated financial information and other data presented below for the years ended December 31, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from Legacy Vivint Smart Home’s audited consolidated financial statements which are not included in this prospectus.

	December 31, 2019 (1)	December 31, 2018 (1)	December 31, 2017	December 31, 2016	December 31, 2015
	(in thousands)
Statement of Operations Data:
Total revenue	$1,155,981	$1,050,441	$881,983	$757,907	$653,721
Total costs and expenses	1,298,266	1,297,221	1,037,476	829,009	762,396

Loss from operations	(142,285)	(246,780)	(155,493)	(71,102)	(108,675)
Other expenses:
Interest expense	(260,014)	(245,214)	(225,772)	(197,965)	(161,339)
Interest income	23	425	130	432	90
Other income (expenses)	7,665	17,323	(27,986)	(7,255)	(8,832)

Loss from operations before income taxes	(394,611)	(474,246)	(409,121)	(275,890)	(278,756)
Income tax expense (benefit)	1,313	(1,611)	1,078	67	351

Net loss	$(395,924)	$(472,635)	$(410,199)	$(275,957)	$(279,107)

Balance Sheet Data:
Cash	$4,549	$12,773	$3,872	$43,520	$23,668
Working capital deficit	(862,515)	(340,478)	(161,255)	(80,170)	(99,843)
Adjusted working capital deficit (excluding cash, operating and finance lease obligation)	(847,716)	(345,508)	(154,513)	(113,893)	(115,895)
Total assets	2,604,408	2,524,491	2,872,206	2,547,662	2,324,753
Total debt	3,281,713	3,045,195	2,820,297	2,486,700	2,138,112
Total stockholders’ deficit	(1,787,358)	(1,397,041)	(652,375)	(245,182)	(55,884)

(1)

Includes the impact of adopting Topic 606. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Vivint Smart Home present the combination of the financial information of Vivint Smart Home and Legacy Vivint Smart Home adjusted to give effect to the Merger, the other transactions contemplated by the Merger Agreement and the Refinancing Transactions (defined below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical balance sheet of Vivint Smart Home and the historical balance sheet of Legacy Vivint Smart Home on a pro forma basis as if the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions summarized below, had been consummated on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical statements of operations of Vivint Smart Home and Legacy Vivint Smart Home for such period on a pro forma basis as if the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•

the Merger of Legacy Vivint Smart Home with and into Merger Sub, a wholly owned subsidiary of Vivint Smart Home, with Legacy Vivint Smart Home surviving the Merger as a wholly owned subsidiary of Vivint Smart Home;

•

the purchase of 15,789,474 shares of Common Stock at a purchase price of $9.50 per share pursuant to the forward purchase agreements that Vivint Smart Home entered into with certain investors in connection with its initial public offering;

•	the issuance and sale of 12,500,000 shares of Common Stock at a purchase price of $10.00 per share pursuant to the Fortress Subscription Agreement;

•	the issuance and sale of 10,000,000 shares of Common Stock at a purchase price of $10.00 per share pursuant to the Blackstone Subscription Agreement;

•	the purchase of 5,000,000 shares of Common Stock at a purchase price of $10.00 per share associated with the Additional Forward Purchaser Investment;

•	the purchase of 2,698,753 shares of Common Stock at a purchase price of $10.29 per share pursuant to the Fortress Subscription and Backstop Agreement;

•	the conversion of 10,379,386 Founder Shares owned by the Sponsors into 10,379,386 shares of Common Stock upon the closing of the Merger in accordance with Vivint Smart Home’s existing charter;

•	the redemption of 31,074,592 shares of a per price share of approximately $10.29;

•	the issuance of 25,000,000 shares of Common Stock as a result of earnout achievements subsequent to close of the Merger (see further below); and

•	the Refinancing Transactions.

Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares vested at the closing of the Merger; 25% of the unvested Founder Shares vested when a $12.50 Stock Price Level was achieved and the remaining 25% of unvested Founder Shares vested when a $15.00 Stock Price Level was achieved. Pursuant to the Sponsor Agreement, 50% of the unvested private placement warrants vested when a $12.50 Stock Price Level was achieved and the remaining 50% of unvested private placement warrants vested when a $15.00 Stock Price Level was achieved.

After the consummation of the Merger, holders of Legacy Vivint Smart Home common stock immediately prior to the Merger and holders of outstanding Rollover Restricted Stock immediately following the Merger received the contingent right to receive earnout shares and holders of Rollover Equity Awards (other than Rollover Restricted Stock) immediately following the Merger are entitled to either receive earnout shares or an increase in the value of their awards if, from the consummation of the Merger until the fifth anniversary thereof, the volume-weighted average price of Common Stock exceeds certain target thresholds. Upon the achievement of such targets, such holders will receive, in aggregate, 12,500,000 Common Stock on the achievement of each target (or in the case of holders of Rollover Equity Awards, an equivalent increase in value of such awards) based on their proportional holding of such stock or awards immediately prior to the Merger. The first issuance of earnout shares occurs when the volume-weighted average price of Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of earnout shares occurs when the volume-weighted average price of Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout”). The third issuance of earnout shares occurs when the volume weighted average price of Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period (the “Third Earnout”).

Subsequent to the closing of the Merger, the issuance of 12,500,000 earnout shares occurred in February 2020 after attainment of the First Earnout and the issuance of 12,500,000 earnout shares occurred in March 2020 after attainment of the Second Earnout. Earnout shares from the Third Earnout are not reflected in the pro forma financial information as the Third Earnout has not been achieved. Legacy Vivint Smart Home has concluded that the earnout shares are equity classified awards, and are presented as so in the unaudited pro forma condensed combined balance sheet. The impact of the earnout shares is not expected to be material on the future results of operations of Vivint Smart Home.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Vivint Smart Home’s results following the completion of the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited financial statements of Vivint Smart Home as of and for the year ended December 31, 2019 and the related notes included elsewhere in this prospectus;

•	the historical audited consolidated financial statements of Legacy Vivint Smart Home as of and for the year ended December 31, 2019 and the related notes included elsewhere in this prospectus; and

•

other information relating to Vivint Smart Home and Legacy Vivint Smart Home contained in the prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Merger.”

Pursuant to Vivint Smart Home’s amended and restated certificate of incorporation, public stockholders were offered the opportunity to redeem, upon the closing of the Merger, shares of Vivint Smart Home Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Merger) in the Trust Account. The unaudited condensed combined pro forma financial statements reflect actual redemption of 31,074,592 shares of Vivint Smart Home Class A common stock at a per price share of approximately $10.29. Prior to the close of the Merger, Legacy Vivint Smart Home, Inc. agreed, in accordance with the Merger Agreement, to waive the Maximum Redemption Condition.

Notwithstanding the legal form of the Merger pursuant to the Merger Agreement, the Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vivint Smart Home is treated as the acquired company and Legacy Vivint Smart Home is treated as the acquirer for financial statement reporting purposes. Legacy Vivint Smart Home has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Vivint Smart Home’s existing shareholders have the greatest voting interest in the combined entity, representing approximately 61% voting interest;

•	the largest individual minority shareholder of the combined entity is an existing shareholder of Legacy Vivint Smart Home;

•	Legacy Vivint Smart Home’s directors represent the majority of the Vivint Smart Home’s board of directors;

•	Legacy Vivint Smart Home’s senior management is the senior management of Vivint Smart Home; and

•	Legacy Vivint Smart Home is the larger entity based on historical total assets and revenues.

On July 31, 2019, in an effort to deliver additional cost savings and cash-flow improvements, Legacy Vivint Smart Home completed a spin-off of its wireless internet business. In connection with the spin-off, the equity interests of Vivint Wireless, Inc. were distributed to the shareholders of Legacy Vivint Smart Home, Inc. pro rata based on their respective holdings. The spin-off is not believed to be a strategic shift that had a major effect on Legacy Vivint Smart Home’s operations and financial results, and therefore does not qualify as discontinued operations. In addition, the spin-off is not directly attributable to the Merger. However, since the wireless internet business will not be present in the financial position or results of operations of the combined company following the Merger, the Company has presented in its unaudited pro forma condensed combined financial statements the effect of the Vivint Wireless, Inc. spin-off, as this information could be useful to investors and readers of this prospectus.

On February 14, 2020, APX Group, Inc. (“APX”) an indirect, wholly owned subsidiary of Vivint Smart Home, completed its offering of $600.0 million aggregate principal amount of 6.75% senior secured notes due 2027 (the “2027 Notes”) in a private placement. Concurrently with the 2027 Notes offering, APX amended and restated the credit agreements governing the existing revolving credit facility and existing term loan credit facility (the “Concurrent Refinancing Transactions”). In connection therewith, APX, among other things, (i) extended the maturity date with respect to certain commitments under the revolving credit facility and increased the aggregate commitments in respect of the revolving credit facility to $350.0 million and (ii) extended the maturity date with respect to the loans outstanding under the term loan facility and increased the aggregate principal amount of term loans term loans outstanding under the term loan credit facility to $950.0 million.

APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of APX’s outstanding 8.750% Senior Notes due 2020 (the “2020 Notes Redemption”), (ii) redeem all of APX’s outstanding 8.875% Senior Secured Notes due 2022 (the “2022 Private Placement Notes Redemption”), (iii) refinance in full the existing borrowings under APX’s existing term loan facility and revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of APX’s outstanding 7.875% Senior Secured Notes due 2022 (the “Partial 7.875% Notes Redemption” and, together with the 2020 Notes Redemption and the 2022 Private Placement Notes Redemption, the “Redemptions”) and (v) pay the related accrued interest, fees and expenses related thereto (together with the 2027 Notes offering, Concurrent Refinancing Transactions, and Redemptions, the “Refinancing Transactions”). APX irrevocably deposited funds with the applicable trustee and/or paying agent to effect the Redemptions and to satisfy and discharge all of APX’s remaining obligations under the indenture governing APX’s 8.750% Senior Notes due 2020 and the note purchase agreement governing APX’s 8.875% Senior Secured Notes due 2022. The Company has presented in its unaudited pro forma condensed combined financial statements the effect of the Concurrent Refinancing Transactions, as this information could be useful to investors and readers of this prospectus.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Vivint Smart Home following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)

	As of December 31, 2019						As of December 31, 2019
	Vivint Smart Home (Historical)	Legacy Vivint Smart Home (Historical)	Reclassification Adjustments (Note 2)	Refinancing Transactions Adjustments (Note 4)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$683	$4,549	$—	$(467,875)	$465,069	(A)	$2,426
Accounts receivable, net	—	64,216	—	—	—		64,216
Inventories	—	64,622	—	—	—		64,622
Prepaid expenses and other current assets	218	18,063	—	—	(6,170)	(D)	12,111

Total current assets	901	151,450	—	(467,875)	458,899		$143,375
Cash and investments held in Trust Account	355,032	—	—	—	(355,032)	(B)	—
Property, plant and equipment, net	—	61,088	—	—	—		61,088
Capitalized contract costs, net	—	1,215,249	—	—	—		1,215,249
Deferred financing costs, net	—	1,123	—	—	—		1,123
Intangible assets, net	—	177,811	—	—	—		177,811
Goodwill	—	836,540	—	—	—		836,540
Operating lease right-of-use assets	—	65,320	—	—	—		65,320
Long-term notes receivables and other assets, net	—	95,827	—	—	—		95,827

Total Assets	$355,933	$2,604,408	$—	$(467,875)	$103,867		$2,596,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75	$86,554	$—	$—	$—		$86,629
Accrued payroll and commissions	—	72,642	—	—	—		72,642
Accrued expenses and other current liabilities	61	147,489	248	(6,773)	(3,197)	(D), (P)	137,828
Deferred revenue	—	234,612	—	—	—		234,612
Current portion of notes payable, net	—	453,320	—	(453,320)	—		—
Current portion of operating lease liabilities	—	11,640	—	—	—		11,640
Current portion of finance lease liabilities	—	7,708	—	—	—		7,708
Accrued expenses—related parties	48	—	(48)	—	—		—
Franchise tax payable	200	—	(200)	—	—		—
Income tax payable	—	—	—	—	—		—

Total current liabilities	384	1,013,965	—	(460,093)	(3,197)		551,059
Notes payable, net	—	2,471,659	—	244,772	—		2,716,431
Notes payable, net—related party	—	103,634	—	—	—		103,634
Revolving credit facility	—	245,000	—	(240,000)	—		5,000
Finance lease liabilities, net of current portion	—	5,474	—	—	—		5,474
Deferred revenue, net of current portion	—	405,786	—	—	—		405,786
Operating lease liabilities	—	63,477	—	—	—		63,477
Other long-term obligations	—	80,540	—	—	—		80,540
Deferred income tax liabilities	—	2,231	—	—	—		2,231
Deferred underwriting commissions	6,072	—	—	—	(6,072)	(C)	—

Total liabilities	6,456	4,391,766	—	(455,321)	(9,269)		3,933,632

	As of December 31, 2019						As of December 31, 2019
	Vivint Smart Home (Historical)	Legacy Vivint Smart Home (Historical)	Reclassification Adjustments (Note 2)	Refinancing Transactions Adjustments (Note 4)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Commitments and contingencies
Class A common stock subject to possible redemption	344,477	—	—	—	(344,477)	(H)	—
Stockholders’ equity:
Preferred stock	—	1	—	—	(1)	(I)	—
Class A common stock	—	—	—	—	18	(J)	18
Class F common stock	1	—	—	—	(1)	(K)	—
Common stock (Legacy Vivint Smart Home)	—	10	—	—	(10)	(L)	—
Additional paid-in capital	—	740,119	—	—	474,979	(M)	1,215,098
Retained Earnings (Accumulated deficit)	4,999	(2,500,022)	—	(12,554)	(17,372)	(O)	(2,524,949)
Accumulated other comprehensive loss	—	(27,466)	—	—	—		(27,466)

Total stockholders’ equity (deficit)	5,000	(1,787,358)	—	(12,554)	457,613		(1,337,299)

Total liabilities and stockholders’ deficit	$355,933	$2,604,408	$—	$(467,875)	$103,867		$2,596,333

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	Year Ended December 31, 2019		Vivint Wireless, Inc. Spin-Off (Note 3)	Refinancing Transactions Adjustments (Note 4)	Pro Forma Adjustments (Note 5)		Year Ended December 31, 2019
	Vivint Smart Home (Historical)	Legacy Vivint Smart Home (Historical)					Pro Forma Combined
Revenues
Recurring and other revenue	$—	$1,155,981	$(2,808)	$—	$—		$1,153,173
Costs and expenses:
Operating expenses	—	369,285	(5,455)	—	304	(AA)	364,134
Selling expenses	—	193,359	(137)	—	661	(AA)	193,883
General and administrative expenses	1,320	192,182	(5,291)	—	3,125	(BB)	191,336
Depreciation and amortization	—	543,440	(68)	—	—		543,372
Restructuring expenses	—	—	—	—	—		—
Franchise tax expense	195	—	—	—	—		195

Total operating expenses	1,515	1,298,266	(10,951)	—	4,090		1,292,920

Loss from operations	(1,515)	(142,285)	8,143	—	(4,090)		(139,747)
Other (expense) income
Interest expense	—	260,014	—	(44,259)	—		215,755
Interest income	—	(23)	—	—	—		(23)
Other (income) expenses, net	(7,184)	(7,665)	2,100	(807)	7,184	(EE)	(6,372)

Income (loss) before income taxes	5,669	(394,611)	6,043	45,066	(11,274)		(349,107)
Income tax expense (benefit)	1,468	1,313	—	200	(2,801)	(HH)	180

Net income (loss)	$4,201	$(395,924)	$6,043	$44,866	$(8,473)		$(349,287)

Weighted average shares outstanding of Class A common stock	34,500,000						179,730,798
Basic and diluted net income (loss) per share—Class A	$0.14						$(1.94)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Merger is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Vivint Smart Home is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Legacy Vivint Smart Home issuing stock for the net assets of Vivint Smart Home, accompanied by a recapitalization.

The net assets of Vivint Smart Home are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives pro forma effect to the Merger and the other transactions contemplated by the Merger Agreement as if they had been consummated on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the Merger and the other transactions contemplated by the Merger agreement as if they had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	Vivint Smart Home’s audited balance sheet as of December 31, 2019 and the related notes included elsewhere in this prospectus; and

•	Legacy Vivint Smart Home’s audited balance sheet as of December 31, 2019 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	Vivint Smart Home’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this prospectus; and

•	Legacy Vivint Smart Home’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this prospectus.

The unaudited condensed pro forma adjustments reflecting the consummation of the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the date of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions.

The pro forma adjustments reflecting the consummation of the Merger and other transactions contemplated by the Merger Agreement are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Vivint Smart Home and Legacy Vivint Smart Home.

2. Accounting Policies and Reclassifications

As part of preparing these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Vivint Smart Home and Legacy Vivint Smart Home’s financial statement presentation. Upon consummation of the Merger, management performed a comprehensive review of the two entities’ accounting policies. Based on its analysis, management did not identify any differences between the accounting policies of the two entities that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Vivint Wireless, Inc. Spin-off

The Company has presented in its unaudited pro forma condensed combined statements of operations the effect of the Vivint Wireless, Inc. spin-off, as the wireless internet business will not be present in the results of operations of the combined company following the Merger.

4. Refinancing Transactions

The Company has presented in its unaudited pro forma condensed combined financial information the effect of the Refinancing Transactions. Amounts adjusted in the unaudited pro forma condensed combined balance sheet reflect the effects of the change in total indebtedness as a result of the 2020 Notes Redemption, the 2022 Private Placement Notes Redemption, the Partial 7.875% 2022 Notes Redemption and the payment on the revolving credit facility, which is offset by the increase related to the 2027 Notes offering and incremental borrowings on the term loan credit facility related to the Concurrent Refinancing Transactions. Adjusted amounts also reflect the payment of the related accrued and unpaid interest of $6.8 million, the payment of other fees and expenses of

$11.0 million, including prepayment penalties, and the settlement of $1.6 million in unamortized discounts (premiums) and deferred financing costs in connection with the Redemptions.

Amounts adjusted in the unaudited pro forma condensed combined statements of operations reflect the effects on interest and other expense as a result of the Refinancing Transactions.

5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and the other transactions contemplated by the Merger Agreement and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on Vivint Smart Home’s results following the completion of the Merger, the other transactions contemplated by the Merger Agreement, and the Refinancing Transactions. Vivint Smart Home and Legacy Vivint Smart Home have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:

(A)	Represents pro forma adjustments to the cash balance to reflect the following:

	(in thousand)
Investment held in Trust Account	$355,032	(B)
Payment of deferred underwriter fees	(6,072)	(C)
Payment of transaction costs	(16,889)	(D), (E)
Net proceeds from subscription agreements	275,000	(F)
Net proceeds from forward purchase agreements	177,780	(G)
Redemptions of Class A Common Stock	(319,782)	(Q)

	$465,069	(A)

(B)	Reflects the reclassification of $355.0 million of cash and cash equivalents held in the Trust Account that is available for use in connection with the Merger.
(C)

Reflects the settlement of deferred underwriters’ fees incurred during the Vivint Smart Home initial public offering that were committed to be paid upon the consummation of a business combination. Pursuant to the underwriting agreement, the amount of underwriting fees was $12.1 million. Prior to the Merger, the actual cash settlement amount associated with the underwriter fees was reduced to $6.1 million. This cost is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(D)

Represents transaction costs incurred by Legacy Vivint Smart Home of approximately $11.4 million for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Merger. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction to cash of $9.4 million, a reduction of prepaid expenses and other current assets of $6.2 million, and a decrease to accrued expenses and other current liabilities of $4.2 million, with a corresponding decrease in accumulated deficit. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(E)

Represents transaction costs incurred by Vivint Smart Home of approximately $7.5 million, excluding $6.1 million of deferred underwriting fees related to the Vivint Smart Home initial public offering as described in note 5(C), for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Merger. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in Vivint Smart Home’s historical retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(F)

Reflects the net proceeds of $275.0 million from the issuance and sale of 27,500,000 shares of Vivint Smart Home Class A common stock at $10.00 per share pursuant to the subscription agreements entered into with the Fortress Subscriber and the Blackstone Subscriber.

(G)

Reflects the net proceeds of $150.0 million from the issuance and sale of 15,789,474 shares of Vivint Smart Home Class A common stock at $9.50 per share pursuant to the forward purchase agreements and the net proceeds of $27.8 million from the issuance and sale of 2,698,753 shares of Vivint Smart Home Class A common stock at $10.29 per share associated with the Fortress Subscription and Backstop Agreement.

(H)	Reflects the reclassification of $338.5 million of Vivint Smart Home Class A common stock subject to possible redemption to permanent equity.
(I)	Reflects the conversion of Legacy Vivint Smart Home preferred stock into Legacy Vivint Smart Home common stock

(J)	Represents pro forma adjustments to the Vivint Smart Home Class A common stock balance to reflect the following:

	(in thousands)
Issuance of Class A Common Stock from subscription agreements	$2	(F)
Issuance of Class A Common Stock from forward purchase agreements	3	(G)
Recapitalization of Class A Common Stock	12	(L)
Reclassification of Class F Common Stock to Class A Common Stock	1	(K)
Redemptions of Class A Common Stock	(3)	(Q)
Issuance of Class A Common Stock from earnouts	3	(R)

	$18	(J)

(K)	Reflects the conversion of 10,379,386 shares of Vivint Smart Home Class F common stock into Vivint Smart Home Class A common stock upon the close of the Merger.
(L)	Represents recapitalization of common shares between Legacy Vivint Smart Home common stock, Vivint Smart Home Class A common stock, and additional paid-in capital.
(M)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

	(in thousands)
Issuance of Class A Common Stock from subscription agreements	$252,778	(F)
Issuance of Class A Common Stock from forward purchase agreements	199,997	(G)
Reclassification of Class A Common Stock subject to redemption	344,474	(H)
Recapitalization of Class A Common Stock	2	(L)
Elimination of Vivint Smart Home retained earnings after adjustments	(2,490)	(N)
Redemptions of Class A Common Stock	(319,779)	(Q)
Issuance of Class A Common Stock from earnouts	(3)	(R)

	$474,979	(M)

(N)	Elimination of Vivint Smart Home’s historical retained earnings after recording the transaction costs to be incurred by Vivint Smart Home as described in note 5(E).
(O)	Represents pro forma adjustments to Retained Earnings (Accumulated Deficit) balance to reflect the following:

	(in thousands)
Payment of transaction costs	(18,853)	(E),(F)
Elimination of Vivint Smart Home retained earnings after adjustments	2,490	(N)
Compensation fee	(1,009)	(P)

	$(17,372)	(O)

(P)

Represents $1.0 million of bonuses paid to a key executive for management of the business for the period prior to the Merger. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase to accrued expenses and other current liabilities, with a corresponding decrease in accumulated deficit. These costs are not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(Q)

Represents actual redemption of 31,074,592 Vivint Smart Home Class A common stock for approximately $319.8 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.29 per share. Class A Ordinary shares of Vivint Smart Home that were not redeemed were rolled over into Class A shares of our common stock.

(R)

Represents the issuance of 25,000,000 Vivint Smart Home Class A common stock for the earnout shares issued in the First Earnout and the Second Earnout. As the Company has concluded that the earnout shares are equity classified awards, the issuance of the earnout shares are recorded as adjustments through equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 are as follows:

(AA)

Represents pro forma adjustments to stock-based compensation expense, which will be recognized over four years, for the Company Group Equity Awards whose vesting terms are modified in conjunction with the Merger as follows:

Year Ended December 31, 2019
(in thousands)
Rollover Holdback Executives Tracking Units (1)
General and administrative expenses	$3,115
Rollover Restricted Stock (1)
Selling expenses	395
General and administrative expenses	851
Rollover SAR (2)
Operating expenses	304
Selling expenses	266
General and administrative expenses	1,231

$6,162

(1)

The fair value of the Rollover Holdback Executives Tracking Units and Restricted Stock were determined primarily based on 313 Acquisition’s pro rata interest in Vivint Solar common stock using publicly quoted prices and in Vivint Smart Home Class A common stock using the valuation and exchange ratio set forth within this prospectus.

(2)

The fair value of the Rollover SARs were determined using a Black-Scholes option valuation model with the following assumptions: expected volatility 60%, expected dividends of 0%; expected exercise term between 6.25 and 10 years; and risk-free rate of 1.70%.

(BB)	Represents pro forma adjustments to general and administrative expenses:

	Year Ended December 31, 2019
	(in thousands)
Adjustment to stock-based compensation expense	$5,196	(AA)
Elimination of historical expenses related to Vivint Smart Home’s office space and related support services	(203)	(CC)
Adjustment to amended monitoring services and fees for BMP	(1,868)	(DD)

	$3,125	(BB)

(CC)	Represents pro forma adjustment to eliminate historical expenses related to Vivint Smart Home’s office space and related support services, which will terminate upon consummation of the Merger.
(DD)

Represents pro forma adjustment to reflect monitoring services and fees that will be payable pursuant to the Support and Services Agreement with BMP that was entered into in connection with the execution of the Merger Agreement.

(EE)	Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(FF)	Reflects income tax effect of pro forma adjustments using the estimated statutory tax rate of 24.8%.

6. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2019. As the Merger and the other transactions contemplated by the Merger Agreement are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2019 are as follows:

Year Ended December 31, 2019
Pro forma net loss	$(349,287)
Basic weighted average shares outstanding	179,730,798
Net loss per share—Basic and Diluted (1)	$(1.94)
Basic weighted average shares outstanding
Vivint Smart Home’s public stockholders	3,425,408
Shares from Forward Purchasers	20,789,474
Shares from Fortress Subscribers	15,198,753
Shares from Blackstone Subscribers	10,000,000
Shares from holders of Vivint Smart Home’s Class F Common Stock	10,379,386
Former equityholders of Legacy Vivint Smart Home	94,937,777
Earnout shares	25,000,000

179,730,798

(1)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information” and the consolidated financial statements and notes thereto contained in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Vivint Smart Home, Inc. and its consolidated subsidiaries.

Overview

Until January 17, 2019, we were a blank check company, originally incorporated as a Cayman Islands exempted company on July 26, 2017 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Effective December 21, 2018, we changed our jurisdiction of incorporation from Cayman Islands to the State of Delaware.

On January 17, 2020 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated September 15, 2019, by and among the Company, Maiden Merger Sub, Inc., a subsidiary of the Company (“Merger Sub”), and Legacy Vivint Smart Home, Inc. (f/k/a Vivint Smart Home, Inc.) (“Legacy Vivint Smart Home”), as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among the Company, Merger Sub and Legacy Vivint Smart Home.

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each stockholder of Legacy Vivint Smart Home received 84.5320916792 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for each share of Legacy Vivint Smart Home common stock, par value $0.01 per share (the “Legacy Vivint Smart Home common stock”), that such stockholder owned. Pursuant in each case to a Subscription Agreement entered into in connection with the Merger Agreement, certain investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and certain investment funds affiliated with The Blackstone Group Inc. (such investment funds, collectively, “Blackstone”) purchased, respectively, 12,500,000 and 10,000,000 newly-issued shares of Common Stock (such purchases, the “Fortress PIPE” and the “Blackstone PIPE,” respectively, and together, the “PIPE”) concurrently with the completion of the Merger (the “Closing”) on the Closing Date for an aggregate purchase price of $125,000,000 and $100,000,000, respectively.

In connection with the execution of the Amendment, the Company entered into a Subscription and Backstop Agreement (the “Fortress Subscription and Backstop Agreement”) with Fortress, pursuant to which Fortress committed to (i) purchase $50,000,000 in aggregate purchase price of shares of Mosiac’s Common Stock in the open market, subject to applicable law, (ii) backstop redemptions by subscribing for a number of shares of newly-issued shares of Mosaic’s Common Stock at a purchase price per share equal to the per-share value of the Company’s trust account at the time of any such redemptions and (iii) subscribe for up to $50,000,000 (less the aggregate purchase price of the shares purchased by it in the open market and to backstop redemptions) in aggregate purchase price of newly-issued shares of Mosaic’s Common Stock at a purchase price of $10.00 per share to be issued at the election of the Company at the Closing. On the Closing Date, pursuant to the Fortress Subscription and Backstop Agreement, Fortress purchased 2,698,753 shares of Common Stock for an aggregate of approximately $27.8 million.

In addition, the Company entered into an additional subscription agreement (the “Additional Forward Purchaser Subscription Agreement”) with one of the forward purchasers (the “Forward Purchaser”). Pursuant to the Additional Forward Purchaser Subscription Agreement, immediately prior to the Effective Time, the Forward Purchaser purchased from the Company 5,000,000 shares of Common Stock at a purchase price of $10.00 per share. As consideration for the additional investment, 25% of Mosaic Sponsor LLC’s shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “Founder Shares”) and private placement warrants (the “Private Placement Warrants”) were forfeited to the Company and the Company issued to the Forward Purchaser an equal number of shares of Common Stock and Warrants concurrently with the Closing.

In connection with the Closing, the registrant changed its name from Mosaic Acquisition Corp. to Vivint Smart Home, Inc. The audited financial statements included herein are those of Legacy Vivint Smart Home, the Company’s accounting predecessor, and the Company prior to the Merger. Prior to the Merger, the Company neither engaged in any operations nor generated any revenue. Until the Merger, based on the Company’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Following the Merger, we are a smart home technology company. Our purpose-built platform has all the components required to deliver on the promise of a true smart home experience. Our smart home platform is comprised of the following five pillars: (1) our Smart Home Operating System, (2) our AI-driven smart home automation and assistance software, Vivint Assist, (3) our portfolio of proprietary, internally developed smart devices, (4) our curated yet extensible partner-neutral ecosystem, and (5) our people delivering tech-enabled premium services, including consultative selling, professional installation, and support.

Legacy Vivint Smart Home was founded by our CEO Todd Pedersen in 1999 and has grown to become one of the largest smart home solutions providers in North America with over 1.5 million subscribers as of December 31, 2019, managing over 20 million devices and processing over 1.5 billion home-related events on a daily basis. Our nationwide sales and service footprint covers 98% of U.S. zip codes.

Our culture and our history are characterized by a spirit of continuous innovation, resulting in the development of cutting-edge proprietary smart home devices and tech-enabled services for the smart home. Consistent with our Vivint brand name, which represents ‘to live intelligently’, our solution allows subscribers to live intelligently and to enjoy the benefits of a smart home. Our approach has focused on putting the subscriber experience first, which we do by presenting our subscribers with the right combination of technology and support, delivered by people who care.

Our go-to-market strategy is based on directly educating consumers about the value and benefits of a smart home experience. We reach consumers through a variety of efficient customer acquisition channels, including our direct-to-home, national inside sales, and retail partnership programs. We continue to scale these efforts through our proprietary operations technology, by launching new and innovative Products and Services, and by building out our consultative sales channels. We continue to strengthen our relationships with existing subscribers by offering them the ability to use Vivint Flex Pay to finance an upgrade of their existing system and to add new devices and features to their smart homes as our portfolio of offerings expands.

As of December 31, 2019 and 2018, Mosaic Acquisition Corp. had net income of $4.2 million and $5.3 million, respectively.

As of December 31, 2019 and 2018, Legacy Vivint Smart Home had over 1.5 million and 1.4 million subscribers, respectively, representing year-over-year growth of 7%. In 2019 and 2018, Legacy Vivint Smart Home generated revenue of $1.2 billion and $1.1 billion, respectively along with a net loss of $395.9 million and $472.6 million, respectively. As of December 31, 2019 and 2018, Legacy Vivint Smart Home had approximately $3.3 billion and $3.1 billion of total debt outstanding, respectively.

Recent Developments

Refinancing Transactions

On February 14, 2020, APX completed its offering of $600.0 million aggregate principal amount of 6.75% senior secured notes due 2027 (the “2027 Notes”) in a private placement.

Concurrently with the 2027 Notes offering, APX amended and restated the credit agreements governing our existing revolving credit facility and existing term loan credit facility (the “Concurrent Refinancing Transactions”). In connection therewith, APX, among other things, (i) extended the maturity date with respect to certain commitments under the revolving credit facility and increased the aggregate commitments in respect of the revolving credit facility to $350.0 million and (ii) extended the maturity date with respect to the loans outstanding under the term loan facility and increased the aggregate principal amount of term loans outstanding under the term loan credit facility to $950.0 million.

APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of APX’s outstanding 8.750% Senior Notes due 2020 (the “2020 Notes Redemption”), (ii) redeem all of APX’s outstanding 8.875% Senior Secured Notes due 2022 (the “2022 Private Placement Notes Redemption”), (iii) refinance in full the existing borrowings under APX’s existing term loan facility and existing revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of APX’s outstanding 7.875% Senior Secured Notes due 2022 (the “Existing 7.875% Notes Redemption” and, together with the 2020 Notes Redemption and the 2022 Private Placement Notes Redemption, the “Redemptions”) and (v) pay the related accrued interest, fees and expenses related thereto. APX irrevocably deposited funds with the applicable trustee and/or paying agent to effect the Redemptions and to satisfy and discharge all of APX’s remaining obligations under the indenture governing APX’s 8.750% Senior Notes due 2020 and the note purchase agreement governing APX’s 8.875% Senior Secured Notes due 2022. Vivint intends to use any remaining net proceeds for general corporate purposes, which may include repayment of additional indebtedness.

Earnout

Following the closing of the Merger, holders of Vivint common stock and holders of Rollover Restricted Stock (as defined in the Merger Agreement) and outstanding Rollover Equity Awards (as defined in the Merger Agreement) will have the contingent right to receive, in the aggregate, up to 37,500,000 shares of Common Stock if, from the closing of the Merger until the fifth anniversary thereof, the dollar volume-weighted average price of Common Stock exceeds certain thresholds. The first issuance of up to 12,500,000 earnout shares will occur if the volume-weighted average price of Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of up to 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout”). The third issuance of up to 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period (the “Third Earnout”) (as further described in the Merger Agreement).

Subsequent to the closing of the Merger, the issuance of 12,500,000 earnout shares occurred in February 2020 after attainment of the First Earnout and the issuance of 12,500,000 earnout shares occurred in March 2020 after attainment of the Second Earnout.

Wireless Internet Business

On July 31, 2019, in an effort to deliver additional cost savings and cash-flow improvements, Legacy Vivint Smart Home completed a spin-off of its wireless internet business. In connection with the spin-off, the equity interests of Vivint Wireless, Inc. were distributed to the stockholders of Legacy Vivint Smart Home pro rata based on their respective holdings.

Our Business Model After the Merger

Our business is driven by the acquisition of new subscribers and by servicing and growing sales from our existing subscriber base. The acquisition of new subscribers requires significant upfront investment, which in turn generates high-margin recurring revenue from our cloud-enabled smart home solutions. We generate this revenue from selling our solution and accompanying smart home devices to our subscribers. Therefore, we focus our investment decisions on acquiring new subscribers in the most cost-effective manner, while striving to maximize existing subscriber retention and lifetime value.

Legacy Vivint Smart Home has experienced significant historical subscriber growth. For example, its Total Subscribers increased by 95% from December 31, 2013 to December 31, 2019. To drive this growth, Legacy Vivint Smart Home has made significant upfront investments in its various sales channels, as well as technology and infrastructure to support its growing subscriber base. As a result of these investments, Legacy Vivint Smart Home has incurred losses and used significant amounts of cash to fund operations.

As we scale our business a greater percentage of our net acquisition costs for New Subscribers may be funded through revenues generated by our existing subscriber base. Although we anticipate the absolute number of new subscribers to grow over time, we expect the number of new subscribers to decrease as a percentage of our Total Subscribers. We believe this decrease in new subscribers as a percentage of the total, along with the expected growth in revenue, will improve our operating results and operating cash flows over time. Our ability to improve our operating results and cash flows, however, is subject to a number of risks and uncertainties as described in greater detail elsewhere in this filing and there can be no assurance that we will achieve such improvements. To the extent that we do not scale our business efficiently, we will continue to incur losses and require a significant amount of cash to fund our operations, which in turn could have a material adverse effect on our business, cash flows, operating results and financial condition.

We seek to increase our average monthly revenue per user, or AMRU, by continually innovating and offering new smart home solutions that further leverage the investments made to date in our existing platform and sales channels. Since 2010, Legacy Vivint Smart Home has successfully expanded its smart home platform, which has allowed it to charge higher recurring subscription fees and generate higher smart home device revenue from new subscribers for these additional offerings. For example, the introduction of Legacy Vivint Smart Home’s proprietary Vivint Smart Hub, Vivint SkyControl Panel, Vivint Glance Display, Vivint Smart Drive, Vivint Doorbell Camera, Vivint Ping Camera, Vivint Outdoor Camera, Vivint Element Thermostat, Vivint Smart Sensor and Vivint Motion Sensor has expanded its smart home platform. Due to the high rate of adoption of additional smart home devices and tech-enabled services, Legacy Vivint Smart Home’s AMRU has increased from $56.14 in 2013 to $64.44 for the year ended December 31, 2019, an increase of 15%.

Our SHaaS business model generates subscription-based, high-margin recurring revenue from subscribers who contract for our Smart Home Services. We continue to focus on technology, service, and business model innovation to provide superior subscriber experience, from the time of first contact to the day-to-day experience.

In 2017, Legacy Vivint Smart Home made a strategic decision to offer Vivint Flex Pay to the market as a part of its business model innovation, providing benefits to both its subscribers and the company. Vivint Flex Pay provides greater subscriber accessibility and affordability by enabling qualified subscribers to purchase our Products and related installation through unsecured financing provided either by a third party financing partner or by us, in most cases at zero-percent APR. Under the Consumer Financing Program (the “CFP”), qualified subscribers are eligible for installment loans of up to $4,000 for either 42 or 60 months. These installment loans are between the subscriber and Citizens Bank, N.A., or Citizens, as the exclusive third party provider of the installment loans under Vivint Flex Pay. Customers not eligible for the CFP, but who qualify under the Company’s underwriting criteria, may enter into a RIC directly with Vivint. Because we directly fund Product purchases financed through RICs, the mix of financing methods between CFP and RICs affects the amount of cash we receive at the time of subscriber origination to offset this upfront investment.

Pursuant to the agreement between Citizens (the “CFP Agreement”) and Legacy Vivint Smart Home, we pay a monthly fee to Citizens based on the average daily outstanding balance of the loans provided by Citizens to our subscribers, and we share with Citizens the liability for credit losses, with our company being responsible for between 5% to 100% of lost principal balances, depending on factors specified in the CFP Agreement. Additionally, we are responsible for reimbursing Citizens for the credit card transaction fees associated with these loans. The present value of the estimated total fees owed by us to Citizens, based on current loans outstanding, are recorded as a derivative liability on our consolidated balance sheet. The initial term of the CFP Agreement is five years, subject to automatic, one-year renewals unless terminated by either party in accordance with its terms. Because the Vivint Flex Pay plan separates payments for our smart home devices from payments for our Smart Home Services, under the plan agreements, following the expiration of the term of subscribers’ initial contract term, annual revenues will primarily be limited to fees from our Services. Thus, our revenues and margins are expected to be lower over the life of the subscriber than under our historical service contracts.

The launch of Vivint Flex Pay enables us to accelerate the acquisition of new subscribers and expand our market opportunity by reducing upfront cash requirements associated with new subscriber acquisitions. Vivint Flex Pay also improves our unit economics, increases contract length, reduces our balance sheet risk, and increases the capital efficiency of our business. Today, Vivint Flex Pay is the significant driver of our subscriber retention strategy. Our retention improves as our subscribers enter into longer term contracts. Vivint Flex Pay has also improved Legacy Vivint Smart Home’s subscriber economics with an Average Subscriber Lifetime of 92 months (approximately 8 years) as of December 31, 2019. If our expected long-term annualized attrition rate increases by 1% to 14%, Average Subscriber Lifetime would decrease to approximately 86 months. Conversely, if our expected attrition decreases by 1% to 12%, our Average Subscriber Lifetime would increase to approximately 100 months. Although there are costs to acquiring new subscribers, because we operate on a recurring revenue-based model, acquiring subscribers results in cumulative value generation that compounds and accrues over time.

We expect to continue investing in innovative technologies that will make our platform more valuable and engaging for subscribers, and we expect to continue investing in our subscriber acquisition channels to further improve the economics of our business model.

Recurring services for our subscriber contracts are billed directly to the subscriber in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. Because we view the sale of our subscription and the accompanying devices as a single, combined performance obligation, we recognize these revenues together, ratably, generally over the course of the contract. We operate in a single, reportable segment.

Key Factors Affecting Operating Results After the Merger

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to efficiently grow our subscriber base, expand our Product and Service offerings to generate increased revenue per user, provide high quality products and subscriber service to maximize subscriber lifetime value and improve the leverage of our business model.

Market factors and disruptions in global markets may also affect our future operating results and cash flows. For example, we cannot presently estimate the overall operational and financial impact of the coronavirus disease (COVID-19), which could be material to our 2020 results, and which is highly dependent on the breadth and duration of the outbreak and could be affected by other factors we are not currently able to predict.

Key factors affecting our operating results include the following:

Subscriber Lifetime

Our ability to retain subscribers has a significant impact on our financial results, including revenues, operating income, and operating cash flows. Because we operate a business built on recurring revenues, subscriber lifetime is a key determinant of our operating success. Legacy Vivint Smart Home’s Average Subscriber Lifetime was 92 months (approximately 8 years) as of December 31, 2019. If our expected long-term annualized attrition rate increases by 1% to 14%, Average Subscriber Lifetime would decrease to approximately 86 months. Conversely, if our expected attrition decreases by 1% to 12%, our Average Subscriber Lifetime would increase to approximately 100 months. A portion of the subscriber base can be expected to cancel its service every year. Subscribers may choose not to renew or may terminate their contracts for a variety of reasons, including, but not limited to, relocation, cost, switching to a competitor’s service or service issues. We analyze our retention by tracking the number of subscribers who remain as a percentage of the monthly average number of subscribers at the end of each 12 month period. We caution investors that not all companies, investors and analysts in our industry define retention in this manner.

The table below presents Legacy Vivint Smart Home’s subscriber data for the years ended December 31, 2019, 2018 and 2017:

	Year ended December 31,
	2019	2018	2017
Beginning balance of subscribers	1,444,822	1,292,698	1,146,746
New subscribers	316,403	322,574	279,735
Attrition	(208,684)	(170,450)	(133,783)

Ending balance of subscribers	1,552,541	1,444,822	1,292,698

Monthly average subscribers	1,502,310	1,380,741	1,214,696

Attrition rate	13.9%	12.3%	11.0%

Historically, Legacy Vivint Smart Home has experienced an increased level of subscriber cancellations in the months surrounding the expiration of such subscribers’ initial contract term. Attrition in any twelve month period may be impacted by the number of subscriber contracts reaching the end of their initial term in such period. Attrition in the twelve months ended December 31, 2019, reflects the effect of the 2014 60-month, 2015 42-month and 2016 42-month contracts reaching the end of their initial contract term. Attrition in the twelve months ended December 31, 2018 reflects the effect of the 2013 60-month, 2014 60-month and 2015 42-month contracts reaching the end of their initial contract term. We believe this trend in cancellations at the end of the initial contract term is comparable to other companies within our industry.

Our subscribers are the foundation of our recurring revenue-based model. Our operating results are affected by the level of our net acquisition costs to generate those subscribers and the value of products and services purchased by them. A reduction in net subscriber acquisition costs or an increase in the total value of products or services purchased by a new subscriber increases the life-time value of that subscriber, which in turn, improves our operating results and cash flows over time.

The net upfront cost of adding incremental subscribers is a key factor impacting our ability to scale. Vivint Flex Pay has made it more affordable to accelerate the growth in new subscribers. Prior to Vivint Flex Pay, Legacy Vivint Smart Home recovered the cost of equipment installed in subscribers’ homes over time through their monthly service billings. From the introduction of Vivint Flex Pay in early 2017 through December 31, 2019, 14% of Legacy Vivint Smart Home subscribers have financed their equipment purchases through RICs, which we fund through Legacy Vivint Smart Home’s balance sheet. We expect the percentage of subscriber contracts financed through RICs to continue decreasing over time. In addition, since the introduction of Vivint Flex Pay in 2017, 100% of new Legacy Vivint Smart Home subscribers have either opted to use this program to finance their equipment costs or paid for their equipment themselves at the time of contract origination. This has greatly reduced the net cost per acquisition, as well as the balance sheet impact of acquiring subscribers. Moving forward, we will continue to explore ways to grow our subscriber base in a cost-effective manner through our existing sales and marketing channels, through the growth of our financing programs, as well as through strategic partnerships and new channels, as these opportunities arise.

We believe the Vivint Flex Pay program will result in higher retention, more revenue per user, and thus greater subscriber lifetime values. Existing subscribers are also able to use Vivint Flex Pay to upgrade their systems or to add new products and services, which we believe further increases subscriber lifetime value. This positively impacts our operating performance, and we anticipate that adding additional financing partners to the Vivint Flex Pay program, both in the United States and Canada, will generate additional revenue growth and a subsequent increase in subscriber lifetime value. For additional information about Vivint Flex Pay, see “Critical Accounting Policies and Estimates—Consumer Financing Program” below.

Sales and Marketing Efficiency

Our continued ability to attract and sign new subscribers in a cost-effective manner across the United States and Canada will be a key determinant of our future operating performance. Because our direct-to-home and national inside sales channels are currently our primary means of subscriber acquisition, we have invested heavily in scaling these teams. There is a lag in the productivity of new hires, which we anticipate will improve over the course of their tenure, impacting our subscriber acquisition rates and overall operating success. These Smart Home Pros are instrumental to subscriber growth in the regions we cover, and their continued productivity is vital to our future success.

Generating subscriber growth through these investments in our sales teams depends, in part, on our ability to launch cost-effective marketing campaigns, both online and offline. This is particularly true for our National Inside Sales (“NIS”) channel, because NIS fields inbound requests from subscribers who find us using online search and submitting our on-site contact form. Our marketing campaigns attract potential subscribers and successfully build awareness of our brand across all our sales channels. We also believe that building brand awareness is important to countering the competition we face from other companies in the geographies we serve, particularly in those markets where our direct-to-home sales representatives are present. We expect to scale our retail channel through several pilot programs. Similar to the delay between the hiring of a Smart Home Pro and the resulting revenue generation, we anticipate that our retail efforts will take time to reach capacity. Once they do, we hope to accelerate subscriber acquisition and revenue growth by scaling this channel, while maintaining our unit economics.

Expansion of Platform Monetization

As smart home technology develops, we will continue expanding the breadth and depth of our offerings to reflect the growing needs of our subscriber base and focus on expanding our platform through the addition of new smart home experiences and use cases. As a result of Legacy Vivint Smart Home’s investments to date, our smart home platform is active in over 1.5 million households. We will continue to develop our Smart Home Operating System to include new complex automation capabilities, use case scenarios, and comprehensive device integrations. The Legacy Vivint Smart Home platform supports over 20 million connected devices, as of December 31, 2019.

With each new Product, Service, or feature we add to our platform, we create an opportunity to generate revenue, either through sales to our existing subscribers or through the acquisition of new subscribers. As a result, we anticipate that offering a broader range of smart home experiences will allow us to grow revenue, because it improves our ability to offer tailored service packages to subscribers with different needs. This is the rationale behind our addition of Carguard, a service that expands our smart home experience beyond the four walls of the home. We believe this expansion of our Product and Service offerings will allow us to build our subscriber base, while maintaining or improving margins.

Whether we upsell existing subscribers or acquire new ones, expansion of our platform and corresponding monetization strategies directly impacts our revenue growth and our average revenue per user, and therefore, our operating results.

Subscribers who contract for a smart home are signing up for our combined proprietary smart home devices and tech-enabled service offerings. At the time of signing, subscribers choose the subscription-based service that matches their smart home needs. Because our revenue and operating margins are determined by which package a subscriber signs up for, ensuring that new subscribers choose the appropriate service offering is a major determinant of our operating success. Additionally, because we cover 98% of US zip codes, our service costs greatly impact our operating margins. Over time, as our organization grows, we achieve economies of scale on our service costs. While we anticipate that our service costs per subscriber will decline over time, an unanticipated increase in service costs could negatively impact our profitability moving forward.

Investment in Future Projects

Legacy Vivint Smart Home has made significant investments in the development of our organization, and we expect to leverage these investments to continue expanding our Product and Service offerings over time, including integration with third party products to drive future revenue. Our ability to expand our smart home platform and to monetize the platform as it develops will significantly impact our operating performance and profitability in the future.

We believe that the smart home of the future will be an ecosystem in which businesses will seek to deliver products and services to subscribers in a way that addresses the individual subscriber’s lifestyle and needs. As the smart home becomes the setting for the delivery of a wide range of these products and services, including healthcare, entertainment, home maintenance, elder care, beauty, and consumer goods, we hope to become the hub of this ecosystem and the strategic partner of choice for the businesses delivering these products and services.

Our success in connecting with business partners who integrate with our Smart Home Operating System in order to reach and interact with our subscriber base will be a key determinant of our continued operating success. We expect that additional partnerships will generate incremental revenue, because we will share in the revenue generated by each partner-provided product or service sale that occurs as a result of integration with our smart home platform. If we are able to continue expanding our curated set of partnerships with influential companies, as we already have with Google, Amazon, and Philips, we believe that this will help us to increase our revenue and resulting profitability.

Our ability to introduce a full suite of high-quality innovative new offerings that further expands our existing smart home platform will affect our ability to retain, grow and further monetize our subscriber base. Furthermore, we believe that by vertically integrating the development and design of our Products and Services with our existing sales and subscriber service activities allows us to more quickly respond to market needs, and better understand our subscribers’ interactions and engagement with our Products and Services. This provides critical data that we expect to enable us to continue improving the power, usability and intelligence of these Products and Services. We expect to continue investing in technologies that will make our platform more valuable and engaging for subscribers.

Key Performance Measures After the Merger

In evaluating our results, we review several key performance measures discussed below. We believe that the presentation of such metrics is useful to our investors and lenders because they are used to measure the value of companies such as ours with recurring revenue streams. After the Merger, our management uses these metrics to analyze its continuing operations and to monitor, assess, and identify meaningful trends in the operating and financial performance of the company.

Total Subscribers

Total subscribers is the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Revenue

Total monthly revenue, or Total MR, is the average monthly total revenue recognized during the period.

Average Monthly Revenue per User

Average monthly revenue per user, or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.

Total Monthly Service Revenue

Total monthly service revenue, or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.

Average Monthly Service Revenue per User

Average monthly service revenue per user, or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.

Attrition Rate

Attrition rate is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Average Subscriber Lifetime

Average subscriber lifetime, in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.

Net Service Cost per Subscriber

Net service cost per subscriber is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin

Net service margin is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.

New Subscribers

New subscribers is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Net Subscriber Acquisition Costs per New Subscriber

Net subscriber acquisition costs per New Subscriber is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

Total Monthly Service Revenue for New Subscribers

Total Monthly Service Revenue for New Subscribers is the contracted recurring monthly service billings to our New Subscribers during the prior 12 month period.

Total Bookings

Total bookings is Total Monthly Service Revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers during the prior 12 month period.

Total Backlog

Total backlog is total unrecognized Product revenue plus total Service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Components of Results of Operations

Total Revenues

Recurring and Other Revenue

Our revenues are generated through the sale and installation of our Smart Home Services contracted for by our subscribers. Recurring Smart Home Services for our subscriber contracts are billed directly to the subscriber in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. Revenues from products are deferred and generally recognized on a straight-line basis over the customer contract term, the amount of which is dependent on the total sales price of products sold. Imputed interest associated with RIC receivables is recognized over the initial term of the RIC. The amount of revenue from services is dependent upon which of our service offerings is included in the subscriber contracts. Our smart home and video offerings generally provide higher service revenue than our base smart home service offering. Historically, Legacy Vivint Smart Home has generally offered contracts to subscribers that range in length from 36 to 60 months that are subject to automatic monthly renewal after the expiration of the initial term. In addition, to a lesser extent, it has contracts that are offered as month-to-month at the time of origination. At the end of each monthly period, the portion of recurring fees related to services not yet provided are deferred and recognized as these services are provided.

Total Costs and Expenses

Operating Expenses

Operating expenses primarily consists of labor associated with monitoring and servicing subscribers and labor and expenses associated with Products used in service repairs. We also incur equipment costs associated with excess and obsolete inventory and rework costs related to Products removed from subscribers’ homes. In addition, a portion of general and administrative expenses, comprised of certain human resources, facilities and information technology costs are allocated to operating expenses. This allocation is primarily based on employee headcount and facility square footage occupied. Because our full-time smart home professionals (“Smart Home Pros”) perform most subscriber installations related to customer moves, customer upgrades or those generated through our national inside sales channels, the costs incurred within field service associated with these installations are allocated to capitalized contract costs. We generally expect our operating expenses to increase in absolute dollars as the total number of subscribers we service continues to grow, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

Selling Expenses

Selling expenses are primarily comprised of costs associated with housing for our direct-to-home sales representatives, advertising and lead generation, marketing and recruiting, certain portions of sales commissions (residuals), overhead (including allocation of certain general and administrative expenses) and other costs not directly tied to a specific subscriber origination. These costs are expensed as incurred. We generally expect our selling expenses to increase in absolute dollars as the total number of subscriber originations continues to grow, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

General and Administrative Expenses

General and administrative expenses consist largely of finance, legal, research and development, or R&D, human resources, information technology and executive management expenses, including stock-based compensation expense. Stock-based compensation expense is recorded within various components of our costs and expenses. General and administrative expenses also include the provision for doubtful accounts. We allocate approximately one-third of our gross general and administrative expenses, excluding the provision for doubtful accounts, into operating and selling expenses in order to reflect the overall costs of those components of the business. We generally expect our general and administrative expenses to increase in absolute dollars to support the overall growth in our business, but to decrease in the near to intermediate term as a percentage of our revenue.

Depreciation and Amortization

Depreciation and amortization consists of depreciation from property, plant and equipment, amortization of equipment leased under finance leases, capitalized contract costs and intangible assets. We generally expect our depreciation and amortization expenses to increase in absolute dollars as we grow our business and increase the number of new subscribers originated on an annual basis, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

Restructuring Expenses

Restructuring expenses are comprised of costs incurred in relation to activities to exit or dispose of portions of our business that do not qualify as discontinued operations. Expenses for related termination benefits are recognized at the date we notify the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period. Liabilities related to termination of a contract are measured and recognized at fair value when the contract does not have any future economic benefit to the entity and the fair value of the liability is determined based on the present value of the remaining obligation.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on our revenue, loss from operations and net loss, as well as on the value of certain assets and liabilities on our consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. At least quarterly, we evaluate our assumptions, judgments and estimates and make changes accordingly. Historically, our assumptions, judgments and estimates relative to our critical accounting estimates have not differed materially from actual results. We believe that the assumptions, judgments and estimates involved in the accounting for revenue recognition, deferred revenue, capitalized contract costs, derivatives, retail installment contract receivables, allowance for doubtful accounts, loss contingencies, valuation of intangible assets, impairment of long-lived assets, fair value and income taxes have the greatest potential impact on our consolidated financial statements; therefore, we consider these to be our critical accounting estimates. For information on our significant accounting policies, see Note 2 to the accompanying audited consolidated financial statements.

Revenue Recognition

We offer our customers smart home services combining Products, including a proprietary control panel, door and window sensors, door locks, security cameras and smoke alarms; installation; and a proprietary back-end cloud platform software and Services. These together create an integrated system that allows our customers to monitor, control and protect their home. Our customers are buying this integrated system that provides them with these Smart Home Services. The number and type of Products purchased by a customer depends on their desired functionality. Because the Products and Services included in the customer’s contract are integrated and highly interdependent, and because they must work together to deliver the Smart Home Services, we have concluded that installed Products, related installation and Services contracted for by the customer are generally not distinct within the context of the contract and, therefore, constitute a single, combined performance obligation. Revenues for this single, combined performance obligation are recognized on a straight-line basis over the customer’s contract term, which is the period in which the parties to the contract have enforceable rights and obligations. We have determined that certain contracts that do not require a long-term commitment for monitoring services by the customer contain a material right to renew the contract, because the customer does not have to purchase Products upon renewal. Proceeds allocated to the material right are recognized over the period of benefit, which is generally three years.

The majority of our subscription contracts are between three and five years in length and are non-cancelable. These contracts with customers generally convert into month-to-month agreements at the end of the initial term, and some customer contracts are month-to-month from inception. Payment for recurring monitoring and other Smart Home Services is generally due in advance on a monthly basis.

Sales of Products and other one-time fees such as service fees or installation fees are invoiced to the customer at the time of sale. Revenues for wireless internet service that were provided by Vivint Wireless Inc. and any products or services that are considered separate performance obligations are recognized when those products or services are delivered. Taxes collected from customers and remitted to governmental authorities are not included in revenue. Payments received or amounts billed in advance of revenue recognition are reported as deferred revenue.

We consider Products, related installation, and our proprietary back-end cloud platform software and services an integrated system that allows our customers to monitor, control and protect their homes. These Smart Home Services are accounted for as a single performance obligation that is recognized over the customer’s contract term, which is generally three to five years.

Deferred Revenue

Our deferred revenues primarily consist of amounts for sales (including upfront proceeds) of Smart Home Services. Deferred revenues are recognized over the term of the related performance obligation, which is generally three to five years.

Capitalized Contract Costs

Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts. These include commissions, other compensation and related costs incurred directly for the origination and installation of new or upgraded customer contracts, as well as the cost of Products installed in the subscriber’s home at the commencement or modification of the contract. We calculate amortization by accumulating all deferred contract costs into separate portfolios based on the initial month of service and amortize those deferred contract costs on a straight-line basis over the expected period of benefit that we have determined to be five years, consistent with the pattern in which we provide services to our customers. We believe this pattern of amortization appropriately reduces the carrying value of the capitalized contract costs over time to reflect the decline in the value of the assets as the remaining period of benefit for each monthly portfolio of contracts decreases. The period of benefit of five years is longer than a typical contract term because of anticipated contract renewals. We apply this period of benefit to our entire portfolio of contracts. We update our estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. Amortization of capitalized contract costs is included in “Depreciation and Amortization” on the consolidated statements of operations.

The carrying amount of the capitalized contract costs is periodically reviewed for impairment. In performing this review, we consider whether the carrying amount of the capitalized contract costs will be recovered. In estimating the amount of consideration we expect to receive in the future related to capitalized contract costs, we consider factors such as attrition rates, economic factors, and industry developments, among other factors. If we determine that capitalized contract costs are impaired, we recognize an impairment loss for the amount by which the carrying amount of the capitalized contract costs and the anticipated costs that relate directly to providing the future services exceed the consideration that we have received and that we expect to receive in the future.

Contract costs not directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts are expensed as incurred. These costs include those associated with housing, marketing and recruiting, non-direct lead generation costs, certain portions of sales commissions and residuals, overhead and other costs considered not directly and specifically tied to the origination of a particular subscriber.

On the accompanying consolidated statement of cash flows, capitalized contract costs are classified as operating activities and reported as “Capitalized contract costs – deferred contract costs” as these assets represent deferred costs associated with subscriber contracts.

Consumer Financing Program

Vivint Flex Pay became Legacy Vivint Smart Home’s primary sales model beginning in March 2017. Under Vivint Flex Pay, customers pay separately for Products and Services. The customer has the following three ways to pay for the Products: (1) qualified customers in the United States may finance the purchase of Products through a third-party financing provider (“Consumer Financing Program”), (2) we offer to some customers not eligible for the Consumer Financing Program, but who qualify under our underwriting criteria, the option to enter into a retail installment contract (“RIC”) directly with us, or (3) customers may purchase the Products at the outset of the service contract by check, automatic clearing house payments (“ACH”), credit or debit card.

Under the Consumer Financing Program, qualified customers are eligible for loans provided by third-party financing providers up to $4,000. The annual percentage rates on these loans range between 0% and 9.99%, based on the customer’s credit quality, and are either installment loans or revolving loans with a 42 or 60 month term. For certain third-party provider loans, we pay a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider and we share liability for credit losses, with the Company being responsible for between 5% and 100% of lost principal balances. Additionally, we are responsible for reimbursing certain third-party financing providers for the credit card transaction fees associated with the loans. Because of the nature of these provisions, we record a derivative liability at its fair value when the third-party financing provider originates loans to customers, which reduces the amount of estimated revenue recognized on the provision of the services. The derivative liability represents the estimated remaining amounts to be paid to the third-party provider by us related to outstanding loans, including the monthly fees based on either the outstanding loan balances or the number of outstanding loans, shared liabilities for credit losses and customer payment processing fees. The derivative liability is reduced as payments are made by us to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other expenses (income), net in the Consolidated Statement of Operations.

For other third-party loans, we receive net proceeds (net of fees and expected losses) for which we have no further obligation to the third-party. We record these net proceeds to deferred revenue.

Retail Installment Contract Receivables

For subscribers that enter into a RIC to finance the purchase of Products and related installation, we record a receivable for the amount financed. Gross RIC receivables are reduced for (i) expected write-offs of uncollectible balances over the term of the RIC and (ii) a present value discount of the expected cash flows using a risk adjusted market interest rate (together, the “RIC Discount”). Therefore, the RIC receivables equal the present value of the expected cash flows to be received by us over the term of the RIC. At the time of installation, we record a long-term note receivable within long-term notes receivables and other assets, net on the consolidated balance sheets for the present value of the receivables that are expected to be collected beyond 12 months of the reporting date. The unbilled receivable amounts that are expected to be collected within 12 months of the reporting date are included as a short-term notes receivable within accounts and notes receivable, net on the consolidated balance sheets. The billed amounts of notes receivable are included in accounts receivable within accounts and notes receivable, net on the consolidated balance sheets.

We impute the interest on the RIC receivable using a risk adjusted market interest rate and record it as an adjustment to deferred revenue and as an adjustment to the face amount of the related receivable. The risk adjusted interest rate considers a number of factors, including credit quality of the subscriber base and other qualitative considerations such as macro-economic factors. The imputed interest income is recognized over the term of the RIC contract as recurring and other revenue on the consolidated statements of operations.

When we determine that there are RIC receivables that have become uncollectible, we record an adjustment to the RIC Discount and reduce the related note receivable balance. On a regular basis, we also assess the level of the RIC Discount balance based on historical RIC write-off trends and adjust the balance, if necessary. Account balances are written-off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due.

Accounts Receivable

Accounts receivable consists primarily of amounts due from subscribers for recurring monthly monitoring Services and the billed portion of RIC receivables. The accounts receivable are recorded at invoiced amounts and are non-interest bearing and are included within accounts and notes receivable, net on the consolidated balance sheets. We estimate this allowance based on historical collection experience and subscriber attrition rates. When we determine that there are accounts receivable that are uncollectible, they are charged off against the allowance for doubtful accounts. The provision for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of legal counsel. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Factors that we consider in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the litigation, the length of time the matter has been pending, the procedural posture of the matter, whether we intend to defend the matter, the likelihood of settling for an insignificant amount and the likelihood of the plaintiff accepting an amount in this range. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties.

Goodwill and Intangible Assets

Purchase accounting requires that all assets and liabilities acquired in a transaction be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. For significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity. Identifiable intangible assets include customer relationships and other purchased and internally developed technology. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition.

We conduct a goodwill impairment analysis annually in the fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of our reporting units may be less than their carrying amounts. When indicators of impairment do not exist and certain accounting criteria are met, we are able to evaluate goodwill impairment using a qualitative approach. When necessary, our quantitative goodwill impairment test consists of two steps. The first step requires that we compare the estimated fair value of our reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, we would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. Our reporting units are determined based on our current reporting structure, which as of December 31, 2019 consisted of one reporting unit. As of December 31, 2019, there were no changes in facts and circumstances since the most recent annual impairment analysis to indicate impairment existed.

Property, Plant and Equipment and Long-lived Assets

Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term for assets under finance leases, whichever is shorter. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from two to ten years. Definite-lived intangible assets are amortized on the straight-line method over the estimated useful life of the asset or in a pattern in which the economic benefits of the intangible asset are consumed. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred.

We review long-lived assets, including property, plant and equipment, capitalized contract costs, and definite-lived intangibles for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. We consider whether or not indicators of impairment exist on a regular basis and as part of each quarterly and annual financial statement close process. Factors we consider in determining whether or not indicators of impairment exist include market factors and patterns of customer attrition. If indicators of impairment are identified, we estimate the fair value of the assets. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

We conduct an indefinite-lived intangible impairment analysis annually as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of our indefinite-lived intangibles may be less than the carrying amount. When indicators of impairment do not exist and certain accounting criteria are met, we are able to evaluate indefinite-lived intangible impairment using a qualitative approach. When necessary, our quantitative impairment test consists of two steps. The first step requires that we compare the estimated fair value of our indefinite-lived intangibles to the carrying value. If the fair value is greater than the carrying value, the intangibles are not considered to be impaired and no further testing is required. If the fair value is less than the carrying value, an impairment loss in an amount equal to the difference is recorded.

Income Taxes

We account for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

We recognize the effect of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Our policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. We record the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition, or cash flows.

Recent Accounting Pronouncements

See Note 2 to Legacy Vivint Smart Home’s accompanying audited Consolidated Financial Statements.

Basis of Presentation

We conduct business through one operating segment, Vivint, and primarily operate in two geographic regions: the United States and Canada. See Note 16 in the accompanying consolidated financial statements for more information about Legacy Vivint Smart Home’s geographic segments.

Results of Operations for Mosaic Acquisition Corp.

Our entire activity from inception up to December 31, 2019 related to our formation, commencement of our initial public offering and entering into forward purchase agreements. After the initial public offering, our activity was limited to the search for a prospective initial business combination, which we completed on January 17, 2020 with the consummation of the Merger. For the year ended December 31, 2019, we incurred expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2019, we had a net income of approximately $4.2 million, which consisted of approximately $1.3 million in general and administrative expenses, approximately $195,000 in franchise tax expense, approximately $1.5 million in income tax expense, offset by approximately $7.2 million in interest income.

For the year ended December 31, 2018, we had a net income of approximately $5.3 million, which consisted of approximately $871,000 in general and administrative expenses, approximately $5,500 in franchise tax expense, approximately $44,000 in income tax expense, offset by approximately $6.2 million in interest income

Results of Operations for Legacy Vivint Smart Home, Inc.

	Year ended December 31,
	2019	2018	2017
	(in thousands)
Total revenues	$1,155,981	$1,050,441	$881,983
Total costs and expenses	1,298,266	1,297,221	1,037,476

Loss from operations	(142,285)	(246,780)	(155,493)
Other expenses	252,326	227,466	253,628

Loss before taxes	(394,611)	(474,246)	(409,121)
Income tax expense (benefit)	1,313	(1,611)	1,078

Net loss	$(395,924)	$(472,635)	$(410,199)

Key Performance Measures

	Year ended December 31,
	2019	2018	2017
Total Subscribers (in thousands)	1,552.5	1,444.8	1,292.7
Total MSR (in thousands)	$79,858	$76,103	$70,992
AMSRU	$51.44	$52.67	$54.92
Net subscriber acquisition costs per new subscriber	$1,018	$1,189	$1,594
Net service cost per subscriber	$13.73	$16.27	$15.69
Net service margin	74%	69%	72%
Average subscriber lifetime (months)	92	91	90
Total bookings (in millions)	$1,753	$1,676	$1,524
Total backlog (in millions)	$5,813	$5,163	$4,758

	Year ended December 31,
	2019		2018		2017
	As Reported	As Adjusted (1)	As Reported	As Adjusted (1)
Total MR (in thousands)	$97,093	$92,787	$87,537	$83,879	$73,499
AMRU	$64.44	$61.58	$63.11	$60.47	$60.21

(1)

As adjusted excludes the impact of adopting Topic 606 associated with total revenues recognized. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of Legacy Vivint Smart Home’s updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenues

The following table provides Legacy Vivint Smart Home’s revenue for the years ended December 31, 2019 and 2018:

	2019	2018	% Change
	(in thousands)
Recurring and other revenue	$1,155,981	$1,050,441	10%

Recurring and other revenue increased $105.5 million, or 10% for the year ended December 31, 2019 as compared to the year ended December 31, 2018. An increase in Total Subscribers of approximately 7.5% led to an increase of approximately $91.6 million in recurring and other revenue and an increase in AMRU resulted in an increase of approximately $28.9 million in recurring and other revenue. In addition, during the year ended December 31, 2019, Legacy Vivint Smart Home recorded an adjustment to reduce recurring and other revenue of $9.1 million associated with a change in accounting estimate related to RIC receivables associated with subscribers originated in 2017 and 2018 (see Note 4 in the accompanying consolidated financial statements). The spin-off of Legacy Vivint Smart Home’s wireless internet business in July 2019 resulted in a $4.1 million decrease in recurring and other revenue (see Note 10 in the accompanying consolidated financial statements for further information on the spin-off of Legacy Vivint Smart Home’s wireless business). When compared to the year ended December 31, 2018, currency translation negatively affected recurring and other revenue by $1.7 million, as computed on a constant foreign currency basis.

Costs and Expenses

The following table provides the significant components of Legacy Vivint Smart Home’s costs and expenses for the years ended December 31, 2019 and 2018:

	2019	2018	% Change
	(in thousands)
Operating expenses	$369,285	$355,813	4%
Selling expenses	193,359	213,386	(9)%
General and administrative	192,182	209,257	(8%)
Depreciation and amortization	543,440	514,082	6%
Restructuring and asset impairment charges	—	4,683	NM (1)

Total costs and expenses	$1,298,266	$1,297,221	—%

(1)	Not Meaningful (“NM”)

Operating expenses for the year ended December 31, 2019 increased $13.5 million, or 4%, as compared to the year ended December 31, 2018. This increase was primarily due to increases of $7.4 million in personnel and related costs; facility and rent expense of $5.5 million; information technology expenses of $4.2 million; contracted services of $3.2 million; and $2.6 million of payment processing and bank fees. These increases were offset by decreases of $5.5 million in costs associated with Legacy Vivint Smart Home’s retail and other sales pilots and a decrease of $2.8 million associated with the spin-off of Legacy Vivint Smart Home’s wireless internet business in July 2019.

Selling expenses, excluding capitalized contract costs, decreased $20.0 million, or 9%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily due to decreases of $12.2 million in personnel and related costs, expenses associated with Legacy Vivint Smart Home’s retail and other sales pilots of $9.5 million and housing and related costs of $6.9 million. These decreases were offset by an increase in marketing costs of $10.2 million primarily associated with lead generation.

General and administrative expenses decreased $17.1 million, or 8%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily due to decreases of $10.0 million in general and administrative expenses from the spin-off of Legacy Vivint Smart Home’s wireless internet business, personnel and related costs of $6.3 million, information technology costs of $3.5 million, third-party contract costs of $2.3 million primarily associated with professional services and research and development costs of $1.9 million. These decreases were offset by an increase of $5.7 million in bad debt expense and an increase of $1.7 million in facility related costs.

Depreciation and amortization for the year ended December 31, 2019 increased $29.4 million, or 6%, as compared to the year ended December 31, 2018 primarily due to increased amortization of capitalized contract costs related to new subscribers.

Restructuring expenses for the year ended December 31, 2018 related to employee severance and termination benefits expenses (See Note 11 to the accompanying Consolidated Financial Statements for further information).

Other Expenses, net

The following table provides the significant components of Legacy Vivint Smart Home’s other expenses, net, for the years ended December 31, 2019 and 2018:

	Year ended December 31,		% Change
	2019	2018
	(in thousands)
Interest expense	$260,014	$245,214	6%
Interest income	(23)	(425)	NM
Other income, net	(7,665)	(17,323)	NM

Total other expenses, net	$252,326	$227,466	11%

Interest expense increased $14.8 million, or 6%, for the year ended December 31, 2019, as compared with the year ended December 31, 2018, due to a higher principal balance on debt. See Note 5 to Legacy Vivint Smart Home’s accompanying Consolidated Financial Statements for further information on its long-term debt.

Other income, net represented $7.7 million for the year ended December 31, 2019, as compared to $17.3 million for the year ended December 31, 2018. The other income during the year ended December 31, 2019 was primarily due a gain on Legacy Vivint Smart Home’s derivative instruments of $5.1 million and a foreign currency exchange gain of $3.4 million, offset by a loss on debt modification and extinguishment of $0.8 million. The other income during the year ended December 31, 2018 was primarily due to the $50.4 million gain associated with the sale of Legacy Vivint Smart Home’s Spectrum intangible assets (see Note 8 to the accompanying Consolidated Financial Statements for further information), offset by a loss on debt modification and extinguishment of $14.6 million, a loss on Legacy Vivint Smart Home’s derivative instruments of $12.6 million and a foreign currency exchange loss of $7.1 million.

See Note 5 to the accompanying consolidated financial statements for further information on Legacy Vivint Smart Home’s long-term debt related to other expenses, net.

Income Taxes

The following table provides the significant components of Legacy Vivint Smart Home’s income tax expense (benefit) for the years ended December 31, 2019 and 2018:

	Year ended December 31,		% Change
	2019	2018
	(in thousands)
Income tax expense (benefit)	$1,313	$(1,611)	NM

Income tax expense was $1.3 million for the year ended December 31, 2019, as compared to an income tax benefit of $1.6 million for the year ended December 31, 2018. The tax expense and benefit for the years ended December 31, 2019 and 2018, respectively, resulted primarily from the income and loss in the Canadian subsidiary, U.S. minimum state taxes, and the partial release of the domestic valuation allowance in 2019 associated with certain acquisitions.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenues

The following table provides the significant components of Legacy Vivint Smart Home’s revenue for the years ended December 31, 2018 and 2017:

	2018			2017	% Change
	As Reported	Topic 606 Adjustments	As Adjusted (1)		As Reported	As Adjusted (1)
	(in thousands)
Recurring and other revenue	$1,050,441	$(99,780)	$950,661	$843,420	25%	13%
Service and other sales revenue	—	46,177	$46,177	26,988	NM	71%
Activation fees	—	9,705	$9,705	11,575	NM	(16)%

Total revenues	$1,050,441	$(43,898)	$1,006,543	$881,983	19%	14%

(1)

As adjusted excludes the impact of adopting Topic 606. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Total revenues increased $168.5 million, or 19%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, of which $43.9 million was associated with the adoption of Topic 606 related to the timing of revenue recognition. The impact of Topic 606 primarily related to the change in timing of revenue recognition associated with customer payments related to Products.

Recurring and other revenue for the year ended December 31, 2018 increased $207.0 million, or 25%, as compared to the year ended December 31, 2017, of which $99.8 million related to the adoption of Topic 606 associated with the timing of revenue recognition and classification of revenue components. The as adjusted recurring and other revenue for the year ended December 31, 2018 totaled $950.7 million, an increase of $107.2 million, or 13%. Approximately $110.1 million of this increase in recurring and other revenue was due to an increase in Total Subscribers. Recognized deferred revenue increased $46.0 million and recognized RIC imputed interest increased $7.6 million, due to the increased subscriber base, increases in sales of products and Legacy Vivint Smart Home’s transition to Vivint Flex Pay in 2017. When compared to the year ended December 31, 2017, currency translation had an immaterial impact, as computed on a constant currency basis. The increase in recurring and other revenue was partially offset by $53.7 million from a decrease in the AMSRU of approximately $3.00 attributable to Legacy Vivint Smart Home’s transition to Vivint Flex Pay in early 2017 and a decrease of $2.7 million related to wireless.

Total service and other sales revenue for the year ended December 31, 2017 totaled $27.0 million. The as adjusted service and other sales revenue for the year ended December 31, 2018 totaled $46.2 million, which represented an increase of $19.2 million, or 71%, as compared to the year ended December 31, 2017, primarily due to upgrade Product sales and increased service-related billings.

Revenues recognized related to activation fees for the year ended December 31, 2017 totaled $11.6 million. The as adjusted revenues recognized related to activation fees for the year ended December 31, 2018 totaled $9.7 million, which represented a decrease of $1.9 million, or 16% as compared to the year ended December 31, 2017. This change was primarily due to activation fees no longer being billed separately to subscribers at the time of installation under Vivint Flex Pay.

Costs and Expenses

The following table provides the significant components of Legacy Vivint Smart Home’s costs and expenses for the years ended December 31, 2018 and 2017:

	2018			2017	% Change
	As Reported	Topic 606 Adjustments	As Adjusted (1)		As Reported	As Adjusted (1)
	(in thousands)
Operating expenses	$355,813	$29,859	$385,672	$321,476	11%	20%
Selling expenses	213,386	—	213,386	198,348	8%	8%
General and administrative	209,257	—	209,257	188,397	11%	11%
Depreciation and amortization	514,082	(146,203)	367,879	329,255	56%	12%
Restructuring and asset impairment charges	4,683	—	4,683	—	NM	NM

Total costs and expenses	$1,297,221	$(116,344)	$1,180,877	$1,037,476	25%	13%

(1)

As adjusted excludes the impact of adopting Topic 606. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Operating expenses for the year ended December 31, 2018 increased $34.3 million, or 11%, as compared to the year ended December 31, 2017, which excluded $29.9 million related to certain contract costs previously expensed, but are now included in capitalized contract costs after the adoption of Topic 606. As adjusted operating expenses for the year ended December 31, 2018 increased $64.2 million, or 20% as compared to the year ended December 31, 2017. This increase was primarily due to increases of $62.9 million in personnel and related costs for field service and customer care, an increase of $11.1 million in non-capitalized equipment and shipping costs, and an increase of $2.7 million of payment processing and bank fees associated with the increase in Total Subscribers and Legacy Vivint Smart Home’s transition to Vivint Flex Pay. These increases were offset by decreases of $6.8 million in costs associated with Legacy Vivint Smart Home’s retail and other sales pilots, contracted services of $5.0 million primarily associated with third-party field services and information technology operating expenses of $2.1 million.

Selling expenses, excluding capitalized contract costs (formerly subscriber acquisition costs), increased by $15.0 million, or 8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to increases of $14.1 million in personnel and related costs, sales-related information technology costs of $7.9 million, housing and related costs of $6.0 million and marketing costs of $4.7 million primarily associated with lead generation. These increases were offset by a decrease of $18.8 million in costs associated with Legacy Vivint Smart Home’s retail and other sales pilots.

General and administrative expenses increased $20.9 million, or 10%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to increases in personnel and related costs of $25.4 million, including (i) $6.0 million associated with offering a 401(k) match beginning in 2018, (ii) $5.4 million in executive retention bonuses and (iii) approximately $1.4 million in incremental stock-based compensation expense from the June 2018 modification of equity awards, research and development costs of $5.3 million, an increase in expensed security offering costs of $4.7 million, an increase in information technology costs of $4.3 million and an increase in contracted services costs of $2.3 million. These costs were offset by a decrease of $10.4 million in costs associated with retail and other sales pilots and a decrease of $9.1 million in legal and litigation matters.

Depreciation and amortization for the year ended December 31, 2018 increased $184.8 million, or 56%, as compared to the year ended December 31, 2017, of which $146.2 million was associated with the adoption of Topic 606, relating to the timing of amortization of capitalized contract costs. As adjusted depreciation and amortization for the year ended December 31, 2018 increased $38.6 million, or 12%, as compared to the year ended December 31, 2017 primarily due to increased amortization of capitalized contract costs (formerly subscriber acquisition costs) related to new subscribers.

Restructuring expenses for the year ended December 31, 2018 related to employee severance and termination benefits expenses (See Note 10 to the accompanying Consolidated Financial Statements for further information).

Other Expenses, net

The following table provides the significant components of Legacy Vivint Smart Home’s other expenses, net, for the years ended December 31, 2018 and 2017:

	Year ended December 31,		% Change
	2018	2017
	(in thousands)
Interest expense	$245,214	$225,772	9%
Interest income	(425)	(130)	NM
Other loss (income), net	(17,323)	27,986	NM

Total other expenses, net	$227,466	$253,628	(10)%

Interest expense increased $19.4 million, or 9%, for the year ended December 31, 2018, as compared with the year ended December 31, 2017, due to a higher principal balance on debt. See Note 5 to the accompanying Consolidated Financial Statements for further information on Legacy Vivint Smart Homes’s long-term debt.

Other (income) loss, net, represented income of $17.3 million for the year ended December 31, 2018, as compared to a loss of $28.0 million for the year ended December 31, 2017. The other income during the year ended December 31, 2018 was primarily due to the $50.4 million gain associated with the sale of Legacy Vivint Smart Home’s Spectrum intangible assets (see Note 8 to the accompanying Consolidated Financial Statements for further information), offset by a loss on debt modification and extinguishment of $14.6 million, a loss on Legacy Vivint Smart Home’s derivative instruments of $12.6 million and a foreign currency exchange loss of $7.1 million. The other loss during the year ended December 31, 2017 was primarily due to a loss of $23.0 million resulting from Legacy Vivint Smart Home’s debt modification and extinguishment and a loss on Legacy Vivint Smart Home’s derivative instruments of $9.6 million, offset by a foreign currency exchange gain of $4.9 million.

See Note 5 to the accompanying consolidated financial statements for further information on Legacy Vivint Smart Home’s long-term debt related to other expenses, net.

Income Taxes

The following table provides the significant components of Legacy Vivint Smart Home’s income tax expense for the years ended December 31, 2018 and 2017:

	Year ended December 31,		% Change
	2018	2017
	(in thousands)
Income tax expense	$(1,611)	$1,078	NM

Income tax benefit was $2.7 million for the year ended December 31, 2018, as compared to an income tax expense of $1.1 million for the year ended December 31, 2017. The tax benefit and expense for the years ended December 31, 2018 and 2017, respectively, resulted primarily from the loss and earnings in the Canadian subsidiary, as well as U.S. minimum state taxes.

Unaudited Quarterly Results of Operations

The following tables present Legacy Vivint Smart Home’s unaudited quarterly consolidated results of operations for the four quarters ended December 31, 2019 and 2018. This unaudited quarterly consolidated information has been prepared on the same basis as Legacy Vivint Smart Home’s audited consolidated financial statements and, in the opinion of Legacy Vivint Smart Home’s management, the statement of operations data includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. You should read these tables in conjunction with Legacy Vivint Smart Home’s audited consolidated financial statements and related notes located elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future periods.

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(in thousands)
Statement of operations data
Revenue	$307,835	$290,844	$281,053	$276,249
Loss from operations	(20,872)	(42,606)	(50,829)	(27,978)
Net loss	(88,466)	(102,406)	(115,896)	(89,156)
Net loss per share(1)	$(87.66)	$(101.48)	$(115.14)	$(88.60)

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(in thousands)
Statement of operations data
Revenue	$276,542	$272,335	$254,967	$246,597
Loss from operations	(47,228)	(44,168)	(83,753)	(71,631)
Net loss	(119,677)	(120,336)	(147,905)	(84,717)
Net loss per share(1)	$(118.93)	$(119.90)	$(147.38)	$(84.41)

(1)	Net loss per share amounts are calculated using Legacy Vivint Smart Home quarterly weighted average shares outstanding and are not reflective of the share conversion under the Merger.

Liquidity and Capital Resources

As of December 31, 2019, Mosaic Acquisition Corp. has $682,940 of cash and cash equivalents. Unless noted otherwise, the below discussion of liquidity and capital resources refers to Legacy Vivint Smart Home prior to the closing of the Merger and to Vivint Smart Home after the closing of the Merger.

Legacy Vivint Smart Home’s primary source of liquidity has historically been cash from operations, proceeds from issuances of debt securities, borrowings under the credit facilities and, to a lesser extent, capital contributions. As of December 31, 2019, Legacy Vivint Smart Home had $4.5 million of cash and cash equivalents and $32.1 million of availability under the revolving credit facility (after giving effect to $11.1 million of letters of credit outstanding and $245.0 million of borrowings). Subsequent to December 31, 2019 we used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of the 2020 Notes, (ii) redeem all of the 2022 Private Placement Notes, (iii) refinance in full the existing borrowings under the existing term loan facility and existing revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of the 2022 Notes and (v) pay the related accrued interest, fees and expenses related thereto.

As market conditions warrant, we and our equity holders, including Blackstone, its affiliates and members of our management, may from time to time, seek to purchase our outstanding debt securities or loans, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including additional borrowings under our revolving credit facility. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us. Depending on conditions in the credit and capital markets and other factors, we will, from time to time, consider various financing transactions, the proceeds of which could be used to refinance our indebtedness or for other purposes. As examples, Legacy Vivint Smart Home recently entered into the following financing transactions:

•

In September 2018, Legacy Vivint Smart Home borrowed $810 million under the 2024 Term Loan. We used a portion of the net proceeds from the borrowings under the 2024 Term Loan to redeem in full the entire $269.5 million outstanding aggregate principal amount of the existing 2019 notes and pay the related accrued interest and redemption premium, to repurchase approximately $250.7 million aggregate principal amount of the 2020 notes, and to pay fees and expenses related to the Term Loan Agreement; and

•

In May 2019, Legacy Vivint Smart Home issued $225 million aggregate principal amount of 2024 notes. We used the net proceeds from the 2024 notes offering to redeem $225 million aggregate principal amount of our 2020 notes, and to pay the related accrued interest and to pay all fees and expenses related thereto.

Capital Contribution

In each of July 2019 and September 2018, Acquisition LLC contributed $4.7 million to Legacy Vivint Smart Home as equity contributions.

Cash Flow and Liquidity Analysis

Our cash flows provided by operating activities include recurring monthly billings, cash received from the sale of Products to our customers that either pay-in-full at the time of installation or finance their purchase of Products under the Consumer Financing Program and other fees received from the customers we service. Cash used in operating activities includes the cash costs to monitor and service our subscribers, a portion of subscriber acquisition costs, interest associated with our debt and general and administrative costs. Historically, Legacy Vivint Smart Home financed subscriber acquisition costs through operating cash flows, the issuance of debt and, to a lesser extent, through the issuance of equity and sale of contracts to third parties. Currently, the upfront proceeds under Vivint Flex Pay, and those that are paid-in-full at the time of the sale of Products, offset a portion of the upfront investment associated with subscriber acquisition costs.

Sales from our direct-to-home channel are seasonal in nature. We make investments in the recruitment of our direct-to-home sales representatives, inventory and other support costs for the April through August sales period prior to each sales season. We experience increases in capitalized contract costs, as well as costs to support the sales force throughout North America, prior to and during this time period. The incremental inventory purchased to support the direct-to-home sales season is generally consumed prior to the end of the calendar year in which it is purchased.

The following table provides a summary of cash flow data (in thousands):

	Year ended December 31,
	2019	2018	2017
Net cash used in operating activities	$(221,592)	$(220,499)	$(309,332)
Net cash (used in) provided by investing activities	(5,612)	32,922	(21,661)
Net cash provided by financing activities	218,914	196,407	291,213

Cash Flows from Operating Activities

We generally reinvest the cash flows from our recurring monthly billings and cash received from the sale of Products associated with the initial installation into our business, primarily to (1) maintain and grow our subscriber base, (2) expand our infrastructure to support this growth, (3) enhance our existing Smart Home Service offerings, (4) develop new Smart Home Service offerings and (5) expand into new sales channels. These investments are focused on generating new subscribers, increasing the revenue from our existing subscriber base, enhancing the overall quality of service provided to our subscribers, and increasing the productivity and efficiency of our workforce and back-office functions necessary to scale our business.

Legacy Vivint Smart Home’s outstanding debt as of December 31, 2019 was approximately $3.3 billion. Net cash interest paid for the years ended December 31, 2019, 2018 and 2017 related to this indebtedness (excluding finance leases) totaled $250.4 million, $236.7 million and $203.4 million, respectively. Legacy Vivint Smart Home’s net cash from operating activities for the years ended December 31, 2019, 2018 and 2017, before these interest payments, was an inflow of $28.8 million, an inflow of $16.2 million and an outflow of $105.9 million, respectively. Accordingly, Legacy Vivint Smart Home’s net cash from operating activities for the years ended December 31, 2019, 2018 and 2017 was insufficient to cover these interest payments. For additional information regarding our outstanding indebtedness see “—Long-Term Debt” below.

Cash Flows from Investing Activities

Historically, Legacy Vivint Smart Home’s investing activities have primarily consisted of capital expenditures, business combinations and technology acquisitions. Capital expenditures primarily consist of periodic additions to property and equipment to support the growth in the business.

For the year ended December 31, 2019, net cash used in investing activities was $5.6 million. This cash used primarily consisted of capital expenditures of $10.1 million and acquisition of intangible assets of $1.8 million. These cash uses were offset by $5.4 million in equity security sales.

For the year ended December 31, 2018, net cash provided by investing activities was $32.9 million. This cash provided primarily consisted of net proceeds of $53.7 million primarily from the sale of the spectrum intangible assets, offset by capital expenditures of $19.4 million and acquisition of intangible assets of $1.5 million.

For the year ended December 31, 2017, net cash used in investing activities was $21.7 million. This cash used primarily consisted of capital expenditures of $20.4 million and acquisition of intangible assets of $1.8 million.

Cash Flows from Financing Activities

Historically, Legacy Vivint Smart Home’s cash flows provided by financing activities primarily related to the issuance of debt, all to fund the portion of upfront costs associated with generating new subscribers that were not covered through its operating cash flows or through its Vivint Flex Pay program. Uses of cash for financing activities are generally associated with the return of capital to our stockholders, the repayment of debt and the payment of financing costs associated with the issuance of debt.

For the year ended December 31, 2019, net cash provided by financing activities was $218.9 million, consisting primarily of $225.0 million in borrowings on notes, $342.5 million in borrowings on the revolving credit facility and $4.7 million from a capital contribution. This was offset with $233.1 million of repayments on notes, $97.5 million of repayments on the revolving credit facility, $4.9 million in financing costs, $9.8 million of repayments under finance lease obligations, $5.4 million in returns of capital associated with the spin-off of Legacy Vivint Smart Home’s wireless business and $2.6 million in cost associated with offering securities.

For the year ended December 31, 2018, net cash provided by financing activities was $196.4 million, consisting primarily of $810.0 million in borrowings on notes, $201.0 million in borrowings on the revolving credit facility and $4.7 million from a capital contribution. This was offset with $522.2 million of repayments on notes, $261.0 million of repayments on the revolving credit facility, $20.6 million in financing costs, $12.4 million of repayments under capital lease obligations and $3.1 million in cost associated with offering securities.

For the year ended December 31, 2017, net cash provided by financing activities was $291.2 million, consisting primarily of $724.8 million in borrowings on notes and $196.9 million in borrowings on the revolving credit facility. This was offset with $450.0 million of repayments on notes, $136.9 million of repayments on the revolving credit facility, $29.4 million in financing costs, $10.0 million of repayments under capital lease obligations, $3.0 million in repayments under spectrum lease obligations and $1.2 million in cost associated with offering securities.

Long-Term Debt

We are a highly leveraged company with significant debt service requirements. As of December 31, 2019, Legacy Vivint Smart Home had $3,294.2 million of aggregate principal total debt outstanding, consisting of $454.3 million of outstanding 2020 notes, $270 million of outstanding 2022 private placement notes, $900.0 million of outstanding 2022 notes, $400.0 million of outstanding 2023 notes, $225.0 million of outstanding 2024 notes and $799.9 million of outstanding 2024 Term Loan with $32.1 million of availability under APX’s revolving credit facility (after giving effect to $11.1 million of outstanding letters of credit and $245.0 million of borrowings).

Revolving Credit Facility

On November 16, 2012, APX entered into a $200.0 million senior secured revolving credit facility, with a five year maturity. In addition, APX may request one or more term loan facilities, increased commitments under the revolving credit facility or new revolving credit commitments, in an aggregate amount not to exceed $225.0 million.

On June 28, 2013, APX amended and restated the credit agreement to provide for a new repriced tranche of revolving credit commitments with a lower interest rate. Nearly all of the existing tranches of revolving credit commitments were terminated and converted into the repriced tranche, with the unterminated portion of the existing tranche continuing to accrue interest at the original higher rate.

On March 6, 2015, APX amended and restated the credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available to it from $200.0 million to $289.4 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

On August 10, 2017, APX amended and restated the credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available from $289.4 million to $324.3 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

On February 14, 2020, APX amended and restated the credit agreement (the “Fourth Amended and Restated Credit Agreement”) to provide for, among other things, (1) an increase in the aggregate commitments previously available from $288.2 million to $350.0 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

As of December 31, 2019, the aggregate commitments available under the credit agreement, as amended and restated on August 10, 2017, prior to APX entering into the Fourth Amended and Restated Credit Agreement, was $288.2 million. As of December 31, 2019 there was $245.0 million outstanding borrowings under the revolving credit facility. Borrowings under the Fourth Amended and Restated Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the Series A Revolving Commitments of approximately $10.9 million and the Series C Revolving Commitments of approximately $330.8 million is currently 2.0% and (b) under the Series B Revolving Commitments of approximately $8.3 million is currently 3.0% and (2) the applicable margin for LIBOR rate-based borrowings (a) under the Series A Revolving Commitments and the Series C Revolving Commitments is currently 3.0% per annum and (b) under the Series B Revolving Commitments is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on our meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter.

In addition to paying interest on outstanding principal under the revolving credit facility, APX is required to pay a quarterly commitment fee (which will be subject to one interest rate step-down of 12.5 basis points, based on APX meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. APX also pays a customary letter of credit and agency fees.

APX (is not required to make any scheduled amortization payments under the revolving credit facility. The Series D Revolving Commitments expired on March 31, 2019 and the principal amount outstanding under the revolving credit facility will be due and payable in full on March 31, 2021 with respect to the commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility and on February 14, 2025 (or the applicable springing maturity date if the Revolving Springing Maturity Condition applies) with respect to the $330.8 million of Series C Revolving Credit Commitments. The “Revolver Springing Maturity Condition” applies if (i) on the 2022 Springing Maturity Date, an aggregate principal amount of APX’s 7.875% Senior Secured Notes Due 2022 (the “2022 Notes”) in excess of $350.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement, (ii) on the 2023 Springing Maturity Date, an aggregate principal amount of the 2023 Notes in excess of $125.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement or (iii) on the 2024 Springing Maturity Date, an aggregate principal amount of APX’s 2024 notes in excess of $125.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement. The “2022 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2022 notes, the “2023 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2023 notes and the “2024 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2024 notes.

2020 Notes

As of December 31, 2019, APX had $454.3 million outstanding aggregate principal amount of its 2020 notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem all of the outstanding principal amount of the 2020 notes. Interest on the 2020 notes was payable semi-annually in arrears on each June 1 and December 1. The 2020 notes were to mature on December 1, 2020.

APX was permitted to redeem at any time and from time to time some or all of the 2020 notes at par plus any accrued and unpaid interest to the date of redemption.

2022 Private Placement Notes

As of December 31, 2019, APX had $270 million outstanding aggregate principal amount of its 2022 private placement notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem all of the outstanding principal amount of the 2022 private placement notes. Interest on the 2022 private placement notes was payable semi-annually in arrears on June 1 and December 1 of each year.

APX was permitted to, at its option, redeem at any time and from time to time some or all of the 2022 private placement notes at 104.5%, declining to par from and after December 1, 2019, in each case, plus any accrued and unpaid interest to the date of redemption.

The 2022 private placement notes were to mature on December 1, 2022 unless on September 1, 2020 (i.e. the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $190 million of the 2020 notes remained outstanding or had not been refinanced as permitted under the terms of the 2022 private placement notes, in which case the private placement notes were to mature on September 1, 2020.

2022 Notes

As of December 31, 2019, APX had $900.0 million outstanding aggregate principal amount of its 2022 notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem $223.0 million of the outstanding principal amount of the 2022 notes. Interest on the 2022 notes is payable semi-annually in arrears on June 1 and December 1 of each year.

APX may, at its option, redeem at any time and from time to time some or all of the 2022 notes at 103.938%, declining to par from and after December 1, 2020, in each case, plus any accrued and unpaid interest to the date of redemption.

The 2022 notes mature on December 1, 2022, or on such earlier date when any outstanding pari passu lien indebtedness matures as a result of the operation of any springing maturity provisions set forth in the agreements governing such pari passu lien indebtedness.

2023 Notes

As of December 31, 2019, APX had $400.0 million outstanding aggregate principal amount of its 2023 notes. Interest on the 2023 notes is payable semi-annually in arrears on September 1 and March 1 of each year. The 2023 notes mature on September 1, 2023.

APX may, at its option, redeem at any time and from time to time some or all of the 2023 notes at 105.719%, declining to par from and after September 1, 2022, in each case, plus any accrued and unpaid interest to the date of redemption.

2024 Notes

As of December 31, 2019, APX had $225.0 million outstanding aggregate principal amount of its 2024 notes. Interest on the 2024 notes is payable semi-annually in arrears on May 1 and November 1 of each year.

APX may, at its option, redeem at any time and from time to time prior to May 1, 2021, some or all of the 2024 notes at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date plus the applicable “make-whole premium.” From and after May 1, 2021, APX may, at its option, redeem at any time and from time to time some or all of the 2024 notes at 104.25%, declining to par from and after May 1, 2023, in each case, plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to May 1, 2021, APX may, at its option, redeem up to 40% of the aggregate principal amount of the 2024 notes with the proceeds from certain equity offerings at 108.50%, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 1, 2021, during any 12 month period, APX also may, at its option, redeem at any time and from time to time up to 10% of the aggregate principal amount of the 2024 notes at a price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, to but excluding the redemption date.

The 2024 notes mature on November 1, 2024, unless, under “Springing Maturity” provisions, (1) on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $275.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2020 notes, in which case the 2024 notes will mature on September 1, 2020 or (2) on June 1, 2023 (the 91st day prior to the maturity of the 2023 notes) more than an aggregate principal amount of $125.0 million of such 2023 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2023 notes, in which case the 2024 Notes will mature on June 1, 2023.

2025 Term Loan B

On September 6, 2018, APX incurred $810 million of the 2024 Term Loan. As of December 31, 2019, APX had $799.9 million outstanding aggregate principal amount of its Term Loan. On February 14, 2020, APX incurred $950 million of term loans (the “2025 Term Loan”), the proceeds of which were used, in part, to refinance the 2024 Term Loan.

Pursuant to the terms of the 2025 Term Loan, quarterly amortization payments are due in an amount equal to 0.25% of the aggregate principal amount of the 2025 Term Loan outstanding on the closing date. The remaining principal amount outstanding under the 2025 Term Loan B will be due and payable in full on (x) if the Term Springing Maturity Condition (as defined below) does not apply, December 31, 2025 and (y) if the Term Springing Maturity Condition does apply, the 2023 Springing Maturity Date (which date is the date that is 91 days before the maturity date with respect to the 2023 notes).

The “Term Springing Maturity Condition” applies if on the 2023 Springing Maturity Date (which date is the date that is 91 days before the maturity date with respect to the 2023 notes), an aggregate principal amount of the 2023 Notes in excess of $125.0 million are either outstanding or have not been repaid or redeemed.

Guarantees and Security (Revolving Credit Facility, 2025 Term Loan and Notes)

All of the obligations under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes are guaranteed by APX Group Holdings, Inc. and each of APX’s existing and future material wholly-owned U.S. restricted subsidiaries (subject to customary exclusions and qualifications). However, such subsidiaries shall only be required to guarantee the obligations under the debt agreements governing the Notes for so long as such entities guarantee the obligations under the revolving credit facility, the credit agreement governing the 2025 Term Loan or our other indebtedness. See Note 19 of the accompanying Legacy Vivint Smart Home consolidated financial statements included elsewhere in this prospectus for additional financial information regarding guarantors and non-guarantors.

The obligations under the revolving credit facility, 2025 Term Loan and the 2022 private placement notes, 2022 notes and 2024 notes (collectively with the 2022 private placement notes and the 2022 notes, the “existing senior secured notes”) are secured by a security interest in (1) substantially all of the present and future tangible and intangible assets of APX and the guarantors, including without limitation equipment, subscriber contracts and communication paths, intellectual property, fee-owned real property, general intangibles, investment property, material intercompany notes and proceeds of the foregoing, subject to permitted liens and other customary exceptions, (2) substantially all personal property of APX and the guarantors consisting of accounts receivable arising from the sale of inventory and other goods and services (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory and intangible assets to the extent attached to the foregoing books and records of APX and the guarantors, and the proceeds thereof, subject to permitted liens and other customary exceptions, in each case held by APX and the guarantors and (3) a pledge of all of the capital stock of APX, each of its subsidiary guarantors and each restricted subsidiary of APX and its subsidiary guarantors, in each case other than excluded assets and subject to the limitations and exclusions provided in the applicable collateral documents.

Under the terms of the applicable security documents and intercreditor agreement, the proceeds of any collection or other realization of collateral received in connection with the exercise of remedies will be applied first to repay amounts due under the revolving credit facility, and up to an additional $60.0 million of “superpriority” obligations that APX may incur in the future, before the holders of the existing senior secured notes or 2025 Term Loan receive any such proceeds.

Debt Covenants

The credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, APX and its restricted subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	materially change the nature of their business;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to APX;

•	designate restricted subsidiaries as unrestricted subsidiaries

•	amend, prepay, redeem or purchase certain subordinated debt; and

•	transfer or sell certain assets.

The credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes contain change of control provisions and certain customary affirmative covenants and events of default. As of December 31, 2019, APX was in compliance with all covenants related to its long-term obligations.

Subject to certain exceptions, the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes permit APX and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Our future liquidity requirements will be significant, primarily due to debt service requirements. The actual amounts of borrowings under the revolving credit facility will fluctuate from time to time.

Our liquidity and our ability to fund our capital requirements is dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control and many of which are described under “Risk Factors” in this prospectus. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations or APX may not be able to obtain future financings to meet our liquidity needs. APX anticipates that to the extent additional liquidity is necessary to fund its operations, it would be funded through borrowings under the revolving credit facility, incurring other indebtedness, additional equity or other financings or a combination of these potential sources of liquidity. APX may not be able to obtain this additional liquidity on terms acceptable to us or at all.

Covenant Compliance

Under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the existing notes, APX’s ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Covenant Adjusted EBITDA (which measure is defined as “Consolidated EBITDA” in the credit agreements governing the revolving credit facility and 2025 Term Loan and “EBITDA” in the debt agreements governing the existing notes) for the applicable four-quarter period. Such tests include an incurrence-based maximum consolidated secured debt ratio and consolidated total debt ratio of 4.00 to 1.0, an incurrence-based minimum fixed charge coverage ratio of 2.00 to 1.0, and, solely in the case of the credit agreement governing the revolving credit facility, a maintenance-based maximum consolidated first lien secured debt ratio of 5.95 to 1.0, each as determined in accordance with the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes, as applicable. Non-compliance with these covenants could restrict our ability to undertake certain activities or result in a default under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan and the debt agreements governing the Notes. As of December 31, 2019, Legacy Vivint Smart Home’s consolidated first lien secured debt ratio was 3.81 to 1.0, consolidated total debt ratio was 5.14 to 1.0 and the fixed charge coverage ratio was 2.56 to 1.0, in each case based on Covenant Adjusted EBITDA for the year ended December 31, 2019 and as calculated in accordance with the applicable debt agreements.

We refer to “Covenant Adjusted EBITDA” as meaning net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing the 2025 Term Loan and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of Legacy Vivint Smart Home’s financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Legacy Vivint Smart Home’s liquidity.

The following table sets forth a reconciliation of Legacy Vivint Smart Home’s net loss to Covenant Adjusted EBITDA (in thousands):

	Year ended December 31,
	2019	2018	2017
Net loss	$(395,924)	$(472,635)	$(410,199)
Interest expense, net	259,991	244,789	225,642
Non-capitalized subscriber acquisition costs (1)	273,835	276,437	255,456
Amortization of capitalized subscriber acquisition costs	437,285	398,174	206,153
Depreciation and amortization (2)	106,155	115,908	123,102
Gain on sale of spectrum (3)	—	(50,389)	—
Other (income) expense	(7,665)	33,066	27,986
Non-cash compensation (4)	3,737	2,217	1,377
Restructuring and asset impairment charge (5)	—	4,683	—
Income tax (benefit) expense	1,313	(1,611)	1,078
Other adjustments (6)	53,383	64,240	59,733
Adjustment for a change in accounting principle (Topic 606) (7)	(88,875)	(77,173)	—

Covenant Adjusted EBITDA	$643,235	$537,706	$490,328

(1)

Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(2)	Excludes loan amortization costs that are included in interest expense.
(3)	Gain on sale of spectrum intangible assets in 2018. (See Note 8 to the accompanying consolidated financial statements).
(4)	Reflects non-cash compensation costs related to employee and director stock and stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(5)	Restructuring employee severance and termination benefits expenses. (See Note 10 to the accompanying consolidated financial statements).
(6)	Other adjustments represent primarily the following items (in thousands):

	Year ended December 31,
	2019	2018	2017
Product development (a)	$18,772	$22,253	$26,767
Consumer financing fees (b)	11,901	6,661	1,682
Litigation settlement (c)	—	—	10,012
Certain legal and professional fees (d)	7,869	8,965	4,986
Monitoring fee (e)	5,605	4,068	3,506
Start-up of new strategic initiatives (f)	—	—	3,486
Purchase accounting deferred revenue fair value adjustment (g)	—	1,336	3,280
Information technology implementation (h)	—	—	3,188
Hiring and termination payments (i)	7,870	9,373	386
Projected run-rate restructuring cost savings (j)	—	5,756	—
All other adjustments (k)	1,366	5,828	2,440

Total other adjustments	$53,383	$64,240	$59,733

(a)	Costs related to the development of control panels, including associated software, peripheral devices and Wireless Internet Technology.
(b)	Monthly financing fees paid under the Consumer Financing Program.

(c)	ADT litigation settlement.
(d)	Legal and professional fees associated with strategic initiatives and financing transactions.
(e)	Blackstone Management Partners L.L.C. monitoring fee (See Note 15 to the accompanying consolidated financial statements).
(f)	Costs related to the start-up of potential new service offerings and sales channels.
(g)	Add back revenue reduction directly related to purchase accounting deferred revenue adjustments.
(h)	Costs related to the implementation of new information technologies.
(i)	Expenses associated with retention bonus, relocation and severance payments to management.
(j)	Projected run-rate savings related to June 2018 reduction-in-force.
(k)

Other adjustments primarily reflect adjustments to eliminate the impact of changes in other accounting principles, costs associated with payments to third parties related to various strategic and financing activities and costs to implement Sarbanes-Oxley Section 404.

(7)	The adjustments to eliminate the impact of Legacy Vivint Smart Home’s adoption of Topic 606, are as follows (in thousands):

	Year ended December 31,
	2019	2018	2017
Net loss	$62,008	$66,613	$—
Amortization of capitalized contract costs	(437,285)	(398,174)	—
Amortization of subscriber acquisition costs	284,574	251,971	—
Income tax (benefit) expense	1,828	2,417	—

Topic 606 adjustments	$(88,875)	$(77,173)	$—

See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Other Factors Affecting Liquidity and Capital Resources

Vivint Flex Pay. Vivint Flex Pay became Legacy Vivint Smart Home’s primary sales model beginning in March 2017. Under the Consumer Financing Program, qualified customers are eligible for loans provided by third-party financing providers up to $4,000. The annual percentage rates on these loans range between 0% and 9.99%, based on the customer’s credit quality, and are either installment loans or revolving loans with a 42 or 60 month term.

For certain third-party provider loans, we pay a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider. Additionally, we share in the liability for credit losses depending on the credit quality of the customer, with our Company being responsible for between 5% to 100% of lost principal balances, depending on factors specified in the agreement with such provider. Because of the nature of these provisions, we record a derivative liability at its fair value when the third-party financing provider originates loans to customers, which reduces the amount of estimated revenue recognized on the provision of the services. The derivative liability represents the estimated remaining amounts to be paid to the third-party provider by us related to outstanding loans, including the monthly fees based on either the outstanding loan balances or the number of outstanding loans, shared liabilities for credit losses and customer payment processing fees. The derivative liability is reduced as payments are made by us to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other expenses (income), net in the Condensed Consolidated Statement of Operations. As we continue to use Vivint Flex Pay as our primary sales model, we expect our liability to third-party providers to continue to increase substantially and the rate of such increases may accelerate.

For other third-party provider loans, we receive net proceeds (net of fees and expected losses) for which we have no further obligation to the third-party. We record these net proceeds to deferred revenue.

Vehicle Leases. Since 2010, Legacy Vivint Smart Home has leased, and expects to continue leasing, vehicles primarily for use by our Smart Home Pros. For the most part, these leases have 36 to 48 month durations and we account for them as finance leases. At the end of the lease term for each vehicle we have the option to either (i) purchase it for the estimated end-of-lease fair market value established at the beginning of the lease term; or (ii) return the vehicle to the lessor to be sold by them and in the event the sale price is less than the estimated end-of-lease fair market value we are responsible for such deficiency.

Aircraft Lease. In December 2012, Legacy Vivint Smart Home entered into an aircraft lease agreement for the use of a corporate aircraft, which is accounted for as an operating lease. Upon execution of the lease, Legacy Vivint Smart Home paid a $5.9 million security deposit which is refundable at the end of the lease term. Beginning January 2013, Legacy Vivint Smart Home is required to make 156 monthly rental payments of approximately $83,000 each. In January 2015, an amendment to the agreement was made which, among other changes, increased the required monthly rental payments to approximately $87,000 each. We also have the option to extend the lease for an additional 36 months upon expiration of the initial term. The lease agreement also provides us the option to purchase the aircraft on certain specified dates for a stated dollar amount, which represents the current estimated fair value as of the purchase date.

Off-Balance Sheet Arrangements

Currently we do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

The following table summarizes Legacy Vivint Smart Home’s contractual obligations as of December 31, 2019, without giving effect to the Merger or the Concurrent Refinancing Transactions. Certain contractual obligations are reflected on Legacy Vivint Smart Home’s consolidated balance sheet, while others are disclosed as future obligations under GAAP.

	Payments Due by Period
	Total	2020	2021 - 2022	2023 - 2024	After 2024
	(dollars in thousands)
Long-term debt obligations (1)	$3,294,174	$462,399	$1,431,200	$1,400,575	$—
Interest on long-term debt (2)	825,685	263,509	418,318	143,858	—
Finance lease obligations	13,643	8,202	5,438	3	—
Operating lease obligations	94,848	17,044	31,005	29,055	17,744
Purchase obligations (3)	48,563	14,721	14,261	14,113	5,468
Other long-term obligations	38,644	8,867	9,589	7,193	12,995

Total contractual obligations	$4,315,557	$774,742	$1,909,811	$1,594,797	$36,207

(1)

As of December 31, 2019, Legacy Vivint Smart Home had $245.0 million of borrowings under its revolving credit facility. The principal amount outstanding under the revolving credit facility will be due and payable in full on March 31, 2021. As of December 31, 2019, there was approximately $32.1 million of availability under Legacy Vivint Smart Home’s revolving credit facility (after giving effect to $11.1 million of outstanding letters of credit and $245.0 million of borrowings).

(2)

Represents aggregate interest payments on aggregate principal amounts of $454.3 million of outstanding 2020 notes, $270.0 million of the outstanding 2022 private placement notes, $900.0 million of the outstanding 2022 notes, $400.0 million of the outstanding 2023 notes, $225.0 million of outstanding 2024 notes, and $799.9 million of the 2024 Term Loan as well as letter of credit and commitment fees for the unused portion of the revolving credit facility. Does not reflect interest payments on future borrowings under the revolving credit facility.
(3)

Purchase obligations consist of commitments for purchases of goods and services that are not already included in Legacy Vivint Smart Home’s consolidated balance sheet as of December 31, 2019. Legacy Vivint Smart Home has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Legacy Vivint Smart Home may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made at this time. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Our operations include activities in the United States and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

Our revolving credit facility and our term loan facility bear interest at a floating rate. As a result, we may be exposed to fluctuations in interest rates to the extent of our borrowings under these credit facilities. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. We consider changes in the 30-day LIBOR rate to be most indicative of our interest rate exposure as it is a function of the base rate for our credit facilities and is reasonably correlated to changes in our earnings rate on our cash investments. Assuming the borrowing of all amounts available under our revolving credit facility, if the 30-day LIBOR rate increases by 1% due to normal market conditions, our interest expense will increase by approximately $10.9 million per annum. We had $245.0 million borrowings under the revolving credit facility as of December 31, 2019.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business but our results are reported in U.S. dollars. We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and Canadian operations. Based on Legacy Vivint Smart Home’s results of our Canadian operations for the year ended December 31, 2019, if foreign currency exchange rates had decreased 10% throughout the year, Legacy Vivint Smart Home’s revenues would have decreased by approximately $7.2 million, Legacy Vivint Smart Home’s total assets would have decreased by $29.1 million and Legacy Vivint Smart Home’s total liabilities would have decreased by $26.0 million. We do not currently use derivative financial instruments to hedge investments in foreign subsidiaries. For the year ended December 31, 2019, before intercompany eliminations, approximately $72.2 million of Legacy Vivint Smart Home’s revenues, $290.5 million of Legacy Vivint Smart Home’s total assets and $259.9 million of Legacy Vivint Smart Home’s total liabilities were denominated in Canadian Dollars.

BUSINESS

Company Overview

We are a smart home technology company. Our mission is to redefine the home experience through intelligently designed cloud-enabled solutions delivered to every home by people who care. Our brand name, Vivint, represents “to live intelligently”, and our solutions help our subscribers do just that.

Creating a true smart home experience requires an end-to-end platform designed to drive broad consumer adoption. Our smart home platform is comprised of the following five pillars: (1) our Smart Home Operating System, (2) our AI-driven smart home automation and assistance software, Vivint Assist, (3) our portfolio of proprietary, internally developed smart devices, (4) our curated yet extensible partner-neutral ecosystem, and (5) our people delivering tech-enabled premium services, including consultative selling, professional installation, and support.

Our leading smart home platform currently has over 1.5 million subscribers and manages over 20 million in-home devices, processing over 1.5 billion home activity events each day, as of December 31, 2019. Using our solution, subscribers are able to interact with all aspects of their home with their voice or any mobile device-anytime, anywhere. They can engage with people at their front door; view live and recorded video inside and outside their home; control thermostats, locks, lights, and garage doors; and proactively manage the comings and goings of family, friends, and strangers. Our subscribers engage with our smart home apps approximately seven times per day on average.

The smart home market is an expanding global opportunity and in the very early stages of broad consumer adoption. We believe the smart home market is experiencing rapid evolution, which can be divided into three phases. The first phase is represented by the proliferation of stand-alone smart devices. The second phase takes those devices and connects them to the home. The third and final phase, which we believe is the most pivotal phase in the market’s evolution, takes smart home technology and applies it to create a continually learning, automated, seamlessly integrated smart home experience.

The connected home, the second phase, has a multitude of devices and an operating system to coordinate them all within a single unified system. But integrating numerous different devices from different manufacturers that were not designed to work together is difficult, and often results in an experience that is complex, inconsistent, and unreliable. Moreover, DIY solutions put a large burden on homeowners to accurately and correctly install and support so many devices themselves. And while whole-home automation is possible, it requires users to write individual rules for each and every circumstance. Mass adoption of the connected home by those other than technology enthusiasts has been limited. Our software within the devices, in the cloud, and in our app all work together to help mainstream consumers simply and easily manage their homes.

We believe that we are in a critical transition period from the second phase to the third phase where the key challenges related to the connected home offerings are overcome by a smart home experience, which we enable through our end-to-end smart home platform.

In this third phase, a smart home continuously learns and adapts to user behavior and preferences and delivers a more automated, personalized experience, powered by artificial intelligence technology. To achieve broad consumer adoption, we believe that smart home solutions must deliver a truly intelligent experience, not just a remote control of the home. Our cloud-enabled software solution understands the state of the home and its occupants, interacts with users to enable awareness and control, and takes coordinated action with minimal user effort. We believe that Vivint is best positioned to capitalize on the mass market opportunity of the smart home.

Our technology and people are the foundation of our business model. Our trained professionals educate consumers on the value and affordability of a smart home, customize a solution for their homes and needs, teach them how to use our platform and enhance their experience, and provide ongoing tech-enabled services to manage, monitor, and support their smart home. We have developed proprietary technology that enables our people to provide these consultative sales, installation, and support services to our subscribers more effectively and efficiently, delivering a powerful end-to-end smart home experience.

We have developed and launched over 10 proprietary devices since 2010, all designed to seamlessly integrate into a comprehensive smart home solution. These devices are the critical end points of the smart home experience, and our broad device portfolio enables our subscribers to achieve a comprehensive experience, across the entire home. The software inside these devices, in combination with our cloud-based software and mobile apps, comprises the Smart Home Operating System that knits these elements together to intuitively enable otherwise complex use cases that help address real-world problems. We also allow a select number of third-party stand-alone devices into our ecosystem if doing so enhances the smart home experience for our subscribers. These may be devices that have a large installed base or that have unique capabilities, such as voice assistants. In particular, we will often include competing stand-alone devices in our ecosystem to offer our subscribers with choices. Regardless, we ensure that all partner devices are seamlessly integrated into our Smart Home Operating System, and that we are able to manage and support them as well as our own proprietary devices. Our subscribers trust us to professionally install, monitor, and support our devices. As of December 31, 2019, on average each subscriber had over 14 devices strategically placed in their home. Because our Smart Home Pros install the right devices in the right places in the home, we are able to collect superior data and generate unique insights, to improve the smart home experience for our users. We believe we are able to provide a much more complete picture of home activity than any of our competitors.

Our AI-driven smart home automation and assistance software, Vivint Assist, uses the data from our devices and partner devices to enable our subscribers to have a true smart home experience. We believe that we have the broadest, deepest, and purest home activity dataset, which we use to understand the state of the home in real time. This enables us to intelligently manage the residence on the homeowners’ behalf, while still keeping them informed and in full control. Moreover, our software learns from every interaction, enriching our platform and making the smart home experience smarter. We believe that no other company is as well positioned to capitalize on the opportunity to make the true smart home a reality.

The smart home requires an operating system that is always-on, reliable, able to process large streams of incoming data, and protected by enterprise-trade security. Our Smart Home Operating System does all of this, while delivering a seamless and intuitive end-user experience. In addition to dedicated in-home touchscreens and our comprehensive integrations with voice-control devices, we provide apps for Android and iOS mobile devices, as well as a web-based application for access from desktop and laptop computers. Leveraging software running in the home, in the cloud, and on users’ mobile devices, our operating system manages real-time communications across the system, executes rule-based actions and notifications, and provides a means for users to interact with their homes anywhere, anytime, and on any device. We deliver new functionality continually, deploying weekly updates to our software. We also push firmware updates to smart home devices throughout the year to deliver new functionality and improve device performance. We believe that continuously improving the smart home experience both increases the lifetime value of our current subscribers and attracts new subscribers.

Our Smart Home as a Service (“SHaaS”) business model generates subscription-based, high-margin recurring revenue from subscribers who sign up for our smart home services. We continue to focus on technology, service, and business model innovation to provide superior customer experience, from the time of first contact to the day-to-day experience.

In 2017, we made a strategic decision to offer Vivint Flex Pay to consumers as a part of our business model innovation, providing benefits to both our subscribers and our company. Vivint Flex Pay provides greater subscriber accessibility by enabling qualified customers to purchase smart home devices with unsecured financing either through a third party financing partner or through us, in most cases at zero-percent annual percentage rate (“APR”) for qualified customers. The launch of Vivint Flex Pay enables Legacy Vivint Smart

Home to expand our market opportunity by reducing upfront cash required to acquire new subscribers. Vivint Flex Pay also improves our unit economics, reduces our balance sheet risk, and improved the capital efficiency of our business. Today, Vivint Flex Pay is an important driver of our subscriber retention strategy. Vivint Flex Pay has also improved Legacy Vivint Smart Home’s subscriber economics with an Average Subscriber Lifetime (as defined herein) of 92 months (approximately 8 years), as of December 31, 2019, based on our expected long-term annualized attrition rate of 13%.

Our go-to-market strategy is based on directly educating consumers about the value and benefits of a smart home experience. We reach consumers through a variety of highly efficient customer acquisition channels, including our direct-to-home, inside sales, and retail partnerships programs. We continue to scale these efforts through our proprietary operations technology, by launching new and innovative products and services, and by building out our consultative sales channels. Our nationwide sales and service footprint covers 98% of U.S. zip codes. We continue to strengthen our relationships with existing subscribers by offering them the ability to use Vivint Flex Pay to finance upgrades of their existing system and to add new devices and features to their smart homes as our portfolio of offerings expands.

As of December 31, 2019 and 2018, we had over 1.5 million and 1.4 million subscribers, respectively, representing year-over-year growth of 7%. In 2019 and 2018, we generated revenue of $1.2 billion and $1.1 billion, respectively along with a net loss of $395.9 million and $472.6 million, respectively. As of December 31, 2019 and 2018, we had approximately $3.3 billion and $3.1 billion of total aggregate principal debt outstanding, respectively.

Our Industry

The smart home market is large and growing rapidly. There were over 150 million households in the United States and Canada in 2019. With over 1.5 million subscribers as of December 31, 2019, our smart home penetration is only 1% of our current total estimated addressable market in the United States and Canada alone. Given the rapid pace of technological development in our industry, we believe it is likely that the total addressable market will continue to expand. The ability to address the cost issue, among other things, can potentially increase smart home penetration in the future.

To date the market has seen some early penetration from stand-alone devices with relatively narrow capabilities. These products have attracted early adopters and technology enthusiasts but have not adequately met the deeper need for a fully integrated smart home experience. These devices generally require do-it-yourself installation, do not integrate well with other devices, and have been designed with a single use case in mind. Generally, each device has its own mobile application, making installation and interoperability difficult for those consumers who do attempt to further their journey and install more devices in their home. As more and more devices have come to market, consumer demand for a central operating system that can better manage and integrate those devices has grown.

The connected home has a multitude of devices and requires an operating system to coordinate them all within a single unified system. But integrating many different devices from different manufacturers that were not designed to work together is difficult, and often results in an experience that is complex, inconsistent, and unreliable. Moreover, DIY solutions put a large burden on homeowners to install and support many devices themselves. And while whole-home automation is possible, it requires users to write individual rules for each and every circumstance. These DIY solutions also often require a high upfront cost, which can be prohibitively expensive for certain customers. For these reasons, mass adoption of the connected home by those other than technology enthusiasts has been limited.

As previously discussed, the next phase of the evolution of the connected home will be the smart home. Just as Apple and iOS enabled entirely new kinds of applications and use cases for the smart phone, we believe that our Smart Home Operating System will be the foundation for the full smart home experience and will enable many new business models that are based on streamlining various experiences in and around the home in innovative ways.

We believe there is a significant opportunity for companies to provide the end-to-end smart home experience. A successful smart home company must be able to provide the following:

•	An end-to-end solution with a comprehensive integration of technology and people;

•	A cloud-enabled operating system that provides a seamless and intuitive smart home experience;

•	A portfolio of compelling use cases orchestrated across multiple devices and leveraging artificial intelligence for adaptive and personalized automation;

•	A broad suite of smart devices designed to work as part of a comprehensive smart home;

•	An extensible platform complete with deep partner integrations of popular stand-alone devices;

•	Local professional services to educate consumers and to install and support devices in every home; and

•	A trusted relationship with consumers, who expect their sensitive home data to be kept private.

We believe that our fully integrated, end-to-end product, sales and service approach successfully addresses these key points of friction, and positions us to drive broad consumer market adoption.

Our Smart Home Platform

We believe that our integrated, end-to-end approach successfully addresses the above requirements.

End-to-End Platform Built to Drive Broad Market Adoption

Our purpose-built platform has the components required to deliver on the promise of a true smart home experience. Our technology and people are the foundation of our solution.

Our technology seamlessly integrates in-home devices and cloud-enabled services to deliver an experience that addresses real-world problems. From answering the door remotely to automating the temperature settings in a home environment, our smart home technology meets customers’ needs for convenience and control.

We believe that our purpose-built end-to-end platform best positions Vivint to deliver on the promise of broad market smart home adoption.

Cloud-Enabled Smart Home Operating System

Our cloud-enabled Smart Home Operating System delivers a seamless, easy-to-use, and intuitive smart home experience. Leveraging software running in the home, in the cloud, and on customers’ mobile devices, our operating system securely manages real-time communications across the system, executes rules and notifications triggered by defined home-related events, and provides a means for users to interact with their homes from around the globe. In addition to dedicated in-home touchscreens and our comprehensive integrations with voice-control devices, we provide apps for Android and iOS mobile devices, as well as a web-based application for access from desktop and laptop computers.

Providing a seamless experience covering a multitude of separate devices is of critical importance in moving beyond individual devices to a more comprehensive solution that can help address real-world problems. For instance, when someone comes to the front door, the homeowner may want to let them into the house. This requires a doorbell camera, lighting, locks, the security system, and possibly a garage door controller and interior cameras to all work gracefully together. Our Smart Home Operating System does just this, enabling a multitude of use cases in a simple and intuitive fashion. Moreover, it helps ensure that all of the mundane tasks of device management—security, firmware upgrades, telemetry, diagnostics, and more—are taken care of, so that the system is as reliable as possible.

We began installing comprehensive connected home solutions in 2010, and these quickly became the choice of the majority of our new subscribers and the clear focus of our company. We believe that our experience in this space—understanding consumers and the challenges of making a connected home into something seamless and reliable—sets us apart from our competitors.

Software-Enabled Smart Home Devices

We have developed and launched over 10 proprietary smart home devices since 2010. These devices are the end points of the smart home experience we offer. The software inside these devices, combined with our cloud-based software and mobile apps, enables our Smart Home Operating System to collect and combine end-point data into complex use cases that help consumers to address real-world problems. In particular, our devices are designed to work as part of a comprehensive system, with features and capabilities that only make sense in that context, and which are often not present on devices designed primarily for individual purchase and use.

Using the Smart Hub or the Vivint Smart Home App, our subscribers can connect to and communicate with their in-home devices, either from within the home or on-the-go. The Vivint Element Thermostat makes sure that the home environment is both comfortable and energy efficient, while the Vivint Smart Drive provides users with 24/7 DVR and personalized, local cloud storage. Our range of other devices, including cameras, door and window sensors, motion sensors, tilt sensors, glass break detectors, key fobs, medical pendants, carbon monoxide detectors, flood sensors, and lamp modules extend the smart home experience to every part of the home, connecting users to their environments in new ways.

Our subscribers trust us to professionally install, monitor, and currently support an average of over 14 devices strategically placed in each home. Because our Smart Home Pros install the right devices in the right places, we are able to collect superior data and generate insights, enabling us to provide a much more complete picture of home activity than any of our competitors and to improve the smart home experience for our users.

Our Curated Partner Ecosystem

We allow a limited number of stand-alone devices into our ecosystem if doing so enhances the smart home experience for our subscribers. These may be devices that have a large installed base or that have unique capabilities, such as voice assistants. Using the Google Home and Amazon Alexa integrations for example, subscribers can talk to their Smart Home Operating System, asking the system to play their favorite songs, while making sure that their garage doors are closed, and their locks are secured, along with other system functionality. In particular, we will often include competing stand-alone devices in our ecosystem to offer our subscribers choice.

Every device we support in our ecosystem is seamlessly integrated with both our Smart Home Operating System and our tech-enabled services. This curated, partner-neutral ecosystem is designed to provide our subscribers with a worry-free end-to-end experience from sale to installation through a lifetime of use and support.

Because our platform is the hub for an easy-to-use, end-to-end smart home experience, partners have sought us out and have enjoyed continued success through joint selling efforts. Through our ongoing partnership program, both Amazon and Google have been able to sell a large amount of connected smart home devices. We have found that enabling users to add their preferred devices only enhances their connected home experience. Additionally, adding more devices in each home enables our system to gather and learn from even more data points, leading to a better overall experience for users. Our partnerships with Google and Amazon are examples of the neutral approach we take in building our ecosystem. As both companies create competing voice-control platforms for a variety of tasks, we enable our subscribers to use either, or both, as part of their smart home. As the smart home market develops further, we believe that our platform will form the core of the home ecosystem, whereby businesses get new ways to streamline connections with customers in their living environments. In this regard, we will not only own the system powering the smart home, but we will also form strategic partnerships that will deepen the overall smart home experience. We expect these partnerships will help us protect and gain more market share.

AI-Driven Smart Home Automation and Assistance Software

We believe that our AI-driven smart home automation and assistance software, Vivint Assist, is a key differentiator that improves the customer experience and engagement by predicting and reacting to users’ needs, we believe which ultimately accelerates consumer adoption.

Our AI-driven smart home automation and assistance software, Vivint Assist, uses the data from our devices and our partner devices to enable our subscribers to have a true smart home experience. We have a relatively consistent set of devices installed across our subscribers’ homes, and are focused on building high-performing models for Vivint Assist to understand the state of the home and to take or suggest action on the customer’s behalf. This in turn provides us with the opportunity to use feedback from our customers’ response to this interaction to further refine our models.

We believe that we have the broadest, deepest, and purest home activity dataset, which we use to understand the state of the home in real time. That enables us to intelligently manage the residence on the homeowners’ behalf, while still keeping them informed and in full control. Vivint Assist processes home events such as interactions with lights, locks, thermostats, touchscreens, voice-control devices, and door and motion sensors; thermodynamic data such as interior and exterior temperature and heating/cooling duty cycles; location data from mobile devices; and users’ interactions with Vivint Assist itself.

Moreover, our software learns from every interaction, enriching our platform and making the smart home experience smarter. We believe that no other company is as well positioned as Vivint to capitalize on the opportunity to make the true smart home a reality.

Local Tech-Enabled Services to Educate, Manage and Support the Smart Home

Our trained professionals educate consumers on the value and affordability of a smart home, customize a solution for their homes and needs, teach them how to use our platform and enhance their experience, and provide ongoing tech-enabled services to manage, monitor, and support their smart home. We have developed proprietary technology that enables our people to provide these consultative sales, installation, and support services to our subscribers more effectively and efficiently, delivering a powerful end-to-end smart home experience. Our teams bring significant domain expertise when it comes to troubleshooting and fixing issues that may arise within a smart home across devices and platforms. Our direct relationship gives us a real-time view into their smart home needs, which provides us with a distinct competitive advantage that enhances our agility and responsiveness to consumer needs. Our end-to-end platform allows us to be our customers’ trusted support system.

Our People and Culture

We are the company that we are today because of the people that make up our team. We are proud of the culture we have built around innovation and subscriber centricity. Innovation also permeates our subscriber-centric approach.

When it comes to creating a smart home experience, we believe many individuals want and need the help of professional installation teams to set up the technology and to ensure that it is fully functional, which is why our installation teams are a vital part of our service. Whether our tech-enabled Smart Home Pros connect with our customers on the phone or in-person, these individuals do their best to inform consumers on how Vivint can help customize their living environments to meet their unique smart home needs. In contrast to DIY programs, we provide a premium experience complete with ongoing tech-enabled service and support.

Many companies can make a sale, but few are able to provide a continuous, end-to-end experience over time. Providing the best possible smart home experience is what drives us as a company, and that is why we are focused on continually educating and supporting our subscribers-for the long-run. Providing a truly comprehensive and customizable smart home experience requires ongoing tech-enabled support, which we provide through our consultative sales, professional installation and customer support teams. These teams exist because we want to ensure that our subscribers are cared for over the duration of their time with Vivint, which is currently approximately 8 years, on average, as of December 31, 2019.

High-Performing Scalable Economic Model

We believe our end-to-end solution, long-term customer relationships, and subscription-based, high-margin recurring revenues drive significant long-term value.

Our business is driven by the acquisition of new subscribers and by managing and retaining our existing subscriber base. The acquisition of new subscribers requires significant upfront investment, which in turn generates predictable, high-margin recurring revenue (with approximately 74% net service margins for the year ended December 31, 2019) from our cloud-enabled smart home solutions. This high-visibility, high-margin revenue comes from selling our solution and accompanying smart home devices to our subscribers. Therefore, we focus our investment decisions on acquiring new subscribers in the most cost-effective manner while striving to maximize existing subscriber retention and lifetime.

We drive long-term subscriber retention through our high-quality subscriber experience, from the time of first contact to day-to-day use. For example, our subscribers engage with our smart home apps on average seven times per day. To provide even greater subscriber accessibility and affordability to the platform and improve our cash flow economics, we launched Vivint Flex Pay in 2017. Vivint Flex Pay enables qualified subscribers to purchase smart home devices with unsecured financing either through a third-party financing partner or through us, in most cases at zero percent APR.

We have made it a primary focus to retain our existing subscribers. Our retention improves as our subscribers enter into longer term contracts. Although there are costs to acquiring new subscribers, because we operate on a recurring revenue-based model, acquiring subscribers results in cumulative value generation that compounds and accrues over time.

We will continue investing in innovative technologies that we believe will make our platform more valuable and engaging for subscribers, and we intend to continue investing in new subscriber acquisition channels to further improve the economics of our business model. We will also continue working to improve the lifetime value of our customers and the unit economics of our business by continually enhancing the smart home experience.

Our Customers

We had over 1.5 million subscribers in North America as of December 31, 2019. Our business is not dependent on any single subscriber or a few subscribers, the loss of which would have a material adverse effect on the respective market or on us as a whole. No individual subscriber accounted for more than 1% of our consolidated 2019 revenue.

Privacy and Security

Our subscribers use our products and services to provide them with peace of mind for the things that matter most to them-their families and homes. This requires our devices to be professionally installed and deployed throughout their homes, and requires our solutions to collect and manage information about our subscribers’ home activity. Much of the information that our technology manages on our subscribers’ behalf, including sensor data, video, and the insights gleaned by our AI-driven smart home automation and assistance software, Vivint Assist, is sensitive and private, and we take our responsibility to protect this information seriously. Most importantly, we use this data and the insights we generate from it to improve the smart home experience. Our subscribers trust us to help them manage their homes, which we consider a unique relationship that we strive to strengthen.

Subscriber Contracts

We seek to ensure that our subscribers understand our smart home experience, along with the key terms of their contracts by conducting two surveys with every subscriber. The first survey is conducted live via a digital interface prior to the execution of the contract and professional installation, and the second survey is conducted after the installation is completed. Each survey is recorded and stored in our subscriber relationship management and billing system software, or CRM software, enabling easy access and review.

Types of Contracts

When signing up for our services, subscribers currently have three options to pay for their products and associated installation: payment-in-full, or consumer financing either through our Consumer Financing Program (“CFP”) provided to qualified U.S. subscribers in partnership with our third-party financing providers to finance the purchase of our products and installation fees, or under retail installment contracts (“RICs”) to finance the purchase of our products and installation fees, provided to certain of our customers who do not qualify for the CPF but qualify under our historical underwriting criteria. For those who choose to pay in full at the time of signing, we receive cash (paid by the customer through various means, including check, automated clearing house debit, or credit or debit card) for the full amount of the purchase of products and related installation. We also receive recurring revenue for Services on a month-to-month basis from these subscribers. In 2019, 69% of new subscribers opted to sign up under the CFP. When a subscriber signs up under this program, we receive cash from the third-party financing provider for the subscriber’s purchase of products and the related installation costs. For certain third-party provider loans, we pay a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider. Additionally, we share in liabilities for credit losses depending on the credit quality of the customer. For other third-party loans, we receive net proceeds (net of fees and expected losses) for which we have no further obligation to the third-party. We believe that the CFP helps to make the smart home experience more affordable and approachable for qualified customers, and it also helps to preserve the health of our balance sheet. Our last financing option is a RIC, which is available to U.S. subscribers who do not qualify for the CFP based on their credit profile, and all Canadian subscribers. When a customer signs up for a RIC, we record a note receivable from the customer for the purchase of products and related installation, minus risk-adjusted imputed interest, and this revenue is deferred and recognized over the life of the contract. We are planning to add additional financing partners in order to maximize the number of subscribers who are able to obtain financing through third-party partners and to move this risk off our balance sheet.

Term and Termination

Historically, we have generally offered contracts to subscribers that range in length from 36 to 60 months, subject to automatic monthly renewal after the expiration of the initial term. Since the beginning of 2013, a majority of new subscribers have entered into 60-month contracts. As a result, the average initial contract length has increased over time, reaching an average of 51 months as of December 31, 2019. Subscribers have a right of rescission period prescribed by applicable law during which such subscriber may cancel the contract without penalty or obligation. Generally, these rescission periods range from 3 to 15 days, depending on the jurisdiction in which a subscriber resides. As a company policy we provide new subscribers 70 years of age and older a 30-day right of rescission. If the subscriber rescinds during the applicable rescission period under the terms of the contract, the subscriber is required to return the applicable equipment. Once the applicable rescission period expires, the subscriber is responsible for the monthly services fees under the contract.

Other Terms

We provide our subscribers with maintenance free of charge for the first 120 days. After 120 days, we will repair or replace defective smart home devices without charge, but we typically bill the subscriber a charge for each service visit. If a utility or governmental agency requires a change to our platform or tech-enabled service after installation of the system, the subscriber may be charged for the equipment and labor associated with the required change. We also charge certain subscribers a monthly fee related to the cost of maintaining our cellular communication network.

We do not provide insurance or warrant that the system will prevent a burglary, fire, hold-up or any such other event. Our contracts limit our liability to a maximum of $2,000 per event and, where permissible, provide a one-year statute of limitations to file an action against us. We may cease or suspend tech-enabled monitoring and repair service due to, among other things, work stoppages, weather, phone service interruption, government requirements, subscriber bankruptcy or non-payment by subscribers after we have given notice that their service is being canceled due to such non-payment.

Sales and Marketing

We acquire subscribers primarily through our DTH and NIS channels. We are currently testing out multiple retail partnerships to determine the optimal format for this channel. Regardless of channel, our tech-enabled sales professionals always take a consultative approach to the sales process, educate potential subscribers on the benefits of smart home technology, and tailor a solution that serves each subscriber’s needs. This consultative sales process has enabled us to achieve a high adoption rate of our smart home solutions. We are continually evaluating ways to improve subscriber acquisition efficiency across all of our sales channels. For the year ended December 31, 2019, we acquired over 300,000 new subscribers. Of these new subscribers, 57% joined through our DTH, and 43% were brought on through NIS.

Marketing Strategy

We leverage the Vivint brand across all our channels. We invest in certain marketing strategies which amplify the brand and awareness of our solutions, including through general paid media outlets. Vivint also has exclusive brand naming rights for the Vivint Smart Home Arena, home of the NBA’s Utah Jazz.

Direct to Home Sales

Our direct to home tech-enabled sales team is comprised of up to 4,500 representatives at our peak selling season working across select markets throughout North America. DTH representatives visit consumers in their homes, providing interested individuals with an in-depth description of our offerings. They benefit from our recruiting and training programs designed to promote sales productivity. Markets are selected each year based on a number of factors, including demographics, population density and our past experience selling in these markets. Because expenses associated with our direct to home sales channels are directly correlated with new subscriber acquisition, the majority of the costs associated with this channel are variable and can scale with customer acquisition. We also have a program whereby a number of direct-to-home sales representatives reside in certain select markets and sell in those markets on a year round basis. We expect the number of new subscriber contracts generated through this program to continue to increase over time.

National Inside Sales

Our NIS channel provides a consultative experience for consumers who contact us. Driven by increasing brand awareness and marketing effectiveness, the number of new subscribers acquired through this channel in 2019 increased 3% compared to 2018.

The NIS team utilizes leads generated through multiple sources, both digital and traditional, including paid, organic and local search and display advertising. We believe that we will continue to experience growth in this channel as our brand awareness improves and customers’ understanding of the smart home increases. Customers originated through our NIS channel has grown as a percentage of our total originations from approximately 10% in 2009 to approximately 43% for the year ended December 31, 2019.

Retail

We are currently running multiple retail partnerships pilot programs, with the goal of adding an additional subscriber acquisition channel that will allow us to offer a consultative sales experience while preserving our unit economics. Our retail partnership pilots are built primarily on a variable-cost model. Through these pilots, we hope to reach additional consumers that have not yet considered purchasing Products and Services, those that have already purchased other smart home products that have not met their expectations, and those that want to experience and buy smart home solutions in a traditional retail setting. Given the success of our existing DTH and NIS efforts, our retail pilots are built to provide interested subscribers with a strong understanding of the technology and service components of our smart home experience, in a retail setting, on a scalable, variable-cost basis.

Operations

Our end-to-end solution includes a dedication to providing a smart home experience, complete with tech-enabled service and support. We have structured our organization and our operations in a way that allows us to maximize efficiency and prioritize the subscriber experience, which is why we have built a successful brand and generated high subscriber satisfaction ratings over time.

In-Home Service

We deploy full-time in-home tech-enabled service professionals (“Smart Home Pros”) throughout North America to provide prompt tech-enabled service to our subscribers, on an as-needed basis. Our in-home service professionals are highly trained to address maintenance and service issues. Using our proprietary, in-house sales and service technologies—TechGenie—they are able to schedule service and installation appointments in real-time, thus maximizing subscriber satisfaction and minimizing friction in the subscriber relationship. This dimension of our offering personalized in-home support is key to our end-to-end solution, and we believe that providing personalized smart home service will be an integral part of meeting the needs of the broader consumer market.

Customer Service and Monitoring

Our tech-enabled customer service centers operate around the clock, year-round, without exception. All employees who work in customer service undergo training on billing and service-related questions. Customer service representatives are required to pass background checks and, depending upon their job function, may require licensing.

Our two central monitoring facilities are located in Utah and Minnesota and are fully able to be primary backups for each other and operate 24 hours a day, 7 days a week, year-round-including on holidays. All professionals who work in our monitoring facilities undergo comprehensive training and are required to pass background checks and, in certain cases, licensing tests or other checks to obtain the required licensing.

Billing and Collections

Our billing and collections representatives are located in our Utah offices. We cross-train these representatives to also handle general customer service inquiries with the goal of improving the customer experience and to increase personnel flexibility. Billing and collections representatives are also required to pass background checks and, depending upon their job function, may also require licensing by the state of Utah. A majority of our subscribers pay electronically either via ACH, credit or debit card. A subscriber who pays electronically is generally placed on a billing cycle based on their contract origination date and, in certain instances, the subscriber may choose their billing date. Our subscribers billed via direct invoice can be billed on any day of the month, with payment due 15 days subsequent to the invoice date. Subscribers are billed in advance for their monthly services based on their billing cycle and not calendar month. In those jurisdictions where we are entitled to do so by law, we charge late fees to subscribers whose accounts are more than 10 days past due.

Key Systems

We utilize an integrated subscriber relationship management and billing system software, based on a well-established enterprise-scale cloud solution (“CRM software”). This CRM software allows us to scale our business, providing the flexibility to accommodate the multiple customer support and billing models resulting from the continued expansion in our product and service offerings over time. The CRM software enables one-call resolution and allows for operational efficiency by not requiring the entry of data multiple times, thus improving data accuracy. Additionally, the data is replicated to both a reporting and a business intelligence server to reduce processing time, as well as to an offsite server used for disaster recovery purposes.

We also utilize an enterprise resource planning software (“ERP”), primarily to manage financial accounting, inventory and supply chain functions of our business. Similar to the CRM software, the ERP allows us to scale our operations to accommodate the continued expansion of our business models and product and service offerings. The ERP also provides improved security and automated system controls.

Suppliers

We provide our services through a panel installed in our subscribers’ homes. Since early 2014, nearly all new subscribers are using the Vivint SkyControl panel. From 2010 through 2014, 2GIG Go!Control was our primary panel. As of December 31, 2019, approximately 88% of our subscriber base use SkyControl panels and 12% use 2GIG Go!Control panels.

In 2013, we completed the sale of 2GIG Technologies, Inc., or 2GIG. In connection with the 2GIG sale, 2GIG assigned to us their intellectual property rights in the SkyControl Panel and certain peripheral equipment. This proprietary equipment is a critical component of our current smart home and security offerings, and we expect it to remain a critical component of our future offerings as well. In addition, at the time of the 2GIG sale we entered into a five-year supply agreement with 2GIG, pursuant to which they would be the exclusive provider of our control panel requirements and certain peripheral equipment, subject to certain exceptions, during the term. This agreement was completed in April 2018.

We license certain communications infrastructure, software and services from Alarm.com to support subscribers with the Go!Control panel. These Go!Control panels are connected to Alarm.com’s hosted platform. Alarm.com also provides an interface to enable these subscribers to access their systems remotely. We also license certain intellectual property from Alarm.com for our subscribers using the SkyControl panel.

Generally, our hardware device suppliers maintain a stock of devices and key components to cover any minor supply chain disruptions. Where possible we also utilize dual sourcing methods to minimize the risk of a disruption from a single supplier. However, we also rely on a number of sole source and limited source suppliers for critical components of our solution. Replacing any sole source or limited source suppliers could require the expenditure of significant resources and time to redesign and resource these products.

Research and Development

Our innovation center headquartered in Lehi, Utah and our research and development office in Boston, Massachusetts, focus on the research and development of new Products and Services, both within and beyond our existing offerings. Our professionals are trained in our proprietary innovation management process, from subscriber needs assessment to Product and Service launch. Our innovation center includes people with expertise in all aspects of the development process, including hardware development, software development, design, and quality assurance.

By focusing on innovation, and continually enhancing our Product and Service offerings, we believe we can increase new subscriber originations, subscriber usage and subscriber satisfaction, thereby potentially increasing revenue per subscriber and lowering subscriber attrition.

We expect to continue introducing new, innovative devices and software features. We design these new Products and, where appropriate, leverage partnerships for their manufacture.

By vertically integrating the development and design of our Products and Services with our existing sales and customer service activities, we believe we are able to more quickly respond to market needs, and better understand our subscribers’ interactions and engagement with our Products and Services. This provides critical data enabling us to improve the power, usability and intelligence of these Products and Services.

Real Property

Our headquarters, and one of our two monitoring facilities, are located in Provo, Utah. These premises are under leases expiring between December 2024 and June 2028. Additionally, we lease the premises for a separate monitoring station located in Eagan, Minnesota. We also have facility leases in Lehi, Utah; Logan, Utah; Santa Clara, California, Boston, Massachusetts and various other locations throughout the United States and Canada for research and development, call center, warehousing, recruiting, and training purposes. We believe that these facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate any expansion of our operations.

Intellectual Property

Patents, trademarks, copyrights, trade secrets, and other proprietary rights are important to our business and we continuously refine our intellectual property strategy to maintain and improve our competitive position. We seek to protect new intellectual property to safeguard our ongoing technological innovations and strengthen our brand, and we believe we take appropriate action against infringements or misappropriations of our intellectual property rights by others. We review third-party intellectual property rights to help avoid infringement, and to identify strategic opportunities. We typically enter into confidentiality agreements to further protect our intellectual property.

Our portfolio of U.S. and foreign patents consist of over 150 issued patents and over 400 pending patent applications that relate to a variety of smart home, security and other technologies utilized in our business. We also own a portfolio of trademarks, including domestic and foreign registrations for Vivint, and are a licensee of various patents, from our third-party suppliers and technology partners.

Because of the importance that subscribers place on reputation and trust when making a decision on a smart home provider, our brand is critical to our business. Patents related to individual products or technologies extend for varying periods dependent on the date of patent filing or grant and the legal term for patents in the various countries where we have sought patent protection. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

Competition

The smart home industry is highly competitive and fragmented. Our major competitors range from large-cap technology companies, which predominantly offer DIY devices to expand their core market opportunity, to companies that are focused on singular smart home experiences (e.g., security focused), to industrial and telecommunications companies that are offering connected home experiences. Historically, the vast majority of companies have not offered comprehensive smart home solutions that meet the growing requirements of households. In many cases, companies have launched DIY or standalone devices to enhance their existing offerings, leading to partial or incomplete smart home experiences. Certain features of our platform compete with companies that fall into the following categories:

•	Large technology companies: Amazon, Apple, Google and Microsoft

•	Security-based offerings: ADT, Alarm.com, Brinks Home Security, FrontPoint, Johnson Controls International plc., SimpliSafe, and STANLEY Convergent Security Solution

•	Industrial and smart hardware companies: Arlo, Control4, Honeywell, Resideo and Samsung

•	Telecommunications Companies: Comcast Corporation, Cox Communications, Rogers Communications, and Time Warner Cable

We believe we compete effectively with each of our competitors listed above. However, we expect competition to intensify in the future. We face increasing competition from competitors that are building their own smart home platforms, such as Amazon, Apple and Google, as well as from companies that offer single-point connected devices. Having installed more than 2.5 million smart home and security systems, we believe we are well positioned to compete with them because we benefit from more than 20 years of experience; our efficient direct-to-home and inside sales channels; integrated smart home platform; innovative products; and our award-winning customer service.

In addition, several of our competitors have greater name recognition, much longer operating histories, more and better-established subscriber relationships, larger sales forces, larger marketing and software development budgets, and significantly greater resources than we do. Therefore, it is possible that we may not compete favorably with respect to certain of the foregoing factors.

We also compete with numerous smaller regional and local providers. We also face, or may in the future face, competition from other providers of information and communication products and services, a number of which have significantly greater capital and other resources than we do.

Companies in our industry compete primarily on the basis of price in relation to the quality of the devices and tech-enabled services they provide. The company’s brand and reputation, market visibility, service and product capabilities, quality, price, efficient direct-to-home sales channel, and the ability to identify and sell to prospective subscribers, are all factors that contribute to competitive success in the smart home industry. We emphasize the quality of the service we provide, rather than focusing primarily on price competition. We believe we compete effectively against other national, regional and local companies offering smart home and security alarm monitoring services by offering our subscribers an integrated smart home, along with an attractive value proposition, and our proven, award-winning customer service.

Government Regulations

United States

We are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities.

We are also required to obtain various licenses and permits from state and local authorities in connection with the operation of our businesses. The majority of states regulate in some manner the sale, installation, servicing, monitoring or maintenance of smart home and electronic security systems. In the states that do regulate such activity, our company and our employees are typically required to obtain and maintain licenses, certifications or similar permits from the state as a condition to engaging in the smart home and security services business.

In addition, a number of local governmental authorities have adopted ordinances regulating the activities of security service companies, typically in an effort to reduce the number of false alarms in their jurisdictions. These ordinances attempt to reduce false alarms by, among other things, requiring permits for individual electronic security systems, imposing fines (on either the subscriber or the company) for false alarms, discontinuing police response to notification of an alarm activation after a subscriber has had a certain number of false alarms, and requiring various types of verification prior to dispatching authorities.

Our sales and marketing practices are regulated by the federal, state and local agencies. These laws and regulations typically place restrictions on the manner in which products and services can be advertised and sold, and to provide residential purchasers with certain rescission rights. In certain circumstances, consumer protection laws also require the disclosure of certain information in the contract with our subscriber and, in addition, may prohibit the inclusion of certain terms or conditions of sale in such contracts. Many local governments regulate direct-to-home sales activities and contract terms and require that salespeople and the company on whose behalf the salesperson is selling obtain licenses to carry on business in that municipality.

In addition, the CFP and RICs are subject to federal and state laws. These laws primarily require that consumer financing contracts include or be accompanied by certain prescribed disclosures, but these laws also may place limitations on particular fees and charges, and require licensing or registration of the party extending consumer credit. Citizens and any other financing partners providing third-party consumer financing under Vivint Flex Pay are responsible for compliance with such laws applicable to Vivint Flex Pay, and we are responsible for compliance with such federal and state laws regulating RICs.

Canada

Companies operating in the smart home and electronic security service industry in Canada are subject to provincial regulation of their business activities, including the regulation of direct-to-home sales activities and contract terms and the sale, installation and maintenance of smart home and electronic security systems. Most provinces in Canada regulate direct-to-home sales activities and contract terms and require that salespeople and the company on whose behalf the salesperson is selling obtain licenses to carry on business in that province. Consumer protection laws in Canada also require that certain terms and conditions be included in the contract between the service provider and the subscriber.

A number of Canadian municipalities require subscribers to obtain licenses to use electronic security alarms within their jurisdiction. Municipalities also commonly require entities engaged in direct-to-home sales within their municipality to obtain business licenses.

Seasonality

Our DTH sales are seasonal in nature with a substantial majority of our new customer originations occurring during a sales season from April through August. We make investments in the recruitment of our DTH sales force and the inventory prior to each sales season. We experience increases in net subscriber acquisition costs during these time periods.

The management of our sales channels has historically resulted in a consistent sales pattern that enables us to more accurately forecast customer originations.

Employees

As of December 31, 2019, we had approximately 5,750 full-time employees, excluding our seasonal direct to home installation technicians, sales representatives and certain other support professionals. As of December 31, 2019, a very small minority of our employees were represented by a labor union. We believe that we generally have good relationships with our employees. The majority of our full-time employees are located in cities within Utah, with additional locations in Boston, Massachusetts; Las Vegas, Nevada; Tampa, Florida; and South Eagan, Minnesota. Employees located outside of these areas are comprised primarily of our full-time Smart Home Pros, who service our customers and are located in all states in the United States (except New Hampshire, Rhode Island and Vermont), as well as the majority of Canadian provinces.

MANAGEMENT

The following table sets forth, as of March 30, 2020, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

On March 3, 2020, we announced that Alex J. Dunn stepped down from his position as President effective March 2, 2020. We also announced Matthew J. Eyring, Executive Vice President and General Manager of Inside Sales, and Jeremy B. Warren, Chief Technology Officer, are leaving to pursue other opportunities, effective March 13, 2020. On March 3, 2020, we further announced the promotion of Dale R. Gerard to Chief Financial Officer and the appointments of Todd M. Santiago as Chief Revenue Officer and JT Hwang as Chief Technology Officer. Mr. Hwang’s background and experience is more fully detailed in the executive officer biographical summaries following the table below.

Name	Age	Position
Todd R. Pedersen	51	Chief Executive Officer and Director
Dale R. Gerard	49	Chief Financial Officer
Scott R. Hardy	42	Chief Operating Officer
Patrick E. Kelliher	57	Chief Accounting Officer
Shawn J. Lindquist	50	Chief Legal Officer and Secretary
Todd M. Santiago	47	Chief Revenue Officer
JT Hwang	45	Chief Technology Officer
David F. D’Alessandro	69	Director
Paul S. Galant	52	Director
Bruce McEvoy	42	Director
Jay D. Pauley	42	Director
Joseph S. Tibbetts, Jr.	67	Director
Peter F. Wallace	45	Director

Todd R. Pedersen. Mr. Pedersen founded our Company in 1999 and served as our President, Chief Executive Officer and Director. In February 2013, Mr. Pedersen relinquished his title as our President and remained our Chief Executive Officer and Director. In 2011, Mr. Pedersen founded our sister Company, Vivint Solar, and served as its Chief Executive Officer from August 2011 through January 2013. Mr. Pedersen currently serves as a member of Vivint Solar’s board of directors, a position he has held since November 2012. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year in 2010 in the services category for the Utah Region. Mr. Pedersen attended Brigham Young University.

Dale R. Gerard. Mr. Gerard was named our Chief Financial Officer in March 2020. Prior to this, he served as Legacy Vivint Smart Home’s interim Chief Financial Officer beginning October 2019 and our interim Chief Financial Officer beginning January 2020. Prior to this, he served as the Company’s Senior Vice President of Finance and Treasurer from September 2014 to October 2019 and Vice President of Finance and Treasurer from January 2013 to September 2014. Previously, he served as the Company’s Treasurer from March 2010 to January 2013. Mr. Gerard holds a B.S. in Accounting and an MBA from Purdue University.

Scott R. Hardy. Mr. Hardy has served as Legacy Vivint Smart Home’s Chief Operating Officer since December 2016 and as our Chief Operating Officer since January 2020. Prior to this, he served as Legacy Vivint Smart Home’s Senior Vice President, Inside Sales from February 2014 to December 2016. He joined Legacy Vivint Smart Home as Vice President, Business Analytics in 2013. Prior to joining Legacy Vivint Smart Home, Mr. Hardy served as Principal at the Cicero Group, LP, a consulting and market research firm, from 2011 to 2013, where he led the firm’s strategy consulting practice. Mr. Hardy also served in senior consulting roles at McKinsey and Company from 2006 to 2009 and Monitor Group from 2000 to 2002, where he focused on growth strategy and sales and marketing projects. From 2009 to 2011, Mr. Hardy held senior roles at Cisco, an information technology company, including Director of Cisco’s Telepresence Cloud business unit and Director of Product Management, and starting in 2009 until their acquisition by Cisco in the same year, he led strategy and business development for TANDBERG, a provider of video conferencing systems. Mr. Hardy holds a B.S. in Economics from Brigham Young University and an MBA from the Harvard Business School.

Patrick E. Kelliher. Mr. Kelliher has served as Legacy Vivint Smart Home’s Chief Accounting Officer since February 2014 and our Chief Accounting Officer since January 2020. Prior to this, he served as Legacy Vivint Smart Home’s Vice President of Finance and Corporate Controller from March 2012 to February 2014. Prior to joining Legacy Vivint Smart Home, Mr. Kelliher served as Senior Director of Finance and Business Unit Controller of Adobe from November 2009 to March 2012. Prior to Adobe, Mr. Kelliher was the Vice President of Finance and Controller for Omniture, Inc. Before that he has served in various senior finance roles at other high growth technology companies. Mr. Kelliher holds a B.S. in Accounting and Finance from Northern Illinois University and an MBA from the University of Chicago Graduate School of Business.

Shawn J. Lindquist. Mr. Lindquist has served as Legacy Vivint Smart Home’s Chief Legal Officer and Secretary since May 2016 and our Chief Legal Officer and Secretary since January 2020. From February 2014 to May 2016, Mr. Lindquist served as Chief Legal Officer, Executive Vice President and Secretary of Legacy Vivint Smart Home’s sister company, Vivint Solar. From February 2010 to February 2014, Mr. Lindquist served as Chief Legal Officer, Executive Vice President and Secretary of Fusion-io, Inc., a leading provider of flash memory solutions for application acceleration, which was acquired by Sandisk Corporation in 2014. From 2005 to 2010, Mr. Lindquist served as Chief Legal Officer, Senior Vice President and Secretary of Omniture, Inc., through the completion and integration of its merger with Adobe Systems Incorporated. Prior to Omniture, Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, P.C., the leading legal advisor to technology, life sciences and other growth enterprises worldwide. Mr. Lindquist has also served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., a software and services company, and as Vice President and General Counsel of a privately held, venture-backed Company. Mr. Lindquist has also served as an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in Business Management and J.D. from Brigham Young University.

Todd M. Santiago. Mr. Santiago has served as Legacy Vivint Smart Home’s Executive Vice President, General Manager of Retail since November 2018, which includes managing the Company’s retail relationships, home builder initiatives and direct sales platforms and our Executive Vice President, General Manager of Retail since January 2020. He has served as our Chief Revenue Officer beginning March 13, 2020. Prior to this, he served as Chief Revenue Officer from February 2013 to November 2018. Prior to joining Legacy Vivint Smart Home, Mr. Santiago was President of 2GIG from December 2008 to March 2013 where he coordinated the successful launch of Go!Control. Prior to joining 2GIG, Mr. Santiago was Partner and General Manager of Signature Academies in Boise, ID and VP and General Manager at NCH Corporation in Irving, TX. Mr. Santiago is the brother-in-law of Mr. Pedersen. Mr. Santiago holds a B.A. in English from Brigham Young University and an MBA from the Harvard Business School.

JT Hwang. Mr. Hwang, 45, was appointed our Chief Technology Officer on February 29, 2020, effective March 13, 2020. Prior to this, he served as our Chief Engineering Officer from February 2017 through February 28, 2020, our Chief Information Officer from June 2010 to January 2013 and from August 2014 to February 2017, and our Chief Technology Officer from March 2008 to June 2010 and January 2013 to August 2014. He has over 19 years of experience in the computer science field. Prior to joining us, Mr. Hwang was Chief Architect at Netezza Corporation, a global provider of data warehouse appliance solutions. He also served as Chief Architect of Hewlett-Packard’s Advanced Solutions Lab. Mr. Hwang holds a B.S. of science and a Master of Engineering, Computer Science from Massachusetts Institute of Technology.

Non-Employee Directors

David F. D’Alessandro. Mr. D’Alessandro has served as a Director of Legacy Vivint Smart Home since July 2013 and as a Director and the chair of the Board of Vivint Smart Home, Inc. since January 2020 .

Mr. D’Alessandro serves on the boards of directors of several private companies as well as our publicly traded sister company, Vivint Solar. From 2010 to September 2017, Mr. D’Alessandro also served as chairman of the board of directors of SeaWorld Entertainment, Inc. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000, and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and served as vice chairman and a trustee of Boston University.

Paul S. Galant. Mr. Galant has served as a Director of Legacy Vivint Smart Home since October 2015 and as a Director of Vivint Smart Home, Inc. since January 2020. Mr. Galant served as Chief Executive Officer of Brightstar Corp., a leading mobile services company for managing devices and accessories and subsidiary of SoftBank Group Corp., and he has served as an Operating Partner of SoftBank. Prior to joining Brightstar, Mr. Galant was the Chief Executive Officer of VeriFone Systems, Inc., and a member of VeriFone’s board of directors, since October 2013. Prior to joining Verifone, Mr. Galant served as the CEO of Citigroup Inc.’s Enterprise Payments business since 2010. In this role, Mr. Galant oversaw the design, marketing and implementation of global business-to-consumer and consumer-to-business digital payments solutions. From 2009 to 2010, Mr. Galant served as CEO of Citi Cards, heading Citigroup’s North American and International Credit Cards business. From 2007 to 2009, Mr. Galant served as CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group. From 2002 to 2007, Mr. Galant was the Global Head of the Cash Management business, one of the largest processors of payments globally. Mr. Galant joined Citigroup, a multinational financial services corporation, in 2000. Prior to joining Citigroup, Mr. Galant held positions at Donaldson, Lufkin & Jenrette, Smith Barney, and Credit Suisse. Mr. Galant also brings broad financial industry experience from his time as chairman of the NY Federal Reserve Bank Payments Risk Committee and chairman of The Clearing House Secure Digital Payments LLC. Mr. Galant was on the board of directors of Conduent Incorporated, a leading provider of diversified business services with leading capabilities in transaction processing, automation and analytics. Mr. Galant holds a B.S. in Economics from Cornell University where he graduated a Phillip Merrill Scholar.

Bruce McEvoy. Mr. McEvoy has served as a Director of Legacy Vivint Smart Home since November 2012 and as a Director of Vivint Smart Home, Inc. since January 2020. Mr. McEvoy is a Senior Managing Director at Blackstone in the Private Equity Group. Before joining Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004, and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of Center for Autism and Related Disorders, MB Aerospace, RGIS Inventory Specialists, TeamHealth and our publicly traded sister company, Vivint Solar. Mr. McEvoy was formerly a director of Performance Food Group Company, Catalent, Inc., GCA Services Group, Inc., SeaWorld Entertainment, Inc. and Vistar Corporation. Mr. McEvoy holds an A.B. in History from Princeton University and an MBA from the Harvard Business School.

Jay D. Pauley. Mr. Pauley has served as a Director of Legacy Vivint Smart Home since October 2015 and as a Director of Vivint Smart Home, Inc. since January 2020. Mr. Pauley is a Managing Director at Summit Partners, which he joined in 2010. Prior to joining Summit Partners, Mr. Pauley was Vice President at GTCR, a private equity firm, and an associate at Apax Partners, a private equity and venture capital firm. Before that, he worked for GE Capital. Mr. Pauley currently serves on the boards of directors of numerous private companies, including our publicly traded sister company, Vivint Solar. Mr. Pauley holds a B.S. from the Ohio State University and an MBA from the Wharton School at the University of Pennsylvania.

Joseph S. Tibbetts, Jr. Mr. Tibbetts has served as a Director of Legacy Vivint Smart Home since October 2015 and as a Director of Vivint Smart Home, Inc. since January 2020. From March 2017 to March 2018, Mr. Tibbetts served as the interim chief financial officer of Acquia Corporation, a private company that is a leading provider of cloud-based, digital experience management solutions. Prior to that Mr. Tibbetts served as the senior vice president and chief financial officer of Publicis Sapient, part of Publicis Group SA, from February 2015, when Publicis acquired Sapient Corporation, to September 2015. Prior to that Mr. Tibbetts served as senior vice president and global chief financial officer of Sapient Corporation from October 2006 to February 2015. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. In addition to being Sapient Corporation’s chief financial officer, Mr. Tibbetts also served as Sapient Corporation’s managing director- SapientNitro Asia Pacific. Prior to joining Sapient Corporation, Mr. Tibbetts was the chief financial officer of Novell, Inc. from February 2003 to June 2006 and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP. Mr. Tibbetts currently serves on the board of directors of our publicly traded sister company, Vivint Solar. Mr. Tibbetts holds a B.S. in business administration from the University of New Hampshire.

Peter F. Wallace. Mr. Wallace has served as a Director of Legacy Vivint Smart Home since November 2012 and as a Director of Vivint Smart Home, Inc. since January 2020. Mr. Wallace is a Senior Managing Director at Blackstone in the Private Equity Group, which he joined in 1997. Mr. Wallace has served on the board of directors of our publicly traded sister company, Vivint Solar, Inc., since November 2012 and as Chairman of the Board since March 2014. Mr. Wallace also serves on the board of directors of Alight Solutions, Inc., Michaels Stores, Inc., Outerstuff, Service King, Tradesmen International and The Weather Channel Companies. Mr. Wallace was formerly a director of AlliedBarton Security Services, GCA Services, New Skies Satellites Holdings Ltd. and SeaWorld Entertainment. Mr. Wallace holds a B.A. in Government from Harvard College.

Corporate Governance

Background and Experience of Directors

When considering whether directors have the experiences, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused on, among other things, each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. The members of our Board considered, among other things, the following important characteristics which make each director a valuable member of our Board:

•

Mr. Pedersen’s extensive knowledge of our industry and significant experience, as well as his insights as the original founder of our firm. Mr. Pedersen has played a critical role in our firm’s successful growth since its founding and has developed a unique and unparalleled understanding of our business.

•

Mr. D’Alessandro’s extensive business and leadership experience, including as Chairman, President and Chief Executive Officer of John Hancock Financial Services, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the boards of directors of public companies.

•

Mr. McEvoy’s significant financial and investment experience, including as a Senior Managing Director in the Private Equity Group at Blackstone, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the boards of directors of public companies.

•

Mr. Wallace’s significant financial expertise and business experience, including as a Senior Managing Director in the Private Equity Group at Blackstone, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the boards of directors of public companies.

•

Mr. Galant’s significant business and leadership experience, including as the Chief Executive Officer of Citigroup’s Enterprise Payments business, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the board of directors of VeriFone Systems.

•

Mr. Pauley’s significant financial expertise and business experience, including as a managing director at Summit Partners, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the boards of directors of public companies.

•

Mr. Tibbetts’ significant financial expertise and business experience, including as Senior Vice President and Chief Financial Officer of Sapient Corporation and 20 years at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) including his experience as an Audit Partner and National Director of the firm’s Software Services Group, as well as his familiarity with board responsibilities, oversight and control resulting from serving on the boards of directors of public companies.

Committees of the Board

Our Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website, www.vivint.com under Investor Relations: Corporate Governance: Governance Documents. Our Board may from time to time establish other committees.

Audit Committee

Our Board has established an audit committee of the Board. The members of our audit committee are Joseph S. Tibbetts, Jr., Jay D. Pauley and Paul S. Galant. Joseph S. Tibbetts serves as the chair of the audit committee.

Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Each member of the audit committee meets the financial literacy requirements of the NYSE and our Board has determined that each member of the audit committee qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The purpose of the audit committee, as set forth in its charter, is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in with respect to its oversight of (1) the Company’s accounting and financial reporting processes and internal control over financial reporting, as well as the audit and integrity of the Company’s financial statements;, (2) the independent registered public accounting firm’s qualifications, performance and independence, (3) the performance of our internal audit function (4) the Company’s compliance with applicable law (including U.S. federal securities laws and other legal and regulatory requirements) and (5) risk assessment and risk management, including, but not limited to, the Company’s IT security program.

Compensation Committee

Our Board has established a compensation committee of the Board. The members of our compensation committee are David F. D’Alessandro, Bruce McEvoy and Peter F. Wallace. David F. D’Alessandro serves as the chair of the compensation committee.

The purpose of the compensation committee, as set forth in its charter, is to assist our Board in discharging its responsibilities relating to (1) oversight of the Company’s compensation policies, plans and benefit programs, and overall compensation philosophy, (2) oversight of the compensation of the Company’s Chief Executive Officer and other executive officers, (3) approving and evaluating the executive officer compensation plans, policies and programs of the Company, (4) administering the Company’s equity compensation plans and(5) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee. The members of our nominating and corporate governance are Peter F. Wallace, David F. D’Alessandro and Paul S. Galant. Peter F. Wallace serves as chair of the nominating and corporate governance committee.

The purpose of the nominating and corporate governance committee, as set forth in its charter, is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any board of directors committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board o corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management, (6) recommending members of the Board to serve on committees of the Board and evaluating the functions and performance of such committees, (7) overseeing and approving the management continuity planning process and (7) shaping the corporate governance of the Company.

Controlled Company Exemption

Affiliates of Blackstone beneficially own a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board consist of independent directors, (2) that our Board has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our Board have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We may choose to utilize certain of these exemptions. If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on the Board’s independence determination with respect to our then-current directors, we may be required to add additional directors to our Board in order to achieve such compliance within the applicable transition periods.

Independence of Directors

Under our corporate governance guidelines and NYSE rules, a director is not independent unless our Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our corporate governance guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our corporate governance guidelines require our Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that each of Messrs. D’Alessandro, Wallace, Galant, Pauley, McEvoy and Tibbetts is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Galant, Pauley and Tibbetts is “independent” for purposes of Section 10A(m)(3) of the Exchange Act, and that each of Messrs. D’Alessandro, McEvoy and Wallace is “independent” for purposes of Section 10C(a) (3) of the Exchange Act. In making its independence determinations, our Board considered and reviewed all information known to it.

Director Nominations

Our nominating and corporate governance committee will recommend to the Board candidates for nomination for election at the annual meeting of the stockholders. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for a shareholder nomination to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

During 2019, our compensation committee was comprised of our former directors Eugene I. Davis, Tyler S. Kolarik and Andrew A. McKnight. No member of the compensation committee was at any time during fiscal year 2019, or at any other time, one of our officers or employees. We are parties to certain transactions with our Sponsor described in “Certain Relationships and Related Transactions.” None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

Code of Business Conduct and Ethics

We have adopted Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at www.vivint.com under Investor Relations: Corporate Governance: Governance Documents. Our Code of Business Conduct and Ethics is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including Board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the Board, chief executive officer and lead director, meetings of non-management and independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website at www.vivint.com under Investor Relations: Corporate Governance: Governance Documents.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.

Introduction

Our executive compensation program is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our overall enterprise value.

Our named executive officers (“NEOs”) for 2019 were:

•	Todd R. Pedersen, our Chief Executive Officer;

•	Dale R. Gerard, our Chief Financial Officer;

•	Mark J. Davies, our former Chief Financial Officer;

•	Alex J. Dunn, our former President;

•	Matthew J. Eyring, our former Executive Vice President, General Manager of Inside Sales; and

•	Todd M. Santiago, our Chief Revenue Officer.

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, and Mr. Gerard was appointed as interim Chief Financial Officer, effective as of October 14, 2019. Mr. Gerard was appointed as Chief Financial Officer, effective as of March 2, 2020. Todd M. Santiago was promoted to Chief Revenue Officer, effective as of March 2, 2020.

Mr. Dunn stepped down from his position as our President effective March 2, 2020 and Mr. Eyring ceased to serve as our Executive Vice President, General Manager of Inside Sales effective March 13, 2020. In connection with his departure, Mr. Dunn also resigned as a director and officer of the Company, effective as of March 2, 2020 and from all positions as an employee of the Company, effective March 13, 2020. In connection with their departures we entered into separation agreements with Messrs. Dunn and Eyring. The terms of such separation agreements are described under “Compensation Actions Taken in 2020-Separation Agreements with Departing Executive Officers” below.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•

attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Cash bonus opportunities;

•	Long-term incentive compensation;

•	Broad-based employee benefits;

•	Supplemental executive perquisites; and

•	Severance benefits.

Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our NEOs with the long-term interests of our equity-owners and to enhance executive retention.

Compensation Determination Process

In 2019, the compensation committee of the board of directors of our subsidiary, APX Group Holdings (the “APX Group Compensation Committee”) assisted the board of directors of APX Group Holdings ( the “APX Group board of directors”) in overseeing Legacy Vivint Smart Home’s executive compensation program. In connection with the closing of the Merger, our Board formed a new compensation committee (the “Vivint Smart Home Compensation Committee”) to assist our Board in overseeing the Company’s executive compensation program going forward.

In 2019, Messrs. Pedersen and Dunn generally participated in discussions and deliberations with the APX Group Compensation Committee and the APX Group board of directors regarding the determinations of annual cash incentive awards for our executive officers. Specifically, they made recommendations to the APX Group Compensation Committee and/or the APX Group board of directors regarding the performance factors to be used under our annual bonus plan and the amounts of annual cash incentive awards. Messrs. Pedersen and Dunn did not participate in discussions or determinations regarding their individual compensation.

Role of Compensation Consultant

In December 2018, Legacy Vivint Smart Home engaged FW Cook & Co., Inc. (“FW Cook”) to advise the APX Group Compensation Committee in 2019 in connection with a review of the employment agreements of Messrs. Pedersen and Dunn and make recommendations to the APX Group Compensation Committee on the selection of companies for inclusion in a compensation peer group for 2019 (the “Compensation Peer Group”).

Use of Competitive Data

We do not target a specific market percentile when making executive compensation decisions; however, we believe that information regarding compensation practices at similar companies is a useful tool to help maintain practices that accomplish our executive compensation objectives. In 2019, as noted above, Legacy Vivint Smart Home engaged FW Cook to assist and make recommendations regarding the selection of companies to be included in the Compensation Peer Group. The constituents of the Compensation Peer Group represent companies operating in broadly similar or related industries that fall within a reasonable range with us in certain metrics, including revenue, EBITDA and total enterprise value. The companies included in the Compensation Peer Group are listed below:

Akamai Technologies	Fitbit	Logitech Intl.	Rollins

Black Knight	Garmin	Match Group	ServiceMaster Global

Endurance Intl.	IMAX Corp.	Nu Skin Enterprises	Waste Management

FireEye	j2 Global	Nuance Communications	Zillow Group

In 2019, in addition to the Compensation Peer Group data, Legacy Vivint Smart Home reviewed proprietary technology company survey data, size-adjusted to our revenue. The identity of individual companies comprising the survey data is not available to or considered by us in the evaluation process.

In 2019, Legacy Vivint Smart Home used the information from both the Compensation Peer Group and the survey data as one factor to determine whether its compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and its performance. As a part of this process, FW Cook measured Legacy Vivint Smart Home’s target pay levels for the NEOs versus the competitive data within each compensation component and in the aggregate. In order to evaluate the retentive and alignment power of their existing ownership stakes, FW Cook also prepared an analysis of the carried interest levels of Legacy Vivint Smart Home’s NEOs versus executives serving in similar positions at the Compensation Peer Group.

Going forward, the Compensation Committee intends to periodically review the Compensation Peer Group to ensure that it remains an appropriate comparator frame for evaluating our executive compensation practices.

Employment Agreements

On August 7, 2014, Messrs. Pedersen and Dunn entered into employment agreements with a subsidiary of Legacy Vivint Smart Home. These employment agreements contained the same material terms as, and superseded, those they had entered into previously with our parent, 313 Acquisition. On March 4, 2019, a subsidiary of Legacy Vivint Smart Home entered into amended and restated employment agreements with Messrs. Pedersen and Dunn and on March 2, 2020 we entered into a new employment agreement with Mr. Pedersen. On March 8, 2016, Messrs. Davies, Eyring and Santiago entered into employment agreements with a subsidiary of Legacy Vivint Smart Home. On March 2, 2020, we entered into an employment agreement with Mr. Gerard and a new employment agreement with Mr. Santiago. A full description of the material terms of the employment agreements we entered into with Messrs. Pedersen, Gerard and Santiago is discussed below under “—Compensation Actions Taken in 2020”. A full description of the material terms of the employment agreements a subsidiary of Legacy Vivint Smart Home entered into with Messrs. Pedersen, Gerard and Santiago as in effect during 2019 is discussed below under “—Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan—Based Awards.”.

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program:

Base Salary

Annual base salaries compensate our executives, including our NEOs, for fulfilling the requirements of their respective positions and provide them with a predictable and stable level of cash income relative to their total compensation.

The APX Group Compensation Committee believes that the level of an executive’s base salary should reflect such executive’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry and any other factors relevant to that particular job. The APX Group Compensation Committee, with the assistance of our Human Resources Department, also used the experience, market knowledge and insight of its members in evaluating the competitiveness of current salary levels.

In the sole discretion of the APX Group Compensation Committee, base salaries for our executives may be periodically adjusted to take into account changes in job responsibilities or competitive pressures.

In consideration of the above, in 2019, the APX Group board of directors determined to increase each NEO’s base salary as shown below:

Name	Base Salary prior to March 4, 2019 ($)	Base Salary Effective as of March 4, 2019 ($)
Todd R. Pedersen	700,194	1,021,200
Alex J. Dunn	700,194	1,021,200

Name	Base Salary prior to April 1, 2019 ($)	Base Salary Effective as of April 1, 2019 ($)
Dale R. Gerard	358,182	412,000
Mark J. Davies	636,540	655,636
Matthew J. Eyring	636,540	655,636
Todd M. Santiago	636,540	655,636

Name	Base Salary prior to October 14, 2019 ($)	Base Salary Effective as of October 14, 2019 ($)
Dale R. Gerard	412,000	532,000

Name	Base Salary prior to March 2, 2020 ($)	Base Salary Effective as of March 2, 2020 ($)
Dale R. Gerard	532,000	655,636

The increases in Messrs. Pedersen’s and Dunn’s base salaries were made in connection with the amendment and restatement of their respective employment agreements and in consideration of certain changes in the terms of their employment arrangements, including the elimination of an annual payment intended to be used to reimburse the Company for the costs of their personal use of the company airplane, as reflected in their amended and restated employment agreements. The 2019 increases in the base salaries of Messrs. Davies, Eyring and Santiago reflect a 3% increase in their base salaries approved by the APX Group board of directors. The APX Group board of directors determined, at their discretion, to increase Mr. Gerard’s base salary from $358,182 to $412,000 effective as of April 1, 2019. Effective October 14, 2019, in connection with his appointment as interim Chief Financial Officer, the APX Group Compensation Committee approved an additional $10,000 per month in compensation to increase Mr. Gerard’s annual base salary to $532,000. Effective March 2, 2020, in connection with his appointed as Chief Financial Officer, the APX Group Compensation Committee approved an additional $10,303 per month in compensation to increase Mr. Gerard’s annual base salary to $655,636.

The “Summary Compensation Table” and corresponding footnotes to the table show the base salary earned by each NEO during fiscal 2019 as well as the base salary adjustments for each of our NEOs made during fiscal 2019.

Bonuses

Cash bonus opportunities are available to various managers, directors and executives, including our NEOs, to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance.

Fiscal 2019 Management Bonus

On March 4, 2019, the APX Group board of directors adopted an Incentive Compensation Plan (the “Cash Bonus Plan”). Our Cash Bonus Plan allowed the APX Group Compensation Committee to provide annual cash incentive awards to selected employees, including our NEOs, based upon performance goals established by the APX Group Compensation Committee. On February 29, 2020, we assumed the Cash Bonus Plan and granted the authority to administer the Cash Bonus Plan to the Vivint Smart Home Compensation Committee.

In 2019, pursuant to the Cash Bonus Plan, the NEOs were eligible to receive an annual cash incentive award, 75% of which was based on achievements of performance objectives determined by the APX Group Compensation Committee. As provided in their respective employment agreements, the target bonus amount for each of Messrs. Pedersen and Dunn was 100% of his base salary at the end of the performance period minus $300,000 and the target bonus amount for each of Messrs. Davies, Eyring and Santiago was 60% of his base salary at the end of the performance period; the target bonus amount for Mr. Gerard was 50% of his salary earned during the performance period.

To ensure the focus and accountability of the NEOs on and for their varying responsibilities within the organization, the APX Group Compensation Committee determined to apply different performance measures depending on the NEO’s responsibilities. For the NEOs at the corporate level (Messrs. Pedersen, Dunn, Davies and Gerard), 75% of the bonus opportunity was based on company-wide goals. For the NEOs who are heads of our business units (“BUs”) (Messrs. Eyring and Santiago), 60% of the bonus opportunity was based on business unit specific goals and 15% of the bonus opportunity was based on company-wide goals. For all of the NEOs, 25% of the bonus opportunity was discretionary as the APX Group Compensation Committee determined to retain discretion to reward other Company accomplishments not anticipated at the beginning of the year.

The actual bonus amounts to be paid to the NEOs at the corporate level for fiscal 2019 performance was calculated by multiplying each NEO’s bonus potential target by a weighted achievement factor based on our actual achievement relative to the company-wide performance objectives and the discretionary component. The APX Group Compensation Committee chose performance metrics that are indicators of our strategic growth and the strength of our overall financial results. The company-wide performance objectives were company-wide Adjusted EBITDA (defined as net income (loss) before interest, taxes, depreciation, amortization, non-cash compensation, MDR fees, and certain other non-recurring expenses or gains) (15% of the total award opportunity) and the weighted average of the business unit-level performance objectives, as described in greater detail below (60% of the total award opportunity).

The business unit performance objectives consisted of Subscriber lifetime value growth (defined as the product of New Subscribers, Service Margin and Average Customer Life, plus LTV upgrade revenues, less Net Subscriber Acquisition Costs and Customer Financing Fees), Service Cost (defined as the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period), Attrition (defined as the aggregate number of cancelled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible. If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation) and the achievement of certain milestones associated with business unit initiatives. The achievement factor with respect to the business unit objectives for the NEOs at the corporate level was calculated as the weighted average of (1) the weighted average of the achievement factors associated with the actual achievement of our Direct to Home, Inside Sales and Customer Experience business units against the Subscriber lifetime value growth targets for such business units (44% of the total award opportunity), (2) the achievement factor associated with the actual achievement of our Customer Experience business unit against the Service Cost target (6% of the total award opportunity), (3) the achievement factor associated with the actual achievement of our Customer Experience business unit against the Attrition target (4% of the total award opportunity), (4) the weighted average of the achievement factors associated with the actual achievement of our Retail and Customer Experience business units against certain milestones, as described in greater detail below (6% of the total award opportunity).

The table below sets forth the weighting of each component of the annual incentive award opportunity for the NEOs at the corporate level:

Weighting
Weighted Average Business Unit Performance
Subscriber lifetime value growth	44%
Service Cost	6%
Attrition	4%
Initiatives/Pilot lifetime value	6%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

The achievement factor with respect to the company-wide Adjusted EBITDA component was determined by calculating our actual achievement against the company-wide Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

% Attainment of Performance Target	Achievement Factor
Less than 95%	0
95%	50%
100%	100%
105%	150%
110%	200%
115%	250%
120% or greater	300%

Based on the pre-established scale set forth above, no cash incentive amount would be paid to the NEOs with respect to the company-wide Adjusted EBITDA component of the award unless our actual performance for 2019 was at or above 95% of the performance target. If performance was 120% or more of the performance target, then the achievement factor with respect to the company-wide Adjusted EBITDA component of the award would be a maximum of 300%. For performance percentages between the levels set forth in the table above, the resulting achievement factor would be adjusted on a linear basis. The company-wide Adjusted EBITDA performance target for 2019 was $410 million.

The achievement factor with respect to the business unit-level performance objective components were determined by calculating the weighted average of our business units’ actual achievement against the targets set for such business units. For our Direct to Home, Inside Sales and Customer Experience business units, the achievement factors were based on the pre-established scale set forth in the following table:

	Direct to Home	Inside Sales	Customer Experience
	Subscriber lifetime value growth as a percentage of target (60%) (1)	Subscriber lifetime value growth as a percentage of target (60%) (1)	Subscriber lifetime value growth of Certain BU Initiatives as a percentage of target (10%) (1)	Install Base Revenue as a percentage of target (10%) (1)	Service Cost as a percentage of target (25%) (1)	Attrition as a percentage of target (15%) (1)
Achievement Factor	% Attainment of Performance Target
0	Less than 95%	Less than 95%	Less than 60%	Less than 50%	Greater than 103%	Greater than 104%
50%	95%	95%	60%	50%	103%	104%
100%	100%	100%	100%	100%	100%	100%
150%	104%	104%	140%	150%	99%	98%
200%	108%	108%	180%	200%	97%	96%
250%	113%	113%	220%	250%	96%	94%
300%	117% or greater	117% or greater	260% or greater	300% or greater	94% or less	92% or less

(1)	Represents the percentage of total bonus for the respective business unit.

For performance percentages between the levels set forth in the table above at each of the business units, the resulting achievement factor would be adjusted on a linear basis. The APX Group Compensation Committee believed and the Vivint Smart Home Compensation Committee believe that the Direct to Home, Inside Sales and Customer Experience performance targets provided reasonably achievable, but challenging, goals for the participants at those business units.

The achievement factor associated with the performance of our Retail business unit was based on such business unit’s accomplishment of certain key milestones related to subscriber growth from expansion into additional retail partners and lead generation sources, achieving certain cost and cash flow targets, and achieving stated milestones associated with new products and channels.

These milestones were not assigned any particular weightings. Accordingly, the Vivint Smart Home Compensation Committee determined the achievement factor based on the overall achievement of our Retail business unit against the various key milestones, with the weighting of the milestones determined in the Vivint Smart Home Compensation Committee’s discretion. The APX Group Compensation Committee believed and the Vivint Smart Home Compensation Committee believes that the Retail business unit performance objectives provided reasonably achievable, but challenging, goals for Mr. Santiago and other participants at the Retail business unit.

No cash incentive amount would be paid to the NEOs at the corporate level with respect to the business unit component of the award unless at least one business unit’s actual achievement was at or above the minimum level of performance corresponding to an achievement factor above 0 with respect to at least one of such business unit’s targets. The achievement factor associated with the business unit component of the award would be a maximum of 300% for significant outperformance.

The actual bonus amounts to be paid to Mr. Eyring for fiscal 2019 performance were calculated by multiplying his bonus potential target by a weighted achievement factor based on our actual achievement relative to the company-wide Adjusted EBITDA objective, the achievement of our Inside Sales business unit relative to the Inside Sales performance objectives, as described in greater detail above, and the discretionary component.

The table below sets forth the weighting of each component of the annual incentive award opportunity for Mr. Eyring:

Weighting
Inside Sales Business Unit Performance
Subscriber lifetime value growth	60%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

The actual bonus amounts to be paid to Mr. Santiago for fiscal 2019 performance were calculated by multiplying his bonus potential target by a weighted achievement factor based on our actual achievement relative to company-wide Adjusted EBITDA objective, the achievement of our Retail business unit relative to the Retail performance objectives, as described in greater detail above, and the discretionary component.

The table below sets forth the weighting of each component of the annual incentive award opportunity for Mr. Santiago:

Weighting
Retail Business Unit Performance
Achievement of key milestones	60%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

Based on our actual achievement, we determined the overall weighted achievement factor for our NEOs at the corporate level as set forth in the table below.

	Achievement Factor	Weighting	Weighted Achievement Factor
Weighted Average Business Unit Performance
Subscriber lifetime value growth	80%	44%	35%
Service Cost	300%	6%	18%
Attrition	—%	4%	—%
Initiatives/Pilot lifetime value	58%	6%	3%
Company-wide Performance
Company-wide Adjusted EBITDA	130%	15%	20%
Board Discretion	100%	25%	25%
Total		100%	101%

Based on our actual achievement, we determined the overall weighted achievement factor for Mr. Eyring as set forth in the table below.

	Achievement Factor	Weighting	Weighted Achievement Factor
Inside Sales Business Unit Performance
Subscriber lifetime value growth	75%	60%	45%
Company-wide Performance
Company-wide Adjusted EBITDA	130%	15%	20%
Board Discretion	100%	25%	25%
Total		100%	90%

Based on our actual achievement, we determined the overall weighted achievement factor for Mr. Santiago as set forth in the table below.

	Achievement Factor	Weighting	Weighted Achievement Factor
Retail Business Unit Performance
Achievement of key milestones	15%	60%	9%
Company-wide Performance
Company-wide Adjusted EBITDA	130%	15%	20%
Board Discretion	100%	25%	25%
Total		100%	54%

Notwithstanding the performance of our Retail Business Unit against the Retail Business Unit objectives, the Vivint Smart Home Compensation Committee, in its discretion and in consideration of the achievement of other objectives in 2019, including but not limited to the launch of multiple retail partnerships and the successful completion of the Merger, determined to adjust Mr. Santiago’s weighted achievement factor to 100%. In addition, the Vivint Smart Home Compensation Committee in its discretion determined to adjust Mr. Gerard’s weighted achievement factor to 146% in light of his successful leadership as interim Chief Financial Officer, while simultaneously leading the Company’s Treasury function and the Merger.

The following table illustrates the calculation of the amounts earned by each of our NEOs (other than Mr. Davies, who forfeited his annual cash incentive award in connection with his departure from the Company) pursuant to the Cash Bonus Plan for performance in 2019. The discretionary portion of the actual amounts earned by our NEOs pursuant to Cash Bonus Plan is disclosed in the “Bonus” column of the Summary Compensation Table under the “2019” designation, while the remaining amounts earned by the NEOs at the corporate level are disclosed in the “Non-Equity Incentive Plan Compensation” column.

Name	Salary ($)	Target Bonus %	Target Bonus Amount ($)		Achievement Factor	Bonus Paid ($)
Todd R. Pedersen	1,021,199	100%	721,199		101%	728,411
Alex J. Dunn	1,021,199	100%	721,199		101%	728,411
Dale R. Gerard	532,000	50%	221,000	(1)	146%	323,210
Matthew J. Eyring	655,636	60%	393,382		90%	354,043
Todd M. Santiago	655,636	60%	393,382		100%	393,382

(1)	Mr. Gerard’s target bonus was calculated based on a base salary of $412,000 for the first nine months of 2019 and a base salary of $532,000 for the last three months of 2019.

Sign-On Bonuses

From time to time, we may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled individuals to the

Company. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

Long-Term Incentive Compensation

313 Acquisition LLC Equity Awards

313 Acquisition granted long-term equity incentive awards designed to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of the Company’s ultimate equity holders. The long-term equity incentive awards were in the form of Class B units in 313 Acquisition (the “Class B Units”).

The Class B Units were profits interests having economic characteristics similar to stock appreciation rights and represented the right to share in any increase in the equity value of 313 Acquisition. Therefore, the Class B Units only had value to the extent there was an appreciation in the value of our business from and after the applicable date of grant. In addition, the vesting of two-thirds of the Class B Units were initially subject to Blackstone achieving minimum internal rates of return and multiples on invested capital on its investment in Class A units of 313 Acquisition (the “Class A Units”), as described further below.

The Class B Units granted to our NEOs were designed to motivate them to focus on efforts that would increase the value of our equity while enhancing their retention. The specific sizes of the equity grants made were determined in light of Blackstone’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibility with us.

The Class B Units were initially divided into a time-vesting portion (one-third of the Class B Units granted), a 2.0x exit-vesting portion (one-third of the Class B Units granted), and a 3.0x exit-vesting portion (one-third of the Class B Units granted). In June 2018, the APX Group board of directors and the board of managers of 313 Acquisition approved a modification to the vesting terms of the Class B Units (the “Modification”), designed to motivate and retain our employees and align their interests with the interests of the Company. Following such modification, the Class B Units were divided into two time-vesting portions (each one-third of the Class B Units granted) and a 2.0x exit-vesting portion (one-third of the Class B Units granted). Unvested Class B Units were not entitled to distributions from the Company. The incremental fair value in connection with this modification is reflected in the “Stock Awards” column of the Summary Compensation Table for 2018. For additional information regarding our Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Equity Awards.”

The initial award of Class B Units granted to Mr. Davies in connection with the commencement of his employment in 2013 contained the following different economic terms: Mr. Davies’ Class B Units would not entitle him to receive any distributions in respect of such units unless and until the cumulative value of such foregone distributions attributable to each Class B Unit equaled the fair market value of a Class B Unit on the date of the grant of such Class B Unit (such foregone amount, the “Delayed Amount Per Class B Unit”). At that point, Mr. Davies (together with the other holders of Class B Units subject to similar foregone distributions) would become entitled to receive pro rata distributions of all subsequent amounts (to the exclusion of other holders who did not have similar rights) until he had received distributions per Class B Unit equal to the Delayed Amount Per Class B Unit. Thereafter, Mr. Davies would become entitled to receive the same amounts with respect to his Class B Units as other holders of Class B Units receive with respect to their Class B Units. In connection with his departure from the Company in October 2019, Mr. Davies forfeited his unvested Class B Units and the Company did not exercise any call rights associated with his vested Class B Units.

Another key component of our long-term equity incentive program was that at the time of Blackstone’s acquisition of us (the “2012 Blackstone Acquisition”), certain of our NEOs and other eligible employees were provided with the opportunity to invest in Class A Units on the same general terms as Blackstone and other co-investors. The Class A Units are equity interests, have economic characteristics that are similar to those of shares of common stock in a corporation and have no vesting schedule. We consider this investment opportunity an important part of our long-term equity incentive program because it encourages equity ownership and aligns the NEOs’ financial interests with those of our ultimate equity holders. Each of Messrs. Pedersen, Gerard, Dunn and Santiago, when presented with the opportunity, chose to invest in Class A Units.

Vivint Group, Inc. Stock Appreciation Rights

The Company’s indirect subsidiary, Vivint Group, Inc. (“Vivint Group”), awarded Stock Appreciation Rights (“SARs”), representing the right to share in any increase in the equity value of Vivint Group, to Mr. Gerard, pursuant to the Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “Vivint Group Plan”). The purpose of the SARs was to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Group. The SARs were subject to vesting conditions, consistent with the Class B Units referenced above.

In connection with the Merger in January 2020, the Class B Units and SARs held by our NEOs were treated as discussed below under “—Treatment of Equity Incentive Awards in Connection with the Merger”.

2018 Retention Awards

In 2018, we approved a retention program designed to motivate and retain our employees. Pursuant to this program the APX Group Compensation Committee approved the grant of retention awards to Messrs. Davies, Eyring, Santiago and Gerard.

Mr. Gerard was granted a retention award in the amount of $1.0 million, payable as follows: (i) $333,333.33 payable in June 2018; (ii) $333,333.33 payable in June 2019; and (iii) $333,333.34 payable in June 2020, subject to continued employment and good standing with the Company or its subsidiaries through each payment date. Each of Messrs. Davies, Eyring and Santiago was granted a retention award in the amount of $2.5 million, payable as follows: (i) $833,333.33 payable in August 2018; (ii) $833,333.33 payable in August 2019; and (iii) $833,333.34 payable in August 2020, subject to continued employment and good standing with the Company or its subsidiaries through each payment date.

If Messrs. Gerard’s or Santiago’s employment is terminated by the Company other than for Cause (as defined in his employment agreement or retention award agreement, as applicable), including due to death or disability, prior to any remaining payment date, he will receive the full remaining amount of the retention award, payable within two and one half months following his termination date subject to his (or his estate’s, as applicable), execution of an effective release of claims in favor of the Company. He will not be entitled to receive any remaining amount of his retention award if (i) he terminates his employment with the Company for any reason, or (ii) his employment is terminated by the Company for Cause, in either case at any time prior to the applicable eligibility date set forth above.

Benefits and Perquisites

We provide to all of our employees, including our NEOs, employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	paid vacation, sick leave and holidays;

•	medical, dental, vision and life insurance coverage; and

•	employee assistance program benefits.

All participants are eligible for matching under our 401(k) savings plan. Under this matching program, we match an employee’s contributions to the 401(k) savings plan dollar-for-dollar up to 1% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 5% of such employee’s eligible earnings. The maximum match available under the 401(k) plan is 3.5% of the employee’s eligible earnings. For employees who have been employed by us for less than two years, matching contributions vest on the second anniversary of their date of hire. Our matching contributions to our employees who have been employed by us for two years or more are always fully vested.

At no cost to the employee, we provide an amount of basic life insurance and basic accidental death and dismemberment insurance valued at 1x times their basic annual earnings up to a maximum of $250,000 ($50,000 minimum).

We also provide our NEOs with specified perquisites and personal benefits that are not generally available to all employees, such as personal use of our Company leased aircraft (subject to the terms and limits set forth in our corporate aircraft policy), use of a company vehicle, financial advisory services, reimbursement for health insurance premiums, enhanced employee cafeteria benefits, country club memberships, excess liability insurance premiums, alarm system fees, event tickets, fuel expenses, relocation assistance and, in certain circumstances, reimbursement for personal travel. In addition, as to Messrs. Pedersen and Dunn, perquisites have included personal use of Company personnel, however Messrs. Pedersen and Dunn reimburse the Company for the full costs of such personal use. Each of Messrs. Pedersen and Dunn were also provided with an annual fringe benefit allowance of $300,000 under the previous terms of their employment agreements, which were amended and restated March 4, 2019. Under their amended and restated employment agreements, Messrs. Pedersen and Dunn no longer receive such fringe benefit allowance. We also reimburse our NEOs for taxes incurred in connection with certain of these perquisites.

With respect to event tickets, we believe there is no incremental cost to us associated with the personal use by our NEOs and their guests of (i) tickets to various sporting and entertainment events that we have acquired at no additional cost in connection with our corporate sponsorships of various organizations (ii) our corporate suite at Vivint Smart Home Arena in Salt Lake City, Utah, which is leased for business-related entertainment and paid for seasonally rather than individually by event or (iii) other tickets to various sporting and entertainment events that are paid for seasonally rather than individually by event. Accordingly, no amounts other than reimbursement for taxes incurred related to these items are included in the compensation of our NEOs in the “Summary Compensation Table” below.

In addition, we have entered into a time-sharing agreement with Messr. Pedersen governing his personal use of the Company leased aircraft. Messr. Pedersen pays for personal flights an amount equal to the aggregate variable cost to the Company for such flights, up to the maximum authorized by Federal Aviation Regulations. The aggregate variable cost for this purpose includes fuel costs, out-of-town hangar costs, landing fees, airport taxes and fees, customs fees, travel expenses of the crew, any “deadhead” segments of flights to reposition corporate aircraft and other related rental fees. In addition, family members and friends of our NEOs have, in limited circumstances, accompanied the NEOs on business travel on the Company leased aircraft for which we have generally incurred de minimis incremental costs.

We provide these perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. The aggregate incremental cost to the Company of these benefits and perquisites are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote in accordance with the SEC rules.

Severance Arrangements

Our Board believes that providing severance benefits to our NEOs is critical to our long-term success, because severance benefits act as a retention device that helps secure an executive’s continued employment and dedication to the Company. Messrs. Pedersen, Dunn, Gerard, Davies, Eyring and Santiago have or had severance arrangements, which are or were included in their employment agreements. Mr. Pedersen is and Mr. Dunn was eligible to receive severance benefits if his employment is/was terminated for any reason other than voluntary resignation or willful misconduct. The severance payments to our NEOs are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

Mr. Eyring was, and Mr. Santiago is, eligible to receive severance benefit in the event of a termination of employment without “cause” (as defined below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Employment Agreements” and “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—2018 Retention Awards”) and other than by reason of death or while he was/is disabled. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

For a description of the severance benefits Mr. Gerard is entitled to receive in the event of his termination as provided in his employment agreement, see “—Compensation Actions Taken in 2020-Employment Agreements”.

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. Mr. Davies did not receive any severance or other benefit payments as a result of his departure.

In connection with their departures from the Company in 2020, Messrs. Dunn and Eyring entered into separation agreements with the Company. The terms of such separation agreements are described below under “Compensation Actions Taken in 2020-Separation Agreements with Departing Executive Officers.”

Treatment of Equity Incentive Awards in Connection with the Merger

Vesting/Modifications. As of immediately prior to the effective time of the Merger (the “effective time”), 313 Acquisition and Legacy Vivint Smart Home modified the vesting schedule of each Company Group Class B Unit (as defined in the Merger Agreement) and Company Group SAR (as defined in the Merger Agreement) that would vest if Blackstone received cash proceeds in respect of its Class A Units equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units at such time (the “2.0x Company Group Equity Awards”) such that each 2.0x Company Group Equity Award will instead vest, subject to the holder’s continued employment on the applicable vesting date (or event), (i) in equal 25% annual installments on each of the first four anniversaries of the closing date of the Merger or (ii) if earlier, in full upon either (x) a Change of Control (as defined in the applicable Company Group Stock Plan (as defined in the Merger Agreement)) or (y) Blackstone receiving cash proceeds in respect of its Class A Units equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units at such time (the “2.0x Modification”).

Vested Company Group Class B Units. As of immediately prior to the effective time, each vested Company Group Class B Unit, including those held by our NEOs (other than Messrs. Pedersen and Dunn) and directors, was redeemed by 313 Acquisition for shares of common stock of Vivint Solar, Inc. (“VSLR common stock”) and Legacy Vivint Smart Home common stock, with an equivalent value as the Company Group Class B Unit so redeemed, in a manner determined by the board of managers of 313 Acquisition (the “313 Board”), pursuant to the terms and conditions of the Company Group Stock Plans (as defined in the Merger Agreement) and the limited liability company agreement of 313 Acquisition (the “313 LLCA”), assuming a hypothetical liquidation of 313 Acquisition. The number of shares of VSLR common stock and Legacy Vivint Smart Home common stock issued with respect to each vested Company Group Class B Unit in such redemptions was determined on a pro rata basis using the relative value of the shares of VSLR common stock and Legacy Vivint Smart Home common stock held by 313 Acquisition as of the effective time. Holders of shares of Legacy Vivint Smart Home common stock received in such redemptions were entitled to receive the merger consideration in accordance with the Merger Agreement. To the extent that the deemed unit price of such vested Company Group Class B Unit was equal to or in excess of the fair market value of a Class A Unit as of the time of such redemptions, such vested Company Group Class B Unit was redeemed for $0.00.

Unvested Company Group Class B Units. As of immediately prior to the effective time, each unvested Company Group Class B Unit, including those held by our NEOs (other than Messrs. Pedersen and Dunn) and directors, was redeemed by 313 Acquisition for a number of shares of Company Restricted Stock, with an equivalent value as the Company Group Class B Units so redeemed, in a manner determined by the 313 Board in accordance with the terms of the Company Group Stock Plans and the 313 LLCA, assuming a hypothetical liquidation of 313 Acquisition. Such shares of Company Restricted Stock were subject to the same vesting terms and conditions as the corresponding Company Group Class B Units, as modified pursuant to the 2.0x Modification. As of the effective time, each such share of Company Restricted Stock was automatically, without any action on the part of the holder thereof, cancelled and converted into a number of shares of our Class A Common Stock equal to the exchange ratio, rounded to the nearest whole share of our Class A common stock (after such conversion, “Rollover Restricted Stock” and together with the Rollover RSUs and the Rollover SARs, the “Rollover Equity Awards”). To the extent that the deemed unit price of an unvested Company Group Class B Unit was equal to or in excess of the fair market value of a Class A Unit as of the time of such redemptions, such unvested Company Group Class B Unit was redeemed for $0.00.

Company Group RSUs. As of the effective time, each Company Group RSU (as defined in the Merger Agreement) held by our directors, to the extent then outstanding and unsettled, without any action on the part of the holder thereof, was automatically cancelled and converted into an RSU entitling the holder thereof to receive upon settlement a number of shares of our Class A common stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group RSU as of immediately prior to the effective time, multiplied by (y) 0.0864152412 (the “VGI exchange ratio”), rounded down to the nearest whole number of shares of our Class A common stock (after such conversion, “Rollover RSUs”).

Company Group SARs. As of the effective time, each Company Group SAR, including those held by Mr. Gerard and our directors, to the extent then outstanding and unexercised, without any action on the part of the holder thereof, was automatically cancelled and converted into a SAR with respect to a number of shares of our Class A common stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group SAR as of immediately prior to the effective time, multiplied by (y) the VGI exchange ratio, rounded down to the nearest whole number of shares of our Class A common stock, with a strike price per share of Mosaic Class A common stock equal to the quotient obtained by dividing (i) the per share strike price of such Company Group SAR as of immediately prior to the effective time by (ii) the VGI exchange ratio, rounded up to the nearest whole cent (after such conversion, “Rollover SARs”).

Rollover Equity Awards. Any shares of our Class A common stock issuable under Rollover Equity Awards, other than the awards held by Messrs. Pedersen and Dunn, are subject to restrictions on transfer until the first anniversary of the closing date of the Merger, unless otherwise agreed to by the Company and the applicable holder. Each Rollover Equity Award is subject to the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan and to the same terms and conditions, including, without limitation, any vesting conditions (as modified by the 2.0x Modification), as had applied to the corresponding Company Group Equity Award as of immediately prior to the effective time, except for such terms rendered inoperative by reason of the merger, subject to such adjustments as reasonably determined by our Board to be necessary or appropriate to give effect to the conversion or the merger. Holders of outstanding Rollover Equity Awards have the contingent right to receive earnout shares, or have the terms and conditions of such Rollover Equity Awards adjusted, if, from the consummation of the Merger until the fifth anniversary thereof, the volume-weighted average price of our Class A common stock exceeds certain thresholds.

Treatment of Equity Awards Held by Messrs. Pedersen, and Dunn. As of immediately prior to the effective time, the Company Group Class B Units, whether or not vested, held by Messrs. Pedersen and Dunn (the “Holdback Executives”) were converted into a number of Class A Units (the “Converted Class A Units”), in accordance with the terms and conditions of the Company Group Stock Plans and the 313 LLCA, with an equivalent value and subject to the same vesting terms and conditions as the corresponding Company Group Class B Units (as modified pursuant to the 2.0x Modification). As of immediately following the effective time, the Converted Class A Units held by the Holdback Executives (in addition to any other Class A Units held by the Holdback Executive) were automatically reclassified into a number of vested and unvested units designed to track 313 Acquisition’s interests in the VSLR common stock, our Class A common stock, common stock of Vivint Wireless, Inc. (“VW”) and its other property, in each case held as of the effective time, subject to the same vesting terms and conditions as the corresponding Converted Class A Units, as applicable (the “tracking units”). The number of each class of tracking unit to be issued to the Holdback Executives was determined on a pro rata basis using the relative value of the shares of VSLR common stock, our Class A common stock and VW common stock and other property held by 313 Acquisition as of immediately following the effective time. On the first anniversary of the closing date of the merger, 10% of any then-vested tracking units held by the Holdback Executives (other than other property tracking units), less any amounts previously sold by, or distributed to, Holdback Executives in connection with sales of shares of VSLR common stock, Mosaic Class A common stock and VW common stock by 313 Acquisition, will be redeemed by 313 Acquisition for the shares of VSLR common stock, our Class A common stock and VW common stock underlying such tracking units in accordance with the terms and conditions of the 313 LLCA. Following the second anniversary of the closing date of the merger, upon written request to 313 Acquisition by a Holdback Executive, 313 Acquisition will promptly redeem all (or any portion) of the then-vested tracking units (other than other property tracking units) held by the Holdback Executives for the shares of VSLR common stock, our Class A common stock and VW common stock underlying such tracking units in accordance with the terms and conditions of the 313 LLCA. 313 Acquisition will have no obligation to redeem any other property tracking units at any time and may redeem such tracking units, in its sole discretion, in accordance with the terms and conditions of the 313 LLCA. No unvested tracking units held by the Holdback Executives will be redeemed until they become vested.

Post-Merger Modification. On February 29, 2020, our Board approved a further modification (the “Modification”) of the vesting terms of the Rollover Restricted Stock and Rollover SARs granted to certain officers and employees of the Company and its subsidiaries, including Messrs. Gerard, Eyring and Santiago, that was outstanding as of the Merger and as of February 29, 2020 (the “Outstanding Equity”). The Modification provides that in addition to the previous vesting terms and conditions, subject to the continued employment of the holder of the Outstanding Equity, on January 17, 2021, all then-outstanding and unvested Outstanding Equity shall become vested.

Compensation Actions Taken in 2020

Equity Awards

On February 29, 2020, the Company approved grants under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Plan”) of time-vesting restricted stock units (the “RSUs”) and performance-vesting restricted stock units (the “PSUs”) (each representing the right to receive one share of Class A common stock of the Company upon the settlement of each restricted stock unit) to each of Messrs. Pedersen, Gerard and Santiago under the Plan, effective as of, and subject to such individual’s continued employment with the Company or its subsidiaries (including the Company) on, the date that the Company has executed and filed an effective registration statement on Form S-8 with the SEC in order to register the offer and sale of shares of Class A common stock of the Company pursuant to the Plan (such date, the “grant date”). Mr. Pedersen is eligible to be granted 585,366 RSUs and 585,366 PSUs on the grant date, Mr. Gerard is eligible to be granted 342,439 RSUs and 184,390 PSUs on the grant date and Mr. Santiago is eligible to be granted 396,341 RSUs and 213,415 PSUs on the grant date.

The RSUs granted to each of the executives will vest, subject to continued employment on each applicable vesting date, with respect to 25% of the restricted stock units on each of the first four anniversaries of January 17, 2020.

The PSUs have a one-year performance period beginning on January 1, 2020 and ending on December 31, 2020 and vest based upon the Company’s achievement of specified performance goals through fiscal year end 2020 and the passage of time. The PSUs performance goals are based on the Company’s Adjusted EBITDA, Net Cash and Total Subscribers performance. The total number of restricted stock units subject to the PSU awards eligible to vest will be based on the level of achievement of the performance goals and ranges from 0% (if below threshold performance) up to 100% (for target or above target performance). Fifty percent (50%) of such PSUs eligible to vest will vest on the date the Vivint Smart Home Compensation Committee certifies in writing the achievement of the performance metrics (the “determination date”) and the remaining 50% of such PSUs will vest on the first anniversary of the determination date, in each case, subject to continued employment on the applicable vesting date.

For purposes of the PSU awards:

Adjusted EBITDA shall mean, with respect to fiscal year 2020, the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for fiscal year 2020 or as otherwise determined by the audit committee of the Company’s Board;

Net Cash shall mean, with respect to fiscal year 2020, the amount of net cash provided by or used in financing activities for fiscal year 2020, excluding any equity proceeds, taxes paid related to vesting of equity awards, return of capital or re-financing fees, or as otherwise determined by the audit committee of the Company’s Board; and

Total Subscribers shall mean, with respect to fiscal year 2020, the aggregate number of active smart home and security subscribers at the end of fiscal year 2020, which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for fiscal year 2020 or as otherwise determined by the audit committee of our Board.

Employment Agreements

On March 2, 2020, the Company entered into employment agreements with each of Messrs. Pedersen and Santiago, in each case, effective March 2, 2020, in order to reflect the assignment of each of the Amended and Restated Employment Agreement between Mr. Pedersen and APX dated as of March 4, 2019 (the “Pedersen Employment Agreement”) and the Employment Agreement between Mr. Santiago and APX, dated as of March 8, 2016 (the “Santiago Employment Agreement”) from APX to Vivint Smart Home. In addition, the Santiago Employment Agreement was updated to reflect Mr. Santiago’s current annual base salary of $655,636 and annual target bonus opportunity equal to sixty percent (60%) of Mr. Santiago’s base salary. Except as set forth above, the terms and conditions of the Pedersen Employment Agreement and Santiago Employment Agreement remain unchanged. For a summary of the material terms of each of the Pedersen Employment Agreement and the Santiago Employment Agreement, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements”.

On March 2, 2020, the Company entered into an employment agreement with Mr. Gerard. The principal terms of such agreement are summarized below.

The employment agreement with Mr. Gerard provides for a term ending on March 2, 2021, which extends automatically for additional one-year periods unless either party elects not to extend the term. Under the employment agreement, Mr. Gerard is eligible to receive a minimum base salary, and an annual bonus award with a target amount equal to a percentage of his base salary. Mr. Gerard’s current base salary is $655,636, and he is eligible to earn an annual bonus award with a target amount equal to 60% of his base salary at the end of the performance period. If the employment of Mr. Gerard terminates for any reason, Mr. Gerard is entitled to receive: (1) any base salary accrued through the date of termination; (2) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (3) such employee benefits, if any, as to which the executive may be entitled under Vivint Smart Home’s employee benefit plans (the payments and benefits described in (1) through (3) being “accrued rights”).

If the employment of Mr. Gerard is terminated by the Company without “cause” (as defined below) and other than by reason of death or while he is disabled (any such termination, a “qualifying termination”), Mr. Gerard is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of Vivint Smart Home and its affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which Mr. Gerard was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 150% of Mr. Gerard’s then-current base salary plus 150% of the actual bonus Mr. Gerard received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for Mr. Gerard and his dependents, at the levels at which the executive received benefits on the date of termination, for 18 months (the “COBRA payment”).

For purposes of Mr. Gerard’s employment agreement, the term “cause” means the executive’s continued failure to substantially perform his employment duties for a period of 10 days following written notice from Vivint Smart Home; any dishonesty in the performance of the executive’s employment duties that is materially injurious to Vivint Smart Home; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of the restrictive covenants set forth in the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of Mr. Gerard’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Mr. Gerard is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Mr. Gerard’s employment agreement also contains restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of Vivint Smart Home’s employees and customers and affiliates at all times during employment, and for 18 months after any termination of employment.

Separation Agreements with Departing Executive Officers

The Company and Mr. Dunn entered into a Separation Agreement (the “Dunn Separation Agreement”), effective March 2, 2020, and on March 13, 2020, Mr. Dunn entered into a Release and Waiver of Claims in favor of the Company (the “Dunn Release”). Pursuant to the Dunn Separation Agreement, Mr. Dunn is entitled to:

•

subject to non-revocation of the Dunn Release and, in respect of items (ii)-(iv) listed below, continued compliance with the Dunn Restrictive Covenants (as defined below), the following payments and benefits to which Mr. Dunn is entitled pursuant to the Amended and Restated Employment Agreement, dated as of March 4, 2019, by and between Mr. Dunn and APX (the “Dunn Employment Agreement”), in connection with a termination without “Cause”:

•	(i) a lump sum cash severance payment equal to $143,845.86, in respect of a pro rata portion of Mr. Dunn’s annual target bonus in respect of 2020, payable within 10 days of Mr. Dunn’s departure date;

•	(ii) a lump sum cash payment equal to $2,042,399.64, which is equal to 200% of Mr. Dunn’s base salary, payable within 55 days after Mr. Dunn’s departure date;

•	(iii) a lump sum cash payment equal to $1,456,822, which is equal to 200% of Mr. Dunn’s annual bonus for 2019, payable within 55 days after Mr. Dunn’s departure date; and

•

(iv) a lump sum cash payment equal to $31,838.00, which is equal to the monthly COBRA costs for providing health and welfare benefits for Mr. Dunn and his dependents for 24 months, payable within 55 days after Mr. Dunn’s departure date.

In addition, subject to (i) Mr. Dunn’s continued compliance with the Dunn Restrictive Covenants and (ii) non-revocation of the Dunn Release, (A) the Company shall pay an amount equal to $168,265.00, on behalf of Mr. Dunn, in respect of the amount required to buy out Mr. Dunn’s Company-leased automobile; Mr. Dunn shall be permitted to retain such automobile and (B) 313 Acquisition shall cause each of the unvested tracking units in 313 Acquisition held by an affiliate of Mr. Dunn to become vested as of the effective date of the Dunn Release (such tracking units, the “Accelerated Units”); provided, however that if (x) Mr. Dunn voluntarily terminates the advisory arrangement described below or the Company terminates such advisory arrangement for “cause” or Mr. Dunn fails to perform the advisory services as requested by the Company or (y) Mr. Dunn breaches the Dunn Restrictive Covenants, the affiliate of Mr. Dunn will forfeit all rights with respect to the Accelerated Units (including any property distributed in respect of such Accelerated Units). The Dunn Separation Agreement provides that, notwithstanding anything to the contrary set forth in the 313 LLCA, (i) on or following January 17, 2021, the affiliate of Mr. Dunn will be able to request, in writing, a redemption of a number of tracking units in respect of 313 Acquisition’s interests in the Class A Common Stock of the Company (the “Company Units”) and a number of tracking units in respect of 313 Acquisition’s interests in the common stock of Vivint Solar, Inc. (the “VSLR Units”) equal to (x) up to 50% of the total number of Company Units and VSLR Units held by the affiliate of Mr. Dunn as of the date of his departure minus (y) the number of Company Units and VSLR Units previously redeemed by 313 Acquisition and (ii) on or following January 17, 2022, the affiliate of Mr. Dunn may request, in writing, a redemption of any Company Units or VSLR Units then held by such affiliate, in each case in accordance with the terms set forth in the 313 LLCA and upon such request, 313 Acquisition shall promptly redeem such Company Units and/or VSLR Units in accordance with the terms of the 313 LLCA.

The Dunn Separation Agreement also contains an agreement by Mr. Dunn that he will remain subject to any restrictive covenants between Mr. Dunn and the Company or any of its subsidiaries or affiliates including those set forth in the Dunn Employment Agreement and the Management Subscription Agreement (Incentive Units), dated as of November 16, 2012 between Mr. Dunn and 313 Acquisition (collectively, the “Dunn Restrictive Covenants”). The Dunn Restrictive Covenants consists of 24-month post-departure (the “restricted period”) non-compete, non-solicitation and non-disparagement provisions and an indefinite confidentiality provision. Mr. Dunn has agreed that the restricted period shall continue for length of the advisory period discussed below and for 24 months thereafter.

Pursuant to the Dunn Separation Agreement, Mr. Dunn also agreed to become an independent advisor to Vivint Smart Home and its subsidiaries and affiliates for a period of 12 months following his departure date, unless terminated earlier, for no additional consideration.

The Company and Mr. Eyring entered into a Separation Agreement (the “Eyring Separation Agreement”), effective March 13, 2020, and Mr. Eyring executed a Release and Waiver of Claims in favor of the Company (the “Eyring Release”) in connection therewith. Pursuant to the Eyring Separation Agreement, Mr. Eyring is entitled to:

•

subject to non-revocation of the Eyring Release and, in respect of items (ii)-(iv) listed below, continued compliance with the Eyring Restrictive Covenants (as defined below), the following payments and benefits to which Mr. Eyring is entitled pursuant to the Employment Agreement, dated as of March 8, 2016, by and between Mr. Eyring and APX (the “Eyring Employment Agreement”), in connection with a termination without “Cause”:

•

(i) a lump sum cash severance payment equal to $78,461.36, in respect of a pro rata portion of Mr. Eyring’s annual target bonus in respect of 2020, payable within 10 days of Mr. Eyring’s departure date;

•	(ii) a lump sum cash payment equal to $983,454.00, which is equal to 150% of Mr. Eyring’s base salary, payable within 55 days after Mr. Eyring’s departure date;

•	(iii) a lump sum cash payment equal to $590,072.40, which is equal to 150% of Mr. Eyring’s annual target bonus for 2019, payable within 55 days after Mr. Eyring’s departure date; and

•

(iv) a lump sum cash payment equal to $26,452.00, which is equal to the monthly COBRA costs for providing health and welfare benefits for Mr. Eyring and his dependents for 18 months, payable within 55 days after Mr. Eyring’s departure date.

In addition, subject to (i) Mr. Eyring’s continued compliance with the Eyring Restrictive Covenants and (ii) non-revocation of the Eyring Release, (A) the Company shall pay an amount equal to $118.998.30, in respect of the amount required to buy out Mr. Eyring’s Company-leased automobiles; Mr. Eyring shall be permitted to retain such automobiles and (B) fifty percent (50%) of the 263,059 shares of restricted Class A common stock of the Company Mr. Eyring currently holds (including the 51,359 shares restricted Class A common stock of the Company Mr. Eyring received in respect of the Company’s achievement of a portion of the earnout related to the Merger), rounded down to the nearest share, shall vest as of the effective date of the Eyring Release, subject to forfeiture if Mr. Eyring breaches any of the Eyring Restrictive Covenants (and all other unvested equity held by Mr. Eyring was forfeited for no consideration as of the departure date).

The Eyring Separation Agreement also contains an agreement by Mr. Eyring that he will remain subject to any restrictive covenants between Mr. Eyring and the Company or any of its subsidiaries or affiliates including those set forth in the Eyring Employment Agreement and the Management Subscription Agreement (Incentive Units), dated as of July 12, 2013 between Mr. Eyring and 313 Acquisition (the “Eyring Restrictive Covenants”). The Eyring Restrictive Covenants consists of 18-month post-departure non-compete, non-solicitation and non-disparagement provisions and an indefinite confidentiality provision.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Todd R. Pedersen,	2019	959,468	180,300	—	548,111	910,502	2,598,381
Chief Executive Officer	2018	695,096	105,030	2,670,732	770,213	1,035,452	5,276,523
	2017	674,469	—	—	822,558	1,012,282	2,509,309

Dale R. Gerard,	2019	422,511	488,583	—	167,960	84,110	1,163,164
Chief Financial Officer

Mark J. Davies, (5)	2019	559,715	833,333	—	—	124,391	1,517,439
Former Chief Financial Officer	2018	631,905	1,310,738	455,167	—	138,504	2,536,314
	2017	613,154	370,800	—	—	127,267	1,111,221

Alex J. Dunn,	2019	959,468	180,300	—	548,111	661,679	2,349,558
Former President	2018	695,096	105,030	2,670,732	770,213	889,305	5,130,376
	2017	674,469	—	—	822,558	877,021	2,374,048

Matthew J. Eyring,	2019	650,495	931,678	—	255,698	101,925	1,939,796
Former Executive Vice President, General Manager of Inside Sales	2018	631,905	1,310,738	596,000	—	107,724	2,646,367
	2017	613,154	370,800	—	—	100,618	1,084,572

Todd M. Santiago,	2019	650,495	1,112,634	—	114,081	195,426	2,072,636
Executive Vice President, General Manager of Retail	2018	631,905	1,310,738	596,000	—	144,586	2,683,229
	2017	613,154	370,800	—	—	137,786	1,121,740

(1)

Effective March 4, 2019, the base salaries of Messrs. Pedersen and Dunn were increased from $700,194 to $1,021,200. Effective April 1, 2019 the base salaries of Messrs. Davies, Eyring and Santiago, from $636,540 to $655,636. The base salary of Mr. Gerard increased from $358,182 to $412,000 effective April 1, 2019 and increased further to $532,000, effective October 14, 2019.

(2)

The amounts reported in this column for 2019 represent retention bonuses paid for Messrs. Gerard, Davies, Eyring and Santiago as described in “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Bonuses—2018 Retention Awards” and the discretionary portion of the 2019 annual cash incentive awards described above under “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Bonuses—Fiscal 2019 Management Bonus”.

(3)

The amounts reported in this column for 2019 represent the incentive payouts to our NEOs under the 2019 annual cash incentive awards described above under “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Bonuses—Fiscal 2019 Management Bonus”.

(4)	Amounts reported under All Other Compensation for fiscal 2019 reflect the following:

(a)

as to Mr. Pedersen, $77,430 additional cash compensation paid to Mr. Pedersen pursuant to his prior employment agreement, which was amended and restated March 4, 2019 (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements”), reimbursement for health insurance premiums, excess liability insurance premiums, $23,124 in country club membership fees, $35,935 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, event tickets (for which we incurred no incremental costs), fuel expenses, $93,750 in reimbursements for financial advisory services provided to Mr. Pedersen, other miscellaneous personal benefits and $418,514 reimbursed for taxes with respect to perquisites. In addition, Mr. Pedersen reimburses the Company for the aggregate variable costs associated with his personal use of the Company leased aircraft in accordance with the time-sharing agreement described under “Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Benefits and Perquisites.”

While maintenance costs are not included in the reimbursement amount under the time-sharing agreement, the Company has determined it is appropriate to allocate a portion of the maintenance costs when calculating the aggregate incremental cost associated with personal use of the Company aircraft for purposes of SEC disclosure. Therefore, amounts reported also reflect $198,688 in maintenance costs allocated on the basis of the proportion of personal use. In addition, family members and friends of Mr. Pedersen have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred $20,185 of incremental costs;
(b)

as to Mr. Gerard $27,809 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, event tickets (for which we incurred no incremental costs), excess liability insurance premiums, fuel expenses and $36,431 reimbursed for taxes owed with respect to perquisites;

(c)

as to Mr. Davies, $44,085 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), excess liability insurance premiums, fuel expenses and $55,003 reimbursed for taxes owed with respect to perquisites;

(d)

as to Mr. Dunn, $77,430 additional cash compensation paid to Mr. Dunn pursuant to his prior employment agreement, which was amended and restated March 4, 2019 (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements”), reimbursement for health insurance premiums, excess liability insurance premiums, the value of meals in the Company cafeteria, country club membership fees, $41,604 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, event tickets (for which we incurred no incremental costs) and Company paid personal travel, $93,750 in reimbursements for financial advisory services provided to Mr. Dunn, other miscellaneous personal benefits and $276,198 reimbursed for taxes with respect to perquisites. In addition, Mr. Dunn reimburses the Company for the aggregate variable costs associated with his personal use of the Company leased aircraft in accordance with the time-sharing agreement described under “Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Benefits and Perquisites.” As discussed in footnote 6(a) above, amounts reported reflect a similar allocation of $84,471 in maintenance costs associated with Mr. Dunn’s personal use of the Company leased aircraft. In addition, family members and friends of Mr. Dunn have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred $39,948 of incremental costs;

(e)

as to Mr. Eyring, $32,154 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), the value of meals in the Company cafeteria, excess liability insurance premiums, fuel expenses, alarm system fees and $39,862 reimbursed for taxes owed with respect to perquisites; and

(f)

as to Mr. Santiago, $34,474 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), Company paid personal travel, the value of meals in the Company cafeteria, excess liability insurance premiums, fuel expenses, and $99,454 reimbursed for taxes owed with respect to perquisites. In addition, family members and friends of Mr. Santiago have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred de minimis incremental costs.

(6)	In connection with his departure from the Company in October 2019, Mr. Davies forfeited his 2019 management bonus.

Grants of Plan-Based Awards in 2019

The following table provides supplemental information relating to grants of plan-based awards made to our NEOs during 2019.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Todd R. Pedersen	2,840	540,900	1,622,700
Dale R. Gerard	832	158,442	475,326
Mark J. Davies (2)	1,549	295,037	885,111
Alex Dunn	2,840	540,900	1,622,700
Matthew J. Eyring	4,426	295,037	885,111
Todd M. Santiago	22,128	295,037	885,111

(1)

Reflects the possible payouts of cash incentive compensation to our NEOs under the fiscal 2019 management bonus. The actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and described in “Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Bonuses—Fiscal 2019 Management Bonuses”.

(2)	Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019 and was not entitled to any future payout associated with the fiscal 2019 management bonus.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements

Employment Agreements with Messrs. Pedersen and Dunn

The employment agreements in effect in 2019 with our Chief Executive Officer (CEO), Todd Pedersen, and our President, Alex Dunn, contain substantially similar terms. The principal terms of each of these agreements are summarized below, except with respect to potential payments and other benefits upon specified terminations, which are summarized below under “-Potential Payments Upon Termination or Change in Control.” We initially entered into employment agreements with Messrs. Pedersen and Dunn on August 7, 2014 (the “2014 Employment Agreements”) and we amended and restated these employment agreements on March 4, 2019.

Each amended and restated employment agreement provides for a term ending on March 4, 2022 and extends automatically for additional one-year periods unless either party elects not to extend the term. Under the amended and restated employment agreements, each executive is eligible to receive a minimum base salary, specified below, and an annual bonus based on the achievement of specified financial goals as determined by us. If these goals are achieved, the executive may receive an annual incentive cash bonus as provided below.

Mr. Pedersen’s amended and restated employment agreement provides that he is to serve as CEO and is eligible to receive a base salary originally set at $1,021,200, subject to periodic review and increase, but not decrease. Mr. Pedersen is also eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year minus (y) $300,000, if targets established by us are achieved.

Mr. Dunn’s amended and restated employment agreement provides that he is to serve as President and is eligible to receive a base salary originally set at $1,021,200, subject to periodic review and increase, but not decrease. Mr. Dunn is also eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year minus (y) $300,000, if targets established by us are achieved.

In addition, each amended and restated employment agreement provides Messrs. Pedersen and Dunn with annual reimbursements of up to $125,000 in respect of expenses incurred by the executive related to the engagement of a financial advisor by the executive to provide the executive with customary financial advice. Any such reimbursements to the executive will be considered taxable income to the executive and the executive will be entitled to tax “gross up” payments in respect thereof.

Each executive officer is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Each of the amended and restated employment agreements also contains restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of our employees and customers and affiliates at all times during employment, and for two years after any termination of employment. These covenants are substantially the same as the covenants Messrs. Pedersen and Dunn agreed to in connection with their receipt of Class B Units summarized below under “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Equity Awards-Restrictive Covenants”.

The amended and restated employment agreements are substantially identical to the 2014 Employment Agreements that were in effect until March 4, 2019, except that:

•	the 2014 Employment Agreements provided for a term ending on November 16, 2017, with automatic extensions for additional one-year periods unless either party elects not to extend the term;

•	the 2014 Employment Agreements provided for base salaries originally set at $500,000, subject to annual review and increase, but not decrease, which base salaries were increased as set forth below:

Effective as of January 1, 2015 ($)	Effective as of July 25, 2016 ($)	Effective as of April 1, 2017 ($)	Effective as of April 1, 2018 ($)
525,000	660,000	679,800	700,194

•

The 2014 Employment Agreements provided that Messrs. Pedersen and Dunn were each eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year;

•

the 2014 Employment Agreements provided for an annual payment equal to $300,000 per year, subject to all applicable taxes and withholdings, intended to be used to reimburse the Company for the costs of the executive’s personal use of the company airplane; and

•

the 2014 Employment Agreements provided for access to a financial advisor to provide the executive with customary financial advice, subject to a combined aggregate cap of $250,000 on such professional fees for Messrs. Pedersen and Dunn.

Mr. Dunn stepped down from his position as our President effective March 2, 2020. In connection with his departure, Mr. Dunn also resigned as a director and officer of the Company, effective March 2, 2020 and from all positions as an employee of the Company, effective as of March 13, 2020.

Employment Agreements with Messrs. Davies, Eyring and Santiago

On March 8, 2016, we entered into employment agreements with certain of our officers, including Messrs. Davies, Eyring and Santiago, containing substantially similar terms. The principal terms of each of these agreements, as in effect in 2019, are summarized below.

The employment agreement with each of these NEOs provides or provided for a term ending on March 8, 2019, which extends automatically for additional one-year periods unless either party elects not to extend the term. Under the employment agreements, each executive is or was eligible to receive a minimum base salary, and an annual bonus award with a target amount equal to a percentage of his base salary. Pursuant to the employment agreements, the annual base salary of each of Messrs. Davies, Eyring and Santiago is or was $655,636, and each of them is or was eligible to earn an annual bonus award with a target amount equal to 60% of their base salary at the end of the performance period. Under their employment agreements, in the event of a termination for any reason, the executive is or was entitled to receive: (1) any base salary accrued through the date of termination; (2) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (3) such employee benefits, if any, as to which the executive may be entitled under the Company’s employee benefit plans (the payments and benefits described in (1) through (3) being “accrued rights”).

In the event of a termination by us without “cause” (as defined below) and other than by reason of death or while he is disabled (any such termination, a “qualifying termination”), each of Messrs. Davies, Eyring and Santiago is or was entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of the Company and its affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 150% of the executive’s then-current base salary plus 150% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 18 months (the “COBRA payment”).

For purposes of their respective employment agreements, the term “cause” means the executive’s continued failure to substantially perform his employment duties for a period of 10 days following written notice from the Company; any dishonesty in the performance of the executive’s employment duties that is materially injurious to the Company; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of the restrictive covenants set forth in the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Each executive officer is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Each of the employment agreements also contains restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of the Company’s employees and customers and affiliates at all times during employment, and for 18 months after any termination of employment.

On March 2, 2020 the Company entered into employment agreements with each of Messrs. Pedersen and Santiago, in each case, effective March 2, 2020, in order to reflect the assignment of each of the Pederson Employment Agreement and the Santiago Employment Agreement from APX to the Company. In addition, the Santiago Employment Agreement was updated to reflect Mr. Santiago’s current annual base salary of $655,636 and annual target bonus opportunity equal to sixty percent (60%) of Mr. Santiago’s base salary. Except as set forth above, the terms and conditions of the Pedersen Employment Agreement and Santiago Employment Agreement remain unchanged.

Mr. Eyring ceased to serve as our Executive Vice President, General Manager of Inside Sales effective March 13, 2020.

Employment Agreement with Mr. Gerard

On March 2, 2020, the Company entered into an employment agreement with Mr. Gerard. The terms of Mr. Gerard’s employment agreement are summarized above under “Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Actions Taken in 2020.”

Equity Awards

Class B Unit Equity Awards

As a condition to receiving his Class B Units, each NEO was required to enter into a subscription agreement with us and 313 Acquisition and to become a party to the limited liability company agreement of 313 Acquisition as well as a securityholders agreement. These agreements generally govern the NEO’s rights with respect to the Class B Units and contain certain rights and obligations of the parties thereto with respect to vesting, governance, distributions, indemnification, voting, transfer restrictions and rights, including put and call rights, tag-along rights, drag-along rights, registration rights and rights of first refusal, and certain other matters.

Vesting Terms

Following the Modification, the Class B Units were divided into two time-vesting portion (each 1/3 of the Class B Units granted) and a 2.0x exit-vesting portion (1/3 of the Class B Units granted). Following the Modification, the time-vesting Class B Units and the 2.0 exit-vesting Class B Units had the following vesting terms:

•

Time-Vesting Units: As to one of the time-vesting portions of the Class B Units (representing 1/2 of the time-vesting Class B Units granted), twelve months after the initial “vesting reference date”, as defined in the applicable subscription agreement, 20% of the NEO’s time-vesting Class B Units will vest, subject to continued employment through such date. The “vesting reference date” for Messrs. Pedersen and Dunn is November 16, 2012, the date of the grant of their Class B Units. The “vesting reference” date for the Class B Units granted to Messrs. Gerard, Eyring and Santiago on August 12, 2013 is also November 16, 2012 and the “vesting reference date” for the Class B Units granted to Mr. Davies on March 3, 2014 is November 4, 2013, which is the date he commenced employment with us. The “vesting reference” date for the Class B Units granted to Messrs. Davies, Eyring, Gerard and Santiago on September 20, 2016 is August 1, 2016 (July 31, 2016 for Mr. Santiago). Thereafter, an additional 20% of the NEO’s time-vesting Class B Units will vest every year until he is fully vested, subject to his continued employment through each vesting date. Notwithstanding the foregoing, these time-vesting Class B Units will become fully vested upon a change of control (as defined in the securityholders agreement) that occurs while the NEO is still employed by us. In addition, as to Messrs. Pedersen and Dunn, these time-vesting Class B Units will also continue to vest for one year following a termination by 313 Acquisition without “cause” (excluding by reason of death or disability) or resignation by the executive for “good reason,” each as defined in the executive’s employment agreement (any such termination, a “qualifying termination”). As to the other time-vesting portion of the Class B Units (representing 1/2 of the time-vesting Class B Units granted which were originally 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units in accordance with the Modification), such Class B Units become vested, subject to the applicable participant’s continued employment with the Company or its subsidiaries through the applicable vesting date, with respect to 20% of such Class B Units on each of the first five anniversaries of June 12, 2018; provided, that in the event of a change of control during the applicable participant’s continued employment with the Company or its subsidiaries, such Class B Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested.

•

2.0x Exit-Vesting Units: The 2.0x exit-vesting Class B Units vest if the NEO is employed by us when and if Blackstone receives cash proceeds in respect of its Class A Units equal to a return equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units. In addition, as to Messrs. Pedersen and Dunn, the 2.0x exit-vesting Class B Units will remain eligible to vest for one year following a qualifying termination if a change of control occurs during such one-year period and, as a result of such change of control, the 2.0x exit-vesting conditions are met. As to Messrs. Gerard, Davies, Eyring and Santiago, the 2.0x exit-vesting Class B Units will remain eligible to vest for six months following a termination by 313 Acquisition without “cause” (as defined for the purposes of the employment agreement) and other than by reason of death or while he is disabled if the applicable vesting criteria are satisfied during the six-month period. If the exit-vesting units do not become vested following the end of the six-month period, they will be forfeited without consideration.

In connection with the Merger, the equity awards were treated as described under “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Treatment of Equity Incentive Awards in Connection with the Merger” above.

Put Rights

Prior to an initial public offering, if an executive officer’s employment was terminated due to death or disability, such executive had the right, subject to specified limitations and for a specified period following the termination date, to cause 313 Acquisition to purchase on one occasion all, but not less than all, of such executive’s vested Class B Units, in either case, at the fair market value of such units. The SARs granted to Mr. Gerard had substantially similar put rights with respect to any equity issued in respect of an exercised SAR; provided, that Mr. Gerard’s right to put such equity was with respect to the issuer of such equity (which could include, but was not limited to 313 Acquisition). Following the Merger, the NEOs no longer have put rights with respect to the Class B Units or the SARs, as applicable.

Call Rights Regarding Messrs. Pedersen’s and Dunn’s Class B Units

If Messrs. Pedersen or Dunn were terminated for any reason, or in the event of a restrictive covenant violation, 313 Acquisition (or if 313 Acquisition declined to exercise such right, The Blackstone Group Inc. (the “Sponsor”)) had the right, for a specified period following the termination of such executive’s employment, to purchase all of such executive’s vested Class B Units as follows:

Triggering Event	Call Price	Put Price
Death or Disability	fair market value	fair market value
Termination With Cause or Voluntary Resignation When Grounds Exist for Cause	lesser of (a) fair market value and (b) cost	N/A
Termination Without Cause or Resignation For Good Reason	fair market value	N/A
Voluntary Resignation Without Good Reason Prior to November 16, 2014	lesser of (a) fair market value and (b) cost	N/A
Voluntary Resignation on or After November 16, 2014	fair market value	N/A
Restrictive Covenant Violation	lesser of (a) fair market value and (b) cost	N/A

Call Rights Regarding Other Executive Officers’ Class B Units and SARs

With respect to our other executive officers, if the executive officer was terminated for any reason, in the event of a restrictive covenant violation or if the executive engages in any conduct that would be a violation of a restrictive covenant set forth in the executive’s management unit subscription agreement but for the fact that the conduct occurred outside the relevant periods (any such conduct “Competitive Activity”), then 313 Acquisition (or if 313 Acquisition declined to exercise such right, the Sponsor) had the right, for a specified period following the termination of such executive’s employment, to purchase all of such executive’s vested Class B Units as follows:

Triggering Event	Call Price	Put Price
Death or Disability	fair market value	fair market value
Termination With Cause or Voluntary Resignation When Grounds Exist for Cause	lesser of (a) fair market value and (b) cost	N/A
Termination Without Cause	fair market value	N/A
Voluntary Resignation Prior to November 16, 2014, or, if Later, the Second Anniversary of Date of Hire	lesser of (a) fair market value and (b) cost	N/A
Voluntary Resignation on or After November 16, 2014, or, if Later, the Second Anniversary of Date of Hire	fair market value	N/A
Restrictive Covenant Violation	lesser of (a) fair market value and (b) cost	N/A
Competitive Activity Not Constituting a Restrictive Covenant Violation	fair market value	N/A

The SARs granted to Mr. Gerard had substantially similar repurchase rights with respect to any equity issued in respect of an exercised SAR; provided, that (i) the right to repurchase such equity was held by the issuer of the equity (or if such issuer declined to exercise such right, 313 Acquisition or the Sponsor) and (ii) the triggering events with respect to voluntary resignations related to the second anniversary of the vesting start date for such SARs as opposed to the later of November 16, 2014 and the second anniversary of the date of hire. Following the merger, there are no longer call rights with respect to the Class B Units or the SARs, as applicable.

Restrictive Covenants

In addition, as a condition of receiving Class B Units, and in the case of Mr. Gerard, SARs, our executive officers agreed to specified restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-disparagement, non-competition and non-solicitation of our employees and customers and affiliates at all times during the NEO’s employment, and for specified periods after any termination of employment as set forth in the subscription agreement (two years for Messrs. Pedersen and Dunn and one-year non-compete and non-solicit periods and a three-year non-disparagement period for each of our other NEOs).

Vivint Group SARs

The Company’s subsidiary, Vivint Group awarded SARs to Mr. Gerard, pursuant to the Vivint Group Plan. The SARs are subject to vesting conditions consistent with the Class B Units described above.

Additional terms regarding the equity awards are summarized above under “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Long-Term Equity Compensation” and under “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2019 Fiscal Year-End

Class B Unit Equity Awards and SARs

The following table provides information regarding outstanding equity awards for our NEOs as of December 31, 2019.

	Stock Awards					Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Securities Underlying Unexercised Options - Exercisable (#) (4)	Number of Securities Underlying Unexercised Options - Unexercisable (#) (5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (6)	Option Exercise Price ($)	Option Expiration Date
Class B Units
Todd R. Pedersen	11/16/2012	5,623,059	(2)	7,028,243	(2)
Dale R. Gerard	9/20/2016	200,000	(2)	166,667	(2)
	7/12/2013	266,667	(2)	333,333	(2)
Mark J. Davies (7)	9/20/2016	—	(2)	—	(2)
	3/3/2014	—	(2)	—	(2)
Alex J. Dunn	11/16/2012	5,623,059	(2)	7,028,243	(2)
Matthew J. Eyring	9/20/2016	340,000	(2)	283,333	(2)
	7/12/2013	1,153,333	(2)	1,441,667	(2)
Todd M. Santiago	9/20/2016	340,000	(2)	283,333	(2)
	7/12/2013	1,153,333	(2)	1,441,667	(2)
SARs
Dale R. Gerard	6/8/2018					33,333	133,334	83,333	1.76	6/8/2028

(1)

Consists of time-vesting Class B Units (including the 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units pursuant to the Modification). The following provides information with respect to the vesting schedules of the time-vesting Class B Units held by our NEOs:

•	Mr. Pedersen—of these outstanding time-vesting Class B Units, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Gerard—of these outstanding time-vesting Class B Units, 66,667 of the Class B Units granted on September 20, 2016 vest in two equal installments on August 1, 2020 and August 1, 2021, and 133,333 of the Class B Units granted on September 20, 2016, and all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•	Mr. Dunn—of these outstanding time-vesting Class B Units, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Eyring—of these outstanding time-vesting Class B Units, 113,333 of the Class B Units granted on September 20, 2016 vest in two equal installments on August 1, 2020 and August 1, 2021, and 226,667 of the Class B Units granted on September 20, 2016 and all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Santiago—of these outstanding time-vesting Class B Units, 113,333 of the Class B Units granted on September 20, 2016 vest in two equal installments on July 31, 2020 and July 31, 2021, and 226,667 of the Class B Units granted on September 20, 2016 all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

Additional terms of these time-vesting Class B Units are summarized under “—Compensation Discussion and Analysis for Legacy Vivint Smart Home, Inc.—Compensation Elements—Long-Term Equity Compensation,” “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Equity Awards” and “Potential Payments Upon Termination or Change in Control.” Vesting of the time-vesting Class B

Units (including the 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units pursuant to the Modification) will be accelerated upon a change of control that occurs while the executive is still employed by us and, as to Messrs. Pedersen and Dunn, will also continue to vest for one year following a qualifying termination, each as described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards.”

(2)	Because there was no public market for the Class B Units as of December 31, 2019, the market value of such units was not determinable as of such date.
(3)

Reflects 2.0x exit-vesting Class B Units. Unvested 2.0x exit-vesting Class B Units vest as described under the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards” section above. As to (i) Messrs. Pedersen and Dunn, the 2.0x exit-vesting Class B Units will remain eligible to vest for one year following a qualifying termination if a change of control occurs during such one-year period and, as a result of such change of control, the respective exit-vesting conditions are met, and (ii) as to Messrs. Gerard, Eyring and Santiago, 2.0x exit-vesting Class B Units will remain outstanding and eligible to vest for a six-month period following a termination by us without “cause” (as defined for the purposes of his employment agreement or award agreement, as applicable) and other than by reason of death or while he is disabled if the applicable vesting criteria are satisfied during the six-month period, each as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards.”

(4)	Reflects vested SARs.
(5)	Reflects outstanding time-vesting SARs. Of these, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.
(6)

Reflects 2.0x exit-vesting SARs. Unvested 2.0x exit-vesting SARs vest as described under the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards” section above.

(7)	Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. As a result of Mr. Davies’ departure, all of his unvested Class B Units were forfeited.

Following the completion of the Merger, the NEOs owned the following outstanding equity awards of Vivint Smart Home:

Mr. Gerard: 30,067 shares of Vivint Smart Home Class A common stock, 48,948 restricted shares of Vivint Smart Home Class A common stock, 2,880 vested Vivint Smart Home stock appreciation rights and 18,723 unvested Vivint Smart Home stock appreciation rights. The restricted shares of Vivint Smart Home Class A common stock held by Mr. Gerard vest as follows: (a) 27,193 vest in four equal annual installments beginning on January 17, 2021 and (b) 21,755 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) if certain performance thresholds are achieved. The Vivint Smart Home stock appreciation rights have an exercise price of $20.41 and the unvested Vivint Smart Home stock appreciation rights vest as follows: (a) 11,522 vest in four equal annual installments beginning on June 12, 2020, and (b) 7,201 vest in four equal annual installments beginning on January 17, 2021, in each case, subject to acceleration upon a change in control of Vivint Smart Home or in the case of (b) if certain performance thresholds are achieved.

Mr. Eyring: 85,842 shares of Vivint Smart Home Class A common stock and 211,700 restricted shares of Vivint Smart Home Class A common stock. The restricted shares of Vivint Smart Home Class A common stock held by Mr. Eyring vest as follows: (a) 117,611 vest in four equal annual installments beginning on January 17, 2021 and (b) 94,089 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) upon achievement of certain performance thresholds.

Mr. Santiago: 241,598 shares of Vivint Smart Home Class A common stock and 211,700 restricted shares of Vivint Smart Home Class A common stock. The restricted shares of Vivint Smart Home Class A common stock held by Mr. Santiago vest as follows: (a) 117,611 vest in four equal annual installments beginning on January 17, 2021 and (b) 94,089 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) upon achievement of certain performance thresholds.

Messrs. Gerard, Eyring and Santiago are also entitled to receive the following number of shares of Vivint Smart Home Class A common stock if, from the closing of the Merger until the fifth anniversary thereof, the volume-weighted average price per share of the Vivint Smart Home Class A common stock exceeds certain thresholds as described below.

Mr. Gerard: 36,608 shares of Vivint Smart Home Class A common stock.

Mr. Eyring: 107,891 shares of Vivint Smart Home Class A common stock.

Mr. Santiago: 107,891 shares of Vivint Smart Home Class A common stock.

Of these shares, one-third will be issued if the volume-weighted average price per share of the Vivint Smart Home Class A Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period, one-third will be issued if the volume-weighted average price per share of the Vivint Smart Home Class A Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period, and one-third will be issued if the volume-weighted average price per share of the Vivint Smart Home Class A Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period. The issuance of such shares are subject to certain adjustments, including pro rata adjustments, set forth in the Merger Agreement.

As discussed above, the Class B Units held by Messrs. Pedersen and Dunn prior to the Merger were converted into Class A Units rather than equity of Vivint Smart Home.

Option Exercises and Stock Vested in 2019

The following table provides information regarding the equity held by our NEOs that vested during 2019.

	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Class B Units
Todd R. Pedersen	1,405,649	(1)
Dale R. Gerard	133,333	(1)
Mark J. Davies	53,333	(1)
Alex J. Dunn	1,405,649	(1)
Matt J. Eyring	401,667	(1)
Todd M. Santiago	401,667	(1)

(1)	Because there was no public market for the Class B Units as of the applicable vesting date, the market value of such units on the vesting date was not determinable.

Pension Benefits

We have no pension benefits for our executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

The following section describes the potential payments and benefits that would have been payable to our NEOs under existing plans and contractual arrangements assuming (1) a termination of employment or (2) a change of control occurred, in each case, on December 31, 2019, the last business day of fiscal 2019. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include distributions of plan balances under our 401(k) savings plan and similar items.

Messrs. Pedersen and Dunn

Pursuant to their respective employment agreements, if Mr. Pedersen’s or Mr. Dunn’s employment terminates for any reason, the applicable executive is entitled to receive: (1) any base salary accrued through the date of termination; (2) any annual bonus earned, but unpaid, as of the date of termination; (3) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (4) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (4) “accrued rights”).

If the employment of Messrs. Pedersen and Dunn is terminated by us without “cause” (as defined below) (other than by reason of death or while he is disabled) or if either executive resigns with “good reason” (as defined below) (any such termination, a “qualifying termination”), such executive is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of us and our affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements and described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards”:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 200% of the executive’s then-current base salary plus 200% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 24 months (the “COBRA payment”).

For purposes of the employment agreements of each of Messrs. Pedersen and Dunn, the term “cause” means the executive’s continued failure to substantially perform his employment duties for a period of ten (10) days; any dishonesty in the performance of the executive’s employment duties that is materially injurious to us; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of any covenants set forth in the employment agreements, including the restrictive covenants set forth therein. A termination for “good reason” is deemed to occur upon specified events, including: a material reduction in the executive’s base salary; a material reduction in the executive’s authority or responsibilities; specified relocation events; or our breach of any of the provisions of the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Mr. Dunn stepped down as President of the Company effective March 2, 2020. In connection with Mr. Dunn’s departure, the Company entered into the Dunn Separation Agreement. A description of the payments and benefits to which Mr. Dunn is entitled pursuant to the Dunn Separation Agreement is set forth under “Executive Compensation—Compensation Actions Taken in 2020—Separation Agreements with Departing Executive Officers.”

Messrs. Eyring and Santiago

Pursuant to their respective employment agreements, if the employment of Messrs. Eyring or Santiago terminates for any reason, the executive is entitled to receive: (1) any base salary accrued through the date of termination; (2) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (3) such employee benefits, if any, as to which the executive may be entitled under the Company’s employee benefit plans (the payments and benefits described in (1) through (3) being “accrued rights”).

If the employment of Messrs. Eyring or Santiago is terminated by us without “cause” (as defined below) and other than by reason of death or while he is disabled (any such termination, a “qualifying termination”), such executive is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of the Company and its affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 150% of the executive’s then-current base salary plus 150% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 18 months (the “COBRA payment”).

Under the employment agreements for Messrs. Eyring, and Santiago, “cause” means the executive’s continued failure to substantially perform his employment duties for a period of ten (10) days following written notice from the Company; any dishonesty in the performance of the executive’s employment duties that is materially injurious to the Company; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of the restrictive covenants set forth in the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Mr. Eyring ceased to serve as Executive Vice President and General Manager of the Company effective March 13, 2020. In connection with Mr. Eyring’s departure, the Company entered into the Eyring Separation Agreement. A description of the payments and benefits to which Mr. Eyring is entitled pursuant to the Eyring Separation Agreement is set forth under “Executive Compensation—Compensation Actions Taken in 2020—Separation Agreements with Departing Executive Officers.”

The following table lists the payments and benefits that would have been triggered for Messrs. Pedersen, Gerard, Dunn, Eyring and Santiago under the circumstances described below assuming that the applicable triggering event occurred on December 31, 2019. Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. He did not receive any severance or other benefit payments as a result of his departure.

Name	Cash Severance ($) (1)	Prorated Bonus ($) (2)	Continuation of Health Benefits ($) (3)	Accrued But Unused Vacation ($)	Value of Accelerated Equity ($) (4)	Total ($)
Todd R. Pedersen
Termination Without Cause or for Good Reason	3,792,885	721,200	31,838	—	—	4,545,923
Change of Control	—	—	—	—	—	—
Death or Disability	—	721,200	31,838	—	—	753,038
Dale R. Gerard
Termination Without Cause or for Good Reason	—	333,333	—	—	—	333,333
Change of Control	—	—	—	—	—	—
Death or Disability	—	333,333	—	—	—	333,333
Mark J. Davies (5)
Termination Without Cause or for Good Reason	—	—	—	—	—	—
Change of Control	—	—	—	—	—	—
Death or Disability	—	—	—	—	—	—
Alex J. Dunn
Termination Without Cause or for Good Reason	3,792,885	721,200	31,838	—	—	4,545,923
Change of Control	—	—	—	—	—	—
Death or Disability	—	721,200	31,838	—	—	753,038
Matthew J. Eyring
Termination Without Cause or for Good Reason	1,699,562	1,226,715	23,879	—	—	2,950,156
Change of Control	—	—	—	—	—	—
Death or Disability	—	1,226,715	—	—	—	1,226,715
Todd M. Santiago
Termination Without Cause or for Good Reason	1,699,562	1,226,715	23,879	—	—	2,950,156
Change of Control	—	—	—	—	—	—
Death or Disability	—	1,226,715	—	—	—	1,226,715

(1)

Messrs. Pedersen and Dunn’s cash severance reflects a lump sum cash payment equal to the sum of (x) 200% of the executive’s base salary of $1,021,200 and (y) 200% of the executive’s respective actual annual bonus paid for the preceding fiscal year. For fiscal 2018, Messrs. Pedersen and Dunn each received an annual bonus of $875,243. Messrs. Eyring and Santiago’s cash severance reflects a lump sum cash payment equal to the sum of (x) 150% of the executive’s base salary of $655,636 and (y) 150% of the executive’s respective actual annual bonus paid for the preceding fiscal year. For fiscal 2018, Messrs. Eyring and Santiago each received an annual bonus of $477,405.

(2)

For Messrs. Pedersen, Dunn, Eyring and Santiago the amounts reflect the executive’s target bonus for the 12 completed months of employment for the 2019 fiscal. For Messrs. Gerard, Eyring and Santiago amounts also reflect their retention bonuses as described in “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—2018 Retention Awards”.

(3)

For Messrs. Pedersen and Dunn reflects the cost of providing the executive officer with continued health and welfare benefits for the executive and his dependents under COBRA for 24 months and assuming 2019 rates. For Messrs. Eyring and Santiago reflects the cost of providing the executive officer with continued health and welfare benefits for the executive and his dependents under COBRA for 18 months and assuming 2019 rates.

(4)

Upon a change of control each of Messrs. Pedersen’s, Gerard’s, Dunn’s, Eyring’s and Santiago’s unvested time-vesting Class B Units (including the 3.0x exit-vesting Class B Units that were converted to time-vesting Class B Units pursuant to the Modification) would become immediately vested. However, because there was no public market for the Class B Units as of December 31, 2019, the market value of such Class B Units was not determinable. In addition, the unvested 2.0x exit-vesting Class B Units would vest upon a change of control if the exit-vesting hurdle is met. Amounts reported assume that the exit-vesting Class B Units do not vest upon a change of control.

(5)

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. Mr. Davies did not receive any severance or other benefit payments as a result of his departure.

Messrs. Gerard, Davies, Eyring and Santiago

In addition, as described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards—Restrictive Covenants,” as a condition of receiving their Class B Units (and in the case of Mr. Gerard, his SARs), Messrs. Gerard, Davies, Eyring and Santiago agreed to specified restrictive covenants for specified periods upon a termination of employment, including an indefinite covenant on confidentiality of information, and one-year non-competition and non-solicitation covenants and a three-year non-disparagement covenant.

Director Compensation

The members of our Board other than David D’Alessandro, who was elected to the board of directors in fiscal 2013, and Paul Galant and Joseph S. Tibbetts, Jr., who were elected to the Board in October 2015, received no additional compensation for serving on our Board or our Audit Committee or Committee during 2019.

In connection with the election of each of Messrs. D’Alessandro, Galant and Tibbetts, the Company entered into a letter agreement setting forth the compensation terms related to his service on the Board. Pursuant to their respective letter agreements, the Company will pay each of them an annual retainer of $150,000 per year, and Messrs. D’Alessandro, Galant and Tibbetts will not be eligible for any bonus amounts or be eligible to participate in any of the Company’s employee benefit plans.

In addition, in 2013, an affiliate of Mr. D’Alessandro was granted 500,000 Class B Units, which are similar to the Class B Units granted to the NEOs. The Class B Units were initially divided into a time-vesting portion (one-third of the Class B Units granted), a 2.0x exit-vesting portion (one-third of the Class B Units granted), and a 3.0x exit-vesting portion (one-third of the Class B Units granted). The vesting terms of these units, which have a “vesting reference date” of July 18, 2013, are substantially similar to the Class B Units previously granted to our NEOs and are described under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards”. Subsequently, in March 2019, 313 Acquisition entered into an agreement with the affiliate of Mr. D’Alessandro which provided that the 2.0x exit-vesting portion of the Class B Units and 3.0x exit portion of the Class B Units would be further modified such that (i) the 2.0x exit-vesting portion will instead vest on the earlier to occur of (x) March 4, 2020, and (y) a change of control and (ii) the 3.0x exit-vesting portion will instead vest on the earlier to occur of (x) March 4, 2021, and (y) a change of control, subject, in each case, to Mr. D’Alessandro continuing to serve on the Board as of such date.

On September 20, 2016, each of Messrs. Galant and Tibbetts was granted an award of SARs pursuant to the Vivint Group Plan covering 84,034 shares of common stock of Vivint Group with a strike price of $1.19 per share, which became vested and exercisable on July 1, 2017. In connection with the spin-off of Vivint Wireless, Inc. in 2019, the strike price of the SARs held by Messrs. Galant and Tibbetts was reduced to $1.1637. Upon exercise of a vested SAR, Vivint Group shall pay the holder an amount in cash, shares of common stock of Vivint Group, shares or units of capital stock of 313 Acquisition or one of 313 Acquisition’s majority-owned subsidiaries that beneficially owns, directly or indirectly, a majority of the voting power of Vivint Group’s capital stock valued at fair market value, or any combination thereof equal to the number of shares subject to such vested SAR which are being exercised, multiplied by the excess of the fair market value of one share over the applicable strike price, and reduced by the aggregate amount of all applicable income and employment taxes required to be withheld.

In addition, on June 8, 2018, each of Messrs. Galant and Tibbetts was granted an award of 180,000 restricted stock units (“RSUs”) and on March 4, 2019, an affiliate of Mr. D’Alessandro was granted an award of 236,111 RSUs, in each case covering an equivalent number of shares of Vivint Group common stock and pursuant to the Vivint Group Plan. The RSUs granted to Messrs. Galant and Tibbetts become vested on each of the first three anniversaries of June 8, 2018. The RSUs granted to the affiliate of Mr. D’Alessandro become vested on each of the first three anniversaries of September 20, 2018. Vested RSUs will be settled as soon as reasonably practicable (and, in any event, within two and one-half months) following the earliest to occur of (x) the termination of a director’s service other than (1) a removal of such director for Cause (as defined in the Vivint Group Plan) or (2) a resignation of such director at a time when grounds exist for a removal for Cause, (y) a Change of Control (as defined in the Vivint Group Plan) and (z) the fifth anniversary of the grant date. Upon settlement of a vested RSU, Vivint Group shall pay the holder an amount equal to one share of common stock of Vivint Group in cash, shares of common stock of Vivint Group, shares or units of capital stock of 313 Acquisition or one of 313 Acquisition’s majority-owned subsidiaries that beneficially owns, directly or indirectly, a majority of the voting power of Vivint Group’s capital stock valued at fair market value or any combination thereof. Prior to an initial public offering, if a director’s service was terminated due to death or disability, such director had the right, subject to specified limitations and for a specified period following the termination date, to cause the Company to purchase on one occasion all, but not less than all, of such director’s vested RSUs, in either case, at the fair market value of such units. In addition, if the director’s service is terminated for any reason other than cause or, with respect to the RSUs granted to Messrs. Galant and Tibbetts, a restrictive covenant violation, if the director terminates his service voluntarily when grounds do not exist for a termination with cause or, with respect to Messrs. Galant and Tibbetts, if the director engages in any conduct that would be a violation of a restrictive covenant set forth in the applicable award agreement but for the fact that the conduct occurred outside the relevant periods (any such conduct a “Competitive Activity”), then the Company has the right, for a specified period following the termination of such director’s service, to purchase all of such director’s vested RSUs at fair market value.

The award agreements with Messrs. Galant and Tibbetts relating to the RSUs contain specified restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-disparagement, non-competition and non-solicitation of our employees and subscribers and affiliates at all times during the director’s service, and for a one-year period after any termination of his service.

In connection with the merger, the Class B Units, SARs and RSUs held by Messrs. D’Alessandro, Galant and Tibbetts were treated as described under “—Compensation Discussion and Analysis—Treatment of Equity Incentive Awards in Connection with the Proposed Merger”.

The following table provides information on the compensation of our non-management directors in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David F. D’Alessandro	150,000	255,000	—	—	—	—	405,000
Paul S. Galant	150,000	—	—	—	—	—	150,000
Bruce McEvoy (2)	—	—	—	—	—	—	—
Jay D. Pauley (2)	—	—	—	—	—	—	—
Joseph S. Tibbetts, Jr.	150,000	—	—	—	—	—	150,000
Peter F. Wallace (2)	—	—	—	—	—	—	—

(1)

The amounts reported in this column for Mr. D’Alessandro reflect the grant date fair value of the RSUs granted to him in 2019, calculated in accordance with Topic 718. As of December 31, 2019, Mr. D’Alessandro held Class B Units as follows: 166,667 unvested Class B Units which will vest subject to his continued service, on the earlier to occur of (x) March 4, 2020, and (y) a change of control, 166,667 unvested Class B Units will vest, subject to his continued service, on the earlier to occur of (x) March 4, 2021, and (y) a change of control and 166,667 vested Class B Units. As of December 31, 2019 Mr. D’Alessandro held RSUs as follows: 157,407 unvested RSUs subject to time-vesting criteria that vest in two equal installments on September 20, 2020 and September 20, 2021 and 78,704 vested RSUs. Each of Messrs. Galant and Tibbetts held 84,034 stock appreciation rights covering shares of common stock of Vivint Group, which became vested and exercisable on July 1, 2017. Messrs. Galant and Tibbetts each held RSUs as follows: 120,000 RSUs subject to time-vesting criteria that vest in two equal installments on June 8, 2020 and June 8, 2021 and 60,000 vested RSUs.

(2)	Employees of Blackstone and Summit Partners do not receive any compensation from us for their services on our Board of Directors.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees except Todd R. Pedersen, our CEO, to the annual total compensation of Mr. Pedersen, calculated in a manner consistent with Item 402(u). For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $34,973.

•	The annual total compensation of our CEO was $2,598,381.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 74 to 1.

We determined that, as of December 31, 2019, our employee population consisted of approximately 11,440 U.S. employees and approximately 484 non-U.S. employees all of whom were located in Canada. As permitted by Item 402(u), we excluded from our employee population for purposes of identifying our “median employee” the approximately 484 non-U.S. employees located in Canada, who comprised in the aggregate of approximately 4% of our of our total employees as of December 31, 2019. Our resulting employee population consisted of: approximately 4,182 direct sellers, whose compensation is entirely commission-based and who work primarily during the period from April to August; approximately 5,424 regular full-time and part-time employees; approximately 1,340 seasonal employees, whose compensation is primarily based on the number of installations they perform and who work primarily during the period from April to August; and approximately 494 of other commission-based employees.

To identify our “median employee” from this employee population, we obtained from our internal employee tax records total income paid in 2019 to each employee in the employee population, as reported in the 2019 tax form applicable to such employee. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. We annualized the total income amounts paid to any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting income paid to all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this prospectus.

Compensation Discussion and Analysis for Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.)

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) prior to the consummation of the Merger.

As of December 31, 2019, the Company had three officers, David M. Maura (Chairman, President and CEO), William H. Mitchell (CFO) and Edward Albert III (COO), two of whom (Mr. Maura and Mr. Albert) received no compensation for their services as officers of the Company. The Company had no other officers or employees. Concurrently with the completion of the Merger, the Company’s officers resigned from their respective positions.

We entered into an agreement with an affiliate of Mosaic Sponsor, LLC, pursuant to which we paid such affiliate a total of $16,875 per month for office space and related support services. Upon completion of the Merger, we ceased paying these monthly fees.

The Company entered into a services agreement (the “Services Agreement”) with CFO Bullpen LLC, a New Hampshire limited liability company wholly owned by Mr. Mitchell. Under the Services Agreement, Mr. Mitchell provided services to us as our Chief Financial Officer until the completion of the Merger. Per the Services Agreement, we paid a monthly retainer of $5,000 which commenced on the closing of our Initial Public Offering. The Services Agreement also provided that we would make a deferred cash payment to him upon completion of our initial business combination, liquidation or Mr. Mitchell’s termination of engagement, whichever occurred first, equal to $330.00 multiplied by the number of hours Mr. Mitchell had worked to such date, less the total amount of the $5,000 monthly retainer already paid to CFO Bullpen LLC. Additionally, we agreed to issue Common Stock to CFO Bullpen LLC upon completion of our initial business combination equal to 17.895 shares per hour Mr. Mitchell had worked for us up to the date of such combination with such shares delivered on the six-month anniversary of such date. CFO Bullpen LLC had to have been engaged by the Company on the date of our initial business combination or liquidation (as applicable) to receive the foregoing equity awards; however, the agreement provided that CFO Bullpen LLC would remain eligible to receive such awards if the consulting relationship was terminated by the Company without Cause or by CFO Bullpen LLC for Good Reason (as such terms are defined in the Services Agreement and described below).

Per the Services Agreement, “Cause” is generally defined as (i) the willful and continuing refusal of Mr. Mitchell to follow the lawful directives of the Company’s CEO or board of directors, provided such directives are consistent with Mr. Mitchell’s title and position; (ii) conduct that is intentional and known by Mr. Mitchell to be materially harmful or potentially materially harmful to the Company’s best interest; (iii) gross negligence in the performance of, or willful disregard of, Mr. Mitchell’s obligations under the agreement; (iv) Mr. Mitchell’s conviction of any felony; (v) Mr. Mitchell’s commission of any act of dishonesty or moral turpitude which, in the good-faith opinion of our board of directors, is materially detrimental to the Company; or (vi) any material breach by CFO Bullpen LLC or Mr. Mitchell of the agreement. Per the Services Agreement, “Good Reason” is generally defined as (i) any material breach by the Company of its obligations under the agreement; (ii) a significant diminution of Mitchell’s position as the Chief Financial Officer of the Company without CFO Bullpen LLC’s consent; or (iii) a failure by the company to obtain a written agreement from any successor or assign of Mosaic to assume the material obligations under the agreement upon the consummation of a business combination.

Pursuant to the Services Agreement, upon completion of the Merger we became obligated to issue to CFO Bullpen LLC 10,069 shares of our Common Stock.

Summary Compensation Table

The following table sets forth compensation that the Company’s CEO and CFO earned during the fiscal year ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David M. Maura	2019	—	—	—	—	—	—	$0
Chairman, President & Chief Executive Officer	2018	—	—	—	—	—	—	$0

William H. Mitchell	2019	$55,000	—	—	—	—	—	$55,000
Chief Financial Officer	2018	$60,000	—	—	—	—	—	$60,000

(1)	For Mr. Mitchell, this amount represents the $5,000 monthly retainer fee paid to CFO Bullpen LLC for Mr. Mitchell’s services, commencing on our public offering.

We did not make any equity awards to any of our executives or officers during the fiscal year ending December 31, 2019 and 2018, and none of our executives or officers held any outstanding equity as of December 31, 2019 and 2018.

Until the completion of the Merger, the SPAC sponsors, officers and directors, or any of their respective affiliates, were reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviewed on a quarterly basis all payments that were made to our sponsors, officers, directors or our or any of their affiliates. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. Other than as described above, none of our directors received compensation for their service on our board of directors for the fiscal year ending December 31, 2019 and 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

In connection with the execution of the Merger Agreement, the Company entered into a registration rights agreement with the Investors and certain other stockholders of Company, which provides for customary “demand” and “piggyback” registration rights for certain stockholders. The registration rights agreement became effective upon the consummation of the Merger. Under the registration rights agreement, the Company agreed to provide to Blackstone an unlimited number of “demand” registration rights and to provide to other Investors customary “piggyback” registration rights. The registration rights agreement also provides that the Company will pay all expenses relating to such registrations, with the exception of underwriters’, brokers’ and dealers’ discounts and commissions applicable to shares sold for the account of a registration rights holder, and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Stockholders Agreement

In connection with the execution of the Merger Agreement, Legacy Vivint and the Company entered into a Stockholders Agreement with the Stockholder Parties, which provides for certain rights, including director appointment and board observer rights, for certain stockholders. The Stockholders Agreement became effective upon the consummation of the Merger.

Under the Stockholders Agreement, the Company agreed to nominate a number of individuals designated by Blackstone for election as its directors at any meeting of its stockholders (each a “Blackstone Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Blackstone Directors serving as its directors will be equal to: (1) if the 313 Acquisition Entities together continue to beneficially own at least 50% of the shares of its Class A common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising the Board; (2) if the 313 Acquisition Entities together continue to beneficially own at least 40% (but not more than 50%) of the shares of the Company’s Class A common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising the Board; (3) if the 313 Acquisition Entities together continue to beneficially own at least 30% (but less than 40%) of the shares of the Company’s Class A common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising the Board; (4) if the 313 Acquisition Entities together continue to beneficially own at least 20% (but less than 30%) of the shares of the Company’s Class A common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising the Board; and (5) if the 313 Acquisition Entities together continue to beneficially own at least 5% (but less than 20%) of the shares of the Company’s Class A common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising the Board.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by Fortress (the “Fortress Director”) to the Board so long as Fortress beneficially owns at least 50% of the shares of the Company’s Class A common stock it owns immediately following the consummation of the Merger; provided that the Fortress Director must be an employee or principal of The SoftBank Vision Fund. Additionally, so long as Fortress beneficially owns at least 50% of the shares of the Company’s Class A common stock it owns immediately following the consummation of the merger, Fortress shall have the right to appoint a representative (the “Fortress Observer”) who will have the right to attend meetings of the Board and receive information given to the Company’s directors, subject to certain customary exceptions, including to preserve confidentiality obligations or privilege. The Fortress Observer will not have any voting rights.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by the Summit Designator (as defined in the Stockholders Agreement) (the “Summit Director” and together with the Blackstone Directors and the Fortress Director, the “Sponsor Directors”) to the Board so long as the Summit Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A common stock they own immediately following the consummation of the Merger. In the case of a vacancy on the Board created by the removal or resignation of a Sponsor Director, the Company agreed to nominate an individual designated by Blackstone or Fortress, as applicable, for election to fill the vacancy.

Support and Services Agreement

In connection with Blackstone’s acquisition of Legacy Vivint Smart Home, Inc. (the “Blackstone Acquisition”), a subsidiary of Legacy Vivint Smart Home entered into a support and services agreement with Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone. Under the support and services agreement, Legacy Vivint Smart Home agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates and to indemnify BMP and its affiliates and related parties, in each case, in connection with the transactions involving Blackstone and the provision of services under the support and services agreement. In connection with the execution of the Merger Agreement, the parties to the support and services agreement entered into an amended and restated support and services agreement with BMP as described below.

In addition, under this agreement, Legacy Vivint Smart Home engaged BMP to provide, directly or indirectly, monitoring, advisory and consulting services that may be requested by Legacy Vivint Smart Home in the following areas: (1) advice regarding the structure, distribution and timing of debt and equity offerings and advice regarding relationships with its lenders and bankers, (2) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain of its key executives, (3) general advice regarding dispositions and/or acquisitions, (4) advice regarding the strategic direction of the Legacy Vivint Smart Home business and such other advice directly related or ancillary to the above advisory services as may be reasonably requested by Legacy Vivint Smart Home. Under this agreement, these services will generally be provided until the first to occur of (a) the tenth anniversary of the closing date of the Blackstone Acquisition (November 16, 2022), (b) the date of a first underwritten public offering of shares of common stock of Legacy Vivint Smart Home or its controlling holding company, as applicable, listed on the New York Stock Exchange or Nasdaq’s national market system for aggregate proceeds of at least $150 million (an “IPO”) and (c) the date upon which Blackstone owns less than 9.9% of Legacy Vivint Smart Home’s common stock or that of Legacy Vivint Smart Home’s direct or indirect controlling parent and such stock has a fair market value (as determined by Blackstone) of less than $25 million (each of the events specified in clauses (a) through (c) above, the “Exit Date”).

The monitoring fee payable for monitoring services in any fiscal year of Legacy Vivint Smart Home’s was equal to the greater of (1) a minimum base fee of $2.7 million (the “Minimum Annual Fee”), subject to adjustment as summarized below if Legacy Vivint Smart Home engages in a business combination or disposition that is “significant” (as defined in the support and services agreement) and (2) the amount of the monitoring fee paid in respect of the immediately preceding fiscal year, without regard to the post-fiscal year “true-up” adjustment described in the paragraph below (which will not yet have occurred at the time the annual monitoring fee is paid). The adjusted monitoring fee for any fiscal year of the surviving company is referred to as the “Monitoring Fee” for such fiscal year.

In the case of a significant business combination or disposition, if 1.5% of Legacy Vivint Smart Home’s pro forma consolidated EBITDA (as defined in the support and services agreement) after giving effect to the business combination or disposition exceeds (in the case of a business combination) or is less than (in the case of a disposition) the then-current Monitoring Fee, the Monitoring Fee for the year in which the significant business combination or disposition occurs will be adjusted upward or downward, respectively, by the amount of such excess or shortfall, with such adjustment prorated based on the remaining full or partial fiscal quarters remaining in Legacy Vivint Smart Home’s then-current fiscal year. Legacy Vivint Smart Home will pay upward adjustments to the Monitoring Fee promptly upon availability of the pro forma income statement prepared in respect of such business combination. Downward adjustments to the Monitoring Fee will be effected through a rebate of the fee paid to BMP in that fiscal year. Subsequently, the Minimum Annual Fee applicable to full fiscal years following any significant business combination or disposition will be equal to 1.5% of Legacy Vivint Smart Home’s pro forma consolidated EBITDA after giving effect to the business combination or disposition (subject to further adjustments for subsequent significant business combinations and dispositions). However, in all cases (including in the case of a current-year rebate described above), the Monitoring Fee will always be at least $2.7 million and in no event will a rebate for a downward adjustment result in BMP retaining a monitoring fee of less than $2.7 million for monitoring services in respect of any particular fiscal year.

In addition to the adjustments to the Minimum Annual Fee and the Monitoring Fee in connection with significant business combinations or dispositions and the related payments or rebates described above, there may be other adjustments to the Monitoring Fee based on projected consolidated EBITDA and a post-fiscal year “true-up.” If 1.5% of Legacy Vivint Smart Home’s projected consolidated EBITDA, as first presented to the company’s board by senior management during the last third of such fiscal year, is projected to exceed the amount of the monitoring fee already paid to BMP in respect of monitoring services due to be rendered during that fiscal year, Legacy Vivint Smart Home will pay BMP the amount of such excess as an upward adjustment to the Monitoring Fee within two business days of such presentation. Following the completion of each applicable fiscal year and within deadlines required by our revolving credit facility, Legacy Vivint Smart Home’s chief financial officer will certify to BMP the amount of Legacy Vivint Smart Home’s consolidated EBITDA for such fiscal year. If 1.5% of such certified consolidated EBITDA is greater than the Monitoring Fee previously paid to BMP for monitoring services rendered during that fiscal year (including the adjustment in respect of projected EBITDA described above), Legacy Vivint Smart Home will, jointly and severally, pay BMP the amount of such excess within two business days of such certification. If 1.5% of such certified consolidated EBITDA is less than the monitoring fee previously paid to BMP for services rendered during that fiscal year (including the adjustment in respect of projected consolidated EBITDA described above), the amount of such shortfall will be applied as a credit against the next payment by us of the Monitoring Fee to BMP. However, BMP will always be entitled to retain the Minimum Annual Fee as then in effect and BMP will have no obligation to rebate any amount that would result in BMP having been paid Monitoring Fees for monitoring services in an amount less than the Minimum Annual Fee applicable to the relevant fiscal year.

Amended and Restated Support and Services Agreement

In connection with the execution of the Merger Agreement, the Company and the parties to the support and services agreement entered into an amended and restated support and services agreement with BMP. The amended and restated support and services agreement became effective upon the consummation of the Merger and amended and restated the existing support and services agreement to, upon the consummation of the merger, (a) eliminate the requirement to pay a milestone payment to BMP upon the occurrence of an IPO, (b) for any fiscal year beginning after the consummation of the merger, (i) eliminate the Minimum Annual Fee and (ii) decrease the “true-up” of the annual Monitoring Fee payment to BMP to 1% of consolidated EBITDA and (c) upon the earlier of (1) the completion of Legacy Vivint Smart’s fiscal year ending December 31, 2021 or (2) the date upon which Blackstone owns less than 5% of the voting power of all of the shares of capital stock entitled to vote generally in the election of directors of Vivint Smart Home’s or its direct or indirect controlling parent, and such stake has a fair market value (as determined by Blackstone) of less than $25 million (the “Exit Date”), the annual Monitoring Fee payment to BMP otherwise payable in connection with the agreement will cease and no other milestone payment or other similar payment will be owed by the Company to BMP.

Under the amended and restated support and services agreement, BMP had made available to Legacy Vivint Smart Home its portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group it its sole discretion to be warranted and appropriate. BMP may, at any time, choose not to provide any such services. Such services will be provided without charge, other than for the reimbursement of related out-of-pocket expenses incurred by BMP and its affiliates.

Portfolio Operations Support and Other Services

Under the amended and restated support and services agreement, the Company and Legacy Vivint Smart Home have, through the Exit Date (or an earlier date determined by BMP), engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. Such services are provided without charge, other than for the reimbursement of out-of-pocket expenses as set forth in the amended and restated support and services agreement.

Investor Securityholders’ Agreement

In connection with the closing of the Blackstone Acquisition, 313 Acquisition and APX Group Holdings entered into a Securityholders’ Agreement (the “Securityholders’ Agreement”) with the Investors. The Securityholders’ Agreement governs certain matters relating to ownership of 313 Acquisition and APX Group Holdings including with respect to the election of directors of our parent companies, transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions).

Other Transactions with Blackstone

Blackstone Advisory Partners L.P., an affiliate of Blackstone, participated as one of the initial purchasers of the $810 million term loan incurred by APX in September 2018 (the “ 2024 Term Loan”), APX’s 8.50% senior secured notes due 2024 (“the 2024 notes”) and APX’s 6.75% senior secured notes due 2017 (“the 2027 notes”) and received $1.9 million of total fees associated with these transactions.

In addition, GSO Capital Partners, an affiliate of Blackstone, is a participating lender in the Term Loan and receives proportional interest payments of the outstanding debt held. As of December 31, 2019, GSO Capital Partners holds $103.6 million of outstanding aggregate principal of the Term Loan.

During the year ended December 31, 2019 the Company agreed to reimburse Blackstone for $1.8 million of certain other fees incurred by Blackstone for activities related to the Company and the full amount was included in accrued expenses and other current liabilities as of December 31, 2019.

Agreements with Solar

The Company is a party to a number of agreements with its sister company, Vivint Solar, Inc. (“Solar”). Historically, some of those agreements related to Solar’s use of certain of Legacy Vivint Smart Home’s information technology and infrastructure services; however, Solar stopped using such services in July 2017. In August 2017, Legacy Vivint Smart Home entered into a sales dealer agreement with Solar, pursuant to which each company agreed to act as a non-exclusive dealer for the other party to market, promote and sell each other’s products. During the year ended December 31, 2019, 2018 and 2017 Legacy Smart Home charged $9.2 million, $17.3 million and $2.8 million, respectively of net expenses to Solar in connection with these agreements. The balance due from Solar in connection with these agreements and other expenses paid on Solar’s behalf was $2.2 million at December 31, 2019. As of December 31, 2018 the balance due from Solar was immaterial.

On March 3, 2020, the Company and Solar amended and restated the sales dealer agreement to, among other things, add exclusivity obligations for both companies in certain territories and jurisdictions, expand the types of services each company is permitted to render thereunder, and to permit use of the services offered by Amigo, a wholly owned subsidiary of the Company, in connection with the submission and processing of leads generated pursuant to the agreement. The amended and restated agreement has a one-year term, which automatically renews for successive one-year terms unless terminated earlier by either party upon 90 days’ prior written notice.

On March 3, 2020, the Company and Solar entered into a recruiting services agreement pursuant to which each company has agreed to assist the other in recruiting sales representatives to its direct-to-home sales force. The parties will pay each other certain fees for these services which will be calculated in accordance with the terms of the agreement. The Company and Solar have also agreed under the terms of the agreement not to solicit for employment any member of the other’s executive or senior management team, any dealer, or any of the other’s employees who primarily manage sales, installation or services of the other’s products and services. Such obligations will continue throughout the term of the agreement.

On March 3, 2020, Amigo entered into a Subscriber Generation Agreements with Solar and the Company to facilitate the use of the Amigo application for the submission and processing of leads generated pursuant to the amended and restated sales dealer agreement.

In connection with the amendment and restatement of the sales dealer agreement and the execution of the recruiting services agreement, the Company and Solar terminated the Marketing and Customer Relations Agreement, dated September 30, 2014 (as amended from time to time) and the Non-Competition Agreement, dated September 30, 2014 (as amended from time to time), in each case effective as of March 3, 2020.

Transactions with Executive Officers

In each year from 2015 through 2019, Legacy Vivint Smart Home entered into one-year lease agreements with Axis Aviation LLC (“Axis Aviation”), a company owned by Mr. Pedersen through a trust, for use of an airplane hangar at the Provo, Utah airport. Such lease agreements are terminable by either party on 90 days’ prior written notice without penalty. Payments to Axis Aviation in the year ended December 31, 2019 pursuant to such lease agreements totaled $67,500.

Transactions with Fortress

Certain funds managed by affiliates of Fortress Investment Group LLC currently hold: (i) a $175 million face amount position the 2024 Term Loan, (ii) a $72.5 million face amount position in APX’s 7.625% senior notes due 2023 (the “the 2023 notes”), and (iii) a $10 million face amount position in the 2024 notes.

Related Person Transactions Policy

In connection with the Merger, the Company adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by an approving body comprised of the disinterested and independent members of the Board or any committee of the Board, provided that a majority of the members of the Board or such committee, respectively, are disinterested; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board or recommended by the compensation committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the approving body the name of the related person and the basis on which the person is a related person, the related person’s interest in the transaction, the material terms of the related person transaction, including the business purpose of the transaction, the approximate dollar value of the amount involved in the transaction, the approximate dollar value of the amount of the related person’s interest in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the approving body as to whether the related person transaction complies with the terms of the Company’s agreements, including the agreements governing the Company’s material outstanding indebtedness, that limit or restrict the Company’s ability to enter into a related person transaction;

•

management must advise the approving body as to whether the related person transaction will be required to be disclosed in applicable filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such statutes and related rules; and

•	management must advise the approving body as to whether the related person transaction may constitute a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the approving body, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which the Company’s securities are listed.

The related person transaction policy also contains a standing approval for certain transactions with or related to Blackstone, including, without limitation: (1) transactions in which Blackstone may have a direct or indirect material interest entered into or in effect at the effective time of the Merger; (2) transactions involving the Company’s securities in which Blackstone serves as an underwriter, placement agent, initial purchaser, financial advisor or in a similar capacity, and the fees and commissions received by Blackstone for such services are no greater (on a per security basis) than those received by other underwriters, placement agents, initial purchasers, financial advisors or persons performing in a similar capacity in the transaction or that would be received by an unaffiliated third party; and (3) the purchase or sale of products or services involving a Blackstone portfolio company, provided that (a) the appropriate officers of the Company reasonably believe the transaction to be on market terms and the subject products or services are of a type generally made available to other customers of the subject Blackstone portfolio company or (b) the aggregate value involved in such purchase or sale is expected to be less than $5 million over five years.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Class A common stock, as of March 16, 2020, for (1) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers as a group. As of March 16, 2020, we had 177,901,232 shares of common stock outstanding, owned by 483 holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of our Class A common stock issued and outstanding as of March 16, 2020. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of Class A common stock subject to warrants, restricted stock units and stock appreciation rights held by the person that are currently exercisable or may be exercised or that are scheduled to vest or settle, as applicable, within 60 days of March 16, 2020. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The estimated 12,500,000 shares of Class A common stock that the Company may issue an additional earnout payment to various stockholders in connection with the Merger are not reflected in the following table, as the exact number of such shares and the timing for such issuance have not yet been finalized.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Securityholders:
Blackstone (1)	107,732,472	60.6%
Fortress Mosaic Investor LLC and affiliates (2)	28,127,227	14.4%
Fayerweather Fund Eiger, L.P. (3)	14,929,315	8.4%
Solamere V Investment, LLC (4)	10,653,389	6.0%

Executive Officers and Directors:
Todd R. Pedersen (5)	—	—
William H. Mitchell	—	—
David F. D’Alessandro (6)	43,944	*
Paul S. Galant	1,760	*
David M. Maura (7)	6,698,430	3.7%
Bruce McEvoy (8)	—	—
Jay D. Pauley	—	—
Joseph S. Tibbetts, Jr.	1,760	*
Peter F. Wallace (8)	—	—

All directors and executive officers as a group (14 individuals)	7,746,439	4.3%

*	Indicates less than 1 percent.
(1)

Represents 97,732,472 shares held by 313 Acquisition, 9,995,784 shares held by BCP Voyager Holdings LP, and 4,216 shares held by Blackstone Family Investment Partnership VI L.P. Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition are Peter Wallace, Bruce McEvoy, Jay D. Pauley, Todd R. Pedersen, Paul S. Galant and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of each of BCP VI and BCP Voyager Holdings LP. BMA VI

L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI L.P. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C and the sole member of BCP VI Side-by-Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition is 4931 North 300 West, Provo, Utah 84604.
(2)

Based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 13, 2020 by Fortress Investment Group LLC and the other parties named therein, 17,357,339 shares are held by Fortress Mosaic Investor LLC, 2,631,579 shares are held by Fortress Mosaic Anchor LLC, and 5,171,642 shares are held by Fortress Mosaic Sponsor LLC (Fortress Mosaic Sponsor LLC also holds Private Warrants that entitle it to purchase 2,966,667 shares). Fortress Mosaic Holdings LLC is the sole owner of each of Fortress Mosaic Sponsor LLC, Fortress Mosaic Anchor LLC and Fortress Mosaic Investor LLC. FIG LLC controls, indirectly through investment funds managed or advised by controlled affiliates of FIG LLC, 100% of the equity interests of Fortress Mosaic Holdings LLC. Fortress Operating Entity I LP is the sole owner of FIG LLC. FIG Corp. is the general partner of Fortress Operating Entity I LP. Fortress Investment Group LLC is the sole owner of FIG Corp. The address of Fortress Mosaic Investor LLC and each of the entities listed above is 1345 Avenue of the Americas, New York, New York 10105.

(3)

Represents 14,187,648 shares and Private Warrants exercisable for 741,667 shares. The general partner of Fayerweather Fund Eiger, L.P. is Fayerweather Management, LLC. The managing members of Fayerweather Management, LLC are Andrew Stevenson and Howard Stevenson. Each of these individuals exercises shared voting and investment power over the shares held of record by Fayerweather Fund Eiger, L.P. The address for Fayerweather Fund Eiger, L.P. is 138 Mt. Auburn Street, Cambridge, Massachusetts 02138.

(4)	Solamere V Investment, LLC is an affiliate of Solamere Capital, LLC. The address for Solamere V Investment, LLC is c/o 137 Newbury Street, 7th Floor, Boston, Massachusetts 02116.
(5)	Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition, but does not have individual investment or voting control over the shares beneficially owned by 313 Acquisition.
(6)	Reflects shares, including 15,246 restricted shares, held by a limited liability company controlled by Mr. D’Alessandro.
(7)

Includes: (a) 435,066 shares held directly by Mr. Maura, (b) Public Warrants held directly by Mr. Maura exercisable for 159,633 shares, (c) 3,878,731 shares held by Mosaic Sponsor, LLC that Mr. Maura may be deemed to beneficially own, and (d) Private Warrants held by Mosaic Sponsor, LLC exercisable for 2,225,000 shares that Mr. Maura may be deemed to beneficially own. Mr. Maura is the sole member of Mosaic Strategic Capital LLC, which is the sole member of Mosaic Sponsor, LLC. The address for Mr. Maura and each of the foregoing entities is c/o David M. Maura, 1525-B The Greens Way, Suite 100, Jacksonville Beach, Florida 32250.

(8)

Messrs. McEvoy and Wallace are each employees of affiliates of Blackstone and members of the board of managers of 313 Acquisition, but each disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. Messrs. McEvoy and Wallace are each employees of affiliates of the Blackstone entities described above, but each disclaims beneficial ownership of the limited liability company interests in 313 Acquisition beneficially owned by such Blackstone entities. The address for Messrs. McEvoy and Wallace is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A common stock after the date of this prospectus.

The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each Selling Securityholder. The up to 5,933,334 shares of Class A common stock issuable upon the exercise of the Private Warrants are not included in the table below but are referenced in the footnotes therein as applicable. The 11,500,000 shares of Class A common stock issuable upon exercise of the Public Warrants are not included in the table below.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A common stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Class A common stock does not necessarily mean that the Selling Securityholders will sell all or any of such Class A common stock. The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of March 16, 2020 concerning the Class A common stock that may be offered from time to time by each Selling Securityholder with this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Name and Address of Selling Securityholder	Class A Common Stock Beneficially Owned and Offered Hereby	% of Class A Common Stock Beneficially Owned and Offered Hereby	% of Total Voting Power Represented by Such Class A Common Stock Offered Hereby (1)
313 Acquisition LLC (2)	97,732,472	54.9%	54.9%
BCP Voyager Holdings LP (2)	9,995,784	5.6%	5.6%
Blackstone Family Investment Partnership VI L.P. (2)	4,216	*	*
David Maura (3)	435,066	*	*
Fayerweather Fund Eiger, L.P. (4)	14,187,648	8.0%	8.0%
Fortress Mosaic Anchor LLC (5)	2,631,579	1.5%	1.5%
Fortress Mosaic Investor LLC (5)	17,357,339	9.8%	9.8%
Fortress Mosaic Sponsor LLC (5)	5,171,642	2.9%	2.9%
Great American Life Insurance Company (6)	1,842,106	1.0%	1.0%
Great American Insurance Company (6)	789,473	*	*
Mosaic Sponsor, LLC (3)	3,878,731	2.2%	2.2%
MOS Feeder LLC (7)	2,631,579	1.5%	1.5%
Rivendell Investments 2016-5 LLC (8)	1,183,709	*	*
Solamere V Investments LLC (9)	10,653,389	6.0%	6.0%

*	Less than one percent
(1)	Holders of Class A common stock are entitled to one vote for each share of Class A common stock held by them.
(2)

The members of the board of managers of 313 Acquisition are Peter Wallace, Bruce McEvoy, Jay D. Pauley, Todd R. Pedersen, Paul S. Galant and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of each of BCP VI and BCP Voyager Holdings LP. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the

general partner of Blackstone Family Investment Partnership VI L.P. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C and the sole member of BCP VI Side-by-Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition is 4931 North 300 West, Provo, Utah 84604.
(3)

In addition to the shares reflected in the table above, Mosaic Sponsor, LLC holds 2,225,000 Private Warrants exercisable for 2,225,000 shares that David M. Maura may be deemed to beneficially own. Mr. Maura is the sole member of Mosaic Strategic Capital LLC, which is the sole member of Mosaic Sponsor, LLC. The address for Mr. Maura and each of the foregoing entities is c/o David M. Maura, 1525-B The Greens Way, Suite 100, Jacksonville Beach, Florida 32250.

(4)

In addition to the shares reflected in the table above, Fayerweather Fund Eiger, L.P. holds Private Warrants that may be exercisable for 741,667 shares of Class A common stock. The general partner of Fayerweather Fund Eiger, L.P. is Fayerweather Management, LLC. The managing members of Fayerweather Management, LLC are Andrew Stevenson and Howard Stevenson. Each of these individuals exercises shared voting and investment power over the shares held of record by Fayerweather Fund Eiger, L.P. The address for Fayerweather Fund Eiger, L.P. is 138 Mt. Auburn St., Cambridge, Massachusetts 02138.

(5)

In addition to the shares reflected in the table above, Fortress Mosaic Sponsor LLC holds Private Warrants that entitle it to purchase 2,966,667 shares. Fortress Mosaic Holdings LLC (“Fortress Holdings”) is the sole owner of each of Fortress Mosaic Investor LLC, Fortress Mosaic Sponsor LLC and Fortress Mosaic Anchor LLC. FIG LLC controls, indirectly through investment funds managed or advised by controlled affiliates of FIG LLC, 100% of the equity interests of Fortress Holdings. Fortress Operating Entity I LP (“FOE”) is the sole owner of FIG LLC. FIG Corp. is the general partner of FOE. Fortress Investment Group LLC is the sole owner of FIG Corp. The address for each of the foregoing entities is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(6)

The address for each of Great American Life Insurance Company and Great American Insurance Company is 301 E. Fourth Street, Cincinnati, Ohio 45202. Each of Great American Life Insurance Company and Great American Insurance Company may be deemed to be an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for Great American Life Insurance Company and Great American Insurance Company were acquired in the ordinary course of business and at the time of acquisition, none of Great American Life Insurance Company and Great American Insurance Company had an agreement or understanding, directly or indirectly, with any person to distribute the securities.

(7)	The address for MOS Feeder LLC is 104 W. 40th Street, New York, New York 10018.
(8)	The address for Rivendell Investments 2016-5 LLC is 1209 Orange Street, Wilmington, Delaware 19801.
(9)	Solamere V Investment, LLC is an affiliate of Solamere Capital, LLC. The address for Solamere V Investment, LLC is c/o 137 Newbury Street, 7th Floor, Boston, Massachusetts 02116.

Certain Relationships with the Selling Securityholders

Confidentiality and Lockup Agreements

In connection with the Merger, pursuant to certain Confidentiality and Lockup Agreements (the “Confidentiality and Lockup Agreements”), certain Selling Securityholders agreed that they will not, during the period beginning on the effective time of the Merger and continuing to and including the date that is (i) in the case of 313 Acquisition, six months after the date of Closing and (ii) in the case of Blackstone Family Investment Partnership VI L.P., BCP Voyager Holdings LP, Mosaic Sponsor, LLC, Fortress Mosaic Investor LLC, Fortress Mosaic Sponsor LLC, Rivendell Investments 2016-5 LLC and Solamere V Investments, LLC, one year after the date of Closing, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreements). The Confidentiality and Lockup Agreements became effective upon the consummation of the Merger.

Mosaic Related Agreements

Founder Shares

On October 23, 2017, the Company issued an aggregate of 8,625,000 shares of Mosaic’s Class F common stock (the “Founder Shares”) to the SPAC sponsors for an aggregate capital contribution of $25,000. In connection with the Merger, each of the issued and outstanding Founder Shares was converted into approximately 1.20 shares of Class A common stock of the Company.

In connection with the initial public offering of Mosaic, the SPAC sponsors purchased, in a private placement, an aggregate of 5,933,334 warrants at a price of $1.50 per warrant for an aggregate purchase price of $8,900,001 in a private placement. Each private placement warrant is exercisable to purchase one Class A common stock at $11.50 per share and is subject to a lock-up restriction for 30 days after the Closing of the Merger.

Forward Purchase Agreements

The Company entered into forward purchase agreements with anchor investors (including an affiliate of Fortress Mosaic Sponsor LLC) (collectively, the “Forward Purchasers”), pursuant to which the Forward Purchasers agreed to purchase an aggregate of 15,789,474 shares of Class A common stock at a purchase price of $9.50 multiplied by the number of shares of Class A common stock purchased (“forward purchase shares”) or approximately $150,000,000 in the aggregate, in a private placement to occur concurrently with the closing of the initial business combination. On December 18, 2019, the Company also entered into an additional subscription agreement (the “Additional Forward Purchaser Subscription Agreement”) with one of the Forward Purchasers (the “Additional Forward Purchaser”). Pursuant to the Additional Forward Purchaser Subscription Agreement, immediately prior to the Effective Time, the Company agreed to sell, and the applicable Forward Purchaser agreed to purchase from the Company, 5,000,000 shares of Mosaic Class A common stock at $10.00 per share. As consideration for the additional investment, 25% of Mosaic Sponsor LLC’s shares of Mosaic Class F common stock and private placement warrants were forfeited to the Company and the Company issued to the Additional Forward Purchaser an equal number of shares of Mosaic Class A common stock and warrants concurrently with the consummation of the Merger. In connection with the Additional Forward Purchaser Subscription Agreement, the Company entered into a lockup agreement with the Forward Purchaser, pursuant to which the shares purchased by the Additional Forward Purchaser under the Additional Forward Purchaser Subscription Agreement are subject to a six-month lockup.

Stockholders Agreement

Director Appointment. Pursuant to the stockholders agreement (the “Stockholders Agreement”) that the Company entered into with 313 Acquisition LLC (“313 Acquisition”), certain stockholders of 313 Acquisition and Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (together, the “SPAC sponsors”) (collectively, the “Stockholder Parties”) that became effective at the Closing, Blackstone has the right to designate nominees for election to the Company’s Board of Directors (“Board”) at any meeting of its stockholders. The number of Blackstone Designees (as defined in the Stockholders Agreement) will be equal to (a) a majority of the total number of directors in the event that 313 Acquisition, Blackstone and their respective affiliates (collectively, the “313 Acquisition Entities”) beneficially own in the aggregate 50% or more of the outstanding shares of Class A common stock, (b) 40% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 40%, but not 50% or more, of the outstanding shares of Class A common stock, (c) 30% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 30%, but not more than 40%, of the outstanding shares of Class A common stock, (d) 20% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 20%, but not more than 30%, of the outstanding shares of Class A common stock and (e) 10% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 5%, but not more than 20% of the outstanding shares of Class A common stock. In addition, the Company agreed to nominate (1) the Fortress Designee so long as the Fortress Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A common stock the Fortress Holders own immediately following the consummation of the Merger; provided that the Fortress Designee must be an employee or principal of The SoftBank Vision Fund unless otherwise agreed in writing by the Blackstone Designator and the Company and (2) one director designated by the Summit Designator (as defined in the Stockholders Agreement) to the Company’s Board so long as the Summit Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A Common Stock they own immediately following the consummation of the Merger.

Information Access. The Company also agreed to provide 313 Acquisition, Blackstone and other certain investors as described in the Stockholders Agreement (the “Information Parties”) with certain information and access rights to the books and records of the Company and its subsidiaries, as well as delivery of certain financial and operating reports and other reports and information that it otherwise prepares. The Information Parties will be subject to certain confidentiality obligations.

Transfers. The Stockholder Parties agreed not to transfer any shares (other than to permitted transferees) without offering piggyback rights, including pursuant to a registration rights agreement entered into by the Company, the Investors and certain other stockholders of the Company, or similar pro rata sale rights during the period that such Stockholder Party is subject to restrictions on transfer of such shares pursuant to its confidentiality and lock-up agreement entered into with the Company.

Termination. The Stockholders Agreement will terminate with respect to each Stockholder Party at such time as such Stockholder Party (and its permitted transferees) collectively beneficially own less than 5% of the outstanding shares; provided that the Stockholders Agreement does not terminate (a) with respect to any Stockholder Party or permitted transferee subject to the transfer restrictions contained in the Stockholders Agreement, until such time as such Stockholder Party or permitted transferee is no longer subject to such restrictions, (b) with respect to the Fortress Holders (as defined in the Stockholders Agreement), so long as the Fortress Holders beneficially own at least 50% of the shares the Fortress Holders beneficially own immediately following the consummation of the Merger or (c) with respect to the Summit Holders (as defined in the Stockholders Agreement), so long as the Summit Holders beneficially own at least 50% of the shares the Summit Holders beneficially own immediately following the consummation of the Merger.

Subscription Agreements

On September 15, 2019, Mosaic entered into a subscription agreement (each, a “Subscription Agreement”) with each of certain investment funds affiliated with The Blackstone Group Inc. (the “Blackstone Subscriber”)

and an investment fund managed by affiliates of Fortress Investment Group LLC (the “Fortress Subscriber”), pursuant to which Mosaic agreed to issue and sell to the Blackstone Subscriber and the Fortress Subscriber an aggregate of 22,500,000 Mosaic Class A common stock, at a price of $10.00 per share, simultaneously with or immediately prior to the Closing (the “Subscriptions”). The Subscriptions closed on January 17, 2020, and the proceeds from the PIPE Investment were used to fund a portion of certain payments required in connection with the Merger. On December 18, 2019, Mosaic also entered into a subscription and backstop agreement with the Fortress Subscriber, pursuant to which the Fortress Subscriber committed to purchase up to $50,000,000 in aggregate purchase price of shares of Mosaic Class A common stock in open market purchases and/or one or more private placements, simultaneously with or immediately prior to the Closing.

For further information regarding transactions between us and the Selling Stockholders see “Certain Relationships and Related Party Transactions.”

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of Certificate of Incorporation (as amended, the “Certificate of Incorporation”), our Bylaws (the “Bylaws”) and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 3,300,000,000 shares, consisting of (i) 300,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 3,000,000,000 shares of Class A common stock, par value $0.0001 per share.

As of March 16, 2020, there were outstanding 177,901,232 shares of Class A common stock, no shares of preferred stock outstanding, and 17,433,334 Warrants outstanding, consisting of 11,500,000 Public Warrants and 5,933,334 Private Warrants.

Class A Common Stock

Holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of the Company’s Class A common stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Company’s Class A common stock are be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Company’s Class A common stock do not have preemptive, subscription, redemption or conversion rights. The Class A common stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Class A common stock. All shares of the Company’s Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Company’s Class A common stock are subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by the holders of the Class A common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which the Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s Class A common stock might believe to be in their best interests or in which the holders of the Company’s Class A common stock might receive a premium for the Class A common stock over the market price of the common stock. Additionally, the issuance of preferred stock could adversely affect the rights of holders of the Company’s Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s Class A common stock. At present, we have no plans to issue any preferred stock.

Warrants

The Warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and the Company, as the successor to Mosaic.

Pursuant to the Warrant Agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A common stock of the Company. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A common stock or other similar event), the Company will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to such holder. Each Warrant entitles the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as described in the Warrant Agreement.

No Warrant is exercisable and the Company is not obligated to issue shares of Class A common stock until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Warrant holder. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants is not effective (with a current prospectus relating thereto) within 60 business days from the completion of the Merger, or at any time thereafter, Warrant holders may, until such time as there is an effective registration statement, exercise Warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.

The exercise price and number of Class A common stock issuable on exercise of the Warrants may be adjusted in certain circumstances as described in the Warrant Agreement, including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. The Company is also permitted, in its sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that the Company provides at least 20 days prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Warrants may be exercised beginning on the date that is thirty (30) days after the Closing Date so long as certain conditions set forth in the Warrant Agreement (including, without limitation, with respect to an effective registration statement) are satisfied. The Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Merger or (y) the redemption date as fixed by the Company pursuant to the Warrant Agreement, if the Company elects to redeem all Warrants as described below. Each outstanding Warrant not exercised on or before the expiration date will become void, and all rights under the Warrants and the Warrant Agreement will cease as of the expiration date.

Subject to certain exceptions for Private Warrants, the Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•	at any time while the Warrants are exercisable and prior to their expiration,

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•

if the reported last sale price of the shares of the Company’s Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders, and

•

if there is an effective registration statement (and a current prospectus relating thereto) with respect to the Company’s Class A common stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

In addition, subject to certain exceptions for Private Warrants and certain qualifications for Public Warrants that are held by the Company’s officers and directors, the Company may call the Warrants for redemption, in whole and not in part, at a price equal to a specified number of Class A common stock per Warrant:

•	commencing 90 days after the Warrants are exercisable and prior to their expiration,

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•	if the reported last sale price of the shares of the Company’s Class A common stock equals or exceeds $10.00 per share on the trading day prior to the notice of redemption to Warrant holders, and

•

if there is an effective registration statement (and a current prospectus relating thereto) with respect to the Company’s Class A common stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” Whether the Company will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the Warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

A Warrant holder will not have the rights or privileges of holders of Class A common stock and any voting rights with respect to the shares underlying any Warrants until they exercise such Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to such rights with respect to such shares of Class A common stock as provided by applicable law, the Company’s organizational documents and any other applicable agreement.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A common stock outstanding.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 50% of the then-outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, the Company may lower the exercise price or extend the duration of the exercise period of the Warrants in accordance with the Warrant Agreement, without the consent of any holder.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The Company has not paid any cash dividends on its Class A common stock to date. Declaration and payment of any dividend in the future will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of the Company’s subsidiaries.

Annual Stockholder Meetings

The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock could be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

The Certificate of Incorporation provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. The Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

The Company has opted out of Section 203 of the DGCL; however, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” (as defined in the Certificate of Incorporation) with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that Blackstone, its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a director serving on a classified board may be removed by the stockholders only for cause. The Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when the Stockholder Parties and their affiliates beneficially own in the aggregate, less than 30% of the total voting power of all outstanding shares of the Company’s stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, the Certificate of Incorporation also provides that that, subject to the rights granted to one or more series of preferred stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors (other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that subject to the rights of the holders of preferred stock or those granted pursuant to the Stockholders Agreement, at any time when the Stockholder Parties and their affiliates beneficially own, in the aggregate, less than 30% of the total voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of preferred stock, by voting separately as a series or together with one or more series, as the case may be) (and not by the stockholders).

Quorum

The Bylaws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

Special Stockholder Meetings

The Certificate of Incorporation provides that special meetings of the Company’s stockholders may be called at any time only by or at the direction of the Board or the chairperson of the Board; provided, however, at any time when the Stockholder Parties and their affiliates beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of the Company’s stockholders shall also be called by or at the direction of the Board or the chairperson of the Board at the request of Blackstone and its affiliates. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted, unless the Company’s charter provides otherwise. The Certificate of Incorporation precludes stockholder action by any consent in lieu of a meeting at any time when the Stockholder Parties and their affiliates own, in the aggregate, less than 30% in voting power of the Company’s stock entitled to vote generally in the election of directors.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. So long as the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Company, any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that, so long as the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend the Bylaws; and

•	the provisions providing for a classified Board (the election and term of directors);

•	the provisions regarding filling vacancies on the Board and newly created directorships;

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

•	the provisions regarding competition and corporate opportunities; and

•	the amendment provision requiring that the above provisions be amended only with an 66 2⁄3% supermajority vote.

The combination of the lack of cumulative voting and the supermajority voting requirements make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing the Board. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the Stockholder Parties or any of their affiliates or any non-employee directors will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that the Stockholder Parties or any of their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for the Company unless (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, the business opportunity is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) the business opportunity is one in which the Company has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Stockholders Agreement

Pursuant to the Stockholders Agreement that the Company entered into with the Stockholder Parties that became effective at the Closing, Blackstone has the right to designate nominees for election to the Company’s Board at any meeting of its stockholders. The number of Blackstone Designees (as defined in the Stockholders Agreement) will be equal to (a) a majority of the total number of directors in the event that 313 Acquisition, Blackstone and their respective affiliates (collectively, the “313 Acquisition Entities”) beneficially own in the aggregate 50% or more of the outstanding shares of Class A common stock, (b) 40% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 40%, but not 50% or more, of the outstanding shares of Class A common stock, (c) 30% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 30%, but not more than 40%, of the outstanding shares of Class A common stock, (d) 20% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 20%, but not more than 30%, of the outstanding shares of Class A common stock and (e) 10% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 5%, but not more than 20% of the outstanding shares of Class A common stock.

Under the Stockholders Agreement, the Company agreed to the Fortress Designee so long as the Fortress Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A common stock the Fortress Holders own immediately following the consummation of the Merger; provided that the Fortress Designee must be an employee or principal of The SoftBank Vision Fund unless otherwise agreed in writing by the Blackstone Designator (as defined in the Stockholders Agreement) and the Company.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by the Summit Designator (as defined in the Stockholders Agreement) to the Company’s Board so long as the Summit

Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A Common Stock they own immediately following the consummation of the Merger.

For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement” and “Selling Securityholders—Certain Relationships with the Selling Securityholders—Mosaic Related Agreements—Stockholders Agreement.”

Registration Rights

The Investors and certain other stockholders named therein are parties to a registration rights agreement dated as of September 15, 2019, which provides for customary “demand” and “piggyback” registration rights in respect of its Class A common stock for certain stockholders. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

In addition, pursuant to the Additional Forward Purchaser Subscription Agreement (defined below), the Company agreed to file a registration statement covering the shares purchased by the Additional Forward Purchaser. For more information, see “Selling Securityholders—Material Relationships with the Selling Securityholders—Mosaic Related Agreements—Forward Purchase Agreements.”

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing of the Merger, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Class A common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A common stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Class A common stock and Warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Class A common stock and our Public Warrants are listed on the NYSE under the symbols “VVNT” and “VVNT WS”, respectively.

PLAN OF DISTRIBUTION

We are registering 168,494,733 shares of Class A common stock for possible sale by the Selling Securityholders from time to time and the up to 17,433,334 shares of Class A common stock that are issuable upon the exercise of the Warrants by the holders thereof. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

The shares of Class A common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Simpson Thacher & Bartlett LLP. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, included elsewhere in this prospectus. Such financial statements have been included herein in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The consolidated financial statements of Legacy Vivint Smart Home, Inc. and Subsidiaries at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

Our website address is www.vivint.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Vivint Smart Home, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) (the ‘‘Company’’) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the ‘‘financial statements’’). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘‘PCAOB’’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York
March 13, 2020

VIVINT SMART HOME, INC. (f/k/a Mosaic Acquisition Corp.)

BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$682,940	$892,518
Prepaid expenses	217,809	112,675

Total current assets	900,749	1,005,193
Cash and investments held in Trust Account	355,032,480	350,437,823

Total assets	$355,933,229	$351,443,016

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$75,108	$8,735
Accrued expenses	61,194	—
Accrued expenses—related parties	48,002	37,530
Franchise tax payable	200,000	5,480
Income tax payable	—	44,449

Total current liabilities	384,304	96,194
Deferred underwriting commissions	6,071,544	12,075,000

Total liabilities	6,455,848	12,171,194
Commitments
Class A common stock, $0.0001 par value; 34,447,737 and 33,427,182 shares subject to possible redemption at December 31, 2019 and 2018, respectively	344,477,370	334,271,820
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 52,263 and 1,072,818 shares issued and outstanding (excluding 34,447,737 and 33,427,182 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	5	107
Class F common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at December 31, 2019 and 2018, respectively	863	863
Additional paid-in capital	—	—
Retained earnings	4,999,143	4,999,032

Total stockholders’ equity	5,000,011	5,000,002

Total Liabilities and Stockholders’ Equity	$355,933,229	$351,443,016

The accompanying notes are an integral part of these financial statements.

VIVINT SMART HOME, INC. (f/k/a Mosaic Acquisition Corp.)

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2019	2018
General and administrative expenses	$1,319,573	$871,091
Franchise tax expense	194,746	5,480

Loss from operations	(1,514,319)	(876,571)
Interest income	7,184,341	6,187,823

Income before income tax expense	5,670,022	5,311,252
Income tax expense	1,467,919	44,450

Net income	$4,202,103	$5,266,802

Weighted average shares outstanding of Class A common stock	34,500,000	34,500,000

Basic and diluted net income per share, Class A	$0.14	$0.16

Weighted average shares outstanding of Class F common stock	8,625,000	8,625,000

Basic and diluted net loss per share, Class F	$(0.07)	$(0.01)

The accompanying notes are an integral part of these financial statements.

VIVINT SMART HOME, INC. (f/k/a Mosaic Acquisition Corp.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock					Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class F		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balance—December 31, 2017	1,599,499	160	8,625,000	863	5,215,674	(216,687)	5,000,010
Common stock subject to possible redemption	(526,681)	(53)	—	—	(5,266,757)	—	(5,266,810)
Reclassification of additional paid-in capital to retained earnings	—	—	—	—	51,083	(51,083)	—
Net income	—	—	—	—	—	5,266,802	5,266,802

Balance—December 31, 2018	1,072,818	107	8,625,000	863	—	4,999,032	5,000,002

Common stock subject to possible redemption	(1,020,555)	(102)	—	—	(10,205,448)	—	(10,205,550)
Underwriter fee reduction	—	—	—	—	6,003,456	—	6,003,456
Reclassification of additional paid-in capital to retained earnings	—	—	—	—	4,201,992	(4,201,992)	—
Net income	—	—	—	—	—	4,202,103	4,202,103

Balance—December 31, 2019	52,263	$5	8,625,000	$863	$—	$4,999,143	$5,000,011

The accompanying notes are an integral part of these financial statements.

VIVINT SMART HOME, INC. (f/k/a Mosaic Acquisition Corp.)

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$4,202,103	$5,266,802
Adjustments to reconcile net income to net cash used in operating activities:
Interest income from investments held in Trust Account	(7,184,341)	(6,187,823)
Changes in operating assets and liabilities:
Prepaid expenses	(105,134)	180,748
Accounts payable	66,373	(85,141)
Accrued expenses	61,194	(5,000)
Accrued expenses—related parties	10,472	(5,385)
Franchise tax payable	194,520	5,480
Income tax payable	(44,449)	44,449

Net cash used in operating activities	(2,799,262)	(785,870)

Cash Flows from Investing Activities
Interest released from Trust Account	2,589,684	750,000

Net cash provided by investing activities	2,589,684	750,000

Net change in cash	(209,578)	(35,870)
Cash—beginning of the year	892,518	928,388

Cash—end of the year	$682,940	$892,518

Supplemental disclosure of noncash transactions:
Change in value of Class A common stock subject to possible redemption	$10,205,550	$5,266,810
Change in deferred underwriting commissions	$6,003,456	$—

Supplemental cash flow disclosure:
Cash paid for income taxes	$1,708,127	$—

The accompanying notes are an integral part of these financial statements.

VIVINT SMART HOME, INC. (f/k/a Mosaic Acquisition Corp.)

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) (the “Company”) is a blank check company and was incorporated in the Cayman Islands on July 26, 2017. In connection with the Closing (as defined below), the Company changed its name from Mosaic Acquisition Corp. to Vivint Smart Home, Inc. Effective December 21, 2018, the Company changed its jurisdiction of incorporation from Cayman Islands to the State of Delaware (“Domestication”). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“business combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to capitalize on the ability of its management team to identify, acquire and operate a business that may provide opportunities for attractive risk-adjusted returns.

All activity from July 26, 2017 (inception) through December 31, 2019 relates to the Company’s formation, completion of the initial public offering (“Initial Public Offering”), entering into forward purchase agreements, and, since the closing of the Initial Public Offering, the search for a Business Combination candidate described below.

The registration statement for the Company’s Initial Public Offering was declared effective on October 18, 2017. On October 23, 2017, the Company consummated its Initial Public Offering of 34,500,000 units (“units”), including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $345 million and incurring offering costs of approximately $19.7 million, inclusive of $12.075 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“private placement”) of 5,933,334 warrants (the “private placement warrants”), at a price of $1.50 per private placement warrant, with the Company’s SPAC sponsors, Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (each a “SPAC sponsor” and, together, the “SPAC sponsors”), generating gross proceeds of $8.9 million (Note 4).

Upon the closing of the Initial Public Offering and private placement, $345 million ($10.00 per unit) of the aggregate net proceeds of the sale of the units in the Initial Public Offering and the Private Placement was placed in a U.S.-based trust account (“Trust Account”) at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Beginning in January 2018, the proceeds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

At December 31, 2019, the Company had approximately $683,000 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business

Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide its holders of Class A common stock (“public stockholders”) with the opportunity to redeem all or a portion of their Class A common stock upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a business combination or conduct a tender offer will be made by the Company, solely in its discretion. If, however, stockholder approval of the transaction is required by law or stock exchange listing requirement, or the Company decides to obtain stockholder approval for business or other legal reasons, it will: (i) conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and (ii) file proxy materials with the Securities and Exchange Commission (“SEC”). The public stockholders will be entitled to redeem their Class A common stock for a pro rata portion of the amount then in the Trust Account (initially approximately $10.00 per share) plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay for the Company’s tax obligations. Since inception, the Company has withdrawn approximately $1.5 million for working capital and approximately $1.8 million for taxes obligations. The per-share amount to be distributed to public stockholders who redeem their Class A common stock will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These shares of Class A common stock are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a business combination and a majority of the shares voted are voted in favor of the business combination. If a stockholder vote is not required by the law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing a business combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Class A common stock irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a business combination, the initial stockholders (as defined below) have agreed to vote their founder shares (as defined in Note 5) and any Class A common stock purchased during or after the Initial Public Offering in favor of a business combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their founder shares and Class A common stock in connection with the completion of a business combination.

In addition, certain institutional and accredited investors (“anchor investors”) have entered into forward purchase agreements with the Company, pursuant to which the anchor investors agreed to purchase an aggregate of 15,789,474 shares of Class A common stock, at a purchase price of $9.50 per share of Class A common stock (for an aggregate amount of approximately $150 million), in a private placement to occur concurrently with the closing of the initial business combination (“forward purchase agreements”). The obligations under the forward purchase agreements do not depend on whether any Class A common stock are redeemed by the public stockholders. In connection with these agreements, if the last reported sale price of the Class A common stock is less than $11.00 (as adjusted for share splits, share combinations and the like) for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the first anniversary of the initial business combination, each anchor investor may purchase from the SPAC sponsors, at a price per share of Class A common stock of $0.01, a number of Class A common stock (“contingent call shares”) no greater than (a) the number of forward purchase shares issued and sold to such anchor investor less any forward purchase shares sold by such anchor investor prior to its exercise of the right to purchase such contingent call shares divided by (b) 18 (as adjusted for share splits, share combinations and the like).

Notwithstanding the foregoing, the Company’s certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s SPAC sponsors, officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Company’s Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Class A common stock if the Company does not complete a business combination, unless the Company provides the public stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.

The initial stockholders agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a business combination within the combination period. However, if the initial stockholders should acquire Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the trust account with respect to such Class A common stock if the Company fails to complete a business combination within the combination period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a business combination within the combination period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the Company’s Class A common stock. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be only $10.00 per share initially held in the trust account (or less than that in certain circumstances). In order to protect the amounts held in the trust account, the SPAC sponsors have agreed to be liable to the Company, jointly and severally, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the SPAC sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the SPAC sponsors will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Pursuant to the Company’s certificate of incorporation, the Company originally had until 24 months from the closing of the Initial Public Offering (or October 23, 2019) to complete a business combination, or 27 months from the closing of the Initial Public Offering (or January 23, 2020) if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”). On September 15, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), which was later amended on December 18, 2019 (the “Amendment”), by and among Mosaic, Maiden Merger Sub, Inc., a wholly owned subsidiary of Mosaic (“Merger Sub”), and Vivint Smart Home, Inc. (“Vivint Smart Home”). On January 17, 2020 (the “Closing Date”), the consummation was completed (see Note 10).

On December 20, 2019, the Company convened and then adjourned, without conducting any business, the special meeting of stockholders (the “Special Meeting”) to be held in connection with our previously announced Merger, until January 14, 2020. On January 14, 2020, the Company reconvened and then adjourned, without conducting any business, the Special Meeting to be held in connection with our previously announced Merger, until January 17, 2020.

Further information regarding the Merger is set forth in the Report on Form 8-K, which was filed with the SEC on January 24, 2020.

If the Company was unable to complete a business combination by the Combination Period, the Company would have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Class A common stock which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statement is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction from inception, and changed to State of Delaware since the Domestication on December 21, 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. The Company’s effective tax rate for the year ended December 31, 2019 and 2018 differ from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

As of December 31, 2019 and 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, an aggregate of 34,447,737 and 33,427,182 Class A common stock subject to possible redemption at redemption value at December 31, 2019 and 2018, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s accompanying balance sheets.

Net Income (Loss) per Share

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock for the year ended December 31, 2019 and 2018 are calculated by dividing the interest income earned on the Trust Account of approximately $7.2 million and $6.2 million, respectively, net of funds available to be withdrawn from the Trust for working capital and tax payable purposes (subject to an annual limit of $750,000), resulted in a total of approximately $5.1 million and $5.4 million, respectively, by the weighted average number of Class A common stock outstanding for the period. Net loss per common stock, basic and diluted for Class F common stock for the year ended December 31, 2019 and 2018 are calculated by dividing the net income, less income attributable to Class A common stock by the weighted average number of Class F common stock outstanding for the period.

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 17,433,334 shares of Class A common stock in the calculation of diluted loss per share, since their inclusion would be anti-dilutive under the treasury stock method at December 31, 2019 and 2018.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3. Initial Public Offering

On October 23, 2017, the Company sold 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per unit in the Initial Public Offering. Each unit consists of one Class A common stock and one-third of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4. Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 5,933,334 Private Placement Warrants, generating gross proceeds of $8.9 million in the aggregate in a Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5. Related Party Transactions

Founder Shares

On October 23, 2017, the Company issued an aggregate of 8,625,000 shares of Class F common stock to the SPAC sponsors (the “founder shares”) in exchange for an aggregate capital contribution of $25,000, with each SPAC sponsor purchasing an equal number of founder shares. The SPAC sponsors agreed to forfeit an aggregate of up to 1,125,000 founder shares to the extent that the over-allotment option is not exercised in full by the underwriters. On October 23, 2017, the underwriters exercised their over-allotment option. As a result, the 1,125,000 founder shares were no longer subject to forfeiture. The founder shares will automatically convert into Class A common stock upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment (see Note 7).

The initial stockholders agreed not to transfer, assign or sell any of their founder shares until the earliest of (a) one year after the completion of the initial business combination, (b) subsequent to the initial business combination, if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (C) following the completion of the initial business combination, such future date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their common stock for cash, securities or other property.

Forward Purchase Agreements

The Company entered into forward purchase agreements with anchor investors (including an affiliate of Fortress Mosaic Sponsor LLC), pursuant to which the anchor investors agreed to purchase an aggregate of 15,789,474 shares of Class A common stock at a purchase price of $9.50 multiplied by the number of shares of Class A common stock purchased (“forward purchase shares”), or approximately $150,000,000 in the aggregate, in a private placement to occur concurrently with the closing of the initial business combination.

In connection with the forward purchase shares sold to the anchor investors, the SPAC sponsors will receive (by way of an adjustment to their existing founder shares) an aggregate number of additional founder shares equal to one ninth of the aggregate number of forward purchase shares sold to the anchor investors.

If the last reported sale price of the Class A common stock is less than $11.00 (as adjusted for share splits, share combinations and the like) for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the first anniversary of the Company’s initial business combination, each anchor investor may purchase from the SPAC sponsors, at a price per Class A common stock of $0.01, a number of Class A common stock no greater than (a) the number of forward purchase shares issued and sold to such anchor investor less any forward purchase shares sold by such anchor investor prior to its exercise of the right to purchase such contingent call shares divided by (b) 18 (as adjusted for share splits, share combinations and the like).

In connection with the execution of the Amendment, the Company had also entered into amendments with each of the anchor investor. These amendments provide, among other things, for waivers by the forward purchasers of certain rights of first offer with respect to the investments to be made pursuant to the Additional Forward Purchaser Subscription Agreement and the Fortress Subscription and Backstop Agreement (as defined below).

The forward purchase agreements provided that prior to the initial business combination each anchor investor has the right to designate one individual to be, at its election, either elected as a member of our board of directors or a non-voting observer of our board of directors.

The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company. These purchases will be required to be made regardless of whether any Class A common stock are redeemed by the public stockholders and are intended to provide the Company with a minimum funding level for the initial business combination.

The anchor investors will have no right to the funds held in the trust account except with respect to any public shares owned by them.

Additional Forward Purchaser Subscription

In connection with the execution of the Amendment, we had also entered into an additional subscription agreement (the “Additional Forward Purchaser Subscription Agreement”) with one of the anchor investors. Pursuant to the Additional Forward Purchaser Subscription Agreement, immediately prior to the effective time of the Merger, the Company will sell, and the Forward Purchaser will purchase from us, 5,000,000 shares of Mosaic Class A common stock at $10.00 per share. As consideration for the additional investment, 25% of Mosaic Sponsor LLC’s shares of Mosaic Class F common stock and private placement warrants will be forfeited to Mosaic and Mosaic will issue to the Forward Purchaser an equal number of shares of Mosaic Class A common stock and warrants concurrently with the consummation of the merger.

In connection with the Additional Forward Purchaser Subscription Agreement, we had entered into a lockup agreement with the abovementioned anchor investor, pursuant to which the shares purchased by such anchor investor under the Additional Forward Purchaser Subscription Agreement will be subject to a six-month lockup.

Fortress Subscription and Backstop Agreement

In connection with the execution of the Amendment, we had also entered into a Subscription and Backstop Agreement (the “Fortress Subscription and Backstop Agreement”) with an affiliate of Fortress Investment Group LLC (the “Fortress Subscriber”), pursuant to which the Fortress Subscriber committed to purchase up to $50,000,000 in aggregate purchase price of shares of Mosaic Class A common stock as follows: the Fortress Subscriber (i) intends to purchase up to $50,000,000 in aggregate purchase price of shares of Mosaic Class A common stock in the open market, subject to applicable law, (ii) agreed to backstop redemptions by subscribing for a number of shares of newly-issued shares of Mosaic Class A common stock at a purchase price per share equal to the per-share value of the Mosaic’s Trust Account at the time of any such redemptions (the “Trust Value”) to be issued at the closing of the merger with an aggregate value equal to the lesser of (x) $50,000,000 (less the aggregate purchase price of the shares purchased by it in the open market) and (y) the aggregate value of the number of shares of Mosaic Class A common stock that elect to redeem in the redemption offer (based on the Trust Value), and (iii) agreed to subscribe for up to $50,000,000 (less the aggregate purchase price of the shares purchased by it in the open market and to backstop redemptions) in aggregate purchase price of newly-issued shares of Mosaic Class A common stock at $10.00 per share to be issued at the election of Vivint Smart Home at the closing of the merger. The obligations to consummate the subscriptions contemplated by the Fortress Subscription and Backstop Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the merger agreement. All the shares purchased by the Fortress Subscriber under the Fortress Subscription and Backstop Agreement will also be subject to the restrictions of the Confidentiality and Lockup Agreement, dated September 15, 2019, to which it is party.

Office Space and Related Support Services

Effective October 18, 2017, the Company entered into an agreement with an affiliate of one of the SPAC sponsors a monthly fee of $16,875 for office space and related support services.

On October 18, 2017, the Company agreed to pay a monthly fee of $5,000 for its Chief Financial Officer (“CFO”) commencing on the closing of the Initial Public Offering, plus a deferred cash payment of $330 per hour, less cumulative monthly fees paid, payable upon completion of its initial business combination or liquidation, whichever occurs first. In addition, the Company also agreed to pay its CFO according to the agreement for services performed prior to the closing of the Initial Public Offering. Any deferred cash payment will not be claimed against the trust account. Additionally, the Company will issue Class A common stock to him upon completion of the Company’s initial business combination (“Equity Compensation”). The number of

Class A common stock to be issued is determined in accordance with an agreed formula, which is estimated to be 9,652 shares as of December 31, 2019. The Company was not obligated to issue the Equity Compensation if no Business Combination is consummated. The equity compensation fee is an unrecognized contingent liability, as closing of a potential business combination had not yet occurred as of December 31, 2019 and 2018. On January 17, 2020, the Business Combination was consummated, and the Company is obligated to issue 10,069 shares of Class A common stock to the CFO by July 17, 2020.

The Company had incurred $268,000 and $257,000 in expenses during the year ended December 31, 2019 and 2018, respectively, as reflected in the accompanying Statements of Operations for services provided by related parties in connection with these aforementioned agreements with related parties. An aggregate of approximately $48,000 and $37,500 in fees for these services was accrued as of December 31, 2019 and 2018, respectively, as reflected in the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the SPAC sponsors or an affiliate of either SPAC sponsor, or certain of our officers and directors may, but are not obligated to, provide Working Capital Loans to the Company as may be required. If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans, other than the interest on such proceeds that may be released for working capital purposes. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. There were no Working Capital Loans outstanding as of December 31, 2019 and 2018.

Note 6. Commitments & Contingencies

Registration Rights

The holders of the founder shares and private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, the Company agreed to file within 30 days after the closing of the business combination a registration statement for a secondary offering of the forward purchase shares and contingent call shares and to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the anchor investors cease to hold the securities covered thereby, (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,500,000 additional units to cover over-allotments, if any, at the price paid by the underwriters in the Initial Public Offering. The underwriters exercised this over-allotment in full concurrently with the closing of the Initial Public Offering.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, a deferred underwriting discount of $0.35 per unit, or $12.075 million in the aggregate will be payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

In January 2020, the Company negotiated the deferred underwriting discount and paid $6.1 million at Closing.

Note 7. Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share on each matter on which they are entitled to vote. At December 31, 2019 and 2018, there were 34,500,000 shares of Class A common stock issued and outstanding, including 34,447,737 and 33,427,182 shares of Class A common stock subject to possible redemption, respectively.

Class F Common Stock—The Company is authorized to issue 20,000,000 founder shares with a par value of $0.0001 per share. Holders of the Company’s founder shares are entitled to one vote for each share on each matter on which they are entitled to vote. The founder shares will automatically convert into Class A common stock on the first business day following the consummation of the initial business combination on a one-for-one basis. As of December 31, 2019 and 2018, there were 8,625,000 founder shares outstanding.

Holders of the founder shares will have the right to elect all of the Company’s directors prior to the initial business combination and each director will need to receive the vote of two-thirds of the outstanding founder shares in order to be elected. Otherwise, holders of Class A common stock and founder shares will vote together as a single class on all matters submitted to a vote of stockholders except as required by law or the applicable rules of the New York Stock Exchange then in effect.

Founder shares will automatically convert into Class A common stock on the first business day following the consummation of the initial business combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment. In the case that additional Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial business combination, the ratio at which the founder shares shall convert into Class A common stock will be adjusted (unless the holders of two-thirds of the outstanding founder shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the sum of the total number of all common stock outstanding upon the completion of the Initial Public Offering plus all Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and excluding forward purchase shares sold to the anchor investors. The conversion ratio of the founder shares into Class A common stock will be further adjusted in connection with the forward purchase shares sold to the anchor investors such that the SPAC sponsors will receive upon the closing of our initial business combination an aggregate number of additional Class A common stock equal to one ninth of the aggregate number of forward purchase shares sold to the anchor investors.

Preferred stock—The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 per share. At December 31, 2019 and 2018, there are no preferred stock issued or outstanding.

Warrants—Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the warrants underlying the units sold in the Initial Public Offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial stockholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants.

The Company may call the warrants for redemption:

1.	For cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

2.	For Class A common stock:

•	in whole and not in part;

•

at a price equal to a number of Class A common stock to be determined by reference to a table included in the warrant agreement, based on the redemption date and the fair market value of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrant holders.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the combination period and the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with the respect to such warrants. In such a situation, the warrants would expire worthless.

Note 8. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2019	$355,032,480	$—	$—

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2018	$350,437,823	$—	$—

None of the balance in the Trust Account was held in cash as of December 31, 2019 and 2018.

Note 9. Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018
Deferred tax asset
Net operating loss carryforward	$—	$—
Startup/Organizational Costs	286,152	8,937

Total deferred tax assets	286,152	8,937
Valuation Allowance	(286,152)	(8,937)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	For the years ended December 31,
	2019	2018
Current
Federal	$1,467,919	$44,450
State	—	—
Deferred
Federal	—	—
State	—	—

Income tax provision expense	$1,467,919	$44,450

At December 31, 2019 and 2018, the Company had gross deferred tax assets of approximately $286,000 and $9,000. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2019 and 2018.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the years ended December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	4.9%	5.3%

Income tax provision expense	25.9%	26.3%

The Company’s major tax jurisdiction is the United States. All of the Company’s tax years will remain open three years for examination by the Federal authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 10. Merger Agreement

Pursuant to the terms of the amended Merger Agreement, a business combination between Mosaic and Vivint Smart Home was effected through the merger of Merger Sub with and into Vivint Smart Home, with Vivint Smart Home surviving as the surviving company (the “Merger”). The Amendment amended the Merger Agreement to, among other things, (i) reduce the exchange ratio and VGI exchange ratio from 209.6849221312 and 0.2076986176 to 84.5320916792 and 0.0864152412, respectively, to reflect a reduced transaction enterprise valuation of $4.1 billion, (ii) provide for an additional 12.5 million of Class A common shares to be issued to Vivint Smart Home’s holders upon achievement of a $17.50 earnout threshold, (iii) provide for the additional investment by a forward purchaser and the additional investment by an affiliate of Fortress Investment Group LLC (each as described under “Additional Forward Purchaser Subscription” and “Fortress Subscription and Backstop Agreement”, respectively), (iv) decrease the termination fee to $32.4 million and (v) agree to adjourn the special meeting to approve the merger to January 14, 2020. On January 14, 2020, the Company reconvened and then adjourned, without conducting any business, the Special Meeting to be held in connection with our previously announced Merger, until January 17, 2020.

Pursuant to the terms of the Merger Agreement, Mosaic was required to use reasonable best efforts to cause the Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement (the “Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Merger (the “Closing”). Certain investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and certain investment funds affiliated with The Blackstone Group Inc. (such investment funds, collectively, “Blackstone”) have agreed to purchase, respectively, 12,500,000 and 10,000,000 newly-issued shares of Common Stock (such purchases, the “Fortress Subscription” and the “Blackstone Subscription”, respectively, and together, the “Subscriptions”) concurrently with the completion of the Merger.

Earnout

Following the Closing, holders of Vivint common stock and holders of Rollover Restricted Stock (as defined in the Merger Agreement) and outstanding Rollover Equity Awards (as defined in the Merger Agreement) will have the contingent right to receive, in the aggregate, up to 37,500,000 shares of Common Stock if, from the Closing until the fifth anniversary thereof, the dollar volume-weighted average price of Common Stock exceeds certain thresholds. The first issuance of 12,500,000 earnout shares will occur if the volume-weighted average price of Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $15.00 for any 20 trading days within any 30 day trading period (the “Second Earnout”). The third issuance of 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period (the “Third Earnout”) (as further described in the Merger Agreement).

Sponsor Agreement

In connection with the execution of the Merger Agreement, the SPAC sponsors and Eugene I. Davis (together with the SPAC sponsors, the “Sponsor Agreement Parties”) entered into an amendment to the existing SPAC sponsor agreement (as amended, the “Sponsor Agreement”) with Mosaic and Vivint Smart Home pursuant to which the Sponsor Agreement Parties have agreed to vote all shares of Common Stock beneficially owned by such persons in favor of each of the proposals at the Mosaic special stockholder meeting, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement and to not take any action that would reasonable be expected to materially delay or prevent the satisfaction of the conditions to the Merger set forth in the Merger Agreement.

Pursuant to the Sponsor Agreement, prior to the valid termination of the Merger Agreement, each Sponsor Agreement Party is subject to certain non-solicitation restrictions restricting each Sponsor Agreement Party from, among other things, soliciting, initiating or knowingly encouraging or knowingly facilitating any inquiry, proposal or offer which constitutes, or could reasonably be expected to constitute a Business Combination Proposal (as defined in the Sponsor Agreement) other than with Vivint Smart Home, its stockholders and their respective affiliates and representatives or entering into any letter of intent, merger agreement or similar agreement providing such a Business Combination Proposal.

The Sponsor Agreement provides that the Sponsor Agreement Parties will not redeem any shares of Common Stock owned by such persons in connection with the Merger and will take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Mosaic, Vivint Smart Home or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated in such agreements.

The Sponsor Agreement Parties have also agreed, subject to the Stockholders Agreement (described below) and subject to certain exceptions, not to transfer any Founder Shares (as defined in the Sponsor Agreement) (or any shares of Common Stock issuable upon conversion thereof) or any Private Placement Warrants (as defined in the Sponsor Agreement) (or any shares of Common Stock issuable upon exercise thereof) until the earlier of (A) one year after the completion of the Merger, (B) subsequent to the Merger, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger or (C) such future date following the completion of the Merger on which Mosaic completes a liquidation, merger, share exchange, reorganization or similar transaction that results in all of Mosaic’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

The Sponsor Agreement also provides that all the Founder Shares (and any shares of Common Stock issuable upon conversion thereof) and Private Placement Warrants held by each Sponsor Agreement Party as of the Closing shall be unvested and shall be subject to certain time and performance-based vesting provisions described below. The Sponsor Agreement Parties have agreed not to transfer any unvested Founder Shares or Private Placement Warrants prior to the date such securities become vested.

Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares shall vest at the closing of the Merger. 25% of the unvested Founder Shares shall vest at such time as a $12.50 Stock Price Level (as defined below) is achieved on or before the fifth anniversary of the Closing. The remaining 25% of unvested Founder Shares shall vest at such time as a $15.00 Stock Price Level is achieved on or before the fifth anniversary of the Closing. 50% of the unvested Private Placement Warrants shall vest at such time as a $12.50 Stock Price Level is achieved on or before the fifth anniversary of the Closing. The remaining 50% of the unvested Private Placement Warrants shall vest at such time as a $15.00 Stock Price Level is achieved on or before the fifth anniversary of the Closing.

In the event Mosaic enters into a binding agreement on or before the fifth anniversary of the Closing related to certain sale transactions involving the shares of Common Stock or all or substantially all the assets of Mosaic (a “Mosaic Sale”), all unvested Founder Shares and unvested Private Placement Warrants shall vest on the day prior to the closing of such Mosaic Sale if the per share price implied in such Mosaic Sale meets or exceeds the applicable Stock Price Level.

Any Founder Shares or Private Placement Warrants that remain unvested after the fifth anniversary of the Closing shall be forfeited. The applicable “Stock Price Level” will be considered achieved only (a) when the volume weighted average price of Common Stock on the New York Stock Exchange is greater than or equal to the applicable threshold for any 20 trading days within a 30 trading day period or (b) the per share price implied in a Mosaic Sale is greater than or equal to the applicable threshold.

The Sponsor Agreement shall terminate on the earlier of (a) the consummation of a Mosaic Sale and (b) the later of (i) the earlier of (x) the achievement of a $15.00 Stock Price Level on or before the fifth anniversary of the Closing and (y) the fifth anniversary of the Closing and (ii) the expiration of the Lock-up Period.

Stockholders Agreement

In connection with the execution of the Merger Agreement, Mosaic entered into a stockholders agreement (the “Stockholders Agreement”) with the SPAC sponsors, Blackstone and certain other parties thereto (collectively, the “Stockholder Parties”). The Stockholders Agreement will become effective upon the consummation of the Merger. Pursuant to the terms of the Stockholders Agreement, Blackstone will have the right to designate nominees for election to Mosaic’s board of directors following the Closing at any meeting of its stockholders (each, a “Blackstone Director”). The number of nominees that Blackstone will be entitled to nominate pursuant to the Stockholders Agreement is dependent on Blackstone’s beneficial ownership of Common Stock. For so long as Blackstone and their affiliates own (i) 50% or more of the Common Stock, Blackstone will be entitled to designate a majority of Mosaic’s directors, (ii) 40% to 50% of the Common Stock, Blackstone will be entitled to designate 40% of Mosaic’s directors, (iii) 30% (but less than 40%) of the Common Stock, Blackstone will be entitled to designate 30% of Mosaic’s directors, (iv) 20% (but less than 30%) of the Common Stock, Blackstone will be entitled to designate 20% of Mosaic’s directors and (v) 5% (but less than 20%) of the Common Stock, Blackstone will be entitled to designate 10% of Mosaic’s directors.

Under the Stockholders Agreement, Mosaic agreed to nominate one director designated by Fortress (the “Fortress Director”) to Mosaic’s board of directors so long as Fortress beneficially owns at least 50% of the shares of Mosaic’s Common Stock it owns immediately following the consummation of the Merger; provided that the Fortress Director must be an employee or principal of the Softbank Vision Fund unless otherwise agreed by Mosaic and Blackstone. Additionally, so long as Fortress beneficially owns at least 50% of the shares of Mosaic’s common stock it owns immediately following the consummation of the Merger, Fortress shall have the right to appoint a representative (the “Fortress Observer”) who will have the right to attend meetings of Mosaic’s board of directors and receive information given to Mosaic’s directors, subject to certain customary exceptions, including to preserve confidentiality obligations or privilege. The Fortress Observer will not have any voting rights.

Under the Stockholders Agreement, Mosaic agreed to nominate one director designated by the Summit Designator (as defined in the Stockholders Agreement) (the “Summit Director” and together with the Blackstone Directors and the Fortress Director, the “Stockholder Directors”) to Mosaic’s board of directors so long as the Summit Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of Mosaic’s Common Stock they own immediately following the consummation of the Merger. Additionally, so long as the Summit Holders beneficially owns at least 50% of the shares of Mosaic’s common stock they own immediately following the consummation of the Merger, the Summit Holders shall have the right to appoint a representative (the “Summit Observer”) who will have the right to attend meetings of Mosaic’s board of directors and receive information given to Summit’s directors, subject to certain customary exceptions, including to preserve confidentiality obligations or privilege. The Summit Observer will not have any voting rights.

In the case of a vacancy on Mosaic’s board created by the removal or resignation of a Stockholder Director, Mosaic agreed to nominate an individual designated by Blackstone or Fortress, as applicable, for election to fill the vacancy.

Confidentiality and Lockup Agreements

In addition, pursuant to certain Confidentiality and Lockup Agreements (the “Confidentiality and Lockup Agreements”), certain stockholders have agreed that they will not, during the period beginning on the effective time of the Merger and continuing to and including the date that is (i) in the case of 313 Acquisition, six months after the date of Closing, (ii) in the case of the Pedersen Holders, Dunn Holders, Summit Holders and Black Horse Holders (each as defined in the Stockholders Agreement), two years after the date of Closing and (iii) for all other Stockholder Parties, one year after the date of Closing, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreements). The Confidentiality and Lockup Agreements will become effective upon the consummation of the Merger.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, Vivint Smart Home, Mosaic, 313 Acquisition and certain significant stockholders of Mosaic entered into a registration rights agreement (“Registration Rights Agreement”). The Registration Rights Agreement will become effective upon the consummation of the Merger. Under the Registration Rights Agreement, following the consummation of the Merger Mosaic agreed to provide to 313 Acquisition an unlimited number of “demand” registration rights and to provide to other stockholders customary “piggyback” registration rights. The Registration Rights Agreement also provides that Mosaic will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Support and Services Agreement

In connection with the execution of the Merger Agreement, Mosaic, a subsidiary of Vivint Smart Home and Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone, entered into an amended and restated support and services agreement (as amended, the “Support and Services Agreement”), which amends and restates and existing agreement between Vivint Smart Home and BMP. The Support and Services Agreement will become effective upon the consummation of the Merger. Pursuant to the Support and Services Agreement, BMP has been engaged to provide, directly or indirectly, monitoring, advisory and consulting services that may be requested by Vivint Smart Home in the following areas: (1) advice regarding the structure, distribution and timing of debt and equity offerings and advice regarding relationships with Vivint Smart Home’s lenders and bankers, (2) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain of Vivint Smart Home’s key executives, (3) general advice regarding dispositions and/or acquisitions, (4) advice regarding the strategic direction of Vivint Smart Home’s business and (5) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by Vivint Smart Home. In exchange for these services, Vivint Smart Home will pay an annual monitoring fee to BMP of 1% of consolidated EBITDA until upon the earlier of (1) the completion of Vivint Smart Home’s fiscal year ended December 31, 2021 or (2) the date upon which Blackstone owns less than 5% of the voting power of all of the shares of capital stock entitled to vote generally in the election of directors of Vivint Smart Home or its direct or indirect controlling parent, and such stake has a fair market value (as determined by Blackstone) of less than $25 million.

Additionally, under the Support and Services Agreement, BMP will make available to Vivint Smart Home its portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group it its sole discretion to be warranted and appropriate. BMP may, at any time, choose not to provide any such services. Such services will be provided without charge, other than for the reimbursement of related out-of-pocket expenses incurred by BMP and its affiliates.

Note 11. Subsequent Events

Transaction between Legacy Vivint Smart Home and Vivint Smart Home

On January 17, 2020 (the “Closing Date”), the Company consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated September 15, 2019, by and among the Company, Maiden Merger Sub, Inc., its subsidiary (“Merger Sub”), and Legacy Vivint Smart Home, Inc. (f/k/a Vivint Smart Home, Inc.) (“Legacy Vivint Smart Home”), as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among the Company, Maiden Sub and Legacy Vivint Smart Home.

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each stockholder of Legacy Vivint Smart Home received 84.5320916792 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for each share of Legacy Vivint Smart Home common stock, par value $0.01 per share, that such stockholder owned.

Pursuant in each case to a Subscription Agreement entered into in connection with the Merger Agreement, certain investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and certain investment funds affiliated with The Blackstone Group Inc. (“Blackstone”) purchased, respectively, 12,500,000 and 10,000,000 newly-issued shares of Common Stock (such purchases, the “Fortress PIPE” and the “Blackstone PIPE,” respectively, and together, the “PIPE”) concurrently with the completion of the Merger (the “Closing”) on the Closing Date for an aggregate purchase price of $125,000,000 and $100,000,000, respectively. The founder shares automatically converted into Common Stock at Closing, on a one-for-one basis, subject to adjustment. The private placement warrants will expire five years after the Closing or earlier upon redemption or liquidation.

In connection with the execution of the Amendment, the Company entered into a Subscription and Backstop Agreement (the “Fortress Subscription and Backstop Agreement”) with Fortress, pursuant to which Fortress committed to (i) purchase $50,000,000 in aggregate purchase price of shares of the Company’s Common Stock in the open market, subject to applicable law, (ii) backstop redemptions by subscribing for a number of shares of newly-issued shares of the Company’s Common Stock at a purchase price per share equal to the per-share value of our trust account at the time of any such redemptions and (iii) subscribe for up to $50,000,000 (less the aggregate purchase price of the shares purchased by it in the open market and to backstop redemptions) in aggregate purchase price of newly-issued shares of the Company’s Common Stock at a purchase price of $10.00 per share to be issued at the Company’s election at the Closing. On the Closing Date, pursuant to the Fortress Subscription and Backstop Agreement, Fortress purchased 2,698,753 shares of Common Stock for an aggregate of $27.8 million. In connection with the Closing, 31,074,592 shares of Common Stock were redeemed at a per price share of approximately $10.29.

In addition, the Company entered into an additional subscription agreement (the “Additional Forward Purchaser Subscription Agreement”) with one of the forward purchasers (the “Forward Purchaser”). Pursuant to the Additional Forward Purchaser Subscription Agreement, immediately prior to the Effective Time, the Forward Purchaser purchased from us 5,000,000 shares of Common Stock at a purchase price of $10.00 per share. As consideration for the additional investment, 25% of Mosaic Sponsor LLC’s founder shares and private placement warrants were forfeited to the Company and the Company issued to the Forward Purchaser an equal number of shares of Common Stock and warrants concurrently with the Closing.

At the Closing, certain investors (including an affiliate of Fortress) received an aggregate of 15,789,474 shares of Common Stock at a purchase price of $9.50 per share (the “IPO Forward Purchaser Investment”) pursuant to the terms of the forward purchase agreements the Company entered into in connection with the Company’s initial public offering.

In addition, in connection with the Closing, all of the 8,625,000 outstanding shares of the Founder Shares were converted into shares of Common Stock on a one-for-one basis, subject to adjustment. Pursuant to the terms of a sponsor agreement (the “Sponsor Agreement”) entered into by the Company, Legacy Vivint Smart Home, the SPAC sponsors and one of the Company’s independent directors, the private placement warrants remain unvested and are subject to certain time and performance-based vesting provisions described therein.

In connection with the Closing, actual underwriter payments were $6.1 million.

In connection with the Closing, the Company changed its name from Mosaic Acquisition Corp. to Vivint Smart Home, Inc.

Subsequent to the Closing, the issuance of 12,500,000 earnout shares occurred in February 2020 after attainment of the First Earnout and the issuance of 12,500,000 earnout shares occurred in March 2020 after attainment of the Second Earnout.

Refinancing Transactions

On February 14, 2020, APX completed its offering of $600.0 million aggregate principal amount of 6.75% senior secured notes due 2027 (the “2027 Notes”) in a private placement.

Concurrently with the 2027 Notes offering, APX amended and restated the credit agreements governing our existing revolving credit facility and existing term loan credit facility (the “Concurrent Refinancing Transactions”). In connection therewith, APX, among other things, (i) extended the maturity date with respect to certain commitments under the revolving credit facility and increased the aggregate commitments in respect of the revolving credit facility to $350.0 million and (ii) extended the maturity date with respect to the loans outstanding under the term loan facility and increased the aggregate principal amount of term loans term loans outstanding under the term loan credit facility to $950.0 million.

APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of APX’s outstanding 8.750% Senior Notes due 2020 (the “2020 Notes Redemption”), (ii) redeem all of APX’s outstanding 8.875% Senior Secured Notes due 2022 (the “2022 Private Placement Notes Redemption”), (iii) refinance in full the existing borrowings under APX’s existing term loan facility and revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of APX’s outstanding 7.875% Senior Secured Notes due 2022 (the “Existing 7.875% Notes Redemption” and, together with the 2020 Notes Redemption and the 2022 Private Placement Notes Redemption, the “Redemptions”) and (v) pay the related accrued interest, fees and expenses related thereto. APX irrevocably deposited funds with the applicable trustee and/or paying agent to effect the Redemptions and to satisfy and discharge all of APX’s remaining obligations under the indenture governing APX’s 8.750% Senior Notes due 2020 and the note purchase agreement governing APX’s 8.875% Senior Secured Notes due 2022. Vivint intends to use any remaining net proceeds for general corporate purposes, which may include repayment of additional indebtedness.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Vivint Smart Home, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legacy Vivint Smart Home, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of Accounting Standards Update (ASU) No. 2014-09

As discussed in Note 2 and Note 3 to the consolidated financial statements, effective January 1, 2018 the Company has changed its method for recognizing revenue from contracts with customers and its accounting for contract acquisition costs due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Salt Lake City, Utah

March 13, 2020

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$4,549	$12,773
Accounts and notes receivable, net	64,216	48,724
Inventories	64,622	50,552
Prepaid expenses and other current assets	18,063	11,449

Total current assets	151,450	123,498
Property, plant and equipment, net	61,088	73,401
Capitalized contract costs, net	1,215,249	1,115,775
Deferred financing costs, net	1,123	2,058
Intangible assets, net	177,811	255,085
Goodwill	836,540	834,855
Operating lease right-of-use assets	65,320	—
Long-term notes receivables and other assets, net	95,827	119,819

Total assets	$2,604,408	$2,524,491

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$86,554	$67,086
Accrued payroll and commissions	72,642	65,479
Accrued expenses and other current liabilities	147,489	136,715
Deferred revenue	234,612	186,953
Current portion of notes payable, net	453,320	—
Current portion of operating lease liabilities	11,640	—
Current portion of finance lease liabilities	7,708	7,743

Total current liabilities	1,013,965	463,976
Notes payable, net	2,471,659	2,961,947
Notes payable, net—related party	103,634	75,148
Revolving line of credit	245,000	—
Finance lease liabilities, net of current portion	5,474	5,571
Deferred revenue, net of current portion	405,786	323,585
Operating lease liabilities, net of current portion	63,477	—
Other long-term obligations	80,540	90,209
Deferred income tax liabilities	2,231	1,096

Total liabilities	4,391,766	3,921,532
Commitments and contingencies (See Note 13)
Stockholders’ deficit:
Common stock, $0.01 par value, 2,000,000 shares authorized; 1,009,144 and 1,006,290 shares issued and outstanding as of December 31, 2019 and 2018, respectively	10	10
Preferred stock, $0.01 par value, 400,000 shares authorized, including 100,000 shares designated and 79,791 shares issued and outstanding of Series A Convertible Preferred Stock as of December 31, 2019 and 2018	1	1
Additional paid-in capital	740,119	735,966
Accumulated deficit	(2,500,022)	(2,104,181)
Accumulated other comprehensive loss	(27,466)	(28,837)

Total stockholders’ deficit	(1,787,358)	(1,397,041)

Total liabilities and stockholders’ deficit	$2,604,408	$2,524,491

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year ended December 31,
	2019	2018	2017
Revenues:
Recurring and other revenue	$1,155,981	$1,050,441	$843,420
Service and other sales revenue	—	—	26,988
Activation fees	—	—	11,575

Total revenues	1,155,981	1,050,441	881,983
Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	369,285	355,813	321,476
Selling expenses (exclusive of amortization of deferred commissions of $181,265, $165,797 and $84,152, respectively, which are included in depreciation and amortization shown separately below)	193,359	213,386	198,348
General and administrative expenses	192,182	209,257	188,397
Depreciation and amortization	543,440	514,082	329,255
Restructuring and asset impairment charges	—	4,683	—

Total costs and expenses	1,298,266	1,297,221	1,037,476

Loss from operations	(142,285)	(246,780)	(155,493)
Other expenses (income):
Interest expense	260,014	245,214	225,772
Interest income	(23)	(425)	(130)
Other (income) loss, net	(7,665)	(17,323)	27,986

Loss before income taxes	(394,611)	(474,246)	(409,121)
Income tax expense (benefit)	1,313	(1,611)	1,078

Net loss	$(395,924)	$(472,635)	$(410,199)

Net loss attributable per share to common stockholders:
Basic	$(392.86)	$(470.61)	$(408.75)
Diluted	$(392.86)	$(470.61)	$(408.75)
Weighted-average shares used in computing net loss attributable per share to common stockholders:
Basic	1,007,792	1,004,295	1,003,544
Diluted	1,007,792	1,004,295	1,003,544

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year ended December 31,
	2019	2018	2017
Net loss	$(395,924)	$(472,635)	$(410,199)
Other comprehensive income (loss), net of tax effects:
Foreign currency translation adjustment	1,371	(2,216)	3,155
Unrealized loss on marketable securities	—	—	(1,693)

Total other comprehensive income (loss)	1,371	(2,216)	1,462

Comprehensive loss	$(394,553)	$(474,851)	$(408,737)

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(In thousands, except shares)

	Common Stock		Convertible Preferred Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2016	1,003,541	$10	79,791	$1	$727,273	$(943,703)	$(28,763)	$(245,182)
Net Loss	—	—	—	—	—	(410,199)	—	(410,199)
Foreign currency translation adjustment	—	—	—	—	—	—	3,155	3,155
Unrealized loss on marketable securities	—	—	—	—	—	—	(1,693)	(1,693)
Stock-based compensation	—	—	—	—	1,577	(33)	—	1,544
Issuance of common stock	46	—	—	—	—	—	—	—

Balance, December 31, 2017	1,003,587	10	79,791	1	728,850	(1,353,935)	(27,301)	(652,375)
Net Loss	—	—	—	—	—	(472,635)	—	(472,635)
Foreign currency translation adjustment	—	—	—	—	—	—	(2,216)	(2,216)
Stock-based compensation	—	—	—	—	2,416	—	—	2,416
ASU 2014-09 adoption	—	—	—	—	—	(276,931)	—	(276,931)
ASU 2016-01 adoption	—	—	—	—	—	(680)	680	—
Issuance of common stock	31	—	—	—	—	—	—	—
Capital contribution	2,672	—	—	—	4,700	—	—	4,700

Balance, December 31, 2018	1,006,290	10	79,791	1	735,966	(2,104,181)	(28,837)	(1,397,041)
Net Loss	—	—	—	—	—	(395,924)	—	(395,924)
Foreign currency translation adjustment	—	—	—	—	—	—	1,371	1,371
Stock-based compensation	—	—	—	—	4,241	—	—	4,241
Return of capital	—	—	—	—	(4,788)	—	—	(4,788)
ASU 2016-02 adoption	—	—	—	—	—	83	—	83
Issuance of common stock	495	—	—	—	—	—	—	—
Capital contribution	2,359	—	—	—	4,700	—	—	4,700

Balance, December 31, 2019	1,009,144	$10	79,791	$1	$740,119	$(2,500,022)	$(27,466)	$(1,787,358)

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss from operations	$(395,924)	$(472,635)	$(410,199)
Adjustments to reconcile net loss to net cash used in operating activities of operations:
Amortization of capitalized contract costs	437,285	398,174	—
Amortization of subscriber acquisition costs	—	—	206,153
Amortization of customer relationships	74,538	84,174	94,863
Gain on fair value changes of equity securities	(2,254)	(477)	—
Expensed offering costs	168	4,721	—
Depreciation and amortization of property, plant and equipment and other intangible assets	31,617	31,734	28,239
Amortization of deferred financing costs and bond premiums and discounts	4,703	5,152	6,586
Loss (gain) on sale or disposal of assets	1,121	(49,762)	458
Loss on early extinguishment of debt	806	14,571	23,062
Stock-based compensation	4,241	2,505	1,595
Provision for doubtful accounts	25,043	19,405	22,465
Deferred income taxes	606	(2,149)	929
Changes in operating assets and liabilities, net of acquisitions:
Accounts and notes receivable, net	(34,486)	(34,008)	(49,590)
Inventories	(13,951)	64,442	(75,580)
Prepaid expenses and other current assets	(816)	4,695	(5,975)
Capitalized contract costs, net	(533,504)	(499,252)	—
Subscriber acquisition costs, net	—	—	(457,679)
Long-term notes receivables and other assets, net	20,975	(29,118)	(74,801)
Right-of-use assets	7,255	—	—
Accounts payable	5,611	(27,045)	70,525
Accrued payroll and commissions, accrued expenses, and other current and long-term liabilities	24,899	91,469	62,208
Current and long-term operating lease liabilities	(8,149)	—	—
Restructuring liability	—	—	(91)
Deferred revenue	128,624	172,905	247,500

Net cash used in operating activities	(221,592)	(220,499)	(309,332)
Cash flows from investing activities:
Capital expenditures	(10,119)	(19,412)	(20,391)
Proceeds from the sale of intangible assets	—	53,693	—
Proceeds from the sale of capital assets	878	127	776
Acquisition of intangible assets	(1,801)	(1,486)	(1,745)
Proceeds from sales of equity securities	5,430	—	—
Acquisition of other assets	—	—	(301)

Net cash (used in) provided by investing activities	(5,612)	32,922	(21,661)

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED

(In thousands)

	Year ended December 31,
	2019	2018	2017
Cash flows from financing activities:
Proceeds from notes payable	225,000	759,000	724,750
Proceeds from notes payable—related party	—	51,000	—
Repayments of notes payable	(233,100)	(522,191)	(450,000)
Borrowings from revolving line of credit	342,500	201,000	196,895
Repayments on revolving line of credit	(97,500)	(261,000)	(136,895)
Repayments of finance lease obligations	(9,781)	(12,354)	(10,007)
Payments of other long-term obligations	—	—	(2,983)
Return of capital	(5,435)	—	—
Financing costs	—	(11,317)	(18,277)
Deferred financing costs	(4,896)	(9,302)	(11,119)
Payments of offering costs	(2,574)	(3,129)	(1,151)
Proceeds from capital contributions	4,700	4,700	—

Net cash provided by financing activities	218,914	196,407	291,213
Effect of exchange rate changes on cash	66	71	132

Net (decrease) increase in cash and cash equivalents	(8,224)	8,901	(39,648)
Cash and cash equivalents:
Beginning of period	12,773	3,872	43,520

End of period	$4,549	$12,773	$3,872

Supplemental cash flow disclosures:
Income tax paid	$661	$330	$219
Interest paid	$252,911	$239,441	$207,433
Supplemental non-cash investing and financing activities:
Finance lease additions	$10,197	$4,569	$14,633
Intangible asset acquisitions included within accounts payable, accrued expenses and other current liabilities and other long-term obligations	$1,536	$974	$557
Deferred offering costs included within accounts payable	$4,206	$440	$2,208
Capital expenditures included within accounts payable, accrued expenses and other current liabilities	$2,074	$128	$2,531
Change in fair value of equity securities	$—	$—	$1,314
Property acquired under build-to-suit agreements included within other long-term obligations	$—	$—	$2,300

See accompanying notes to consolidated financial statements

LEGACY VIVINT SMART HOME, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Legacy Vivint Smart Home, Inc. (“Parent”) is a holding company, and all operations are conducted by its wholly-owned subsidiaries. Parent and its wholly-owned subsidiaries, (collectively the “Company”), is engaged in the sale, installation, servicing and monitoring of smart home and security systems, primarily in the United States and Canada. Parent, which is majority-owned by 313 Acquisition, LLC. (“313”), APX Group Holdings, Inc. (“Holdings”), which is wholly-owned by Parent, and APX Group, Inc. (“APX”), which is wholly-owned by Holdings, have no operations.

2. Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying consolidated financial statements pursuant to generally accepted accounting principles in the United States (“GAAP”). Preparing financial statements requires the Company to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on the Company’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the Company’s estimates. The results of operations presented herein are not necessarily indicative of the Company’s results for any future period.

Vivint Flex Pay

The Vivint Flex Pay plan (“Vivint Flex Pay”) became the Company’s primary sales model beginning in March 2017. Under Vivint Flex Pay, customers pay separately for the products (including control panel, security peripheral equipment, smart home equipment, and related installation) (“Products”) and Vivint’s smart home and security services (“Services”). The customer has the following three ways to pay for the Products: (1) qualified customers in the United States may finance the purchase of Products through a third-party financing providers (“Consumer Financing Program”) (2) the Company offers to some customers not eligible for the Consumer Financing Program, but who qualify under the Company’s underwriting criteria, may enter into a retail installment contract (“RIC”) directly with Vivint, or (3) customers may purchase the Products at the outset of the service contract by check, automatic clearing house payments (“ACH”), credit or debit card.

Although customers pay separately for Products and Services under the Vivint Flex Pay plan, the Company has determined that the shift in its sales model does not change the Company’s conclusion that the sale of Products and Services are one single performance obligation. As a result, all forms of transactions under Vivint Flex Pay create deferred revenue for the gross amount of Products sold. Gross deferred revenues are reduced by imputed interest on the RICs and the present value of expected payments due to the third-party financing provider under the Consumer Financing Program.

Under the Consumer Financing Program, qualified customers are eligible for loans provided by third-party financing providers of up to $4,000. The annual percentage rates on these loans range between 0% and 9.99%, based on the customer’s credit quality, and are either installment or revolving loans with a 42 or 60 month term.

For certain third-party provider loans, the Company pays a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider and the Company shares liability for credit losses, with the Company being responsible for between 5% and 100% of lost principal balances. Additionally, the Company is responsible for reimbursing certain third-party financing providers for credit card transaction fees associated with the loans. Because of the nature of these provisions, the Company records a derivative liability at its fair value when the third-party financing provider originates loans to customers, which reduces the amount of estimated revenue recognized on the provision of the services. The derivative liability is reduced as payments are made by the Company to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other expenses (income), net in the Consolidated Statement of Operations. (See Note 9).

For other third-party loans, the Company receives net proceeds (net of fees and expected losses) for which the Company has no further obligation to the third-party. The Company records these net proceeds to deferred revenue.

Retail Installment Contract Receivables

For subscribers that enter into a RIC to finance the purchase of Products and related installation, the Company records a receivable for the amount financed. Gross RIC receivables are reduced for (i) expected write-offs of uncollectible balances over the term of the RIC and (ii) a present value discount of the expected cash flows using a risk adjusted market interest rate (together, the “RIC Discount”). Therefore, the RIC receivables equal the present value of the expected cash flows to be received by the Company over the term of the RIC. At the time of installation, the Company records a long-term note receivable within long-term notes receivables and other assets, net on the consolidated balance sheets for the present value of the receivables that are expected to be collected beyond 12 months of the reporting date. The unbilled receivable amounts that are expected to be collected within 12 months of the reporting date are included as a short-term notes receivable within accounts and notes receivable, net on the consolidated balance sheets. The billed amounts of notes receivables are included in accounts receivable within accounts and notes receivable, net on the consolidated balance sheets.

The Company imputes the interest on the RIC receivable using a risk adjusted market interest rate and records it as an adjustment to deferred revenue and as an adjustment to the face amount of the related receivable. The risk adjusted interest rate considers a number of factors, including credit quality of the subscriber base and other qualitative considerations such as macro-economic factors. The imputed interest income is recognized over the term of the RIC contract as recurring and other revenue on the consolidated statements of operations.

When the Company determines that there are RIC receivables that have become uncollectible, it records an adjustment to the RIC Discount and reduces the related note receivable balance. On a regular basis, the Company also assesses the level of the RIC Discount balance based on historical RIC write-off trends and adjusts the balance, if necessary. Account balances are written-off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due. (See Note 4).

Revenue Recognition

The Company offers its customers smart home services combining Products, including a proprietary control panel, door and window sensors, door locks, security cameras and smoke alarms; installation; and a proprietary back-end cloud platform software and Services. These together create an integrated system that allows the Company’s customers to monitor, control and protect their home (“Smart Home Services”). The Company’s customers are buying this integrated system that provides them with these Smart Home Services. The number and type of Products purchased by a customer depends on their desired functionality. Because the Products and Services included in the customer’s contract are integrated and highly interdependent, and because they must work together to deliver the Smart Home Services, the Company has concluded that installed Products, related installation and Services contracted for by the customer are generally not distinct within the context of the contract and, therefore, constitute a single, combined performance obligation. Revenues for this single, combined performance obligation are recognized on a straight-line basis over the customer’s contract term, which is the period in which the parties to the contract have enforceable rights and obligations. The Company has determined that certain contracts that do not require a long-term commitment for monitoring services by the customer contain a material right to renew the contract, because the customer does not have to purchase Products upon renewal. Proceeds allocated to the material right are recognized over the period benefit, which is generally three years.

The majority of the Company’s subscription contracts are between three and five years in length and are non-cancelable. These contracts with customers generally convert into month-to-month agreements at the end of the initial term, and some customer contracts are month-to-month from inception. Payment for recurring monitoring and other Smart Home Services is generally due in advance on a monthly basis.

Sales of Products and other one-time fees such as service fees or installation fees are invoiced to the customer at the time of sale. Revenues for wireless internet service that were provided by Vivint Wireless Inc. (“Wireless Internet” or “Wireless”) and any Products or Services that are considered separate performance obligations are recognized when those Products or Services are delivered. Taxes collected from customers and remitted to governmental authorities are not included in revenue. Payments received or amounts billed in advance of revenue recognition are reported as deferred revenue.

Deferred Revenue

The Company’s deferred revenues primarily consist of amounts for sales (including upfront proceeds) of Smart Home Services. Deferred revenues are recognized over the term of the related performance obligation, which is generally three to five years.

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers for recurring monthly monitoring Services and the billed portion of RIC receivables. The accounts receivable are recorded at invoiced amounts and are non-interest bearing and are included within accounts and notes receivable, net on the consolidated balance sheets. Accounts receivable totaled $20.5 million and $16.5 million and December 31, 2019 and 2018, respectively net of the allowance for doubtful accounts of $8.1 million and $5.6 million at December 31, 2019 and 2018, respectively. The Company estimates this allowance based on historical collection experience and subscriber attrition rates. When the Company determines that there are accounts receivable that are uncollectible, they are charged off against the allowance for doubtful accounts. The provision for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations and totaled $25.0 million and $19.4 million for the years ended December 31, 2019 and 2018, respectively.

The changes in the Company’s allowance for accounts receivable were as follows for the periods ended (in thousands):

	Year ended December 31,
	2019	2018	2017
Beginning balance	$5,594	$5,356	$4,138
Provision for doubtful accounts	25,043	19,405	22,465
Write-offs and adjustments	(22,519)	(19,167)	(21,247)

Balance at end of period	$8,118	$5,594	$5,356

Restructuring and Asset Impairment Charges

Restructuring and asset impairment charges represent expenses incurred in relation to activities to exit or dispose of portions of the Company’s business that do not qualify as discontinued operations. Liabilities associated with restructuring are measured at their fair value when the liability is incurred. Expenses for related termination benefits are recognized at the date the Company notifies the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period. Liabilities related to termination of a contract are measured and recognized at fair value when the contract does not have any future economic benefit to the entity and the fair value of the liability is determined based on the present value of the remaining obligation. The Company expenses all other costs related to an exit or disposal activity as incurred (See Note 10).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Legacy Vivint Smart Home, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Capitalized Contract Costs

Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts. These include commissions, other compensation and related costs incurred directly for the origination and installation of new or upgraded customer contracts, as well as the cost of Products installed in the customer home at the commencement or modification of the contract. The Company calculates amortization by accumulating all deferred contract costs into separate portfolios based on the initial month of service and amortizes those deferred contract costs on a straight-line basis over the expected period of benefit that the Company has determined to be five years, consistent with the pattern in which the Company provides services to its customers. The Company believes this pattern of amortization appropriately reduces the carrying value of the capitalized contract costs over time to reflect the decline in the value of the assets as the remaining period of benefit for each monthly portfolio of contracts decreases. The period of benefit of five years is longer than a typical contract term because of anticipated contract renewals. The Company applies this period of benefit to its entire portfolio of contracts. The Company updates its estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. Amortization of capitalized contract costs is included in “Depreciation and Amortization” on the consolidated statements of operations.

The carrying amount of the capitalized contract costs is periodically reviewed for impairment. In performing this review, the Company considers whether the carrying amount of the capitalized contract costs will be recovered. In estimating the amount of consideration the Company expects to receive in the future related to capitalized contract costs, the Company considers factors such as attrition rates, economic factors, and industry developments, among other factors. If it is determined that capitalized contract costs are impaired, an impairment loss is recognized for the amount by which the carrying amount of the capitalized contract costs and the anticipated costs that relate directly to providing the future services exceed the consideration that has been received and that is expected to be received in the future.

Contract costs not directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts are expensed as incurred. These costs include those associated with housing, marketing and recruiting, non-direct lead generation costs, certain portions of sales commissions and residuals, overhead and other costs considered not directly and specifically tied to the origination of a particular subscriber.

On the consolidated statement of cash flows, capitalized contract costs are classified as operating activities and reported as “Capitalized contract costs—deferred contract costs” as these assets represent deferred costs associated with subscriber contracts.

Cash and Cash Equivalents

Cash and cash equivalents consists of highly liquid investments with remaining maturities when purchased of three months or less.

Inventories

Inventories, which are comprised of smart home and security system equipment and parts are stated at the lower of cost or net realizable value with cost determined under the first-in, first-out (FIFO) method. Inventories sold to customers as part of a smart home and security system are generally capitalized as capitalized contract costs. The Company adjusts the inventories balance based on anticipated obsolescence, usage and historical write-offs.

Property, Plant and Equipment and Long-lived Assets

Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term for assets under finance leases, whichever is shorter. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from 2 to 10 years. Definite-lived intangible assets are amortized on the straight-line method over the estimated useful life of the asset or in a pattern in which the economic benefits of the intangible asset are consumed. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred.

The Company reviews long-lived assets, including property, plant and equipment, capitalized contract costs, and definite-lived intangibles for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company considers whether or not indicators of impairment exist on a regular basis and as part of each quarterly and annual financial statement close process. Factors the Company considers in determining whether or not indicators of impairment exist include market factors and patterns of customer attrition. If indicators of impairment are identified, the Company estimates the fair value of the assets. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

The Company conducts an indefinite-lived intangible impairment analysis annually as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of the Company’s indefinite-lived intangibles may be less than the carrying amount. When indicators of impairment do not exist and certain accounting criteria are met, the Company is able to evaluate indefinite-lived intangible impairment using a qualitative approach. When necessary, the Company’s quantitative impairment test consists of two steps. The first step requires that the Company compare the estimated fair value of its indefinite-lived intangibles to the carrying value. If the fair value is greater than the carrying value, the intangibles are not considered to be impaired and no further testing is required. If the fair value is less than the carrying value, an impairment loss in an amount equal to the difference is recorded.

During the years ended December 31, 2019, 2018 and 2017, no impairments to long-lived assets or intangibles were recorded.

The Company’s depreciation and amortization included in the consolidated statements of operations consisted of the following (in thousands):

	Year ended December 31,
	2019	2018	2017
Amortization of capitalized contract costs	$437,285	$398,174	$—
Amortization of subscriber acquisition costs	—	—	206,153
Amortization of definite-lived intangibles	80,468	90,945	101,827
Depreciation of property, plant and equipment	25,687	24,963	21,275

Total depreciation and amortization	$543,440	$514,082	$329,255

Wireless Spectrum Licenses

The Company had capitalized as an intangible asset wireless spectrum licenses that were acquired from third parties. The cost basis of the wireless spectrum asset includes the purchase price paid for the licenses at the time of acquisition, plus costs incurred to acquire the licenses. The asset and related liability were recorded at the net present value of future cash outflows using the Company’s incremental borrowing rate at the time of acquisition.

The Company determined that the wireless spectrum licenses met the definition of indefinite-lived intangible assets because the licenses were able to be renewed periodically for a nominal fee, provided that the Company continued to meet the service and geographic coverage provisions. In January 2018, the Company terminated the wireless spectrum licenses for cash consideration. See Note 8 for further discussion.

Leases

Effective January 1, 2019 the Company accounts for leases under Topic 842 (see Recently Adopted Accounting Standards below). Under Topic 842, the Company determines if an arrangement is a lease at inception. Lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, the Company uses the implicit rate when available. When implicit rates are not available, the Company uses an incremental borrowing rate based on the information available at commencement date. The lease ROU asset also includes any lease payments made and is reduced by lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not record lease ROU assets and liabilities for leases with terms of 12 months or less.

Leases are classified as either operating or finance at lease inception. Operating lease assets and liabilities and finance lease liabilities are stated separately on the consolidated balance sheets. Finance lease assets are included in property, plant and equipment, net on the consolidated balance sheets.

The Company has lease agreements with lease and non-lease components. For facility type leases, the Company separates the lease and non-lease components. Generally, the Company accounts for the lease and non-lease components as a single lease component for all other class of leases.

Prior to the adoption of Topic 842, the Company’s leases were classified as either operating or capital leases. Capital lease liabilities were stated separately on the consolidated balance sheets and capital lease assets were included in property, plant and equipment, net on the consolidated balance sheets. Operating leases were not recognized in the balance sheet. Capital lease balances are presented on the same lines as finance lease balances for comparative prior periods in the unaudited consolidated financial statements. See Recently Adopted Accounting Standards below and note 14 “Leases” for additional information related to the impact of adopting Topic 842.

Long-term Investments

The Company’s long-term investments are composed of equity securities in certain companies. As of December 31, 2018, the Company’s equity investments totaled $3.9 million. The Company did not hold any equity security investments as of December 31, 2019.

Management determines the appropriate fair value measurement of its investments at the time of purchase and reevaluates the fair value measurement at each balance sheet date. Equity securities, are classified as either short-term or long-term, based on the nature of each security and its availability for use in current operations. The Company’s equity securities are carried at fair value, with gains and losses, reported in other income or loss within the statement of operations

The Company performs impairment analyses of its investments without readily determinable fair values when events occur or circumstances change that would, more likely than not, reduce the fair value of the investment below its carrying value. When indicators of impairment do not exist, the Company evaluates impairment using a qualitative approach. Additionally, increases or decreases in the carrying amount resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer are adjusted through the statement of operations as needed.

Deferred Financing Costs

Certain costs incurred in connection with obtaining debt financing are deferred and amortized utilizing the straight-line method, which approximates the effective-interest method, over the life of the related financing. Deferred financing costs associated with obtaining APX’s revolving credit facility are amortized over the amended maturity dates discussed in Note 5. Deferred costs associated with the revolving credit facility reported in the accompanying consolidated balance sheets as deferred financing costs, net at December 31, 2019 and 2018 were $1.1 million and $2.1 million, net of accumulated amortization of $10.6 million and $9.6 million, respectively. Deferred financing costs included in the accompanying consolidated balance sheets within notes payable, net at December 31, 2019 and 2018 were $27.0 million and $32.4 million, net of accumulated amortization of $63.5 million and $54.6 million, respectively. Amortization expense on deferred financing costs recognized and included in interest expense in the accompanying consolidated statements of operations totaled $9.8 million, $10.4 million and $11.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Offering Costs

Specific incremental costs (i.e. consisting of legal, accounting and other fees and costs) directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event a planned offering of securities does not occur or is significantly delayed, all of the costs are expensed. There were $6.2 million of offering costs capitalized as of December 31, 2019, in prepaid expenses and other current assets on the consolidated balance sheets. Offering costs of $0.2 million and $4.7 million were expensed to general and administrative expenses in the year ended December 31, 2019 and 2018, respectively, when offering plans were delayed.

Residual Income Plans

The Company has a program that allows certain third-party sales channel partners to receive additional compensation based on the performance of the underlying contracts they create (the “Channel Partner Plan”). The Company also has a residual sales compensation plan (the “Residual Plan”) under which the Company’s sales personnel (each, a “Plan Participant”) receive compensation based on the performance of the underlying contracts they create.

For both the Channel Partner Plan and Residual Plan, the Company calculates the present value of the expected future residual payments and records a liability for this amount in the period the subscriber account is originated. These costs are recorded to capitalized contract costs. The Company monitors actual payments and customer attrition on a periodic basis and, when necessary, makes adjustments to the liability. The amount included in accrued payroll and commissions was $4.5 million and $4.5 million as of December 31, 2019 and 2018, respectively, and the amount included in other long-term obligations was $20.7 million and $13.0 million at December 31, 2019 and 2018, respectively.

Stock-Based Compensation

The Company measures compensation cost based on the grant-date fair value of the award and recognizes that cost over the requisite service period of the awards (See Note 12).

Advertising Expense

Advertising costs are expensed as incurred. Advertising costs were approximately $60.4 million, $47.2 million and $42.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Income Taxes

The Company accounts for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

The Company recognizes the effect of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. The Company records the effect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition, or cash flows (See Note 11).

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of receivables and cash. At times during the year, the Company maintains cash balances in excess of insured limits. The Company is not dependent on any single customer or geographic location. The loss of a customer would not adversely impact the Company’s operating results or financial position.

Concentrations of Supply Risk

As of December 31, 2019, approximately 88% of the Company’s installed panels were SkyControl panels, 12% were 2GIG Go!Control panels. During 2018 the Company transitioned to a new panel supplier. The loss of the Company’s panel supplier could potentially impact its operating results or financial position.

Fair Value Measurement

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy:

Level 1: Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

Level 2: Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2019 and 2018.

The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.

Goodwill

The Company conducts a goodwill impairment analysis annually in the fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of the Company’s reporting units may be less than their carrying amounts. When indicators of impairment do not exist and certain accounting criteria are met, the Company is able to evaluate goodwill impairment using a qualitative approach. When necessary, the Company’s quantitative goodwill impairment test consists of two steps. The first step requires that the Company compare the estimated fair value of its reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the Company would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. The Company’s reporting units are determined based on its current reporting structure, which as of December 31, 2019 consisted of one reporting unit. The Company found that no indicators of goodwill impairment existed during the year ended December 31, 2019, thus a qualitative approach was used and it was determined that no impairment existed for goodwill.

During the years ended December 31, 2019, 2018 and 2017, no impairments to goodwill were recorded.

Foreign Currency Translation and Other Comprehensive Income

The functional currency of Vivint Canada, Inc. is the Canadian dollar. Accordingly, Vivint Canada, Inc. assets and liabilities are translated from their respective functional currencies into U.S. dollars at period-end rates and Vivint Canada, Inc. revenue and expenses are translated at the weighted-average exchange rates for the period. Adjustments resulting from this translation process are classified as other comprehensive (loss) income and shown as a separate component of equity.

When intercompany foreign currency transactions between entities included in the consolidated financial statements are of a long term investment nature (i.e., those for which settlement is not planned or anticipated in the foreseeable future) foreign currency translation adjustments resulting from those transactions are included in stockholders’ (deficit) equity as accumulated other comprehensive loss or income. When intercompany transactions are deemed to be of a short term nature, translation adjustments are required to be included in the consolidated statement of operations. The Company has determined that settlement of Vivint Canada, Inc. intercompany balances are anticipated and therefore such balances are deemed to be of a short-term nature. Translation activity included in the statements of operations in other loss, net related to intercompany balances was a gain of $3.4 million for the year ended December 31, 2019, a loss of $7.1 million for the year ended December 31, 2018, and a gain of $4.9 million for the year ended December 31, 2017.

Letters of Credit

As of December 31, 2019 and 2018, the Company had $11.1 million and $13.8 million, respectively, of letters of credit issued in the ordinary course of business, all of which are undrawn.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses (Topic 326)” which modifies the measurement of expected credit losses of certain financial instruments. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019 and must be applied using a modified-retrospective approach, with early adoption permitted. The Company expects the adoption of ASU 2016-13 to have an impact on the accounting for accounts receivable and RICs included in accounts and notes receivable, net and long-term notes receivables and other assets, net in the balance sheets and is still evaluating the extent of such impact.

Recently Adopted Accounting Standards

ASU 2016-02

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” to increase transparency and comparability among organizations as it relates to lease assets and lease liabilities. The update requires that lease assets and lease liabilities be recognized on the balance sheet, and that key information about leasing arrangements be disclosed. Prior to this update, GAAP did not require operating leases to be recognized as lease assets and lease liabilities on the balance sheet.

The Company adopted ASU 2016-02 as of January 1, 2019, utilizing the modified retrospective approach and using certain practical expedients. The adoption of the standard resulted in recording ROU assets of $75.5 million and lease liabilities of $85.9 million as of January 1, 2019. The ROU assets are lower than the lease liabilities as existing deferred rent and lease incentive liabilities were recorded against the ROU assets at adoption in accordance with the standard. The standard did not materially affect the Company’s consolidated statements of operations or its consolidated statements of cash flows. The standard also resulted in a reassessment that a sale would have occurred at January 1, 2019 for the Company’s build-to-suit building. As a result, the Company classifies the leasing arrangement as an operating lease. The recognition of the sale-leaseback transaction resulted in an immaterial amount recorded to opening equity. See Note 6 for additional information on the sale-leaseback transaction. See Note 14 “Leases” for additional information related to the impact of adopting this standard.

ASU 2014-09

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605).” Under Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, Topic 606 requires enhanced disclosures, including disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, the Company refers to Topic 606 and Subtopic 340-40 as the “new standard”.

The Company adopted the new standard as of January 1, 2018, utilizing the modified retrospective method of transition (the cumulative catch-up transition method). Adoption of the new standard resulted in changes to the accounting policies for revenue recognition, deferred revenue, and capitalized contract costs (formerly subscriber acquisition costs). The cumulative effect of applying the new standard to all contracts with customers that were not completed as of January 1, 2018 was recorded as an adjustment to accumulated deficit as of the adoption date. The comparative information as of and for the year ended December 31, 2017 has not been adjusted and continues to be reported under Topic 605. See Note 3 “Revenue and Capitalized Contract Costs” for additional information related to the impact of adopting this standard and a discussion of the Company’s updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

3. Revenue and Capitalized Contract Costs

Customers are typically invoiced for Smart Home Services in advance or at the time the Company delivers the related Smart Home Services. The majority of customers pay at the time of invoice via credit card, debit card or ACH. Deferred revenue relates to the advance consideration received from customers, which precedes the Company’s satisfaction of the associated performance obligation. The Company’s deferred revenues primarily result from customer payments received in advance for recurring monthly monitoring and other Smart Home Services, or other one-time fees, because these performance obligations are satisfied over time.

During the years ended December 31, 2019 and 2018, the Company recognized revenues of $225.9 million and $144.1 million, respectively, that were included in the deferred revenue balance as of December 31, 2018 and 2017, respectively.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, approximately $2.6 billion of revenue is expected to be recognized from remaining performance obligations for subscription contracts. The Company expects to recognize approximately 61% of the revenue related to these remaining performance obligations over the next 24 months, with the remaining balance recognized over an additional 36 months.

Financial Statement Impact of Adopting Topic 606

The following tables compare the select reported consolidated statements of operations and cash flows line items to the amounts had the previous guidance been in effect (in thousands):

Consolidated Statements of Operations and Comprehensive Loss

	Year ended December 31, 2019			Year ended December 31, 2018
	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/ (Lower)	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/ (Lower)
Recurring and other revenue	$1,155,981	$1,038,788	$117,193	$1,050,441	$950,661	$99,780
Service and other sales revenue	—	66,542	(66,542)	—	46,177	(46,177)
Activation fees	—	8,117	(8,117)	—	9,705	(9,705)
Total revenues	1,155,981	1,113,447	42,534	1,050,441	1,006,543	43,898
Operating expenses	369,285	419,041	(49,756)	355,813	385,672	(29,859)
Depreciation and amortization	543,440	390,733	152,707	514,082	367,879	146,203
Loss from operations	(142,285)	(81,868)	(60,417)	(246,780)	(174,334)	(72,446)
Income tax (benefit) expense	1,313	3,142	(1,829)	(1,611)	806	(2,417)
Net loss	(395,924)	(337,336)	(58,588)	(472,635)	(402,606)	(70,029)

Consolidated Statements of Cash flows

	Year ended December 31, 2019			Year ended December 31, 2018
	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/ (Lower)	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/ (Lower)
Cash flows from operating activities:
Net loss	$(395,924)	$(337,336)	$(58,588)	$(472,635)	$(402,606)	$(70,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of capitalized contract costs	437,285	—	437,285	398,174	—	398,174
Amortization of subscriber acquisition costs	—	284,574	(284,574)	—	251,971	(251,971)
Changes in operating assets and liabilities:
Capitalized contract costs – deferred contract costs	(533,504)	—	(533,504)	(499,252)	—	(499,252)
Subscriber acquisition costs – deferred contract costs	—	(483,748)	483,748	—	(469,393)	469,393
Accrued expenses and other current liabilities	24,899	26,727	(1,828)	91,469	93,886	(2,417)
Deferred revenue	128,624	171,163	(42,539)	172,905	216,803	(43,898)

Net cash used in operating activities	$(221,592)	$(221,592)	$—	$(220,499)	$(220,499)	$—

Timing of Revenue Recognition

The Company previously recognized certain service and other sales revenue when the Services were provided or when title to Products sold transferred to the subscriber. Revenue from the sale of Products that were not part of the service offering (i.e., those Products sold subsequent to the date of the initial installation) were also generally recognized upon delivery of Products. Under the new standard, the Company considers Products, related installation, and its proprietary back-end cloud platform software and services an integrated system that allows the Company’s subscribers to monitor, control and protect their homes. These Smart Home Services are accounted for as a single performance obligation that is recognized over the subscriber’s contract term. Accordingly, the Company now defers a larger portion of certain Smart Home Services revenue, as prior to the adoption of Topic 606 certain of this revenue was recognized at the time services were provided or upon delivery.

The Company previously amortized deferred revenues related to sales of Products and activation fees on subscriber contracts over the expected life of the customer, which was 15 years using a 240% declining balance method. Under the new standard, revenues related to sales of Products and activation fees are included in the transaction price allocated to the single Smart Home Service performance obligation and recognized straight-line over the subscriber’s contract term, which is generally three to five years.

Capitalized Contract Costs

Capitalized contract costs generally include commissions, other compensation and related costs incurred directly for the generation and installation of new or modified subscriber contracts, as well as the cost of Products installed in the subscriber’s home at the commencement or modification of the contract. The Company previously deferred and amortized these costs for new subscriber contracts in the same manner as deferred revenue and generally expensed all costs associated with modified subscriber contracts. Under the new standard, the Company defers and amortizes these costs for new or modified subscriber contracts on a straight-line basis over the expected period of benefit of five years.

4. Retail Installment Contract Receivables

Certain subscribers have the option to purchase Products under a RIC, payable over either 42 or 60 months. Short-term RIC receivables are recorded in accounts and notes receivable, net and long-term RIC receivables are recorded in long-term notes receivables and other assets, net in the consolidated balance sheets.

The following table summarizes the RIC receivables (in thousands):

	December 31, 2019	December 31, 2018
RIC receivables, gross	$192,058	$175,250
RIC Discount	(59,513)	(34,163)

RIC receivables, net	$132,545	$141,087

Classified on the consolidated balance sheets as:
Accounts and notes receivable, net	$43,733	$32,185
Long-term notes receivables and other assets, net	88,812	108,902

RIC receivables, net	$132,545	$141,087

The changes in the Company’s RIC Discount were as follows (in thousands):

	For the Years Ended
	December 31, 2019	December 31, 2018
RIC Discount, beginning of period	$34,163	$36,048
Write-offs, net of recoveries	(21,392)	(26,360)
Change in RIC Discount on short-term and long-term RIC receivables	46,742	24,475

RIC Discount, end of period	$59,513	$34,163

During year ended December 31, 2019, 2018 and 2017, the amount of RIC imputed interest income recognized in recurring and other revenue was $13.6 million, $14.9 million and $7.3 million, respectively.

Change in Accounting Estimate in 2019

RIC receivables are recorded at their present value, net of the RIC Discount. The Company records the RIC Discount as an adjustment to deferred revenue and as an adjustment to the face amount of the related receivable. The RIC Discount considers a number of factors, including collection experience, credit quality of the subscriber base and other qualitative considerations such as macro-economic factors.

In the third quarter of 2019, with over two years of RIC customer history, the Company believed that it had sufficient data and experience from RIC receivables to reevaluate the remaining RIC Discount. The Company determined that actual RIC write-offs were trending higher than the expected write-offs used in the original estimates. Therefore, the Company determined that it was necessary to adjust the remaining RIC Discount balance primarily associated with subscribers originated in 2017 and 2018, to reflect the new estimate of the present value of cash expected to be collected over the remaining contractual periods.

In accordance with this change in accounting estimate, in the third quarter of 2019 the Company increased the RIC Discount and recognized an adjustment to revenue to record the proportional amount related to performance obligations that have already been delivered and the remaining amount (related to undelivered performance obligations) to deferred revenue. The Company recorded a total increase to the RIC Discount of $26.6 million, with a decrease to deferred revenue of $17.5 million and a decrease to recurring and other revenue of $9.1 million. The decrease to revenue resulted in a corresponding increase to net loss for the year ended December 31, 2019.

5. Long-Term Debt

The Company’s debt at December 31, 2019 and 2018 consisted of the following (in thousands):

	December 31, 2019
	Outstanding Principal	Unamortized Premium (Discount)	Unamortized Deferred Financing Costs (1)	Net Carrying Amount
Long-Term Debt:
Senior Secured Revolving Credit Facilities	$245,000	$—	$—	245,000
8.875% Senior Secured Notes Due 2022	270,000	(1,645)	(451)	267,904
7.875% Senior Secured Notes Due 2022	900,000	15,480	(9,532)	905,948
7.625% Senior Notes Due 2023	400,000	—	(3,081)	396,919
8.500% Senior Secured Notes Due 2024	225,000	—	(4,431)	220,569
Term Loan—noncurrent	791,775	—	(7,822)	783,953

Total Long-Term Debt	2,831,775	13,835	(25,317)	2,820,293
Current Debt:
8.75% Senior Notes due 2020	454,299	742	$(1,721)	453,320
Term Loan—current	8,100	—	—	8,100

Total Current Debt	462,399	742	(1,721)	461,420

Total Debt	$3,294,174	$14,577	$(27,038)	$3,281,713

	December 31, 2018
	Outstanding Principal	Unamortized Premium (Discount)	Unamortized Deferred Financing Costs (1)	Net Carrying Amount
Long-Term Debt:
8.75% Senior Notes due 2020	$679,299	$2,230	$(5,380)	$676,149
8.875% Senior Secured Notes Due 2022	270,000	(2,122)	(602)	267,276
7.875% Senior Secured Notes Due 2022	900,000	20,178	(12,799)	907,379
7.625% Senior Notes Due 2023	400,000	—	(3,922)	396,078
Term Loan—noncurrent	799,875	—	(9,662)	790,213

Total Long-Term Debt	3,049,174	20,286	(32,365)	3,037,095
Term Loan—current	8,100	—	—	8,100

Total Debt	$3,057,274	$20,286	$(32,365)	$3,045,195

(1)

Unamortized deferred financing costs related to the revolving credit facilities included in deferred financing costs, net on the consolidated balance sheets at December 31, 2019 and 2018 was $1.1 million and $2.1 million, respectively.

Notes Payable

2020 Notes

As of December 31, 2019, APX had $454.3 million outstanding aggregate principal amount of 8.75% senior notes due 2020 (the “2020 notes”) with a maturity date of December 1, 2020.

2022 Private Placement Notes

As of December 31, 2019, APX had $270.0 million outstanding aggregate principal amount of 8.875% senior secured notes due 2022 (the “2022 private placement notes”). The 2022 private placement notes will mature on December 1, 2022, unless, under “Springing Maturity” provisions, on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $190.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2020 notes, in which case the 2022 private placement notes will mature on September 1, 2020. The 2022 private placement notes are secured, on a pari passu basis, by the collateral securing obligations under the 2022 private placement notes, the 2022 notes (as defined below), the 2024 notes (as defined below) and the revolving credit facilities and the Term Loan (as defined below), in all cases, subject to certain exceptions and permitted liens.

2022 Notes

As of December 31, 2019, APX had $900.0 million outstanding aggregate principal amount of 7.875% senior secured notes due 2022 (the “2022 notes”). The 2022 notes will mature on December 1, 2022, or on such earlier date when any outstanding pari passu lien indebtedness matures as a result of the operation of any “Springing Maturity” provision set forth in the agreements governing such pari passu lien indebtedness. The 2022 notes are secured, on a pari passu basis, by the collateral securing obligations under the 2022 private placement notes, the 2024 notes (as defined below), the revolving credit facilities and the Term Loan, in all cases, subject to certain exceptions and permitted liens.

2023 Notes

As of December 31, 2019, APX had $400.0 million outstanding aggregate principal amount of the 7.625% senior notes due 2023 (the “2023 notes”) with a maturity date of September 1, 2023.

2024 Notes

In May 2019, APX issued $225.0 million outstanding aggregate principal amount of 8.5% senior secured notes due 2024 (the “2024 notes” and, together with the 2020 notes, the 2022 notes, the 2022 private placement notes and the 2023 notes the “Notes”). The net proceeds from the 2024 notes offering were used to redeem $225.0 million aggregate principal amount of our 2020 notes, and to pay the related accrued interest and to pay all fees and expenses related thereto. The 2024 notes will mature on November 1, 2024, unless, under “Springing Maturity” provisions, (1) on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $275.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2020 notes, in which case the 2024 notes will mature on September 1, 2020 or (2) on June 1, 2023 (the 91st day prior to the maturity of the 2023 notes) more than an aggregate principal amount of $125.0 million of such 2023 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2023 notes, in which case the 2024 Notes will mature on June 1, 2023. The 2024 notes are secured, on a pari passu basis, by the collateral securing obligations under the 2022 private placement notes, the 2022 notes, the revolving credit facilities and the Term Loan, in all cases, subject to certain exceptions and permitted liens.

Interest accrues at the rate of 8.75% per annum for the 2020 notes, 8.875% per annum for the 2022 private placement notes, 7.875% per annum for the 2022 notes, 7.625% per annum for the 2023 notes and 8.50% per annum for the 2024 notes. Interest on the 2020 notes, 2022 private placement notes and 2022 notes is payable semiannually in arrears on June 1 and December 1 of each year. Interest on the 2023 notes is payable semiannually in arrears on March 1 and September 1 of each year. Interest on the 2024 notes is payable semiannually in arrears on May 1 and November 1 each year. APX may redeem the Notes at the prices and on the terms specified in the applicable indenture, or the note purchase agreement.

Term Loan

In September 2018, APX entered into a credit agreement (the “September 2018 issuance”) for total term loans of $810.0 million (the “Term Loan”). The Company is required to make quarterly amortization payments under the Term Loan in an amount equal to 0.25% of the aggregate principal amount of Term Loan outstanding on the closing date thereof. The remaining principal amount outstanding under the Term Loan will be due and payable in full on March 31, 2024, unless, under “Springing Maturity” provision, (1) on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $275.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2020 notes, in which case the Term Loan will mature on September 1, 2020 or (2) on June 1, 2023 (the 91st day prior to the maturity of the 2023 notes) more than an aggregate principal amount of $125.0 million of such 2023 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2023 notes, in which case the Term Loan will mature on June 1, 2023.

Borrowings under the Term Loan bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) the base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings is 4.0% per annum and the applicable margin for LIBOR rate-based borrowings is 5.0% per annum. APX may prepay the Term Loan at the prices and on the terms specified in the credit agreement covering the Term Loan.

GSO Capital Partners, an affiliate of Blackstone, is a participating lender in the Term Loan and receives proportional interest payments of the outstanding debt held. As of December 31, 2019 and 2018, GSO Capital Partners held $103.6 million and $75.1 million, respectively, of outstanding aggregate principal of the Term Loan.

Debt Modifications and Extinguishments

The Company performs analyses on a creditor-by-creditor basis for debt modifications and extinguishments to determine if repurchased debt was substantially different than debt issued to determine the appropriate accounting treatment of associated issuance costs. As a result of these analyses, the following amounts of other expense and loss on extinguishment and deferred financing costs were recorded (in thousands):

	Other expense and loss on extinguishment				Deferred financing costs
Issuance	Original premium extinguished	Previously deferred financing costs extinguished	New financing costs	Total other expense and loss on extinguishment	Previously deferred financing rolled over	New deferred financing costs	Total deferred financing costs
For the year ended December 31, 2019
2024 Notes May 2019 issuance	$(588)	$1,395	$—	$807	$—	$4,956	$4,956

For the year ended December 31, 2018
Term Loan September 2018 issuance	(953)	4,207	11,317	14,571	—	10,275	10,275

For the year ended December 31, 2017
2023 Notes August 2017 issuance	—	1,408	8,881	10,289	473	4,569	5,042
2022 Notes February 2017 issuance	—	3,259	9,491	12,750	1,476	6,076	7,552

Total	$—	$4,667	$18,372	$23,039	$1,949	$10,645	$12,594

Deferred financing costs are amortized to interest expense over the life of the issued debt. The following table presents deferred financing activity for the years ended December 31, 2019 and 2018 (in thousands):

	Unamortized Deferred Financing Costs
	Balance December 31, 2018	Additions	Early Extinguishment	Amortized	Balance December 31, 2019
Revolving Credit Facility	$2,058	$—	$—	$(935)	$1,123
2020 Notes	5,380	—	(1,395)	(2,264)	1,721
2022 Private Placement Notes	602	—	—	(151)	451
2022 Notes	12,799	—	—	(3,267)	9,532
2023 Notes	3,922	—	—	(841)	3,081
2024 Notes	—	4,956	—	(525)	4,431
Term Loan	9,662	—	—	(1,840)	7,822

Total Deferred Financing Costs	$34,423	$4,956	$(1,395)	$(9,823)	$28,161

	Unamortized Deferred Financing Costs
	Balance December 31, 2017	Additions	Early Extinguishment	Amortized	Balance December 31, 2018
Revolving Credit Facility	$3,099	$—	$—	$(1,041)	$2,058
2019 Notes	2,877	—	(1,877)	(1,000)	—
2020 Notes	11,209	—	(2,330)	(3,499)	5,380
2022 Private Placement Notes	752	—	—	(150)	602
2022 Notes	16,067	—	—	(3,268)	12,799
2023 Notes	4,762	—	—	(840)	3,922
Term Loan	$—	$10,275	$—	$(613)	9,662

Total Deferred Financing Costs	$38,766	$10,275	$(4,207)	$(10,411)	$34,423

Revolving Credit Facility

On November 16, 2012, APX entered into a $200.0 million senior secured revolving credit facility, with a five year maturity. On March 6, 2015, APX amended and restated the credit agreement governing the revolving credit facility to provide for, among other things, (1) an increase in the aggregate commitments previously available to APX thereunder from $200.0 million to $289.4 million (“Revolving Commitments”) and (2) the extension of the maturity date with respect to certain of the previously available commitments. On August 10, 2017, APX further amended and restated the credit agreement governing the revolving credit facility to provide for, among other things, (1) an increase in the aggregate commitments previously available to the Company from $289.4 million to $324.3 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

Borrowings under the amended and restated revolving credit facility bear interest at a rate per annum equal to an applicable margin plus, at APX’s option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the Series A Revolving Commitments of approximately $267.0 million is 2.0% per annum and (b) under the Series B Revolving Commitments of approximately $21.2 million was 3.0% and (2)(a) the applicable margin for LIBOR rate-based borrowings (a) under the Series A Revolving Commitments is currently 3.0% per annum and (b) under the Series B Revolving Commitments is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on APX meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter. Outstanding borrowings under the amended and restated revolving credit facility are allocated on a pro-rata basis between each Series based on the total Revolving Commitments.

In addition to paying interest on outstanding principal under the revolving credit facility, APX is required to pay a quarterly commitment fee (which will be subject to one interest rate step-down of 12.5 basis points, based on APX meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. APX also pays customary letter of credit and agency fees.

APX is not required to make any scheduled amortization payments under the revolving credit facility. The Series D Revolving Commitments of $15.4 million expired effective April 1, 2019 and the principal amount outstanding under the revolving credit facility will be due and payable in full with respect to the extended commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility on March 31, 2021, unless, under “Springing Maturity” provisions, on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $250.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under note purchase agreement for the 2020 notes, in which case the principal amount outstanding under the revolving credit facility will mature on September 1, 2020.

As of December 31, 2019 there was $245.0 million outstanding borrowings under the revolving credit facility. As of December 31, 2018, there was no outstanding borrowings under the revolving credit facility. As of December 31, 2019, the Company had $32.1 million of availability under the revolving credit facility (after giving effect to $11.1 million of outstanding letters of credit and $245.0 million of borrowings).

Guarantees

All of the obligations under the credit agreement governing the revolving credit facility, the credit agreement governing the Term Loan and the debt agreements governing the Notes are guaranteed by APX Group Holdings, Inc. and each of APX Group, Inc.’s existing and future material wholly-owned U.S. restricted subsidiaries. However, such subsidiaries shall only be required to guarantee the obligations under the debt agreements governing the Notes for so long as such entities guarantee the obligations under the revolving credit facility, the credit agreement governing the Term Loan or the Company’s other indebtedness.

6. Balance Sheet Components

The following table presents material balance sheet component balances as of December 31, 2019 and December 31, 2018 (in thousands):

	December 31,
	2019	2018
Prepaid expenses and other current assets
Prepaid expenses	$7,753	$7,183
Deposits	870	904
Other	9,440	3,362

Total prepaid expenses and other current assets	$18,063	$11,449

Capitalized contract costs
Capitalized contract costs	$2,903,389	$2,361,795
Accumulated amortization	(1,688,140)	(1,246,020)

Capitalized contract costs, net	$1,215,249	$1,115,775

Long-term notes receivables and other assets
RIC receivables, gross	$148,325	$143,065
RIC deferred interest	(59,514)	(34,164)
Security deposits	6,715	6,586
Investments	—	3,865
Other	301	467

Total long-term notes receivables and other assets, net	$95,827	$119,819

Accrued payroll and commissions
Accrued payroll	$35,666	$36,753
Accrued commissions	36,976	28,726

Total accrued payroll and commissions	$72,642	$65,479

Accrued expenses and other current liabilities
Accrued interest payable	$31,327	$28,885
Current portion of derivative liability	80,366	67,710
Service warranty accrual	8,680	8,813
Current portion of Term Loan	8,100	8,100
Blackstone monitoring fee, a related party	—	4,793
Accrued taxes	5,462	5,351
Accrued payroll taxes and withholdings	5,361	5,097
Loss contingencies	1,831	3,131
Other	6,362	4,835

Total accrued expenses and other current liabilities	$147,489	$136,715

7. Property Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,		Estimated Useful Lives
	2019	2018
Vehicles	$46,496	$45,050	3-5 years
Computer equipment and software	63,197	53,891	3-5 years
Leasehold improvements	28,593	26,401	2-15 years
Office furniture, fixtures and equipment	20,786	19,532	2-7 years
Build-to-suit lease building	—	8,247	10.5 years
Construction in process	3,480	2,975

Property, plant and equipment, gross	162,552	156,096
Accumulated depreciation and amortization	(101,464)	(82,695)

Property, plant and equipment, net	$61,088	$73,401

Property plant and equipment includes approximately $24.3 million and $23.7 million of assets under finance lease obligations, net of accumulated amortization of $22.8 million and $22.2 million at December 31, 2019 and 2018, respectively. Depreciation and amortization expense on all property plant and equipment was $25.7 million, $25.0 million and $21.3 million for the years ended December 31, 2019, 2018 and 2017, respectively. Amortization expense relates to assets under finance leases as included in depreciation and amortization expense.

As a result of implementing ASU 2016-02, effective January 1, 2019 the Company’s build-to-suit leasing arrangement was considered a sale-leaseback and is classified as an operating lease. This resulted in a reduction to property, plant and equipment, net of $6.1 million and a reduction of $6.6 million related the financing lease obligation within accrued expenses and other current liabilities and other long-term obligations. See Note 12 “Leases” for additional information related to the impact of adopting ASU 2016-02.

8. Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill during the year ended December 31, 2019 was the result of foreign currency translation adjustments as well as a $0.4 million addition associated with the acquisition of CrowdStorage (defined below). The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018, were as follows (in thousands):

Balance as of January 1, 2018	$836,970
Effect of Foreign Currency Translation	(2,115)

Balance as of December 31, 2018	834,855
Effect of CrowdStorage acquisition	453
Effect of Foreign Currency Translation	1,232

Balance as of December 31, 2019	$836,540

Intangible assets, net

The following table presents intangible asset balances as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019			December 31, 2018			Estimated Useful Lives
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Customer contracts	$967,623	$(794,926)	$172,697	$964,100	$(717,648)	$246,452	10 years
2GIG 2.0 technology	17,000	(16,534)	466	17,000	(15,292)	1,708	8 years
Other technology	4,725	(2,858)	1,867	2,917	(1,667)	1,250	2 - 7 years
Space Monkey technology	7,100	(6,809)	291	7,100	(5,756)	1,344	6 years
Patents	12,885	(10,454)	2,431	12,123	(8,415)	3,708	5 years

Total definite-lived intangible assets:	1,009,333	(831,581)	177,752	1,003,240	(748,778)	254,462
Indefinite-lived intangible assets:
IP addresses	—	—	—	564	—	564
Domain names	59	—	59	59	—	59

Total Indefinite-lived intangible assets	59	—	59	623	—	623

Total intangible assets, net	$1,009,392	$(831,581)	$177,811	$1,003,863	$(748,778)	$255,085

In May 2019, the Company acquired majority ownership interest in CrowdStorage, Inc. (“CrowdStorage”), a distributed cloud storage solution company. The Company determined that CrowdStorage was a variable interest entity and the Company was the primary beneficiary, because CrowdStorage was dependent on the Company for ongoing financial support. As part of this acquisition, the Company recognized a definite-lived intangible asset of $1.8 million, included within the other technology asset class in the above table. The financial position and results of operations of CrowdStorage are consolidated by the Company and the non-controlling interest associated with the minority interest holders was immaterial as of, and for, the year ended December 31, 2019.

In January 2018, Vivint Wireless and Verizon consummated the transactions contemplated by a termination agreement to which the parties agreed, among other things, to terminate the spectrum leases between Vivint Wireless and Nextlink, a subsidiary of Verizon, in exchange for a cash payment by Verizon to Vivint Wireless. The calculation of the gain recorded included cash proceeds of $55.0 million, extinguishment of the spectrum license liability of $27.9 million, offset by the write-off of the spectrum license asset in the amount of $31.3 million and regulatory costs associated with the sale of $1.3 million for a total net gain on sale of $50.4 million which is included in other income, net in the consolidated statement of operations.

During the year ended December 31, 2019 and 2018, the Company added $1.2 million and $1.7 million of intangible assets related to patents, respectively. Amortization expense related to intangible assets was approximately $80.5 million, $90.9 million and $101.8 million for the years ended December 31, 2019, 2018, and 2017, respectively.

As of December 31, 2019, the remaining weighted-average amortization period for definite-lived intangible assets was 2.9 years. Estimated future amortization expense of intangible assets, excluding approximately $0.3 million in patents currently in process, is as follows as of December 31, 2019 (in thousands):

2020	$68,996
2021	59,419
2022	48,973
2023	77
2024	5
Thereafter	—

Total estimated amortization expense	$177,470

9. Financial Instruments

Cash, Cash Equivalents and Equity Securities

Cash equivalents and equity securities with readily available determinable fair values (“Corporate Securities”) are classified as level 1 assets, as they have readily available market prices in an active market.

The following tables set forth the Company’s cash and cash equivalents and Corporate Securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or long-term notes receivables and other assets, net as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019
	Adjusted Cost	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Long-Term Notes Receivables and Other Assets, net
Cash	$4,545	$—	$4,545	$4,545	$—
Level 1:
Money market funds	4	—	4	4	—

Total	$4,549	$—	$4,549	$4,549	$—

	December 31, 2018
	Adjusted Cost	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Long-Term Notes Receivables and Other Assets, net
Cash	$6,681	$—	$6,681	$6,681
Level 1:
Money market funds	6,092	—	6,092	6,092	—
Corporate securities	3,485	(304)	3,181	—	3,181

Subtotal	9,577	(304)	9,273	6,092	3,181

Total	$16,258	$(304)	$15,954	$12,773	$3,181

The Company sold its Corporate Securities in June 2019 and realized a gain of $2.3 million. During the years ended December 31, 2018 and 2017, the Company recorded unrealized losses of $0.3 million and $1.3 million, respectively, associated with the change in fair value of the Corporate Securities.

The carrying amounts of the Company’s accounts and notes receivable, accounts payable and accrued and other liabilities approximate their fair values.

Debt

Components of the Company’s debt including the associated interest rates and related fair values (in thousands, except interest rates) are as follows:

Issuance	December 31, 2019		December 31, 2018		Stated Interest Rate
	Face Value	Estimated Fair Value	Face Value	Estimated Fair Value
2020 Notes	454,299	455,253	679,299	643,568	8.750%
2022 Notes Private Placement Notes	270,000	267,975	270,000	257,073	8.875%
2022 Notes	900,000	909,000	900,000	855,000	7.875%
2023 Notes	400,000	378,040	400,000	326,000	7.625%
2024 Notes	225,000	232,290	—	—	8.500%
Term Loan	799,875	799,875	807,975	807,975	N/A

Total	$3,049,174	$3,042,433	$3,057,274	$2,889,616

The Notes are fixed-rate debt and considered Level 2 fair value measurements as the value was determined using observable market inputs, such as current interest rates as well as prices observable from less active markets. The Term Loan is floating-rate debt and approximates the carrying value as interest accrues at floating rates based on market rates.

Derivative Financial Instruments

Under the Consumer Financing Program, the Company pays a monthly fee to third-party financing providers based on either the average daily outstanding balance of the loans or the number of outstanding loans depending on third-party financing provider. The Company also shares the liability for credit losses, depending on the credit quality of the customer. Because of the nature of certain provisions under the Consumer Financing Program, the Company records a derivative liability that is not designated as a hedging instrument and is adjusted to fair value, measured using the present value of the estimated future payments. Changes to the fair value are recorded through other income, net in the Consolidated Statement of Operations. The following represent the contractual obligations with the third-party financing providers under the Consumer Financing Program that are components of the derivative:

•	The Company pays either a monthly fee based on the average daily outstanding balance of the loans, or the number of outstanding loans, depending on the third-party financing provider

•	The Company shares the liability for credit losses depending on the credit quality of the customer

•	The Company pays transactional fees associated with customer payment processing

The derivative is classified as a Level 3 instrument. The derivative positions are valued using a discounted cash flow model, with inputs consisting of available market data, such as market yield discount rates, as well as unobservable internally derived assumptions, such as collateral prepayment rates, collateral default rates and loss severity rates. These derivatives are priced quarterly using a credit valuation adjustment methodology. In summary, the fair value represents an estimate of the present value of the cash flows the Company will be obligated to pay to the third-party financing provider for each component of the derivative.

The following table summarizes the fair value and the notional amount of the Company’s outstanding derivative instrument as of December 31, 2019 and 2018 (in thousands):

	December 31,
	2019	2018
Consumer Financing Program Contractual Obligations:
Fair value	$136,863	$117,620
Notional amount	534,560	368,708
Classified on the consolidated balance sheets as:
Accrued expenses and other current liabilities	80,366	67,710
Other long-term obligations	56,497	49,910

Total Consumer Financing Program Contractual Obligation	$136,863	$117,620

Changes in Level 3 Fair Value Measurements

The following table summarizes the change in the fair value of the Level 3 outstanding derivative instrument for the years ended December 31, 2019 and 2018 (in thousands):

	December 31,
	2019	2018
Balance, beginning of period	$117,620	$46,496
Additions	94,592	93,095
Settlements	(70,213)	(34,587)
(Gains) losses included in earnings	(5,136)	12,616

Balance, end of period	$136,863	$117,620

10. Restructuring and Asset Impairment Charges

Restructuring

During the year ended December 31, 2018, the Company announced a number of cost reduction initiatives that are expected to reduce certain of the Company’s General and Administrative, Customer Service, and Sales Support fixed costs. The Company completed the majority of these cost reduction initiatives in the second and third quarters of 2018, with the remainder by the end of 2018. In addition to resulting in meaningful cost reductions, the Company’s initiatives are expected to streamline operations, focus engineering and innovation and provide a better focus on driving customer satisfaction.

As part of these initiatives, the Company and Best Buy agreed in principle to end the co-branded Best Buy Smart Home by Vivint arrangement (“Best Buy Agreement”), which resulted in the elimination of in-store sales positions. In addition, the Company eliminated other general and administrative positions. These actions resulted in one-time cash employee severance and termination benefits expenses of $4.7 million during the year ended December 31, 2018. The Company formally terminated its relationship with Best Buy in December 2018 and agreed to pay a termination fee of $5.5 million. The difference between the termination fee and all previously recorded liabilities relating to the Company’s Best Buy Agreement was recorded as a reduction to capitalized contract costs.

The following table presents accrued restructuring activity for the years ended December 31, 2019 and 2018.

Employee severance and termination benefits
Accrued restructuring balance as of December 31, 2017	$—
Restructuring expenses	4,683
Cash payments	(4,341)

Accrued restructuring balance as of December 31, 2018	342
Cash payments	(342)

Accrued restructuring balance as of December 31, 2019	$—

Wireless Spin-Off

On July 31, 2019, the Company completed a spin-off of its Wireless subsidiary. In connection with the spin-off, the equity interests of Wireless were distributed to the shareholders of Vivint Smart Home pro rata based on their respective holdings. As a result of the spin-off, the Company’s additional paid-in capital was decreased by the net assets of Wireless of $4.8 million, as of the effective date of the spin-off. The spin-off does not represent a strategic shift that has (or will have) a major effect on the Company’s operations and financial results.

The results of Wireless are reflected in the Company’s consolidated financial statement up through July 31, 2019. The following financial information presents the results of operations of Wireless for the years ended December 31, 2019, 2018 and 2017:

	Years Ended December 31,
	2019	2018	2017
Revenues:

Recurring and other revenue	$2,808	$6,870	$9,504
Activation fees	—	—	89

Total revenues	2,808	6,870	9,593
Costs and expenses:
Operating expenses	5,455	8,295	9,990
Selling expenses	137	674	194
General and administrative expenses	5,291	15,547	12,167
Depreciation and amortization	68	102	23

Total costs and expenses	10,951	24,618	22,374

Loss from operations	(8,143)	(17,748)	(12,781)
Other expenses (income):
Interest expense	—	2	2,354
Other income, net	(2,100)	(52,021)	(37)

Net (loss) income	$(6,043)	$34,271	$(15,098)

11. Income Taxes

The Company files a consolidated federal income tax return with its wholly-owned subsidiaries.

The income tax expense (benefit) consisted of the following (in thousands):

	Year ended December 31,
	2019	2018	2017
Current income tax:
Federal	$—	$—	$—
State	703	512	151
Foreign	(2)	(52)	(24)

Total	701	460	127
Deferred income tax:
Federal	(380)	—	(326)
State	(73)	—	(53)
Foreign	1,065	(2,071)	1,330

Total	612	(2,071)	951

Income tax expense (benefit)	$1,313	$(1,611)	$1,078

The following reconciles the tax benefit computed at the statutory federal rate and the Company’s tax expense (benefit) (in thousands):

	Year ended December 31,
	2019	2018	2017
Computed expected tax benefit	$(82,833)	$(98,598)	$(139,100)
State income taxes, net of federal tax effect	483	404	65
Foreign income taxes	232	(690)	(299)
Other reconciling items	2,988	—	(344)
Permanent differences	7,007	4,406	2,008
Effect of Federal law change	—	—	166,876
Change in valuation allowance	73,436	92,867	(28,128)

Income tax expense (benefit)	$1,313	$(1,611)	$1,078

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows (in thousands)

	December 31,
	2019	2018
Gross deferred tax assets:
Net operating loss carryforwards	$585,854	$591,273
Deferred subscriber income	151,051	113,103
Interest expense limitation	111,682	56,381
Accrued expenses and allowances	26,683	18,766
Lease liabilities	18,773	—
Purchased intangibles and deferred financing costs	11,232	17,788
Inventory reserves	3,387	4,688
Research and development credits	41	41
Valuation allowance	(566,498)	(467,734)

Total	342,205	334,306
Gross deferred tax liabilities:
Deferred capitalized contract costs	(325,616)	(332,547)
Right of use assets	(16,355)	—
Property and equipment	(2,465)	(2,242)
Prepaid expenses	—	(613)

Total	(344,436)	(335,402)

Net deferred tax liabilities	$(2,231)	$(1,096)

The Company had net operating loss carryforwards as follows (in thousands):

	December 31,
	2019	2018
Net operating loss carryforwards:
Federal	$2,408,078	$2,405,465
States	1,972,423	1,656,418
Canada	10,390	19,753

Total	$4,390,891	$4,081,636

U.S. federal net operating loss carryforwards will begin to expire in 2026, if not used. State net operating loss carryforwards expire over different periods and some have already begun to expire. The Company had United States research and development credits of approximately $41,000 at December 31, 2019, and December 31, 2018, which begin to expire in 2030.

Canadian net operating loss carryforwards will begin to expire in 2029.

Realization of the Company’s federal and state net operating loss carryforwards and tax credits is dependent on generating sufficient taxable income prior to their expiration. Although a portion of these net operating loss carryforwards may be subject to the provisions of Internal Revenue Code Section 382, the Company has not performed a formal study to determine the amount of any limitation. The use of the net operating loss carryforwards may have additional limitations resulting from future ownership changes or other factors under Section 382 of the Internal Revenue Code.

On December 22, 2017, Congress enacted the Tax Act, which made significant changes to U.S. federal income tax laws, including reducing the corporate rate from 35% to 21% effective January 1, 2018. The Tax Act included a Global Intangible Low-Taxed Income (“GILTI”) provision which introduced a new tax on foreign income in excess of a deemed return on tangible business property of foreign subsidiaries. The GILTI provisions of the Tax Act became effective for the Company during 2018 and it elected to account for it in the period incurred (the “period cost method”).

At December 31, 2019 and 2018, the Company recorded a valuation allowance against its U.S. federal and state net deferred tax assets as it believes it is more likely than not that these benefits will not be realized. Significant judgment is required in determining the Company’s provision for income taxes, recording valuation allowances against net deferred tax assets and evaluating the Company’s uncertain tax positions. The Company has considered and weighed the available evidence, both positive and negative, to determine whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Based on available information, management does not believe it is more likely than not that all of its deferred tax assets will be utilized. The Company recorded a valuation allowance for U.S. net deferred tax assets of approximately $566.5 million and $467.7 million at December 31, 2019 and 2018, respectively.

As of December 31, 2019, the Company’s income tax returns for the tax years 2014 and later, remain subject to examination by the Internal Revenue Service and various state taxing authorities.

12. Stock-Based Compensation and Equity

313 Incentive Units

The Company’s indirect parent, 313 Acquisition, LLC (“313”), which is majority owned by the Investors, has authorized the award of profits interests, representing the right to share a portion of the value appreciation on the initial capital contributions to 313 (“Incentive Units”). As of December 31, 2019, a total of 78,401,126 Incentive Units had been awarded, and were outstanding, to current and former members of senior management and a board member, of which 42,169,456 were issued to the Company’s Chief Executive Officer and President. In June 2018, the Incentive Units and SARs (defined below) vesting terms were modified (“Modification”). Prior to the Modification, the Incentive Units were subject to time-based and performance-based vesting conditions, with (1) one-third subject to ratable time-based vesting over a five year period from the applicable vesting reference date and (2) two-thirds subject to the achievement of certain investment return thresholds by The Blackstone Group Inc. and its affiliates (“Blackstone”). Pursuant to the Modification the Incentive Units are subject to time-based and performance-based vesting conditions, with (1) one-third subject to ratable time-based vesting over a five year period from the applicable vesting reference date, (2) one-third subject to the achievement of certain investment return thresholds by Blackstone and (3) one-third subject to ratable time-based vesting over a five year period from June 2018 for those granted prior to the modification or the applicable vesting reference date for those granted on or following the Modification. The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. In the event of a change of control, all outstanding Incentive Units with time-based vesting conditions will become fully vested and exercisable.

The fair value of stock-based awards is measured at the grant date, or the Modification date, and is recognized as expense over the employee’s requisite service period. The grant date fair value was primarily determined using a Monte Carlo simulation valuation approach with the following assumptions: expected volatility varies from 55% to 125%; expected exercise term between 3.96 and 6.00 years; and risk-free rate between 0.61% and 2.61%.

A summary of the Incentive Unit activity for the years ended December 31, 2019 and 2018 is presented below:

	Incentive Units	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in millions)
Outstanding, December 31, 2017	85,812,836	$1.19	5.81	$—
Forfeited	(450,000)	1.93

Outstanding, December 31, 2018	85,362,836	1.19	5.81	—
Granted	1,000,000	1.95
Forfeited	(7,961,710)	1.32

Outstanding, December 31, 2019	78,401,126	1.18	5.28	51.2

Unvested shares expected to vest after December 31, 2019	48,574,548	1.21	5.38	30.5
Exercisable at December 31, 2019	29,826,578	$1.13	5.12	$20.7

As of December 31, 2019, there was $7.9 million of unrecognized compensation expense related to outstanding Incentive Units, which will be recognized over a weighted-average period of 3.41 years. As of each December 31, 2019 and 2018, the weighted average grant date fair value per share of the outstanding incentive units was $0.36.

Stock Appreciation Rights

The Company’s subsidiary, Vivint Group, Inc. (“Vivint Group”), has awarded Stock Appreciation Rights (“SARs”) to various levels of key employees and board members, pursuant to an omnibus incentive plan. The purpose of the SARs is to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Group and/or its direct or indirect parents. Prior to the Modification in June 2018, the SARs were subject to time-based and performance-based vesting conditions, with (1) one-third subject to ratable time-based vesting over a five year period from the applicable vesting reference date and (2) two-thirds subject to the achievement of certain investment return thresholds by Blackstone. Pursuant to the Modification the Incentive Units are subject to time-based and performance-based vesting conditions, with (1) one-third subject to ratable time-based vesting over a five year period from the applicable vesting reference date, (2) one-third subject to the achievement of certain investment return thresholds by Blackstone and (3) one-third subject to ratable time-based vesting over a five year period from June 2018 for those granted prior to the Modification or the applicable vesting reference date for those granted on or following the Modification. The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. In connection with this plan, 41,700,249 SARs were outstanding as of December 31, 2019. In addition, 53,621,891 SARs have been set aside for funding incentive compensation pools pursuant to long-term sales and installation employee incentive plans established by the Company. In the event of a change of control, all outstanding SARs with time-based vesting conditions will become fully vested and exercisable. The Company expects to settle SARs through issuance of common stock.

The fair value of the Vivint Group awards is measured at the grant date, or the Modification date, and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes option valuation model with the following assumptions: expected volatility varies from 55% to 125%, expected dividends of 0%; expected exercise term between 6.00 and 6.50 years; and risk-free rates between 0.61% and 2.61%. Due to the lack of historical exercise data, the Company used the simplified method in determining the estimated exercise term, for all Vivint Group awards.

A summary of the Vivint Group SAR activity for the years ended December 31, 2019 and 2018 is presented below:

	Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in millions)
Outstanding, December 31, 2017	32,754,290	$1.26	9.21	$—
Granted	14,630,000	1.79
Forfeited	(9,255,137)	1.31
Exercised	(117,274)	0.89

Outstanding, December 31, 2018	38,011,879	1.46	8.07	—
Granted	10,772,000	1.95
Forfeited	(5,584,582)	1.55
Exercised	(1,499,048)	0.89

Outstanding, December 31, 2019	41,700,249	1.57	7.86	0.9

Unvested shares expected to vest after December 31, 2019	33,649,333	1.63	8.07	0.5
Exercisable at December 31, 2019	8,050,916	$1.32	7.01	$0.4

As of December 31, 2019, there was $6.2 million of unrecognized compensation expense related to outstanding Vivint awards, which will be recognized over a weighted-average period of 3.55 years. As of December 31, 2019 and 2018, the weighted average grant date fair value per share of the outstanding SARs was $0.30 and $0.23, respectively.

Restricted Stock Units

In March 2019 and June 2018, the Company’s subsidiary, Vivint Group, awarded 236,111 and 360,000 Restricted Stock Units (“RSUs”), respectively, to certain board members, pursuant to an omnibus incentive plan. The purpose of the RSUs is to compensate board members for their board service and align their interests of those of the Company’s shareholders. The RSUs are subject to a three year time-based ratable vesting period. 397,407 RSUs are expected to vest after December 31, 2019 and 198,704 are exercisable at December 31, 2019. In the event of a change of control, all outstanding RSUs will become fully vested.

The fair value of the RSU awards, representing the estimated equity value per share of Vivint Group at the grant date, is recognized as expense over the requisite service period. The fair values are determined using management’s financial projections and available market data at the time of issuance. The grant date fair value per share of the outstanding RSUs was $1.08 for the March 2019 issuance and $0.48 for the June 2018 issuance. As of December 31, 2019, there was $0.2 million of unrecognized compensation expense related to outstanding RSUs, which will be recognized over a period of 1.62 years.

Stock-based compensation expense in connection with all stock-based awards for the years ended December 31, 2019, 2018 and 2017 is allocated as follows (in thousands):

	Year ended December 31,
	2019	2018	2017
Operating expenses	$320	$129	$65
Selling expenses	508	285	217
General and administrative expenses	3,413	2,091	1,313

Total stock-based compensation	$4,241	$2,505	$1,595

Equity

Common Stock

The Company had 2,000,000 shares of $0.01 par value common stock authorized, of which 1,009,144 and 1,006,290 shares were legally issued and outstanding as of December 31, 2019 and 2018, respectively. Each share of common stock has the right to one vote on all matters submitted to a vote of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Company’s board of directors, subject to prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid on our common stock through December 31, 2019.

Convertible Preferred Stock

During 2016, the Company authorized 400,000 shares of preferred stock, of which 100,000 shares were designated as convertible preferred series A stock (“Series A Preferred Stock”). During 2016, the Company issued 79,791 shares of the Series A Preferred Stock for $100.4 million, net of issuance costs.

The holders of the Company’s Series A Preferred Stock have various rights, preferences, and privileges as follows:

Conversion Rights

At any time, each holder of Series A Preferred Stock shall have the right, at such holder’s option and by delivery of written notice to the Company, to convert any or all of such holder’s shares of Series A Preferred Stock (including any fraction of a share) into shares of the Company’s common stock (“Common Stock”). The default conversion rate is one share of Common Stock for every converted share of Series A Preferred Stock (the “Conversion Rate”), which Conversion Rate is subject to adjustment in the event of certain dilutive events.

Series A Preferred Stock holders are also granted conversion rights in the event of a reclassification, statutory exchange, merger, consolidation or other similar business combination, including the sale, transfer or conveyance of all or substantially all of the Company’s assets. Where such a transaction involves the exchange or conversion of Common Stock for or into other securities, cash or property, Series A Preferred Stock will automatically become convertible into the number, kind and amount of such other securities, cash or property as though the holders of such Series A Preferred Stock had converted such shares of Series A Preferred Stock to Common Stock immediately prior to such transaction.

Anti-Dilution

The Conversion Rate is subject to adjustment in the case of the issuance of Common Stock as a dividend or distribution to all or substantially all outstanding holders of Common Stock, or a subdivision, split or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock.

Voting Rights

The holders of Series A Preferred Stock are entitled to vote with the holders of Common Stock on all matters submitted for a vote of the holders of Common Stock. Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is then convertible, as calculated at the then effective Conversion Rate at the time of the related record date.

The Company shall not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (1) amend the Company’s certificate of incorporation,

(2) issue to Blackstone any class or series of Capital Stock that is or would be Senior Stock or that is or would be capital stock of any Subsidiary, (3) issue to Blackstone any debt instrument that has any equity-like features or is entitled to any return tied to equity value or the repayment amount of which at issuance is in excess of the sum of the amount of cash plus the face amount, including accrued interest, of debt of the Company, in either case, that is tendered as payment for such debt instruments; or (4) issue any class or series of shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Company that is or would be, in general, in parity with the Series A Preferred Stock.

Participating Dividends

If the board of directors of the Company shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash or in other securities or property, the Company shall also declare and pay to each holder of outstanding shares of Series A Preferred Stock a dividend or distribution, as the case may be, in respect of each share of Series A Preferred Stock held by such holder, the amount and kind of dividends or distributions as would be payable in respect of the number of shares of Common Stock issuable upon the conversion of a share of Series A Preferred Stock.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company and after payment in full of all amounts required to be paid to creditors and to the holders of stock having priority liquidation preferences, if any, and before any distribution or payment is made to holders of Common Stock, holders of Series A Preferred Stock will be entitled to an amount per share of Series A Preferred Stock, out of the legally available assets of the Company and proceeds thereof, equal to the greater of (1) $1,267.00 less the amount of any cash dividends and less the fair market value of any non-cash dividends or distributions, in each case previously paid to such holder of Series A Preferred Stock pursuant to certain dividend declarations or other distributions (the “Unreturned Basis”) or (2) the amount of cash and fair market value of any securities or other property that a holder of Series A Preferred Stock would have received in respect of each share of Series A Preferred Stock held by such holder had such holder, immediately prior to such liquidation, dissolution or winding up of the Company, converted its shares into shares of Common Stock (at the conversion rate of one share of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments). If the assets of the Company or proceeds therefrom are not sufficient to pay in full the Unreturned Basis payable on the Series A Preferred Stock and the corresponding liquidation preference amounts payable on stock with equally ranked priority liquidation preferences, if any, then such assets or proceeds thereof will be paid pro rata in accordance with the amounts that would otherwise have been payable on the Series A Preferred Stock and such other shares.

Return of Capital

During the year ended December 31, 2019, the Company returned capital of $4.8 million to 313 Acquisition LLC associated with the Wireless spin-off. See Note 10 for further information on the Wireless spin-off.

Capital Contribution

During each year ended December 31, 2019 and 2018, 313 contributed $4.7 million to the Company as a capital contribution.

13. Commitments and Contingencies

Indemnification

Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees with respect to certain litigation matters and investigations that arise in connection with their service to the Company. These obligations arise under the terms of its certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse these individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.

Legal

The Company is named from time to time as a party to lawsuits arising in the ordinary course of business related to its sales, marketing, and the provision of its services and equipment claims. Actions filed against the Company include commercial, intellectual property, customer, and labor and employment related claims, including complaints of alleged wrongful termination and potential class action lawsuits regarding alleged violations of federal and state wage and hour and other laws. In addition, from time to time the Company is subject to examinations, investigations and/or enforcement actions by federal and state licensing and regulatory agencies and may face the risk of penalties for violation of financial services, consumer protections and other applicable laws and regulations. For example, in 2019, the Company received a subpoena in connection with an investigation by the U.S. Department of Justice (“DOJ”) concerning potential violations of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). The Company also has received a civil investigative demand from the staff of the Federal Trade Commission (“FTC”) concerning potential violations of the Fair Credit Reporting Act (“FCRA”) and the “Red Flags Rule” thereunder, and the Federal Trade Commission Act (“FTC Act”). In general, litigation can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict and the costs incurred in litigation can be substantial. The Company believes the amounts provided in its financial statements are adequate in light of the probable and estimated liabilities. Factors that the Company considers in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the matter, the length of time the matter has been pending, the procedural posture of the matter, how the Company intends to defend the matter, the likelihood of settling the matter and the anticipated range of a possible settlement. Because such matters are subject to many uncertainties, the ultimate outcomes are not predictable and there can be no assurances that the actual amounts required to satisfy alleged liabilities from the matters described above will not exceed the amounts reflected in the Company’s financial statements or that the matters will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

The Company regularly reviews outstanding legal claims and actions to determine if reserves for expected negative outcomes of such claims and actions are necessary. The Company had reserves for all such matters of approximately $1.8 million and $2.5 million as of December 31, 2019 and 2018, respectively. In conjunction with one of the settlements, the Company is obligated to pay certain future royalties, based on sales of future Products.

During the year ended December 31, 2017 the Company accrued $10.0 million related to the settlement of litigation with ADT Inc. included in accounts payable on the consolidated balance sheets. The Company paid the full amount in early 2018.

Operating Leases

The Company leases office and warehouse space, certain equipment, software and an aircraft under operating leases with related and unrelated parties expiring in various years through 2028. The leases require the Company to pay additional rent for increases in operating expenses and real estate taxes and contain renewal options. Total rent expense for all operating leases for the years ended December 31, 2018 and 2017 was $16.5 million and $17.0 million, respectively. See Note 14 “Leases” for additional information related to the impact of adopting Topic 842.

Capital Leases

The Company also enters into certain capital leases with expiration dates through May 2022. On an ongoing basis, the Company enters into vehicle lease agreements under a Fleet Lease Agreement. The lease agreements are typically 36 to 48 month leases for each vehicle. As of December 31, 2018, the capital lease obligation balance was $13.3 million. See Note 14 “Leases” for additional information related to the impact of adopting Topic 842.

Spectrum Licenses

During the year ended December 31, 2016, Vivint Wireless, Inc. (“Vivint Wireless”), an indirect wholly owned subsidiary of the Company, entered into leasing agreements with Nextlink Wireless, LLC (“Nextlink”) for designated radio frequency spectrum in 40 mid-sized metropolitan markets. In December 2017, Vivint Wireless entered into a Termination Agreement with Verizon Communications Inc. (“Verizon”) pursuant to which the parties agreed, among other things, to terminate certain spectrum leases, including the 40 aforementioned leasing agreements, between Vivint Wireless and Nextlink, a subsidiary of Verizon, in exchange for cash consideration. In January 2018, the Company consummated the transactions contemplated by the Termination Agreement with Verizon. See Note 8 for further discussion.

In addition to the commitments mentioned above, the Company had other purchase obligations of $48.6 million as of December 31, 2019 that consisted of commitments related to software licenses, marketing activities, and other goods and services.

14. Leases

The Company has operating leases for corporate offices, warehouse facilities, research and development and other operating facilities, an aircraft, and other operating assets. The Company has finance leases for vehicles, office equipment and other warehouse equipment. The leases have remaining terms of 1 year to 9 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases within 1 year.

The components of lease expense were as follows (in thousands):

Year ended December 31, 2019
Operating lease cost	$16,323
Finance lease cost:
Amortization of right-of-use assets	5,533
Interest on lease liabilities	730

Total finance lease cost	$6,263

Supplemental cash flow information related to leases was as follows (in thousands):

Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(16,713)
Operating cash flows from finance leases	(730)
Financing cash flows from finance leases	(9,781)

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3,423
Finance leases	8,728

Supplemental balance sheet information related to leases was as follows (in thousands, except lease term and discount rate):

Year ended December 31, 2019
Operating Leases
Operating lease right-of-use assets	$65,320
Current operating lease liabilities	11,640
Operating lease liabilities	63,477

Total operating lease liabilities	$75,117

Finance Leases
Property, plant and equipment, gross	$47,175
Accumulated depreciation	(22,827)

Property, plant and equipment, net	$24,348

Current finance lease liabilities	$7,708
Finance lease liabilities	5,474

Total finance lease liabilities	$13,182

Weighted Average Remaining Lease Term
Operating leases	6 years
Finance leases	1.7 years
Weighted Average Discount Rate
Operating leases	7%
Finance leases	4%

Maturities of lease liabilities were as follows (in thousands):

	Operating Leases	Finance Leases
Year Ending December 31,
2020	$17,044	$8,202
2021	16,123	3,249
2022	14,882	2,190
2023	14,534	3
2024	14,521	—
Thereafter	17,744	—

Total lease payments	94,848	13,644
Less imputed interest	(19,731)	(462)

Total	$75,117	$13,182

15. Related Party Transactions

Transactions with Vivint Solar

The Company is a party to a number of agreements with its sister company, Vivint Solar, Inc. (“Solar”). Historically, some of those agreements related to Solar’s use of certain of the Company’s information technology and infrastructure services; however, Solar stopped using such services in July 2017. In August 2017, the Company entered into a sales dealer agreement with Solar, pursuant to which each company agreed to act as a non-exclusive dealer for the other party to market, promote and sell each other’s products. During the year ended December 31, 2019, 2018 and 2017 the Company charged $9.2 million, $17.3 million and $2.8 million, respectively of net expenses to Solar in connection with these agreements and was included in selling expenses in the accompanying consolidated statement of operations. The balance due from Solar in connection with these agreements and other expenses paid on Solar’s behalf was $2.2 million at December 31, 2019, and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. As of December 31, 2018 the balance due from Solar was immaterial.

Other Related-party Transactions

The Company incurred additional expenses during the years ended December 31, 2019, 2018 and 2017, of approximately $2.5 million, $2.7 million, $3.5 million, respectively, for other related-party transactions including contributions to the charitable organization Vivint Gives Back, legal fees, and other services. These expenses were included in selling and general and administrative expenses in the accompanying consolidated statement of operations. Accrued expenses and other current liabilities at December 31, 2019 and 2018 included net payables associated with these related-party transactions of $1.0 million and $0.2 million, respectively.

On July 31, 2019, in an effort to deliver additional cost savings and cash-flow improvements, the Company completed a spin-off of Wireless, its wireless internet business. Associated with the spin-off, the Company and Wireless entered into a Transition Service Agreement (“TSA”) According to the TSA, Vivint performs specified services for Wireless, including human resources, information technology, and facilities. The Company invoices Wireless on a monthly basis for these agreed upon services. Additionally, Vivint cross charges Wireless for items not included in the TSA but that are paid for by Vivint on behalf of Wireless. Transactions associated with these services were $1.3 million for the year ended December 31, 2019. The Company recorded a reserve against the full balance due from Wireless in connection with the TSA as of December 31, 2019.

On November 16, 2012, the Company was acquired by an investor group comprised of certain investment funds affiliated with Blackstone Capital Partners VI L.P., and certain co-investors and management investors through certain mergers and related reorganization transactions (collectively, the “Transaction”). In connection with the Transaction, the Company engaged Blackstone Management Partners L.L.C. (“BMP”) to provide monitoring, advisory and consulting services on an ongoing basis. In consideration for these services, the Company agreed to pay an annual monitoring fee equal to the greater of (i) a minimum base fee of $2.7 million subject to adjustments if the Company engages in a business combination or disposition that is deemed significant and (ii) the amount of the monitoring fee paid in respect of the immediately preceding fiscal year, without regard to any post-fiscal year “true-up” adjustments as determined by the agreement. The Company incurred expenses for such services of approximately $5.6 million, $4.1 million and $3.5 million during the years ended December 31, 2019, 2018 and 2017, respectively and was included in general and administrative expense in the accompanying consolidated statement of operations. Accrued expenses and other current liabilities at December 31, 2018 included a liability of $4.8 million to BMP related to the monitoring fee.

Under the support and services agreement, the Company also engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. BMP will invoice the Company for such services based on the time spent by the relevant personnel providing such services during the applicable period but in no event shall the Company be obligated to pay more than $1.5 million during any calendar year. During the years ended December 31, 2019, 2018 and 2017 the Company incurred no costs associated with such services. Additionally, during the year ended December 31, 2019 the Company agreed to reimburse Blackstone for $1.8 million of certain other fees incurred by Blackstone for activities related to the Company and was included in general and administrative expenses in the accompanying consolidated statement of operations. The full amount was included in accrued expenses and other current liabilities as of December 31, 2019.

An affiliate of Blackstone participated as one of the arrangers in the Term Loan in September 2018 and as one of the initial purchasers in connection with the offering of the 2024 Notes in May 2019 and received approximately $1.2 million of total fees associated with these transactions.

During the year ended December 31, 2017, Blackstone Advisory Partners L.P., an affiliate of Blackstone participated as one of the initial purchasers of the 2022 notes in the February 2017 issuance and the 2023 notes in the August 2017 issuance and received fees at the time of closing of such issuances aggregating approximately $0.6 million.

In addition, GSO Capital Partners, an affiliate of Blackstone, is a participating lender in the Term Loan and receives proportional interest payments of the outstanding debt held. As of December 31, 2019, GSO Capital Partners holds $103.6 million of outstanding aggregate principal of the Term Loan.

In each of July 2019 and September 2018, 313 Acquisition LLC contributed $4.7 million to the Company as a capital contribution.

Prepaid expenses and other current assets at December 31, 2018 included a receivable for $1.8 million, from certain members of management in regards to their personal use of the corporate jet.

From time to time, the Company does business with a number of other companies affiliated with Blackstone.

Transactions involving related parties cannot be presumed to be carried out at an arm’s-length basis.

16. Segment Reporting and Business Concentrations

For the years ended December 31, 2019, 2018 and 2017, the Company conducted business through one operating segment, Vivint and primarily operated in two geographic regions: United States and Canada. Revenues by geographic region were as follows (in thousands):

	United States	Canada	Total
Revenue from external customers
Year ended December 31, 2019	$1,083,756	$72,225	$1,155,981
Year ended December 31, 2018	$977,877	$72,564	$1,050,441
Year ended December 31, 2017	$816,026	$65,957	$881,983

17. Employee Benefit Plan

The Company offers eligible employees the opportunity to contribute a percentage of their earned income into company-sponsored 401(k) plans.

Since January 2018, participants in the 401(k) plans have been eligible for the Company’s matching program. Under this new matching program, the Company matches an employee’s contributions to the 401(k) savings plan dollar-for-dollar up to 1% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 5% of such employee’s eligible earnings. The maximum match available under the 401(k) plan is 3.5% of the employee’s eligible earnings. For employees who have been employed by the Company for less than two years, matching contributions vest on the second anniversary of their date of hire. The Company’s matching contributions to employees who have been employed by the Company for two years or more are fully vested.

Matching contributions that were made to the plans during the year ended December 31, 2019 and 2018 totaled $6.5 million and $6.0 million, respectively. No matching contributions were made to the plans for the year ended December 31, 2017.

18. Basic and Diluted Net Loss Per Share

The Company computes basic loss per share by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could be exercised or converted into common shares, and is computed by dividing net earnings available to common stockholders by the weighted-average number of common shares outstanding plus the effect of potentially dilutive shares to purchase common stock.

The following table sets forth the computation of the Company’s basic and diluted net loss attributable per share to common stockholders for the years ended December 31, 2019, 2018 and 2017:

	Year ended December 31,
	2019	2018	2017
Numerator:
Net loss attributable to common stockholders (in thousands)	$(395,924)	$(472,635)	$(410,199)
Denominator:
Shares used in computing net loss attributable per share to common stockholders, basic and diluted	1,007,792	1,004,295	1,003,544
Net loss attributable per share to common stockholders:
Basic and diluted	$(392.86)	$(470.61)	$(408.75)

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been antidilutive for all periods presented:

	Year ended December 31,
	2019	2018	2017
Series A Convertible Preferred Stock	79,791	79,791	79,791
Vivint Group SARs	95,322,140	91,633,770	86,376,181
Vivint Group RSUs	596,111	360,000	—

See Note 12 for additional information regarding the terms of the Preferred Stock, SARs and RSUs.

19. Supplemental Financial Information

The Notes were issued by APX and are fully and unconditionally guaranteed, jointly and severally by Holdings and each of APX’s existing and future material wholly-owned U.S. restricted subsidiaries. APX’s existing and future foreign subsidiaries are not expected to guarantee the Notes. As of December 31, 2019 Legacy Vivint Smart Home, Inc. is not a guarantor of the notes.

Presented below is the consolidating financial information of APX, subsidiaries of APX that are guarantors (the “Guarantor Subsidiaries”), and APX’s subsidiaries that are not guarantors (the “Non-Guarantor Subsidiaries”) as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017. The audited consolidating financial information reflects the investments of APX in the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet

December 31, 2019

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets	$6,170	$—	$2,651	$340,321	$161,041	$(358,733)	$151,450
Property and equipment, net	—	—	—	59,916	1,172	—	61,088
Capitalized contract costs, net	—	—	—	1,147,860	67,389	—	1,215,249
Deferred financing costs, net	—	—	1,123	—	—	—	1,123
Investment in subsidiaries	—	—	1,519,843	—	—	(1,519,843)	—
Intercompany receivable	—	—	—	6,303	—	(6,303)	—
Intangible assets, net	—	—	—	164,330	13,481	—	177,811
Goodwill	—	—	—	810,130	26,410	—	836,540
Operating lease right-of-use assets	—	—	—	65,120	200	—	65,320
Long-term notes receivables and other assets, net	—	—	106	75,008	20,819	(106)	95,827

Total Assets	$6,170	$—	$1,523,723	$2,668,988	$290,512	$(1,884,985)	$2,604,408

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities	$4,206	$—	$492,752	$645,373	$230,367	$(358,733)	$1,013,965
Intercompany payable	—	—	—	—	6,303	(6,303)	—
Notes payable and revolving line of credit, net of current portion	—	—	2,820,293	—	—	—	2,820,293
Finance lease obligations, net of current portion	—	—	—	4,909	565	—	5,474
Deferred revenue, net of current portion	—	—	—	385,690	20,096	—	405,786
Operating lease liabilities	—	—	—	63,392	85	—	63,477
Accumulated losses of investee	1,789,322	1,789,322	—	—	—	(3,578,644)	—
Other long-term obligations	—	—	—	80,248	292	—	80,540
Deferred income tax liability	(71)	—	—	106	2,231	(35)	2,231
Total (deficit) equity	(1,787,287)	(1,789,322)	(1,789,322)	1,489,270	30,573	2,058,730	(1,787,358)

Total liabilities and stockholders’ (deficit) equity	$6,170	$—	$1,523,723	$2,668,988	$290,512	$(1,884,985)	$2,604,408

Condensed Consolidating Balance Sheet

December 31, 2018

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets	$—	$—	$12,951	$269,770	$103,451	$(262,674)	$123,498
Property and equipment, net	—	—	—	72,937	464	—	73,401
Capitalized contract costs, net	—	—	—	1,047,532	68,243	—	1,115,775
Deferred financing costs, net	—	—	2,058	—	—	—	2,058
Investment in subsidiaries	—	—	1,662,367	—	—	(1,662,367)	—
Intercompany receivable	—	—	—	6,303	—	(6,303)	—
Intangible assets, net	—	—	—	236,677	18,408	—	255,085
Goodwill	—	—	—	809,678	25,177	—	834,855
Long-term notes receivables and other assets, net	—	—	106	102,695	17,124	(106)	119,819

Total Assets	$—	$—	$1,677,482	$2,545,592	$232,867	$(1,931,450)	$2,524,491

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities	$440	$—	$36,988	$507,063	$182,159	$(262,674)	$463,976
Intercompany payable	—	—	—	—	6,303	(6,303)	—
Notes payable and revolving line of credit, net of current portion	—	—	3,037,095	—	—	—	3,037,095
Finance lease obligations, net of current portion	—	—	—	5,570	1	—	5,571
Deferred revenue, net of current portion	—	—	—	306,653	16,932	—	323,585
Accumulated losses of investee	1,396,601	1,396,601				(2,793,202)	—
Other long-term obligations	—	—	—	90,209	—	—	90,209
Deferred income tax liability	(29)	—	—	106	1,096	(77)	1,096
Total (deficit) equity	(1,397,012)	(1,396,601)	(1,396,601)	1,635,991	26,376	1,130,806	(1,397,041)

Total liabilities and stockholders’ (deficit) equity	$—	$—	$1,677,482	$2,545,592	$232,867	$(1,931,450)	$2,524,491

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Year ended December 31, 2019

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$—	$1,103,539	$53,434	$(992)	$1,155,981
Costs and expenses	168	—	—	1,246,351	52,739	(992)	1,298,266

(Loss) income from operations	(168)	—	—	(142,812)	695	—	(142,285)
Loss from subsidiaries	(395,756)	(395,756)	(137,476)	—	—	928,988	—
Other expense (income), net	—	—	258,280	(2,726)	(3,228)	—	252,326

(Loss) income before income taxes	(395,924)	(395,756)	(395,756)	(140,086)	3,923	928,988	(394,611)
Income tax expense	(42)	—	—	237	1,076	42	1,313

Net (loss) income	$(395,882)	$(395,756)	$(395,756)	$(140,323)	$2,847	$928,946	$(395,924)
Other comprehensive income, net of tax effects:
Other comprehensive income from subsidiaries	1,371	1,371	1,371	—	—	(4,113)	—
Foreign currency translation adjustment	—	—	—	—	1,371	—	1,371

Total other comprehensive income, net of tax effects	1,371	1,371	1,371	—	1,371	(4,113)	1,371

Comprehensive (loss) income	$(394,511)	$(394,385)	$(394,385)	$(140,323)	$4,218	$924,833	$(394,553)

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Year ended December 31, 2018

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$—	$998,190	$54,818	$(2,567)	$1,050,441
Costs and expenses	4,721	—	—	1,240,570	54,497	(2,567)	1,297,221

(Loss) income from operations	(4,721)	—	—	(242,380)	321	—	(246,780)
Loss from subsidiaries	(467,914)	(467,914)	(211,665)	—	—	1,147,493	—
Other expense (income), net	—	—	256,249	(35,936)	7,153	—	227,466

Loss before income taxes	(472,635)	(467,914)	(467,914)	(206,444)	(6,832)	1,147,493	(474,246)
Income tax expense (benefit)	(1,194)	—	—	512	(2,123)	1,194	(1,611)

Net loss	$(471,441)	$(467,914)	$(467,914)	$(206,956)	$(4,709)	$1,146,299	$(472,635)
Other comprehensive loss, net of tax effects:
Other comprehensive loss from subsidiaries	(2,216)	(2,216)	(2,216)	—	—	6,648	—
Foreign currency translation adjustment	—	—	—	—	(2,216)	—	(2,216)

Total other comprehensive loss, net of tax effects	(2,216)	(2,216)	(2,216)	—	(2,216)	6,648	(2,216)

Comprehensive loss	$(473,657)	$(470,130)	$(470,130)	$(206,956)	$(6,925)	$1,152,947	$(474,851)

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Year ended December 31, 2017

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$—	$841,658	$43,015	$(2,690)	$881,983
Costs and expenses	—	—	—	997,247	42,919	(2,690)	1,037,476

(Loss) income from operations	—	—	—	(155,589)	96	—	(155,493)
Loss from subsidiaries	(410,199)	(410,199)	(165,497)	—	—	985,895	—
Other expense (income), net	—	—	244,702	13,545	(4,619)	—	253,628

Loss before income taxes	(410,199)	(410,199)	(410,199)	(169,134)	4,715	985,895	(409,121)
Income tax (benefit) expense	(565)	—	—	(228)	1,306	565	1,078

Net (loss) income	$(409,634)	$(410,199)	$(410,199)	$(168,906)	$3,409	$985,330	$(410,199)

Other comprehensive income, net of tax effects:
Other comprehensive income from subsidiaries	1,462	1,462	1,462	—	—	(4,386)	—
Unrealized gain on marketable securities	—	—	—	(1,693)	—	—	(1,693)
Foreign currency translation adjustment	—	—	—	—	3,155	—	3,155

Total other comprehensive income (loss), net of tax effects	1,462	1,462	1,462	(1,693)	3,155	(4,386)	1,462

Comprehensive (loss) income	$(408,172)	$(408,737)	$(408,737)	$(170,599)	$6,564	$980,944	$(408,737)

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2019

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$—	$—	$(222,781)	$1,189	$—	$(221,592)
Cash flows from investing activities:
Capital expenditures	—	—	—	(10,031)	(88)	—	(10,119)
Proceeds from sale of intangibles	—	—	—	—	—	—	—
Proceeds from sale of capital assets	—	—	—	878	—	—	878
Investment in subsidiary	3,309	3,309	(237,174)	—	—	230,556	—
Acquisition of intangible assets	—	—	—	(1,801)	—	—	(1,801)
Proceeds from sales of equity securities	—	—	—	5,430	—	—	5,430

Net cash provided by (used in) investing activities	3,309	3,309	(237,174)	(5,524)	(88)	230,556	(5,612)
Cash flows from financing activities:
Proceeds from notes payable	—	—	225,000	—	—	—	225,000
Repayment on notes payable	—	—	(233,100)	—	—	—	(233,100)
Borrowings from revolving line of credit	—	—	342,500	—	—	—	342,500
Repayment of revolving line of credit	—	—	(97,500)	—	—	—	(97,500)
Proceeds from capital contribution	4,700	4,700	4,700	245,183	—	(254,583)	4,700
Repayments of finance lease obligations	—	—	—	(9,551)	(230)	—	(9,781)
Deferred financing costs	—	—	(4,896)	—	—	—	(4,896)
Payment of offering costs	(2,574)	—	—	—	—	—	(2,574)
Return of capital	(5,435)	(8,009)	(8,009)	(8,009)	—	24,027	(5,435)

Net cash (used in) provided by financing activities	(3,309)	(3,309)	228,695	227,623	(230)	(230,556)	218,914
Effect of exchange rate changes on cash	—	—	—	—	66	—	66

Net (decrease) increase in cash	—	—	(8,479)	(682)	937	—	(8,224)
Cash:
Beginning of period	—	—	11,130	682	961	—	12,773

End of period	$—	$—	$2,651	$—	$1,898	$—	$4,549

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2018

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$—	$—	$(220,952)	$453	$—	$(220,499)
Cash flows from investing activities:
Subscriber acquisition costs—company owned equipment	—	—	—	—	—	—	—
Proceeds from sale of intangibles	—	—	—	53,693	—	—	53,693
Capital expenditures	—	—	—	(19,409)	(3)	—	(19,412)
Proceeds from sale of capital assets	—	—	—	127	—	—	127
Investment in subsidiary	(1,571)	(1,571)	(201,292)	—	—	204,434	—
Acquisition of intangible assets	—	—	—	(1,486)	—	—	(1,486)
Other assets	—	—	—	—	—	—	—

Net cash (used in) provided by investing activities	(1,571)	(1,571)	(201,292)	32,925	(3)	204,434	32,922
Cash flows from financing activities:
Proceeds from notes payable	—	—	810,000	—	—	—	810,000
Repayment on notes payable	—	—	(522,191)	—	—	—	(522,191)
Borrowings from revolving line of credit	—	—	201,000	—	—	—	201,000
Repayment of revolving line of credit	—	—	(261,000)	—	—	—	(261,000)
Proceeds from capital contribution	4,700	4,700	4,700	204,421	—	(213,821)	4,700
Repayments of capital lease obligations	—	—	—	(12,011)	(343)	—	(12,354)
Financing costs	—	—	(11,317)	—	—	—	(11,317)
Deferred financing costs	—	—	(9,302)	—	—	—	(9,302)
Payment of offering costs	(3,129)	—	—	—	—	—	(3,129)
Return of capital	—	(3,129)	(3,129)	(3,129)	—	9,387	—

Net cash provided by (used in) financing activities	1,571	1,571	208,761	189,281	(343)	(204,434)	196,407
Effect of exchange rate changes on cash	—	—	—	—	71	—	71

Net increase in cash	—	—	7,469	1,254	178	—	8,901
Cash:
Beginning of period	—	—	3,661	(572)	783	—	3,872

End of period	$—	$—	$11,130	$682	$961	$—	$12,773

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2017

(In thousands)

	Parent	APX Group Holdings, Inc.	APX Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$—	$—	$(313,290)	$3,958	$—	$(309,332)
Cash flows from investing activities:
Capital expenditures	—	—	—	(20,391)	—	—	(20,391)
Proceeds from sale of capital assets	—	—	—	776	—	—	776
Investment in subsidiary	1,151	1,151	(325,222)	—	—	322,920	—
Acquisition of intangible assets	—	—	—	(1,745)	—	—	(1,745)
Other assets	—	—	—	(301)	—	—	(301)

Net cash used in investing activities	1,151	1,151	(325,222)	(21,661)	—	322,920	(21,661)
Cash flows from financing activities:
Proceeds from notes payable	—	—	724,750	—	—	—	724,750
Repayment on notes payable	—	—	(450,000)	—	—	—	(450,000)
Borrowings from revolving line of credit	—	—	196,895	—	—	—	196,895
Repayment of revolving line of credit	—	—	(136,895)	—	—	—	(136,895)
Proceeds from capital contribution	—	—	—	326,373	—	(326,373)	—
Payment of intercompany settlement	—	—	—	(2,983)	—	—	(2,983)
Intercompany receivable	—	—	—	3,621	—	(3,621)	—
Intercompany payable	—	—	—	—	(3,621)	3,621	—
Repayments of capital lease obligations	—	—	—	(9,667)	(340)	—	(10,007)
Financing costs	—	—	(18,277)	—	—	—	(18,277)
Payment of offering costs	(1,151)	—	—	—	—	—	(1,151)
Return of capital	—	—	(11,119)	—	—	—	(11,119)
Payment of dividends	—	(1,151)	(1,151)	(1,151)	—	3,453	—

Net cash (used in) provided by financing activities	(1,151)	(1,151)	304,203	316,193	(3,961)	(322,920)	291,213
Effect of exchange rate changes on cash	—	—	—	—	132	—	132

Net increase (decrease) in cash	—	—	(21,019)	(18,758)	129	—	(39,648)
Cash:
Beginning of period	—	—	24,680	18,186	654	—	43,520

End of period	$—	$—	$3,661	$(572)	$783	$—	$3,872

20. Subsequent Events

Transaction between Legacy Vivint Smart Home and Vivint Smart Home

On January 17, 2020 (the “Closing Date”), Vivint Smart Home and Legacy Vivint Smart Home, consummated a merger pursuant to a certain agreement and plan of merger, dated September 15, 2019 (the “Agreement and Plan of Merger”), by and among Vivint Smart Home, Maiden Merger Sub, Inc., a subsidiary of Vivint Smart Home (“Merger Sub”), and Legacy Vivint Smart Home, as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among Vivint Smart Home, Merger Sub and Legacy Vivint Smart Home.

Pursuant to the terms of the Merger Agreement, a business combination between Vivint Smart Home and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). At the effective time of the Merger, each stockholder of Legacy Vivint Smart Home received 84.5320916792 shares of Vivint Smart Home’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for each share of Legacy Vivint Smart Home common stock, par value $0.01 per share, that such stockholder owned. Pursuant in each case to a Subscription Agreement entered into in connection with the Merger Agreement, certain investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and certain investment funds affiliated with Blackstone purchased, respectively, 12,500,000 and 10,000,000 newly-issued shares of Common Stock concurrently with the completion of the Merger (the “Closing”) on the Closing Date for an aggregate purchase price of $125.0 million and $100.0 million, respectively.

In connection with the Closing, Mosaic Acquisition Corp. changed its name to Vivint Smart Home, Inc.

Earnout

Following the closing of the Merger, holders of Vivint common stock and holders of Rollover Restricted Stock (as defined in the Merger Agreement) and outstanding Rollover Equity Awards (as defined in the Merger Agreement) will have the contingent right to receive, in the aggregate, up to 37,500,000 shares of Common Stock if, from the closing of the Merger until the fifth anniversary thereof, the dollar volume-weighted average price of Common Stock exceeds certain thresholds. The first issuance of 12,500,000 earnout shares will occur if the volume-weighted average price of Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout”). The third issuance of 12,500,000 earnout shares will occur if the volume weighted average price of Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period (the “Third Earnout”) (as further described in the Merger Agreement).

Subsequent to the closing of the Merger, the issuance of 12,500,000 earnout shares occurred in February 2020 after attainment of the First Earnout and the issuance of 12,500,000 earnout shares occurred in March 2020 after attainment of the Second Earnout.

Refinancing Transactions

On February 14, 2020, APX completed its offering of $600.0 million aggregate principal amount of 6.75% senior secured notes due 2027 (the “2027 Notes”) in a private placement.

Concurrently with the 2027 Notes offering, APX amended and restated the credit agreements governing our existing revolving credit facility and existing term loan credit facility (the “Concurrent Refinancing Transactions”). In connection therewith, APX, among other things, (i) extended the maturity date with respect to certain commitments under the revolving credit facility and increased the aggregate commitments in respect of the revolving credit facility to $350.0 million and (ii) extended the maturity date with respect to the loans outstanding under the term loan facility and increased the aggregate principal amount of term loans term loans outstanding under the term loan credit facility to $950.0 million.

APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of APX’s outstanding 8.750% Senior Notes due 2020 (the “2020 Notes Redemption”), (ii) redeem all of APX’s outstanding 8.875% Senior Secured Notes due 2022 (the “2022 Private Placement Notes Redemption”), (iii) refinance in full the existing borrowings under APX’s existing term loan facility and revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of APX’s outstanding 7.875% Senior Secured Notes due 2022 (the “Existing 7.875% Notes Redemption” and, together with the 2020 Notes Redemption and the 2022 Private Placement Notes Redemption, the “Redemptions”) and (v) pay the related accrued interest, fees and expenses related thereto. APX irrevocably deposited funds with the applicable trustee and/or paying agent to effect the Redemptions and to satisfy and discharge all of APX’s remaining obligations under the indenture governing APX’s 8.750% Senior Notes due 2020 and the note purchase agreement governing APX’s 8.875% Senior Secured Notes due 2022. Vivint intends to use any remaining net proceeds for general corporate purposes, which may include repayment of additional indebtedness.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$301,185.62
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total (1)	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at the registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The registrant believes that these provisions and agreements are necessary to attract qualified directors.

The registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

Item 16.	Exhibits.

Exhibit No.	Description

2.1†*	Agreement and Plan of Merger, dated as of September 15, 2019, by and among the Company, Maiden Merger Sub, Inc. and Legacy Vivint Smart Home, Inc. (incorporated by reference to Exhibit 2.1 of Mosaic’s Form 8-K (File No. 001-38246), filed with the SEC on September 16, 2019).

2.2†*	Amendment No. 1 to Agreement and Plan of Merger, dated December 18, 2019, by and among the Company, Maiden Merger Sub, Inc. and Legacy Vivint Smart Home, Inc. (incorporated by reference to Exhibit 2.1 of Mosaic’s Form 8-K (File No. 001-38246), filed with the SEC on December 19, 2019).

3.1*	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K (File No. 001-38246), filed with the SEC on January 24, 2020).

3.2*	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K (File No. 001-38246), filed with the SEC on January 24, 2020).

3.3*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K (File No. 001-38246), filed with the SEC on January 24, 2020).

4.1*	Specimen Warrant Certificate of Mosaic (incorporated by reference to Exhibit 4.3 of Mosaic’s Form S-1 (File No. 001-38246), filed with the SEC on September 27, 2017).

4.2*	Warrant Agreement, dated September 26, 2017, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K (File No. 001-38531), filed with the SEC on October 24, 2017).

4.3*	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form S-4 (File No. 333-228187), filed with the SEC on November 5, 2018).

4.4*	Indenture, dated as of November 16, 2012, among APX Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

4.5*	First Supplemental Indenture, dated as of December 20, 2012, among 313 Aviation, LLC and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

4.6*	Third Supplemental Indenture, dated as of May 31, 2013, among APX Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

4.7*	Fourth Supplemental Indenture, dated as of December 13, 2013, among APX Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on December 13, 2013 (File Number: 333-191132-02))

Exhibit No.	Description

4.8*	Fifth Supplemental Indenture, dated as of July 1, 2014, among APX Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on July 1, 2014 (File Number: 333-191132-02))

4.9*	Sixth Supplemental Indenture, dated as of December 18, 2014, among APX Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the Company’s 8.75% Senior Notes due 2020 (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

4.10*	Form of Note relating to APX Group, Inc.’s 8.75% Senior Notes due 2020 (attached as exhibit to Exhibit 4.4)

4.11*	Indenture, dated as of May 26, 2016, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, relating to the Company’s 7.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on May 26, 2016 (File Number: 333-191132-02))

4.12*	First Supplemental Indenture, dated as of August 17, 2016, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, relating to the Company’s 7.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on August 17, 2016 (File Number: 333-191132-02))

4.13*	Second Supplemental Indenture, dated as of February 1, 2017, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, relating to the Company’s 7.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on February 1, 2017 (File Number: 333-191132-01))

4.14*	Indenture, dated as of August 10, 2017, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, relating to the Company’s 7.625% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on From 8-K of APX Group Holdings, Inc. filed on August 10, 2017 (File Number: 333-191132-02))

4.15*	Indenture, dated as of May 10, 2019, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent relating to APX Group, Inc.’s 8.50% Senior Secured Notes due 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on May 10, 2019 (File Number: 333-191132-02)).

4.16*	Indenture, dated as of February 14, 2020, among APX Group, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent relating to APX Group, Inc.’s 6.75% Senior Secured Notes due 2027 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on February 19, 2020 (File Number: 333-191132-02)).

4.17*	Form of Note relating to APX Group Inc.’s 6.75% Senior Notes due 2027 (attached as exhibit to Exhibit 4.17)

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

10.1*	Letter Agreement, dated as of October 18, 2017, among Mosaic Cayman, its officers and directors and Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed on October 24, 2017).

Exhibit No.	Description

10.2*	Investment Management Trust Agreement, dated as of October 18, 2017, between Mosaic Cayman and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K filed on October 24, 2017).

10.3*	Registration Rights Agreement, dated as of October 18, 2017, among Mosaic Cayman and certain security holders named therein (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K filed on October 24, 2017).

10.4*	Private Placement Warrants Purchase Agreement, dated as of September 26, 2017, between Mosaic Cayman and Mosaic Sponsor, LLC (incorporated by reference to Exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K filed on October 24, 2017).

10.5*	Private Placement Warrants Purchase Agreement, dated as of September 26, 2017, between Mosaic Cayman and Fortress Mosaic Sponsor, LLC (incorporated by reference to Exhibit 10.5 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.6*	Office Space and Related Services Agreement, dated as of October 18, 2017, between Mosaic Cayman and Mosaic Sponsor, LLC (incorporated by reference to Exhibit 10.6 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.7*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and Eugene I. Davis (incorporated by reference to Exhibit 10.7 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.8*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and Tyler S. Kolarik (incorporated by reference to Exhibit 10.8 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.9*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and David M. Maura (incorporated by reference to Exhibit 10.9 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.10*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and Andrew A. McKnight (incorporated by reference to Exhibit 10.10 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.11*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and William H. Mitchell (incorporated by reference to Exhibit 10.11 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.12*	Indemnity Agreement, dated as of October 18, 2017, between Mosaic Cayman and Joshua A. Pack (incorporated by reference to Exhibit 10.12 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.13*	Services Agreement, dated as of October 18, 2017, among Mosaic Cayman, CFO Bullpen LLC, and solely for purposes of Section 1 and 6, William H. Mitchell (incorporated by reference to Exhibit 10.13 filed with Mosaic Cayman’s Current Report on Form 8-K filed on October 24, 2017).

10.14*	Form of Promissory Note, issued to Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (incorporated by reference to Exhibit 10.1 filed with Mosaic Cayman’s Registration Statement on Form S-1/A filed on October 13, 2017).

10.15*	Form of Securities Subscription Agreement among Mosaic Cayman, Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC (incorporated by reference to Exhibit 10.5 filed with Mosaic Cayman’s Registration Statement on Form S-1/A filed on October 13, 2017).

10.16*	Office Space and Related Services Agreement between Mosaic Cayman and Mosaic Sponsor, LLC (incorporated by reference to Exhibit 10.8 filed with Mosaic Cayman’s Registration Statement on Form S-1/A filed on October 13, 2017).

Exhibit No.	Description

10.17*	Form of Forward Purchase Agreement among Mosaic Cayman, Mosaic Sponsor, LLC, Fortress Mosaic Sponsor LLC and the investor listed as the purchaser on the signature page thereof (incorporated by reference to Exhibit 10.9 filed with Mosaic Cayman’s Registration Statement on Form S-1/A filed on October 13, 2017).

10.18*	Indemnity Agreement, dated as of May 29, 2018 between Mosaic Cayman and R. Edward Albert III (incorporated by reference to Exhibit 10.1 filed with Mosaic Cayman’s Current Report on Form 8-K filed on June 4, 2018).

10.19*	Services Agreement of William H. Mitchell among CFO Bullpen LLC, William H. Mitchell and the Registrant (incorporated by reference to Exhibit 10.13 filed on the Registrant’s Current Report on Form 8-K filed on October 23, 2017).

10.20*	Subscription and Backstop Agreement, dated as of December 18, 2019, by and among Mosaic Acquisition Corp., the Fortress Subscriber and Vivint Smart Home (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K filed on December 19, 2019).

10.21*	Form of Amendment to the Forward Purchase Agreements (incorporated by reference to Exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K filed on December 19, 2019).

10.22*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K/A filed by the Registrant on January 27, 2020).

10.23*	Registration Rights Agreement, dated September 15, 2019, between the Company, Legacy Vivint Smart Home and the holders party thereto (incorporated by reference to Exhibit 10.19 of the Company’s Form S-4 (File No. 333-233911), filed with the SEC on September 24, 2019).

10.24*	Stockholders Agreement, dated as of September 15, 2019, among the Company, Legacy Vivint Smart Home and the other parties thereto (incorporated by reference to Exhibit 10.20 of the Company’s Form S-4 (File No. 333-233911), filed with the SEC on September 24, 2019).

10.25*	Subscription Agreement, by and among the Company, Legacy Vivint Smart Home and Fayerweather Fund Eiger, L.P., dated December 18, 2019 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-38246), filed with the SEC on December 18, 2019).

10.26*	Lockup Agreement the Company, Legacy Vivint Smart Home and Fayerweather Fund Eiger, L.P., dated as of December 18, 2019 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-38246), filed with the SEC on December 18, 2019).

10.27*	Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Annex D to the Company’s Registration Statement on Form S-4 (File No. 333-233911), filed with the SEC on December 18, 2019)

10.28*	Amended and Restated Credit Agreement, dated as of June 28, 2013, among APX Group, Inc., the other guarantors party thereto, Bank of America, N.A., as Administrative Agent and the other lenders and parties thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.29*	Second Amended and Restated Credit Agreement, dated as of March 6, 2015, among APX Group, Inc., the other guarantors party thereto, Bank of America, N.A., as Administrative Agent and the other lenders and parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on March 11, 2015 (File Number: 333-191132-02))

Exhibit No.	Description

10.30*	Third Amended and Restated Credit Agreement, dated as of August 10, 2017, by and among APX Group, Inc., APX Group Holdings, Inc., the other guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, L/C issuer and swing line lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on August 10, 2017 (File Number: 333-191132-02))

10.31*	Fourth Amended and Restated Credit Agreement, dated as of February 14, 2020, among APX Group, Inc., the APX Group Holdings, Inc., the other guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, L/C issuer and swing line lender (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Vivint Smart Home, Inc. filed on February 19, 2020 (File Number: 001-38246))

10.32*	Security Agreement, dated as of November 16, 2012, among the grantors named therein and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.33*	Security Agreement, dated as of November 16, 2012, among the grantors named therein and Wilmington Trust, National Association, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.34*	Intercreditor Agreement and Collateral Agency Agreement, dated as of November 16, 2012, among 313 Group Inc., the other grantors named therein, Bank of America, N.A., as Credit Agreement Collateral Agent, Wilmington Trust, National Association, as Notes Collateral Agent, and each Additional Collateral Agent from time to time party thereto (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.35*	Credit Agreement, dated as of September 6, 2018, among APX Group, Inc., APX Group Holdings, Inc., the other guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on September 6, 2018 (File Number 333-191132-02))

10.36*	Amended and Restated Credit Agreement, dated as of February 14, 2020, among the APX Group, Inc., APX Group Holdings, Inc., each lender from time to time party thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Vivint Smart Home, Inc. filed on February 19, 2020 (File Number: 001-38246))

10.37*	Security Agreement, dated as of September 6, 2018, among the grantors identified therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2018 (File Number 333-191132-02))

10.38*	Collateral Agent Joinder Agreement No. 1, dated as of September 6, 2018 to the Intercreditor and Collateral Agency Agreement dated as of November 16, 2012, among APX Group, Inc., the grantors party thereto, Bank of America, N.A. as the Credit Agreement Collateral Agent, Wilmington Trust, National Association, as Notes Collateral Agent, and each additional collateral agent from time to time party thereto (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2018 (File Number 333-191132-02))

10.39*	Transaction Agreement, dated September 16, 2012, by and among 313 Acquisition LLC, 313 Group, Inc., 313 Solar, Inc., 313 Technologies, Inc., APX Group, Inc., V Solar Holdings, Inc. and 2GIG Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

Exhibit No.	Description

10.40*	Management Subscription Agreement (Co-Investment Units), dated as of November 16, 2012, between 313 Acquisition LLC and Todd Pedersen (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.41*	Management Subscription Agreement (Co-Investment Units), dated as of November 16, 2012, between 313 Acquisition LLC and Alex Dunn (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.42*	Management Subscription Agreement (Incentive Units), dated as of November 16, 2012, between Acquisition LLC and Todd Pedersen (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.43*	Management Subscription Agreement (Incentive Units), dated as of November 16, 2012, between Acquisition LLC and Alex Dunn (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.44*	Form of Management Subscription Agreement (Incentive Units) (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.45*	Form of Management Subscription Agreement (Co-Investment Units) (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 of APX Group Holdings, Inc. and the other registrants listed therein (File Number: 333-191132-02))

10.46*	Amended and Restated 313 Acquisition LLC Unit Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on September 23, 2016 (File Number: 333-191132-02))

10.47*	Form of Time-Sharing Agreement (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K/A of APX Group Holdings, Inc. for the fiscal year ended December 31, 2019 (File Number 333-191132-02))

10.48*	Amended and Restated Employment Agreement, dated March 4 2019, between APX Group, Inc. and Alex Dunn (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2019 (File Number 333-191132-02))

10.49*	Amended and Restated Employment Agreement, dated March 4, 2019, between APX Group, Inc. and Todd Pedersen (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2019 (File Number 333-191132-02))

10.50*	Employment Agreement, dated March 8, 2016, by and between APX Group, Inc. and Mark Davies (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2015 (File Number 333-191132-02))

10.51*	Employment Agreement, dated March 8, 2016, by and between APX Group, Inc. and Todd Santiago (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2015 (File Number 333-191132-02))

10.52*	Employment Agreement, dated March 8, 2016, by and between APX Group, Inc. and Matthew Eyring (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2016 (File Number 333-191132-02))

Exhibit No.	Description

10.53*	Form of Letter Amendment, dated March 8, 2016, to Management Subscription Agreement (Incentive Units) (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2015 (File Number 333-191132-02))

10.54*	Form of Outside Director Offer Letter (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2015 (File Number: 333-191132-02))

10.55*	Form of Retention Award Agreement (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2018 (File Number 333-191132-02))

10.56*	Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2018 (File Number 333-191132-02))

10.57*	Form of Restricted Stock Unit Award Agreement under the Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of APX Group Holdings, Inc. for the quarterly period ended September 30, 2018 (File Number 333-191132-02))

10.58*	Form of Note Purchase Agreement, relating to the Company’s 8.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on October 19, 2015 (File Number: 333-191132-02))

10.59*	Second Amended and Restated Consumer Financing Services Agreement, dated May 31, 2017, between Citizens Bank, N.A. and APX Group, Inc. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment) (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of APX Group Holdings, Inc. for the fiscal year ended December 31, 2017 (File Number 333-191132-02))

10.60*	Incentive Compensation Plan adopted on March 4, 2019 (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K/A of APX Group Holdings, Inc. for the fiscal year ended December 31, 2019 (File Number 333-191132-02))

10.61*	Registration Rights Agreement, dated as of May 10, 2019, by and among APX Group, Inc., the guarantors listed on Schedule I thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of APX Group Holdings, Inc. filed on May 10, 2019).

10.62*	Employment Agreement, dated March 2, 2020, between Vivint Smart Home, Inc. and Todd Pedersen (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

10.63*	Employment Agreement, dated March 2, 2020, between Vivint Smart Home, Inc. and Dale R. Gerard (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

10.64*	Employment Agreement, dated March 2, 2020, between Vivint Smart Home, Inc. and Todd M. Santiago (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

10.65*	Separation Agreement, dated March 2, 2020, between Vivint Smart Home, Inc., ADDD Trust, 313 Acquisition LLC and Alex J. Dunn (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

Exhibit No.	Description

10.66*	Separation Agreement, dated March 13, 2020, between Vivint Smart Home, Inc. and Matthew J. Eyring (incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

10.67*	Separation Agreement, dated March 13, 2020, between Vivint Smart Home, Inc. and Jeremy Warren (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-4, filed on March 23, 2020 (File Number 333-232103)).

21.1*	List of Subsidiaries

23.1**	Consent of WithumSmith+Brown, PC.

23.2**	Consent of Ernst & Young LLP.

23.3*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to the initial filing of the Registration Statement).

101.INS*	XRBL Instance Document

101.SCH*	XRBL Taxonomy Extension Schema Document

101.CAL*	XRBL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XRBL Taxonomy Extension Definition Linkbase Document

101.LAB*	XRBL Taxonomy Extension Label Linkbase Document

101.PRE*	XRBL Taxonomy Extension Presentation Linkbase Document

*	Previously filed
**	Filed herewith
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah on March 30, 2020.

VIVINT SMART HOME, INC.

/s/ Dale R. Gerard
Name: Dale R. Gerard Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Todd R. Pedersen Todd R. Pedersen	Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2020

/s/ Dale R. Gerard Dale R. Gerard	Chief Financial Officer (Principal Financial Officer)	March 30, 2020

/s/ Patrick E. Kelliher Patrick E. Kelliher	Chief Accounting Officer (Principal Accounting Officer)	March 30, 2020

* David F. D’Alessandro	Director	March 30, 2020

* Paul S. Galant	Director	March 30, 2020

* Bruce McEvoy	Director	March 30, 2020

* Jay D. Pauley	Director	March 30, 2020

* Joseph S. Tibbetts, Jr.	Director	March 30, 2020

* Peter F. Wallace	Director	March 30, 2020

* By:	/s/ Dale R. Gerard
Dale R. Gerard
Attorney-in-fact